Exhibit 99.1

As submitted to the Securities and Exchange Commission on August 1, 2012 pursuant to the Jumpstart Our Business Startups Act

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Singulex, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	13-4213664 (I.R.S. Employer Identification Number)

1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Philippe J. Goix, Ph.D.
President and Chief Executive Officer
Singulex, Inc.
1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan C. Mendelson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value	$	$

(1)
Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                    , 2012

PRELIMINARY PROSPECTUS

                    Shares

Singulex, Inc.

Common Stock

$            per share

        This is the initial public offering of our common stock. We are selling            shares of our common stock. We currently expect the initial public offering price to be between $        and $        per share of common stock.

        We have granted the underwriters an option to purchase up to        additional shares of common stock to cover over-allotments.

        We intend to apply to have our common stock listed on either The NASDAQ Global Market or the New York Stock Exchange under the symbol "SGLX."

        We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount	$	$

Proceeds to Singulex, Inc. (before expenses)	$	$

        The underwriters expect to deliver the shares of common stock to investors on or about                        , 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	UBS Investment Bank	Piper Jaffray

Co-Managers

William Blair	Leerink Swann

                    , 2012

        Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        Until                    , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Singulex® and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

i

Prospectus Summary

        The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the "Risk Factors" section beginning on page 10 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context otherwise requires, references to "we," "us," "our" or "Singulex" refer to Singulex, Inc.

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a 10- to 100-fold improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        According to the Centers for Disease Control and Prevention, or CDC, CVD is the leading cause of death in the United States. The CDC further estimates that nearly one in every three deaths is from heart disease or stroke, an average of approximately 2,000 deaths per day. The American Heart Association, or AHA, estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. In 2010 in the United States, CVD-related healthcare costs were estimated at approximately $444 billion. However, it is believed that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD test menu utilizing our CLIA certified laboratory in Alameda, CA. We currently market our tests in 28 U.S. states and, through March 31, 2012, we have processed over 150,000 patient samples and invoiced approximately 1,000,000 tests. Our advanced CVD test menu covers four categories of tests: heart function, inflammatory, lipid and metabolic tests. Our menu features our proprietary Sgx HD cTnI test for cardiac troponin-I, a key component of our heart function panel, as well as our proprietary inflammatory test panel (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Cardiac troponin-I, or cTnI, is a clinically validated biomarker that has been used primarily in the acute setting for the diagnosis of myocardial infarctions, or heart attacks. Our proprietary inflammatory test panel measures levels of selected cytokines, which, when present in elevated levels in the blood, may be positively correlated to coronary heart disease, or CHD, risk, a leading cause of heart attacks. The high precision of our digital technology platform enables these proprietary tests, together with our other CVD tests, to be used by physicians as a monitoring tool in routine care to manage patients across the continuum of CVD progression.

        We believe our proprietary tests and patient reports enable physicians to effectively manage chronic disease progression by providing cost-effective tools for earlier diagnosis, evaluation of treatment efficacy, and monitoring of disease progression. As a result, physicians can formulate and deliver personalized treatment and monitoring plans to patients to mitigate the risk of an acute cardiac event. Our goal is to enable the reduction in overall healthcare costs and improve patient compliance with treatment protocols.

        In order to expand into the global in vitro diagnostic, or IVD, market, we are developing a second generation digital immunoassay monitoring platform. We expect this system to be a higher-throughput, fully-automated platform focused on high precision immunoassays for advanced management of CVD and other chronic diseases. We expect to focus our initial test menu for this system on high-value, high precision proprietary tests for chronic CVD detection and monitoring. We currently expect to begin utilizing our second generation platform in our CLIA laboratory in 2014. We intend to seek applicable regulatory clearances in selected markets in order to allow us to make our technology platform and test menu more widely available through clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

        For the year ended December 31, 2011 and the three months ended March 31, 2012, our revenues were $24.8 million and $9.3 million, respectively, and our net loss was $12.5 million and $3.3 million, respectively.

Existing CVD Testing

        The current market for CVD monitoring in the chronic setting is primarily comprised of standard lipid panel testing and testing for certain inflammatory biomarkers, and, in the acute setting, measurement of the cardiac troponin biomarker. Each of these testing methods provides a snapshot of cardiovascular health but only a partial picture of a patient's overall risk for CVD.

        Lipid panel testing is generally a well-accepted approach to determine a patient's need for LDL-lowering or HDL-targeted statin therapy and for monitoring treatment response. While traditional lipid profiles can be potentially predictive of atherosclerosis, a leading cause of CHD, lipid profiles cannot be used for prognosis of subclinical cardiac distress, a condition where chronic CVD is below the level of clinical diagnosis. In "Efficacy and Safety of Cholesterol-Lowering Treatment," a study published in 2005 in The Lancet, a peer-reviewed medical journal, an analysis of the data from 14 different lipid lowering statin trials involving approximately 90,000 patients showed an overall reduction in major cardiovascular events of only 21%.

        While advanced non-cholesterol-based indicators, such as cTnI and other cardiac biomarkers and certain inflammatory biomarkers, have been identified in multiple studies as having the potential to predict adverse cardiac events, their utility has been limited given the lack of clinical utility data or in some cases the lack of commercially available technology to detect these biomarkers at lower concentrations. For example, at commercially available detection levels, cardiac troponin and certain inflammatory biomarkers have either been limited to the diagnosis of a cardiac event in an acute setting or have not been commercially utilized as CVD indicators.

        Cardiac Troponin Testing.    In the acute setting, the measurement of cardiac troponin biomarkers is the current standard of care for the diagnosis of a heart attack and has long assisted physicians in improving diagnostic strategies for the effective management of patients with severe chest pain. However, the current cardiac troponin testing market is largely limited to the acute care setting, as most commercially available technologies can only accurately measure cardiac troponin at levels elevated above 30 - 50 pg/mL, which is generally not sensitive enough for use in non-acute settings. Yet, multiple studies have suggested that cardiac troponin is present in circulation at significantly lower levels in advance of an adverse cardiac event. A seminal study by Apple et. al. published in 2012 in Clinical Chemistry, a journal of clinical laboratory science, indicated that people who have currently not been diagnosed with CVD but who have cardiac troponin levels above 10 pg/mL are at an 850% increased risk of dying due to a cardiac event over the next eight to 15 years.

        Inflammatory Biomarkers.    Recent advances in atherosclerosis research have indicated that chronic inflammation of the blood vessels plays a significant role in the initiation and subsequent progression of atherosclerosis. The accumulation of inflammatory white blood cells and other lipids, such as cholesterol, in the artery form diseased lesions or plaques within the vessel wall which build up over time. These lesions include cells that release cytokines into the bloodstream. These cytokines, if measured in blood samples, can be used as early indicators of inflammatory disease. Publications of multiple independent studies have shown that increased levels of certain inflammatory biomarkers in the blood may correlate with increased heart disease risk. We believe detection and measurement of certain inflammatory biomarkers, such as IL-6, IL-17A, TNF-a and hs-CRP, may be effective in aiding physicians in further stratifying the risk of their patients for a variety of cardiovascular diseases including heart failure and CHD.

Our Solution

        Cardiac diseases are progressive in nature. As a result, there is a significant unmet need for prognostic biomarkers in the chronic setting that will help doctors to better identify and stratify patients with CVD risk in advance of an acute episode.

        Our proprietary digital immunoassay platform technology enables the early detection and monitoring of biomarkers with a 10- to 100-fold greater sensitivity than other commercially available platforms, allowing for the measurement and monitoring of biomarkers at previously undetectable levels. We have initially focused our clinical test offerings on CVD through our Advanced CVD Monitoring services. We believe our technology has enabled cTnI and the inflammatory biomarkers included in our test panel to become clinically relevant in the chronic care setting.

        Our digital cTnI assay has been validated in numerous studies of adults with acute coronary syndromes and has shown the potential for predicting cardiovascular events. By monitoring changes in the amount of cTnI in the blood at levels undetectable by other commercially available technologies, we offer insight into disease progression and a risk assessment tool for physicians to assess whether the patient may require immediate or sustained, medium- or long-term treatment or intervention.

        CHD progression includes plaque formation (early stage), plaque build-up and plaque rupture (final stage of the disease). The high precision of our technology enables our proprietary tests, together with our other CVD tests, to be used as a monitoring tool by physicians in routine care to manage patients across the continuum of CVD progression, including CHD, heart attacks, heart failure and stroke. To help physicians assess the patient's level of chronic inflammation, our CVD menu includes a panel of known inflammatory biomarkers (IL-6, IL-17A, TNF-a and hs-CRP) associated with atherosclerosis to determine the potential for early stage inflammation in the artery, while our lipid tests provide information on the disease progression. If elevated levels of inflammatory biomarkers are detected in conjunction with an abnormal lipid panel result, the risk of progression may be compounded.

        We provide our test results to physicians using easy-to-interpret reports that record the concentrations of biomarkers from the four CVD categories covered by our Advanced CVD Monitoring services. Our test reports include both current test results and historical patient test-related data. Physicians can use this data to monitor the patient's CVD risk, therapeutic response and disease progression over time. Using our tests, physicians can make better informed recommendations for subsequent therapeutic/lifestyle interventions and develop a customized treatment plan.

Strengths

        We believe that our competitive strengths include the following:

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  Proprietary digital technology platform:  Our immunoassay diagnostic technology is capable of measuring single molecule changes in previously undetectable biomarker concentrations. While we have initially utilized our technology for the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers and inflammatory- and autoimmune-based disease.

  •
  Use of well-known biomarkers:  Our focus on utilizing well-known biomarkers with our digital technology platform allows us to leverage biomarkers known or validated in the acute setting and establish their prognostic value in the chronic monitoring setting. We believe this will reduce barriers to market adoption, lower clinical acceptance costs and alleviate reimbursement coverage decision challenges.

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  Focus on large and growing CVD market:  CVD is the number one cause of death in the United States and is projected to grow substantially. In particular, the AHA estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. It is believed that approximately 80% of premature CVD deaths are potentially preventable through early identification and management of CVD risk factors. We believe our strategy to provide prognostic value in this growing market will result in physicians using our Advanced CVD Monitoring services to test their patients on a regular basis to detect chronic CVD early and effectively monitor disease progression.

  •
  Differentiated chronic CVD testing solution:  Our Advanced CVD Monitoring services combine our CVD menu with integrated comprehensive reports providing physicians with tools to enable the development of a personalized treatment plan for, and improved monitoring of, patients across the continuum of CVD progression. As physicians continue to integrate our CVD testing solution in their patient treatment and monitoring plans, we believe we will be able to leverage these relationships to offer new testing solutions in chronic diseases beyond CVD.

  •
  Relationships with established Life Sciences customers:  We also market and sell our digital technology platform and immunoassay development services to customers in the life sciences industry to facilitate their research and drug development efforts. These customers, which we refer to as our Life Sciences customers, serve as an important validation of our high precision technology platform. We believe that the immunoassay development we undertake for our Life Sciences customers has served and will continue to serve as a pipeline for our diagnostic services by generating additional assays that we may make commercially available in our menu.

Business Strategy

        Our current focus is the detection and monitoring of CVD, and we intend to become a leader in chronic disease detection and monitoring through our proprietary technology and test menu, by providing physicians the ability to measure disease progression, potentially limit acute events and enable possible reductions in the health care costs associated with chronic disease. The key elements of our strategy are the following:

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  Achieve broad-based adoption of our advanced CVD menu;

  •
  Increase market awareness and educate physicians about the clinical utility of our advanced CVD menu;

  •
  Expand our advanced CVD menu;

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  Develop and commercialize our second generation platform; and

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  Leverage our Life Sciences customer base.

Risks Related to Our Business

        Our ability to implement our business strategy is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. These risks include, among others:

  •
  We are an early, commercial-stage company and have a limited operating history.

  •
  Our success depends on the achievement of greater market acceptance of our Advanced CVD Monitoring services, especially our proprietary tests.

  •
  We must expand our sales and marketing capabilities in order to increase demand for our Advanced CVD Monitoring services.

  •
  We are substantially dependent on the efforts of BlueWave Healthcare Consultants, our third party contracted sales force.

  •
  Health insurers and third party payors may decide not to cover, or may reduce or discontinue reimbursing for our tests.

  •
  We face significant competition from large, well-capitalized companies.

  •
  Our patent and other intellectual property rights may not adequately protect our technologies and tests.

  •
  In order to develop and successfully commercialize our second generation system, we may require substantial additional capital.

  •
  We may not successfully develop, or obtain regulatory approval for, and commercialize our second generation system.

  •
  We are subject to significant government regulation.

Corporate Information

        We were originally formed as a limited liability company in the State of Delaware in November 1997 under the name BioProfile, L.L.C. In August 2002, we converted from a limited liability company to a corporation in Delaware under the name BioProfile Corporation. We commenced operations in August 2002, and, in July 2003, we changed our name to Singulex, Inc. Our principal executive offices are located at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502, and our telephone number is (888) 995-6123. Our website address is http://www.singulex.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startup Act of 2012 as the "JOBS Act," and references to "emerging growth company" shall have the meaning associated with it in the JOBS Act.

The Offering

Issuer	Singulex, Inc.
Common stock we are offering	shares
Common stock to be outstanding after the offering	shares
Over-allotment option	shares
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $            million, or approximately $            million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the development of our second generation system and for working capital and general corporate purposes, including research and development. See "Use of Proceeds" on page 43 for a more complete description of the intended use of proceeds from this offering.

Risk factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
Proposed symbol on The NASDAQ Global Market or the New York Stock Exchange	"SGLX"

        The number of shares of common stock to be outstanding after this offering is based on 66,433,745 shares of common stock outstanding as of March 31, 2012, and excludes the following:

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  8,181,311 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2012 having a weighted-average exercise price of $0.12 per share;

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  2,288,408 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2012 having a weighted-average exercise price of $1.15 per share;

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  1,252,235 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended, as of March 31, 2012, which will become available for issuance under our 2012 Equity Incentive Award Plan after consummation of this offering; and

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  shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering.

        Except as otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters' over-allotment option and gives effect to:

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  the conversion of all 55,514,519 shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

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  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering;

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  the adoption of our amended and restated certificate of incorporation and amended and restated bylaws immediately prior to the consummation of this offering; and

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  a                    for                     reverse stock split of our common stock and preferred stock to be completed prior to the consummation of this offering.

        We refer to our Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock collectively as "convertible preferred stock" for financial reporting purposes and in the financial tables included in this prospectus, as more fully explained in Note 7 to the notes to our audited consolidated financial statements. In other parts of this prospectus, we refer to our Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock collectively as "preferred stock."

Summary Financial Data

        The following tables set forth a summary of our consolidated historical financial data as of, and for the period ended on, the dates indicated. The consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2011 and 2012 and consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial data includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. You should read this data together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results, and results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$1,577	$8,267
Life Sciences products	1,866	1,967	3,469	398	738
Life Sciences services	1,350	1,617	2,185	555	281

	3,216	4,907	24,768	2,530	9,286

Cost of revenues:
Products	384	1,112	1,117	246	375
Services	1,574	4,310	10,025	1,459	3,373

	1,958	5,422	11,142	1,705	3,748

Gross profit (loss)	1,258	(515)	13,626	825	5,538
Total operating expenses	12,296	10,798	22,931	3,668	8,596

Loss from operations	(11,038)	(11,313)	(9,305)	(2,843)	(3,058)
Total other income (expense), net	151	24	(3,149)	(168)	(268)

Net loss	(10,887)	(11,289)	(12,454)	(3,011)	(3,326)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(963)	(11)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(3,974)	$(3,337)

Net loss per share attributable to common stockholders, basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(2.34)	$(0.97)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders, basic and diluted	1,391,435	1,595,003	2,403,840	1,696,962	3,449,546

Pro forma net loss per share:
Pro forma net loss per share of common stock, basic and diluted (unaudited)(1)			$(0.13)		$(0.05)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(unaudited)(1)			58,964,958		64,933,511

(1)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 and the three months ended March 31, 2012 (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

          The table below presents our consolidated balance sheet data as of March 31, 2012:

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  on an actual basis;

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  on a pro forma basis to give effect to:

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  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

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  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the convertible preferred stock warrant liability to additional paid-in capital; and

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  the filing and effectiveness of our amended and restated certificate of incorporation and our amended and restated bylaws, which will occur immediately prior to the consummation of this offering; and

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  on a pro forma as adjusted basis to give further effect to the sale of                    shares of common stock in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,486	$6,486
Working capital	2,053	2,458
Total assets	13,813	13,813
Accumulated deficit	(74,310)	(74,310)
Total stockholders' equity (deficit)	(73,967)	3,988

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

Risk Factors

        Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all other information set forth in this prospectus and any related free writing prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition, operating results, cash flow and prospects. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Strategy

We are an early, commercial-stage company and have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

        We are an early, commercial-stage company and have a limited commercial history. While we generated revenues prior to 2010, the significant majority of our revenues are derived from our Advanced CVD Monitoring services, which we launched in July 2010. Our limited commercial history may make it difficult to evaluate our current business and makes predictions about our future success or viability subject to significant uncertainty. We will continue to encounter risks and difficulties frequently experienced by early, commercial-stage companies, including scaling up our infrastructure and headcount. If we do not address these risks successfully, our business will suffer.

We have a history of incurring losses, and we expect to incur losses in the current fiscal year and for at least the next several fiscal years as we increase expenses in our efforts to increase market share for our Advanced CVD Monitoring services and to develop our second generation system.

        We have incurred net losses since our inception. As of December 31, 2011 and March 31, 2012, we had an accumulated deficit of $71.0 million and $74.3 million, respectively. We anticipate experiencing losses over the next several fiscal years as we increase expenses in pursuit of our growth strategy and seek to increase market share for our Advanced CVD Monitoring services and develop our second generation system.

        Historically, our losses have resulted principally from research and development programs, our sales and marketing efforts and our general and administrative expenses. We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase due to costs relating to, among other things:

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  expansion of our sales force and an increase in our marketing capabilities to promote market awareness and acceptance of our Advanced CVD Monitoring services, including our proprietary tests;

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  development of and, as necessary, pursuit of regulatory clearances for, new diagnostic assays;

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  development and commercialization of our second generation system, including conducting any clinical trials that may be required in order to achieve regulatory clearances that we may attempt to obtain;

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  expansion of our operating and manufacturing capabilities, including capacity expansion of our current CLIA laboratory in Alameda, CA;

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  maintenance, expansion and protection of our intellectual property portfolio and trade secrets;

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  employment of additional quality control, scientific and management personnel; and

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  employment of operational, financial, accounting and information systems personnel, consistent with expanding our operations and our status as a newly public company.

        To become and remain profitable, we must succeed in increasing sales of our Advanced CVD Monitoring services, including our proprietary tests, and develop and commercialize new assays with significant market potential. We may not succeed in these activities and may never generate revenues that are sufficient to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain consistently profitable would likely depress the market price of our common stock and could significantly impair our ability to raise capital, expand our business or continue to pursue our growth strategy.

Our ability to successfully execute our strategy is dependent on our achieving greater market acceptance in the United States of our Advanced CVD Monitoring services, especially our proprietary tests.

        Our ability to generate revenues depends substantially on our successful marketing and sales of our Advanced CVD Monitoring services and, in particular, our proprietary tests, and to a lesser extent sales of our digital technology instruments and immunoassay services to our Life Sciences customers. Our Advanced CVD Monitoring services accounted for 27% of our revenues for the year ended December 31, 2010, 77% of our revenues for the year ended December 31, 2011 and 89% of our revenues for the quarter ended March 31, 2012. We expect that our revenues and profitability will depend on sales of Advanced CVD Monitoring services for the foreseeable future.

        In order to achieve greater market acceptance of our Advanced CVD Monitoring services and, in particular, our advanced CVD test menu, we must continue to demonstrate to physicians, other healthcare professionals, healthcare thought leaders and third party payors that the tests offered through our CVD menu are clinically meaningful and cost-effective diagnostic and disease management tools for CVD risk, providing for improved detection and monitoring beginning in earlier stages than conventional testing. In addition, in order for us to be successful in implementing our strategy for growth, physicians and other healthcare professionals must realize the benefits of our chronic CVD solution and utilize our tests on a repeat basis for chronic CVD monitoring. Our failure to achieve greater market acceptance of our Advanced CVD Monitoring services and proprietary tests would materially and adversely impact our ability to grow our revenues and achieve profitability.

In order to develop and successfully commercialize our second generation system, we may require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development of our second generation system, other operations or commercialization efforts.

        We cannot assure you that the proceeds of this offering will be sufficient to adequately fund our business and growth strategy, particularly the development and commercialization of our second generation system. We may need to raise additional funds through public or private equity or debt financing to continue to fund our strategic efforts or expand our operations.

        Our actual liquidity and capital funding requirements will depend on numerous factors, including:

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  the extent to which our Advanced CVD Monitoring services, including our proprietary tests, achieve market acceptance and remain competitive;

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  the percentage of our sales that are reimbursed by third party payors;

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  our ability to collect our accounts receivable;

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  whether we are successful at developing our second generation system;

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  the expense required to develop and gain regulatory clearance of our second generation system, including the costs of any clinical trials that we may have to conduct;

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  the costs and timing of further expansion of our sales and marketing efforts and research and development activities;

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  our ability to control costs;

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  whether we have sufficient testing capacity to meet the demand for our services;

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  the costs of filing, prosecuting, defending and enforcing any patent or other intellectual property rights; and

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  the acquisition of complementary business or technologies that we may undertake.

        Additional capital, if needed, may not be available on satisfactory terms, or at all. Furthermore, any additional capital raised through the sale of equity will dilute your ownership interest in us and may have an adverse effect on the price of our common stock. In addition, the terms of the financing may adversely affect your holdings or rights. Debt financing, if available, may include restrictive covenants which could limit the flexibility of our operations, including our ability to incur additional indebtedness.

        If we are not able to obtain adequate funding when needed, we may have to delay development or commercialization of our diagnostic tests or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize ourselves. We also may have to delay or limit the development of our second generation system, and reduce research and development, sales and marketing, customer support or other expenses. Any of these outcomes could harm our business.

We will need to expand our sales and marketing capabilities in order to increase demand for our Advanced CVD Monitoring services, to expand domestically and to successfully commercialize any other tests we may develop.

        We believe our current sales and marketing operations are not sufficient to achieve the level of market awareness and sales required for us to attain significant commercial success for our Advanced CVD Monitoring services, to expand our presence in the United States and to successfully commercialize any additional tests we may develop. In order to increase sales of our proprietary tests and the other tests featured on our CVD menu, we will need, among other things, to:

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  expand our sales force in the United States by recruiting additional sales representatives in selected markets;

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  educate physicians, other healthcare professionals, healthcare thought leaders and third party payors regarding the clinical benefits and cost-effectiveness of our proprietary tests and the other tests on our CVD menu;

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  establish and manage reimbursement arrangements with third parties, such as insurance companies; and

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  establish, expand and manage sales arrangements with third parties, such as clinical diagnostic laboratories.

        We intend to hire additional sales and marketing personnel in the United States with experience in the diagnostic, medical device or pharmaceutical industries. In seeking to attract and retain qualified sales and marketing employees, we may face competition from other companies in these industries, some of which are much larger than us and can pay significantly greater compensation and provide better benefits than we can. In addition, we have a limited history of operating our Advanced CVD Monitoring services and, as such, we do not have significant experience in scaling up or managing a direct sales force, which may be necessary to successfully grow our business. If we are unable to hire, retain and manage qualified sales and marketing personnel, our ability to grow our business may suffer.

We have agreed with BlueWave Healthcare Consultants, Inc. to utilize their contracted sales force in the majority of states in which we currently market our tests and have appointed them as our exclusive sales agent for our CVD tests in those states. The failure of BlueWave's sales force to perform adequately or the termination of our agreement with BlueWave may negatively and adversely affect our business.

        In June 2010, we entered into a seven-year agreement with BlueWave Healthcare Consultants, Inc., or BlueWave, to provide our contract sales support. We have appointed BlueWave as the exclusive sales agent for our proprietary tests in 18 states, and it sells our tests on a non-exclusive basis in one additional state. For the year ended December 31, 2011 and three months ended March 31, 2012, a substantial portion of the revenues from our Advanced CVD Monitoring services were derived from sales by BlueWave. BlueWave currently is the exclusive sales agent for our proprietary tests in 18 of the 28 states in which we operate. In addition, BlueWave has a right of first negotiation to serve as our exclusive sales agent in any states in which we plan to expand our business, subject to certain exceptions, including offering all of our proprietary tests that we intend to offer in any such new state. BlueWave has agreed not to offer for sale any third party testing services similar to our tests in their exclusive states during the term of our sales agreement with them; however, BlueWave, as a contracted sales force, will not offer our other tests in states where they serve as a contract sales force for other diagnostic companies. As a result, BlueWave does not offer our full CVD test menu in the states where we have appointed them as our exclusive sales representative. After June 2017, our agreement with BlueWave will automatically renew for one-year periods unless we or BlueWave decide otherwise. We have the right to terminate the agreement prior to such expiration if BlueWave fails to attain certain predefined sales goals.

        We are currently dependent on the successful sales efforts of BlueWave for our Advanced CVD Monitoring services. The failure of BlueWave's sales force to perform adequately and any non-compliance with or the termination of our agreement with BlueWave will negatively and adversely affect the revenues we derive from our Advanced CVD Monitoring services.

If we do not successfully develop and introduce new assays or other applications of our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.

        Our business strategy includes the development of new assays for our advanced CVD menu and, in the future, assays for the detection and monitoring of other chronic diseases. All of our assays under development will require significant additional research and development, a commitment of significant additional resources and possibly costly and time-consuming clinical testing prior to their commercialization. Our technology is complex, and we cannot be sure that any assays under development will be developed successfully, be proven to be effective, offer diagnostic or other improvements over currently available tests, meet applicable regulatory standards, be produced in commercial quantities at acceptable costs or be successfully marketed. If we do not successfully develop new assays for our advanced CVD menu or to be used to detect and monitor other chronic diseases, we could lose revenue opportunities with existing or future customers.

We currently perform our Advanced CVD Monitoring services exclusively in one laboratory facility. If this or any future facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.

        We currently perform our Advanced CVD Monitoring services exclusively in a single laboratory facility in Alameda, CA. If we were to lose a material portion of the capacity in this facility or the facility is shut down, even temporarily, we would not be able to perform our proprietary tests and our ability to generate revenue would be materially and adversely effected. In particular, Alameda is situated on or near major earthquake faults. If our facility there or any future facility were to be damaged, destroyed or otherwise became unable or less able to operate, whether due to fire, floods, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, or if performance of our instruments is disrupted for any other reason, we may not be able to perform our proprietary tests or generate test reports as promptly as we do now, as promptly as our customers expect or possibly at all. If we are unable to perform our tests or generate test reports within a timeframe that meets our customers' expectations, our business, financial results and reputation could be materially harmed.

        Currently, we maintain insurance coverage totaling $2.8 million against damage to our property and equipment and an additional $3.0 million to cover business interruption and research and development restoration expenses, subject to deductibles and other limitations. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses and our business may be materially and adversely affected.

        In addition, our lease agreement for our Alameda, CA facility ends in February 2013. While we are currently in negotiations to enter into a new lease agreement, if we are unable to secure a new facility lease in our current or a new premises, we may experience delays in our services or be forced to cease our services. If this should happen, our business will be materially harmed.

We rely on courier delivery services to transport samples to our facility for analysis. If these delivery services are disrupted, our business and customer satisfaction could be negatively impacted.

        Physicians ship samples to us by air and ground express courier delivery service for analysis in our Alameda, CA facility. Samples are shipped to us in insulated containers, which include a frozen ice pack to maintain sample integrity during the normal shipping period. Disruptions in delivery service, whether due to bad weather, natural disasters, terrorist acts or threats, or for other reasons, can extend the shipping period beyond the ability of the container to maintain sample integrity. Blood collection centers may hold samples until normal shipping times are restored, but it is often difficult or impossible to predict such shipping delays, any of which may adversely affect the delivery of specimens, specimen quality and our ability to provide our services on a timely basis to customers.

We face substantial competition and our competitors may discover, develop or commercialize new technologies, products and services faster or more successfully than we do.

        The diagnostic testing industry is highly competitive, and we face significant competition from companies in the chronic disease testing market, including CLIA certified laboratories focused on advancing CVD risk assessment. Established companies competing in this market include Berkeley HeartLab, Inc., now part of Quest Diagnostics, Atherotech, Inc., LipoScience, Inc., SpectraCell Laboratories, Inc. and Health Diagnostic Laboratory, Inc. We also face competition with companies who develop high-sensitivity immunoassays that are not limited in application to CVD. Additional competitors, including Roche Diagnostics, Abbott Diagnostics, the Ortho Clinical Diagnostics division of Johnson & Johnson, Siemens Medical Solutions Diagnostics and Beckman Coulter, provide testing systems based on enzyme-linked immunosorbent assays. Many of these companies also offer an in vitro diagnostic platform and competitive immunoassay menus that would directly compete with our second generation system, such as Roche's Elecsys Systems, Abbott's ARCHITECT i System, Ortho Clinical Diagnostics' VITROS Immunodiagnostics Systems, Siemens' ADVIA Centaur Immunoassay Systems and Beckman Coulter's Access 2 Immunoassay System.

        It is possible that our competitors will develop and market new products and services that are less expensive and more effective than our products and services or that will render our products and services obsolete. We also anticipate that we will face increased competition in the future as new companies enter into our target markets and scientific developments surrounding the CVD testing field continue to develop. See "Business—Competition."

        Many of our competitors have materially greater name recognition and financial, manufacturing, marketing, research and development resources than we do. Large pharmaceutical companies in particular have extensive expertise in diagnostic testing and in obtaining regulatory approvals for their products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

We may not be successful in developing our second generation system.

        An important element of our growth strategy is to develop our second generation system, which is our next-generation high-precision digital immunoassay monitoring platform for the IVD market. There are numerous factors that may prevent or delay the development of this system, including, but not limited to, a lack of financial resources, our inability to successfully develop a commercially viable prototype, the regulatory clearance process among others. If we are not successful in developing our second generation system, we may be forced to change our business strategy and expand our current CLIA operations. Our ability to expand sales of our Advanced CVD Monitoring services and expand into the IVD market is substantially dependent on our ability to develop and commercialize our second generation system, a failure of which would materially and adversely affect our ability to grow our business.

If we do not receive regulatory clearance in the United States or in other jurisdictions, if we experience delays in receiving such clearance, our growth strategy may not be successful.

        We expect to deploy our second generation system in our CLIA laboratory in 2014 and then submit for certain regulatory clearances. We may not receive regulatory clearances for the commercial use of the second generation system and test menu on a timely basis, or at all. If we are unable to receive the necessary regulatory clearances in all or any of the jurisdictions where we seek regulatory approval, our ability to grow our business by deploying the second generation system will be compromised and our commercialization plans for geographic expansion and overall growth strategy may not be successful.

Even if our second generation system and test menu do obtain regulatory clearance, this technology may never achieve market acceptance or commercial success.

        Even if we obtain FDA or other regulatory clearances, and are able to launch our second generation system commercially, our technology may not achieve market acceptance among physicians, other healthcare professionals, third party payors and commercial laboratories and, ultimately, may not be commercially successful. Market acceptance of our second generation system depends on a number of factors, including, among other things, the competitive landscape, the breadth of our test menu, the effectiveness of our sales and marketing efforts, the price of our tests relative to our competitors and the clinical utility of our system. Any failure of our second generation system and test menu to achieve market acceptance or commercial success may adversely affect our ability to grow our business.

If we are not able to retain and recruit qualified management, sales and marketing, regulatory, scientific and laboratory personnel, we may be unable to successfully execute our business strategy.

        Our future success depends to a significant extent on the skills, experience and efforts of our senior management team, including Philippe J. Goix, Ph.D., our President and Chief Executive Officer, and our key scientific and operational personnel. The loss of Dr. Goix or key scientific or operational personnel, could harm our business and might significantly delay or prevent the achievement of our business objectives. We may not be able to retain key members of our senior management team over the long term.

        Recruiting and retaining qualified sales and marketing, regulatory, scientific and laboratory personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, given the competition among numerous diagnostic, medical device, pharmaceutical and biotechnology companies for similarly skilled personnel.

If we do not establish relationships with additional pharmaceutical companies, academic institutions and contract research organizations, or CROs, or build upon our relationships with our existing customers, we may not be able to leverage our Life Sciences customer base to identify and develop biomarkers and our results of operations may be materially and adversely affected.

        An element of our strategy is to leverage and grow our relationships with our Life Sciences customers to identify and develop biomarkers for chronic diseases beyond CVD, such as Alzheimer's, rheumatoid arthritis and Crohn's disease. If we are unable to continue our existing relationships, or establish new relationships, with pharmaceutical companies, academic institutions and CROs who use our digital immunoassay platform technology in their therapeutic research and development efforts, our ability to leverage our Life Sciences customers to identify and develop biomarkers may be negatively affected. In addition, if we cannot maintain and build upon our existing relationships with our pharmaceutical company, academic institution and CRO customers, the revenues we derive from our Life Sciences customers may be negatively affected.

Failure in our information technology or storage systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.

        Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems, which support our operations and our research and development efforts, as well as our storage systems and our analyzers. Due to the sophisticated nature of the technology we use in our testing, we are substantially dependent on our IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data, and in particular to operate our digital immunoassay platform, could adversely affect our ability to operate our business. Any interruption in due to IT system failures, part failures or potential disruptions in the event we are required to relocate our instruments within our facility or to another facility, could have an adverse effect on our operations.

If we are unable to successfully manage our growth, our business will be harmed.

        During the past several years, we have significantly expanded our operations. We expect this expansion to continue to an even greater degree following completion of this offering as we seek to expand our domestic sales force and explore potential expansion into international markets. Our growth has placed and will continue to place a significant strain on our management, operating and financial systems and our sales, marketing and administrative resources. As a result of our growth, our operating costs may escalate even faster than planned, and some of our internal systems may need to be enhanced or replaced. If we cannot effectively manage our expanding operations and our costs, we may not be able to continue to grow or we may grow at a slower pace, and our business could be adversely affected.

If we expand sales of our instruments and diagnostic tests outside of the United States, our business will be susceptible to costs and risks associated with international operations.

        All of our Advanced CVD Monitoring services revenues and a majority of our revenues from Life Sciences customers are derived from sales in the United States. As part of our longer-term growth strategy, we may target select international markets to further grow our presence outside of the United States. Conducting international operations would subject us to new risks that, generally, we have not faced in the United States, including:

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  fluctuations in currency exchange rates;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  competition from companies located in the countries in which we offer our products, which may be a competitive disadvantage;

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  difficulties in managing and staffing international operations and assuring compliance with foreign corrupt practices laws;

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  the possibility of management distraction;

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  potentially adverse tax consequences, including the complexities of foreign value added tax systems, tax inefficiencies related to our corporate structure and restrictions on the repatriation of earnings;

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  increased financial accounting and reporting burdens and complexities;

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  political, social and economic instability abroad, terrorist attacks and security concerns in general; and

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  reduced or varied protection for intellectual property rights in some countries.

        The occurrence of any one of these risks could harm our business or results of operations. Additionally, operating internationally requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenues or profitability.

We may be adversely affected by the current economic environment and future adverse economic environments.

        Our ability to attract and retain customers, invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States and inflationary pressures. We cannot anticipate all the ways in which the current economic climate and financial market conditions, and those in the future, could adversely impact our business.

        We are exposed to risks associated with reduced profitability and the potential financial instability of our customers, many of which may be adversely affected by volatile conditions in the financial markets. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and diagnostic testing. If fewer patients are seeking medical care because they do not have insurance coverage, we may experience reductions in revenues, profitability and/or cash flow. In addition, if economic challenges in the United States result in widespread and prolonged unemployment, either regionally or on a national basis, a substantial number of people may become uninsured or underinsured. To the extent such economic challenges result in less demand for our proprietary tests, our business, results of operations, financial condition and cash flows could be adversely affected.

The diagnostic clinical laboratory industry is subject to changing technologies which could make our current tests and the tests we are developing obsolete unless we continue to develop new and improved tests and pursue new market opportunities.

        Our industry is characterized by technological changes, new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to keep pace with the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of technological and scientific advances. These new market opportunities may be outside the scope of our expertise or in areas which have unproven market demand, and the utility and value of new tests that we develop may not be accepted in the market. Our inability to gain market acceptance of new tests could harm our future operating results. Further, if new research, clinical evidence or economic comparative evidence arises that supports the use of a different marker for the diagnosis and management of CVD risk, demand for our test could decline.

Our ability to meet increased demand for our proprietary tests, especially our Sgx HD cTnI test, will be harmed if we are unable to expand our testing capacity.

        We have recently experienced rapid growth in orders of our proprietary tests, especially our Sgx HD cTnI test. We perform all of our proprietary tests in our CLIA laboratory in Alameda, CA. If demand for our tests grows to the point at which it exceeds our existing capacity, we will be required to add capacity or outsource additional testing in order to meet this demand. If we are unable to expand our facilities and equipment or outsource additional testing, we may be unable to maintain our current turnaround time between receipt of a sample and completion of all ordered tests for that sample. Increased turnaround time caused by our inability to meet demand would negatively and adversely affect our business and results of operations.

We depend upon a single source supplier for the fluorescent dye used during the single molecule counting process in our digital technology instruments. The loss of this supplier or its failure to supply us with an adequate supply of fluorescent dye on a timely basis, could adversely affect our business.

        We currently have a single supplier, Invitrogen Corporation (a subsidiary of Life Technologies Corporation), for the fluorescent dye that is used during the single molecule counting process in our digital technology instruments. In addition, we have optimized our platform technology for the characteristics of the dye we source from Invitrogen. If we were unable to acquire the fluorescent dye from Invitrogen, we could experience a delay in analyzing patient samples and ultimately generating revenues. In particular, we may be required to adjust our technology platform for a different type of dye and/or qualify a new supplier of a similar type of dye, and we may experience delays in meeting demand in the event we must switch to a new supplier.

We rely on a single contract manufacturer to assemble our digital technology instruments. If our relationship with this manufacturer is terminated, our ability to supply our instruments would be negatively and adversely affected.

        We currently rely on a single contract manufacturer, Invetech Pty. Ltd, an ISO-certified diagnostic product manufacturer located in Australia, to assemble our digital technology instruments. We are aware of other instrument manufacturers that are capable of assembling our current digital technology instruments, but we currently do not have an agreement or relationship with any of those other manufacturers. In the event it becomes necessary or desirable to utilize a different contract manufacturer, we may experience additional costs and difficulties in doing so and our business may suffer.

We will incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm our business.

        We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices. The listing requirements of The NASDAQ Global Market and the New York Stock Exchange require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Securities Exchange Act of 1934, as amended. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from The NASDAQ Global Market and the New York Stock Exchange or other adverse consequences that would materially harm our business. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors' and officers' insurance, on acceptable terms.

        After this offering, we will be subject to Section 404 of The Sarbanes-Oxley Act of 2002, or Section 404, and the related rules of the Securities and Exchange Commission, or SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities that could have a significant negative effect on our financial condition or reputation.

        Diagnostic testing entails the risk of product liability, and we may be exposed to liability claims arising from the use of our tests. We maintain product liability insurance, which is subject to deductibles and coverage limitations in an amount that we believe to be reasonable. We cannot be certain, however, that our product liability insurance will be sufficient to protect us against all losses due to liability. As a result, we may be required to pay all or a portion of any successfully asserted product liability claim out of our cash reserves. Furthermore, we cannot be certain that product liability insurance will continue to be available to us on commercially reasonable terms or in sufficient amounts. We can provide no assurance that we will be able to avoid significant product liability claims, which could hurt our reputation and our financial condition.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

        From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

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  exposure to unknown liabilities;

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  disruption of our business and diversion of our management's time and attention in order to develop acquired products, product candidates or technologies;

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  incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

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  higher than expected acquisition and integration costs;

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  write-downs of assets or goodwill or impairment charges;

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  increased amortization expenses;

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  difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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  inability to retain key employees of any acquired businesses.

        Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may use third party collaborators to help us develop, validate or commercialize any new diagnostic tests, and our ability to commercialize such tests could be impaired or delayed if these collaborations are unsuccessful.

        We may in the future selectively pursue strategic collaborations for the development, validation and commercialization of any new diagnostic tests we may develop. In any future third party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our potential tests will be delayed if collaborators fail to fulfill their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also impair our reputation or result in development delays, decreased revenues and litigation expenses.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

        We are exposed to the risk of employee fraud or other misconduct, and, in certain circumstances, we may also be subject to claims based on the conduct of BlueWave representatives working on our behalf. Misconduct by employees (including BlueWave representatives working on our behalf) could include failures to comply with applicable regulations, provide accurate information to regulatory bodies, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, business arrangements and reimbursement in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of any clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, both by our own employees and by BlueWave representatives working on our behalf, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions, such as exclusion from participation in U.S. federal or state healthcare programs. Moreover, even if we were to successfully defend against such actions, the costs to defend those actions could be significant. See "Risks Related to Billing, Coverage and Reimbursement For Our Tests," "Risks Related to Government Regulation of Our Tests" and "Business—Government Regulation."

Our credit facilities contain restrictions that limit our flexibility in operating our business.

        Our credit facilities contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

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  sell, transfer, lease or dispose of our assets;

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  create, incur or assume additional indebtedness;

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  encumber or permit liens on certain of our assets;

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  make restricted payments, including paying dividends on, repurchasing or making distributions with respect to our common stock;

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  make specified investments (including loans and advances);

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

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  enter into certain transactions with our affiliates.

        In addition, our credit facility with Bridge Bank, N.A. contains numerous financial covenants, including quarterly liquidity ratio, revenue and net income/loss projections. A breach of any of these covenants, a material adverse change to our business or a default under our Horizon credit facility could result in a default under our Bridge Bank credit facility. We have in the past breached our financial covenant with Bridge Bank relating to our net income/loss projections, and we currently operate under a waiver of such breach. While our credit facility with Horizon does not contain financial covenants, it does contain a cross-default covenant. Upon the occurrence of an event of default under either of our credit facilities, either or both of our lenders may elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay these amounts, either of our lenders could proceed against the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets, other than our intellectual property, as collateral under these credit facilities.

Our operations involve the use of hazardous materials, and we must comply with environmental, health and safety laws, which can be expensive and may adversely affect our business, operating results and financial condition.

        Our research and development and manufacturing activities involve the use of hazardous materials, including chemicals and biological materials, and some of our products include hazardous materials. Accordingly, we are subject to federal, state, local and foreign laws, regulations and permits relating to environmental, health and safety matters, including, among others, those governing the use, storage, handling, exposure to and disposal of hazardous materials and wastes, the health and safety of our employees, and the shipment, labeling, collection, recycling, treatment and disposal of products containing hazardous materials. Liability under environmental laws and regulations can be joint and several and without regard to fault or negligence. For example, under certain circumstances and under certain environmental laws, we could be held liable for costs relating to contamination at our or our predecessors' past or present facilities and at third party waste disposal sites. We could also be held liable for damages arising out of human exposure to hazardous materials. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. The failure to comply with past, present or future laws could result in the imposition of substantial fines and penalties, remediation costs, property damage and personal injury claims, investigations, the suspension of production or product sales, loss of permits or a cessation of operations. Any of these events could harm our business, operating results and financial condition. We also expect that our operations will be affected by new environmental, health and safety laws and regulations on an ongoing basis, or more stringent enforcement of existing laws and regulations. Although we cannot predict the ultimate impact of any such new laws and regulations, or such more stringent enforcement, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how we manufacture them, which could have a material adverse effect on our business, operating results and financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

        We have incurred net losses since inception and expect to continue to incur net losses over the next several years. To the extent that we continue to generate taxable losses, unused losses would generally carry forward to offset future taxable income, if any, until such unused losses expire. We may be unable to use these losses to offset income before such unused losses expire. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes may be limited. We have experienced ownership changes in the past and may experience ownership changes in connection with this offering or as a result of future changes in our stock ownership.

Risks Related to Billing, Coverage and Reimbursement for Our Tests

Health insurers and other third party payors may decide not to cover, or may reduce or discontinue reimbursing for, our tests or any other diagnostic tests we may develop in the future, or may provide inadequate reimbursement, which could jeopardize our ability to expand our business and achieve profitability.

        Our business is impacted by the level of reimbursement for our tests from Medicare, Medicaid, other governmental payors and commercial third party payors. In the United States, the regulatory process allows diagnostic tests to be marketed regardless of any coverage determinations made by payors. For new diagnostic tests, each third party payor makes its own decision about which tests it will cover, how much it will pay and whether it will continue reimbursing the test. Clinicians may order diagnostic tests that are not reimbursed by third party payors if the patient is willing to pay for the test without reimbursement, but coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product.

        The Centers for Medicare and Medicaid Services, or CMS, under the U.S. Department of Health and Human Services, or HHS, establishes reimbursement payment levels and coverage rules for Medicare and Medicaid. CMS currently covers all of our tests. State Medicaid plans and commercial third party payors establish rates and coverage rules independently. As a result, the coverage determination process is often a time-consuming and costly process that requires us to provide scientific and clinical support for the use of our tests to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. While our tests are reimbursed by a number of governmental and commercial payors, there are significant large commercial payors who do not currently cover all of our tests. If Medicare, Medicaid or other third party payors decide not to cover our tests, place significant restrictions on the use of our tests, or offer inadequate payment amounts, our ability to generate revenue from our Advanced CVD Monitoring services tests could be limited.

        Even if one or more third party payors decides to reimburse for our tests, that payor may reduce utilization or stop or lower payment at any time, which could reduce our revenues. For example, payment for diagnostic tests furnished to Medicare fee-for-services beneficiaries is made based on a fee schedule established from time to time by CMS. In recent years, payments under these fee schedules have decreased and may decrease more. Some commercial third party payors are guided by Medicare clinical laboratory fee schedules in establishing their reimbursement rates. We cannot predict whether or when third party payors will cover our tests or offer adequate reimbursement to make them commercially attractive. Moreover, we do not currently have contracts or agreements with commercial third party payors, and, as a result, reimbursements from these payors is uncertain. If we enter into contracts with commercial third party payors, we may be reimbursed at an amount lower than the contracted test price. Clinicians may decide not to order our tests if third party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenues, cash flow and profitability.

        Billing for laboratory testing services is complex. We perform tests in advance of payment and without certainty as to the outcome of the billing process. In cases in which we receive a fixed fee per test, we may still have disputes over pricing and billing. We receive payment from a variety of payors, such as commercial insurance carriers, including managed care organizations, and governmental programs, primarily Medicare and Medicaid. Each payor typically has different billing requirements, and the billing requirements of many payors have become increasingly stringent. In addition, healthcare cost containment activities and healthcare reform is focused on reimbursement and/or payment for healthcare services, including laboratory tests, among other areas. This focus includes ongoing assessment of reimbursement regulations, including balance billing, collection of copays and deductibles and other reimbursement matters, particularly in the setting of high deductible insurance plans, managed care and other healthcare reform initiatives.

        Among the factors complicating our billing of third party payors are:

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  disparity in coverage among various payors;

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  disparity in information and billing requirements among payors;

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  changing reimbursement laws, regulations and payor policies; and

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  incorrect or missing billing information, which is required to be provided by the prescribing physician.

        These billing complexities, and the related uncertainty in obtaining payment for our tests, could negatively affect our revenues, cash flow and profitability.

Healthcare reform measures could hinder or prevent commercial success of our CVD menu, including our proprietary tests.

        In March 2010, President Obama signed into law a legislative overhaul of the U.S. healthcare system, known as the Patient Protection and Affordable Care Act of 2010, as amended by the Healthcare and Education Affordability Reconciliation Act of 2010, or the PPACA, which may have far-reaching consequences for most healthcare companies, including diagnostic companies like us. As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. The mandatory purchase of insurance is strenuously opposed by a number of state governors, resulting in lawsuits challenging the constitutionality of these provisions. On June 28, 2012, the United States Supreme Court upheld the constitutionality of these provisions of the PPACA. Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. At this time, it remains unclear whether there will be any changes made to the PPACA, whether in part or in its entirety.

        Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, laboratory tests, drugs and devices. These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare and Medicaid, the creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes.

        Restructuring the coverage of medical care in the United States could impact the reimbursement for diagnostic tests like ours. If reimbursement for our diagnostic tests is substantially less than we expect, our business could be materially and adversely impacted.

        Regardless of the impact of the PPACA on us, the U.S. government, other governments and commercial payors have shown significant interest in pursuing healthcare reform and reducing healthcare costs. Any government-adopted reform measures could cause significant pressure on the pricing of healthcare products and services, including our proprietary tests, in the United States and internationally, as well as the amount of reimbursement available from governmental agencies or other third party payors. The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payors to contain or reduce healthcare costs may compromise our ability to set prices at commercially attractive levels for our proprietary tests and other diagnostic tests that we may develop. Changes in healthcare policy, such as the creation of broad limits for diagnostic products, could substantially diminish the sale of or inhibit the utilization of diagnostic tests, increase costs, divert management's attention and adversely affect our ability to generate revenues and achieve consistent profitability.

        New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, relating to healthcare availability, reimbursement methods of delivery or payment for diagnostic products and services, or sales, marketing or pricing, may also limit our potential revenues, and we may need to revise our Advanced CVD Monitoring services, research and development or commercialization programs. The pricing and reimbursement environment may change in the future and become more challenging for a number of reasons, including policies advanced by the U.S. government, state governments, new healthcare legislation or fiscal challenges faced by government health administration authorities. Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the healthcare system in ways that could affect our ability to sell our diagnostic tests profitably. Some of these proposed and implemented reforms could result in reduced utilization or reimbursement rates for our diagnostic products.

If we are subject to an enforcement action involving false claims, kickbacks, physician self-referral or other federal or state fraud and abuse laws, we could incur significant civil and criminal sanctions and loss of reimbursement, which would hurt our business.

        The government has made enforcement of the false claims, anti-kickback, physician self-referral and various other fraud and abuse laws a major priority. In many instances, private whistleblowers also are authorized to enforce these laws even if government authorities choose not to do so. Several clinical diagnostic laboratories and members of their management have been the subject of this enforcement scrutiny, which has resulted in very significant civil and criminal settlement payments. In most of these cases, private whistleblowers brought the allegations to the attention of federal enforcement agencies. The risk of our being found in violation of these laws and regulations is increased by the fact that some of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. These laws include:

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  the federal Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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  federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third party payers that are false or fraudulent;

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  federal physician self-referral laws, such as the Stark law, which prohibit a physician from making a referral to a provider of certain health services with which the physician or the physician's family member has a financial interest, and prohibit submission of a claim for reimbursement pursuant to a prohibited referral; and

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  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third party payer, including commercial insurers, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

        If we or our operations, possibly including the operations of BlueWave, are found to be in violation of any of these laws and regulations, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. We are in the process of systematizing our compliance program regarding compliance with federal and state fraud and abuse laws, including with regard to collection of patient deductibles and coinsurance and physician-related payments, such as customer advisory board fees, draw fees and other similar fees. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and hurt our reputation. If we were excluded from participation in U.S. federal healthcare programs, we would not be able to receive, or to sell our tests to other parties who receive, reimbursement from Medicare, Medicaid and other federal programs.

Risks Related to Our Intellectual Property

Our patent and other intellectual property rights may not adequately protect our technologies and tests. If our intellectual property rights are unable to protect our technologies and tests, it may materially and adversely affect our business.

        Our commercial success will depend on our ability to obtain additional patents and adequately protect the intellectual property rights covering our technologies and tests in the United States and other countries. As of June 30, 2012, our patent estate included five issued U.S. and foreign patents and 61 patent applications pending in the United States and various foreign jurisdictions throughout the world. There is no guarantee that any of our patent applications will result in issued patents, or that any issued patents will include claims that are sufficiently broad to cover our technologies or tests or to provide meaningful protection from our competitors. We will be able to protect our existing and future technologies and tests only to the extent that they are covered by valid and enforceable patents or utilize technologies or know-how that are effectively maintained as trade secrets. If third parties disclose or misappropriate our trade secrets, it may materially and adversely impact our business.

        We apply for patents covering our technologies and tests, as we deem appropriate. However, we may fail to apply for patents on important technologies or tests in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing and commercializing competing products and technologies. Moreover, the patent positions of numerous biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee you that:

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  we were the first to make the inventions covered by each of our issued patents and pending patent applications;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around the claims of our patents;

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  a third party will not challenge our patents, and if challenged that a court will hold that our patents are valid and enforceable;

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  any patents issued to us or our collaboration partners will cover our product as ultimately developed, or provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

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  the patents of others will not have an adverse effect on our business.

        In addition, there are numerous recent changes to the patent laws and proposed changes to the rules of the United States Patent and Trademark Office, or USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, President Obama signed the America Invents Act which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a "first to invent" to a "first inventor to file" system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, replacing interference proceedings with derivation actions, and creating a post-grant opposition process to challenge patents after they have issued. The effects of these changes are currently uncertain as the USPTO must still implement various regulations, and the courts have yet to address any of these provisions in the context of a dispute. Further, we have not assessed the applicability of the act and new regulations on the specific patents discussed herein. As another example, the U.S. Supreme Court issued a decision on March 20, 2012 in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., holding that several claims drawn to measuring drug metabolite levels from patient samples were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps, but the full impact of the decision is not yet known, and it has created uncertainty around the ability to patent certain biomarker-related claims.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to seeking patents for some of our technologies and tests, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States, including in foreign jurisdictions, may be less willing or unwilling to protect trade secrets. If any of the technology or information that we protect as trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

        Our research, development and commercialization activities, including our current proprietary tests and our digital immunoassay platform technology, as well as any other diagnostic test resulting from these activities, may infringe or be claimed to infringe patents owned by other parties. There may also be patent applications that are relevant to our technologies or tests and that have been filed but not published. If a patent issues on any of these patent applications, that patent could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if the claims against us are successful, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the diagnostic product or product candidate that is the subject of the suit.

        As a result of patent infringement claims, or in order to avoid potential claims, we may choose or be compelled to seek patent licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us likely would be nonexclusive, which would mean that our competitors also could obtain licenses to the same patents. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses of the relevant patents on acceptable terms.

        There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the medical diagnostics industry. In addition to the possibility of litigation relating to infringement claims asserted against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future technologies or tests. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive and time-consuming.

        Competitors may infringe our intellectual property, including our patents. As a result, we may be required to file infringement claims in an effort to stop third party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology. An adverse determination in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this type of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

We may not be able to protect our intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on all of our technologies and tests throughout the world would be prohibitively expensive. Competitors may use our technologies or tests in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our future products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

        Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Our business is dependent on the license from the Regents of the University of California.

        Our business is dependent on our exclusive license with the Regents of the University of California under U.S. 7,838,250, and its related patent family, which covers methods for determining the cardiovascular health of an individual, determining cardiac damage in an individual and determining cardiac damage progression in an individual using high-sensitivity detection of cTnI. If this license is terminated, the Regents could license this patent family to a competitor, although we would continue to have the right to use this patent family as a co-owner. We are obligated under this license to, among other things, pay certain royalties and to diligently proceed with the development, manufacture and sale of licensed products and services and diligently market licensed products and services in quantities sufficient to meet market demand for the licensed products and services. We are also obligated to submit an application for marketing approval for products covered by the license agreement to the U.S. Food and Drug Administration, or FDA, by November 2013, with up to two one-year extensions available. This license lasts until the expiration or abandonment of the patent rights licenses; however, the Regents may terminate our license if we fail to perform our obligations under the license agreement and do not cure our failure within 60-days after receipt of a notice of default. Termination of this license could negatively impact our market position.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

        Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Risks Related to Government Regulation of Our Tests

If we are unable to comply with the requirements of the Clinical Laboratories Improvement Amendments of 1988 and state laws governing clinical laboratories or if we are required to expend significant additional resources to comply with these requirements, the success of our business could be threatened.

        HHS has classified our proprietary tests as high-complexity tests under the Clinical Laboratories Improvement Amendments of 1988, commonly referred to as CLIA. Under CLIA, personnel requirements for laboratories conducting high-complexity tests are more stringent than those applicable to laboratories performing less complex tests. These personnel requirements require us to employ more experienced or more highly educated personnel and additional categories of employees, which increases our operating costs. If we fail to meet CLIA requirements, HHS or state agencies could require us to cease our proprietary testing or other testing subject to CLIA that we may develop in the future. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenues in doing so. Moreover, new interpretations of current regulations or future changes in regulations under CLIA may make it difficult or impossible for us to comply with our CLIA classification, which would significantly harm our business.

        Many states in which our physician and Life Sciences customers are located have laws and regulations governing clinical laboratories that are more stringent than federal law and may apply to us even if we are not located, and do not perform our proprietary test, in that state. We may also be subject to additional licensing requirements as we expand our sales and operations into new geographic areas, which could impair our ability to pursue our growth strategy.

Portions of our proprietary tests are subject to the FDA's exercise of enforcement discretion and any changes to the FDA's policies with respect to this exercise of enforcement discretion could hurt our business.

        Clinical laboratory tests that are developed and validated by a laboratory for its own use are called laboratory-developed tests, or LDTs. The laws and regulations governing the marketing of diagnostic products for use as LDTs are extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws. For instance, while the FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA, the FDA has generally exercised enforcement discretion and not enforced applicable regulations with respect to most tests performed by CLIA-certified laboratories.

        All of the measurements that we report as part of our proprietary tests are LDTs. We have not yet applied for, or obtained, FDA clearance for any of these measurements; they are all LDTs and we include them in our report on this basis. We may seek FDA clearance for some LDTs in the future. In the event we were to not receive clearance for these tests, we would plan to continue to offer them as LDTs.

        The regulation of diagnostic tests classified as LDTs may become more stringent in the future. The FDA held a meeting in July 2010 during which it indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs. We cannot predict the extent of the FDA's future regulation and policies with respect to LDTs and there can be no assurance that the FDA will not require us to obtain premarket clearance or approval for some or all portions of our proprietary tests. If the FDA imposes significant changes to the regulation of LDTs, or if Congress were to pass legislation that more actively regulates LDTs and in vitro diagnostic tests, it could restrict our ability to provide our test or potentially delay the launch of future tests.

        While we believe that we are currently in material compliance with applicable laws and regulations relating to LDTs, we cannot assure you that the FDA or other regulatory agencies would agree with our determination, and a determination that we have violated these laws, or a public announcement that we are being investigated for possible violation of these laws, could hurt our business and our reputation. A significant change in any of these laws, or the FDA's interpretation of the scope of its enforcement discretion, may also require us to change our business model in order to maintain compliance with these laws.

Our business is subject to other complex and sometimes unpredictable government regulations. If we fail to comply with these regulations, we could incur significant fines and penalties.

        As a provider of diagnostic testing products and services, we are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

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  test ordering and billing practices;

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  marketing, sales and pricing practices;

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  health information privacy and security, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and comparable state laws;

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  insurance;

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  anti-markup legislation; and

  •
  consumer protection.

        In the future, we are also required to comply with FDA regulation of our manufacturing practices and adverse event reporting activities, and regulation by the FDA of our labeling and promotion activities. In addition, advertising of our tests may become subject to FDA regulation and also regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act, or FTC Act. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties, criminal prosecutions and exclusions, and violation of the FTC Act could result in injunctions and other associated remedies, of which could have a material adverse effect on our business. Most states also have similar post-market regulatory and enforcement authorities for devices. Additionally, most foreign countries have authorities comparable to the FDA and processes for obtaining marketing approvals. Obtaining and maintaining these approvals, and complying with all laws and regulations, may subject us to similar risks and delays as those we could experience under FDA and FTC regulation. We incur various costs in complying and overseeing compliance with these laws and regulations.

        We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. Federal or state governments may impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us. If we fail to comply with any existing or future regulations, restrictions or interpretations, we could incur significant fines and penalties. See "Business—Government Regulation."

Failure to maintain the security of patient-related information or compliance with security requirements could damage our reputation and subject us to additional costs and potential litigation.

        We receive certain personal and financial information about patients from our Advanced CVD Monitoring services and our Life Science customers. In addition, we depend upon the secure transmission of confidential information over public networks. A compromise in our security systems that results in patient personal or financial information being obtained by unauthorized persons or our failure to comply with applicable privacy and security laws could adversely affect our reputation, lead us to incur significant additional costs and subject us to potential litigation.

The regulatory clearance process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our second generation system and test menu.

        The development, research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of diagnostic testing products are subject to extensive and evolving regulation by federal, state and local governmental authorities in the United States, principally by the FDA, and foreign regulatory authorities, which regulations differ from country to country. We are not permitted to market our second generation system in the United States until we receive regulatory approval from the FDA. We have not submitted an application for or received marketing approval for our second generation system. Obtaining approval can be a lengthy, expensive and uncertain process.

        Prior to receiving clearance to commercialize our second generation system in the United States or abroad, we must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such system is safe and effective for its intended uses. Preclinical testing and clinical trials are long, expensive and uncertain processes. Negative or inconclusive results or adverse medical events during a clinical trial could also cause the FDA or us to terminate a clinical trial or require that we repeat it or conduct additional clinical trials. Additionally, data obtained from preclinical studies and clinical trials can be interpreted in different ways and the FDA or other regulatory authorities may interpret the results of our studies and trials less favorably than we do. Even if we believe the preclinical or clinical data for our second generation system are promising, such data may not be sufficient to support clearance by the FDA and other regulatory authorities.

        Regulatory clearance of our second generation system is not guaranteed, and the clearance process is expensive and may take years. The FDA and foreign regulatory entities also have substantial discretion in the clearance process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials or perform additional preclinical studies and clinical trials. The FDA can delay, limit or deny clearance of our second generation system for many reasons, including, but not limited to, the following:

  •
  the system may not be deemed safe or effective;

  •
  FDA officials may not find the data from preclinical studies and clinical trials sufficient;

  •
  the FDA might not approve our or our third party manufacturer's processes or facilities; or

  •
  the FDA may change its approval policies or adopt new regulations.

        If our second generation system and test menu does not gain regulatory clearance, our growth strategy would be compromised and our business and results of operations could be materially and adversely harmed. See "Business—Government Regulation."

Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing products abroad, including our second generation system and any new diagnostic tests we may develop.

        We may in the future seek to market our second generation system and any new diagnostic assays we may develop outside the United States. In order to market these products in the European Union and many other jurisdictions, we must submit clinical data and comparative effectiveness data concerning our products and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional clinical testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval.

        In addition, in many countries outside the United States, it is required that our tests be approved for reimbursement before they can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our products, if approved. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure to obtain, or a delay in obtaining, regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any tests in any market and therefore may not be able to pursue these revenue opportunities.

Any test for which we obtain regulatory clearance will be subject to extensive ongoing regulatory requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products.

        Any test or medical device for which we obtain regulatory clearance, including our second generation system, along with the manufacturing processes, labeling, advertising and promotional activities for such test or device, will be subject to continual requirements of, and review by, the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion and recordkeeping. Even if regulatory clearance of a test or device is granted, the clearance may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the test or device. After clearance, discovery of previously unknown problems with our tests, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

  •
  restrictions on manufacturing processes;

  •
  restrictions on marketing of a test;

  •
  restrictions on distribution;

  •
  warning letters;

  •
  withdrawal of the test from the market;

  •
  refusal to approve pending applications or supplements to approved applications that we submit;

  •
  recall of tests;

  •
  fines, restitution or disgorgement of profits or revenue;

  •
  suspension or withdrawal of regulatory clearances;

  •
  exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid;

  •
  refusal to permit the import or export of our products;

  •
  product seizure;

  •
  injunctions; or

  •
  imposition of civil or criminal penalties.

Risks Related to this Offering and Our Common Stock

An active trading market for our common stock may not develop.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. Although we intend to apply to have our common stock listed on either The NASDAQ Global Market or the New York Stock Exchange, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell the shares you purchase in this offering without depressing the market price for the common stock or to sell your shares at all.

The trading price of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

        Our stock price is likely to be volatile. The stock market in general and the market for diagnostic companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

  •
  our quarterly and annual results of operations;

  •
  regulatory or legal developments in the United States and foreign countries;

  •
  variations in our financial results or those of companies that are perceived to be similar to us;

  •
  changes in reimbursement laws or policies, or the structure of healthcare payment systems;

  •
  announcements by us of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

  •
  market conditions in the diagnostic sector and issuance of securities analysts' reports or recommendations;

  •
  allegations of violations of regulatory, reimbursement or other laws applying to our business;

  •
  sales of substantial amounts of our stock by insiders and large stockholders, or the expectation that such sales might occur;

  •
  general economic, industry and market conditions;

  •
  additions or departures of key personnel;

  •
  intellectual property, product liability or other litigation against us;

  •
  expiration or termination of our potential relationships with customers and strategic partners; and

  •
  the other factors described in this "Risk Factors" section.

        In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

        Equity research analysts do not currently provide research coverage of our common stock, and we cannot assure you that any equity research analysts will provide research coverage of our common stock after the completion of this offering. In particular, as a smaller company, it may be difficult for us to attract the interest of equity research analysts. A lack of research coverage may adversely affect the liquidity of and market price of our common stock. To the extent we obtain equity research analyst coverage, we will not have any control of the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

        We expect the initial public offering price of our common stock to be substantially higher than the pro forma net tangible book value per share of our common stock after this offering. Based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $          per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Based upon an assumed initial public offering price of $          per share, the midpoint of the range on the cover page of this prospectus, purchasers of common stock in this offering will have contributed approximately          % of the aggregate purchase price paid by all purchasers of our stock but will own only approximately          % of our common stock outstanding after this offering.

        In addition, as of March 31, 2012, we had outstanding stock options to purchase an aggregate of 8,181,311 shares of common stock at a weighted-average exercise price of $0.12 per share and outstanding warrants to purchase an aggregate of 2,288,408 shares of our common stock, after giving effect to the conversion of preferred stock issuable upon the exercise of the warrants to common stock upon completion of this offering, at a weighted average exercise price of $1.15 per share. To the extent these outstanding options and warrants are exercised, there will be further dilution to investors in this offering.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

        If our existing stockholders or holders of our options or warrants sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. The perception in the market that these sales may occur could also cause the trading price of our common stock to decline. Based on 66,433,745 shares of common stock outstanding as of March 31, 2012, upon the completion of this offering at an assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus, we will have outstanding a total of            shares of common stock, assuming no exercise of the underwriters' overallotment option. Of these shares, only the shares of common stock sold by us in this offering, plus any shares sold upon exercise of the underwriters' overallotment option will be freely tradable, without restriction, in the public market immediately following this offering. The underwriters may, however, in their sole discretion, permit our officers, directors and other stockholders and the holders of our outstanding options and warrants who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

        We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events). After the lock-up agreements expire, up to                        additional shares of common stock will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, with respect to shares held by directors, executive officers and other affiliates. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act and, in any event, we plan to file a registration statement permitting shares of common stock issued on exercise of options to be freely sold in the public market. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        Certain holders of shares of our common stock, warrants to purchase our capital stock and the shares of common stock issuable upon exercise of those warrants will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. See "Description of Capital Stock—Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. In addition, after the lock-up agreements described above expire, our directors and our executive officers may establish programmed selling plans under Rule 10b5-1 of the Exchange Act, for the purpose of effecting sales of our common stock. Any sales of securities by these stockholders, or the perception that those sales may occur, including the entry into such programmed selling plans, could have a material adverse effect on the trading price of our common stock.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

        We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

  •
  our ability to successfully market and sell our Advanced CVD Monitoring services;

  •
  changes in expectation as to our future financial performance, including financial estimates or publications or research reports by securities analysts;

  •
  the timing of cash collections from third party payors;

  •
  the extent to which our tests our eligible for reimbursement from third party payors;

  •
  changes in reimbursement or in reimbursement-related laws directly affecting our business;

  •
  the percentage of our revenues derived from sales by BlueWave;

  •
  announcements by our competitors of new or competitive products;

  •
  any intellectual property infringement lawsuit or opposition, interference, or cancellation proceeding in which we may become involved; and

  •
  regulatory developments affecting our tests or those of our competitors.

        If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change our management.

        Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

  •
  a classified board of directors so that not all directors are elected at one time;

  •
  a prohibition on stockholder action through written consent;

  •
  a requirement that special meetings of stockholders be called only by the chairman of the board of directors, the chief executive officer, the president or by the board of directors;

  •
  limitation of our stockholders entitled to call special meetings of stockholders;

  •
  an advance notice requirement for stockholder proposals and nominations;

  •
  the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

  •
  a requirement of approval of not less than    % of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation.

        In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of our company, even if the acquisition would be beneficial to our stockholders.

        These provisions in our charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates will, in aggregate, beneficially own approximately    % of our outstanding common stock (assuming no exercise of the underwriters' over-allotment option). These persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with the interests of other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

        Our management will have broad discretion over the use of the net proceeds from this offering. Because of the number and variability of factors that will determine our use of such proceeds, you may not agree with how we allocate or spend the proceeds from this offering. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital. Until the net proceeds are used, they may be placed in investments that do not produce significant investment returns or that may lose value.

Future issuances of equity securities could result in additional dilution to our stockholders and could place restrictions on our operations and assets.

        Pursuant to our equity incentive plans, we are authorized to grant equity-based incentive awards to our employees, directors and consultants. The number of shares of our common stock available for future grant under our 2012 Equity Incentive Award Plan, or the 2012 Plan, which will become effective immediately prior to the completion of this offering, is            plus the number of shares of our common stock reserved for issuance under our 2002 Stock Option Plan, or the 2002 Plan, as of the effective date of the 2012 Plan. As of March 31, 2012, there were 1,252,235 shares of our common stock reserved for future issuance under our 2012 Plan. Thereafter, the number of shares of our common stock reserved for issuance under our 2012 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2002 Plan following the effective date of the 2012 Plan, and (ii) at the discretion of our board of directors, on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing    % of our then-outstanding shares of common stock on such date and (y)             shares of our common stock. Future option grants and issuances of common stock under our 2012 Plan may have an adverse effect on the market price of our common stock.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; therefore, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

        We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, the terms of our current debt financing arrangements, and any future debt financing arrangements, contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We are an "emerging growth company," and if we decide to comply only with reduced disclosure requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and, for as long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an "emerging growth company" for up to five years, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An "emerging growth company" can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or require us to change our compensation policies.

        Accounting methods and policies for diagnostic companies, including policies governing revenue recognition, research and development and related expenses and accounting for stock-based compensation, are subject to further review, interpretation and guidance from relevant accounting authorities, including the SEC. Changes to, or interpretations of, accounting methods or policies may require us to reclassify, restate or otherwise change or revise our financial statements, including those contained in this filing.

Special Note Regarding Forward-Looking Statements

        This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "aim," "anticipate," "assume," "believe," "contemplate," "continue," "could," "due," "estimate," "expect," "goal," "intend," "may," "objective," "plan," "predict," "potential," "positioned," "seek," "should," "target," will," "would," and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

  •
  the size of the market for our Advanced CVD Monitoring services;

  •
  the percentage of the population in the United States that is expected to have some form of CVD;

  •
  our expectation that the revenues we derive from our Advanced CVD Monitoring services will increase and continue to increase as a percentage of our overall revenues;

  •
  our expectations with regard to reimbursement from third party payors;

  •
  the size of the market for chronic disease detection and monitoring;

  •
  our plans to leverage our digital technology platform for application in the detection and monitoring of other chronic diseases;

  •
  our expectations regarding the current competitive marketplace for CVD testing;

  •
  our plans regarding pursuing contractual relationships with commercial third party payors;

  •
  our plans for the development of future immunoassays;

  •
  our expectations, including timing, regarding the development and commercialization of our second generation system;

  •
  the potential impact resulting from any regulation of our Advanced CVD Monitoring services;

  •
  our plans and intentions for seeking regulatory approval of our second generation system;

  •
  our plans regarding seeking future protection for our intellectual property rights;

  •
  our anticipated use of the net proceeds of this offering;

  •
  our plans for executive and director compensation for the future;

  •
  our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing; and

  •
  anticipated trends and challenges in our business and the markets in which we operate.

        These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management's beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

Market, Industry and Other Data

        This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for the chronic disease diagnostics and CVD diagnostics, including data regarding the estimated size of those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding certain therapies and other prescription, prescriber and patient data, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Use of Proceeds

        We estimate that the net proceeds from the sale of                    shares of common stock in this offering will be approximately $             million at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that net proceeds will be approximately $             million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming the assumed initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

        We currently expect to use the net proceeds from this offering to fund the development of our second generation system and for working capital and general corporate purposes, including the research and development of assays for our existing advanced CVD menu.

        Our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors, including: the timing of the development of our second generation system, the amount of revenue we generate from our existing Advanced CVD Monitoring services, the timing and costs involved in obtaining regulatory approval for our second generation system, the extent to which we pursue intellectual property protection for our products, and our ability to draw funds from our existing credit facilities.

        Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

Dividend Policy

        We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, the terms of our existing credit facilities with Compass Horizon Funding Company LLC/Horizon Credit I LLC, or Horizon, and Bridge Bank, N.A., or Bridge Bank, prohibit us from paying any cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors.

Capitalization

        The following table sets forth our capitalization as of March 31, 2012:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering and the related the reclassification of convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to the issuance and sale by us of                    shares of our common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this information together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings

"Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(in thousands, except share and per share data)
Convertible preferred stock warrant liability	$405	$—		$—
Convertible preferred stock, $0.001 par value per share, 60,771,203 shares authorized, 55,514,519 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	77,550	—		—
Stockholders' equity (deficit):
Preferred stock, $0.001 par value per share; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.001 par value per share; 93,408,572 shares authorized, 3,485,894 shares outstanding, actual; shares authorized, 66,433,745 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	3	66
Additional paid in capital	340	78,232
Accumulated deficit	(74,310)	(74,310)

Total stockholders' equity (deficit)	(73,967)	3,988

Total capitalization	$3,988	$3,988	$

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

        The outstanding share information in the table above excludes the following as of March 31, 2012:

  •
  8,181,311 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $0.12 per share;

  •
  2,288,408 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $1.15 per share;

  •
  1,252,235 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended; and

  •
  shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Dilution

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of March 31, 2012, we had a historical net tangible book value (deficit) of $(74.0) million, or $(21.22) per share of common stock. Our net tangible book value (deficit) represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on March 31, 2012. Our pro forma net tangible book value at March 31, 2012, before giving effect to this offering, was $4.0 million, or $0.06 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

        After giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2012 would have been approximately $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of March 31, 2012	$(21.22)
Pro forma increase in net tangible book value per share	21.28

Pro forma net tangible book value per share as of March 31, 2012	$0.06
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2012 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted

net tangible book value as of March 31, 2012 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming the assumed initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

        If the underwriters fully exercise their over-allotment option, pro forma as adjusted net tangible book value after this offering would increase to approximately $            per share, and there would be an immediate dilution of approximately $            per share to new investors.

        To the extent that outstanding options or warrants with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share, before giving effect to the issuance and sale of shares in this offering, are exercised, new investors will experience further dilution. If all of our outstanding options and warrants described above were exercised, our pro forma net tangible book value as of March 31, 2012, before giving effect to the issuance and sale of shares in this offering, would have been approximately $7.6 million, or approximately $0.10 per share, and our pro forma as adjusted net tangible book value as of March 31, 2012 after this offering would have been approximately $             million, or approximately $            per share, causing dilution to new investors of approximately $            per share.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

        The following table shows, as of March 31, 2012, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $            per share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

				Total Consideration
	Shares Purchased
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Investors participating in this offering

Total		100.0%		$	100.0%

        The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2012 and excludes the following:

  •
  8,181,311 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $0.12 per share;

  •
  2,288,408 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $1.15 per share;

  •
  1,252,235 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended; and

  •
  shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Selected Financial Data

        You should read the following selected financial data together with our audited consolidated financial statements, the related notes appearing at the end of this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus.

        We derived the selected consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2011 and 2012 and consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial data include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$1,577	$8,267
Life Sciences products	1,866	1,967	3,469	398	738
Life Sciences services	1,350	1,617	2,185	555	281

	3,216	4,907	24,768	2,530	9,286

Cost of revenues:
Products	384	1,112	1,117	246	375
Services	1,574	4,310	10,025	1,459	3,373

	1,958	5,422	11,142	1,705	3,748

Gross profit (loss)	1,258	(515)	13,626	825	5,538
Operating expenses:
Research and development	4,360	3,745	6,090	1,347	2,106
Sales and marketing	3,348	1,855	9,622	1,171	3,772
General and administrative	4,588	5,198	7,219	1,150	2,718

Total operating expenses	12,296	10,798	22,931	3,668	8,596

Loss from operations	(11,038)	(11,313)	(9,305)	(2,843)	(3,058)
Other income (expense):
Interest expense	(23)	(109)	(3,174)	(173)	(284)
Interest income	255	114	8	5	16
Other income (expense)	(81)	19	17	—	—

Total other income (expense), net	151	24	(3,149)	(168)	(268)

Net loss	(10,887)	(11,289)	(12,454)	(3,011)	(3,326)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(963)	(11)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(3,974)	$(3,337)

Net loss per share attributable to common stockholders, basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(2.34)	$(0.97)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders, basic and diluted	1,391,435	1,595,003	2,403,840	1,696,962	3,449,546

Pro forma net loss per share:
Pro forma net loss per share of common stock, basic and diluted (unaudited)(1)			$(0.13)		$(0.05)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(unaudited)(1)			58,964,958		64,933,511

(1)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 and the three months ended March 31, 2012 (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to the notes to our audited consolidated financial statements included elsewhere in this prospectus.

	As of December 31,		As of March 31,
	2010	2011	2012
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,608	$5,842	$6,486
Working capital (deficit)	3,866	(9,681)	2,053
Total assets	11,105	12,482	13,813
Accumulated deficit	(58,530)	(70,984)	(74,310)
Total stockholders' deficit	(58,529)	(70,752)	(73,967)

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        You should read the following discussion and analysis of financial condition and results of operations together with the section titled "Selected Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section.

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a 10- to 100-fold improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD test menu utilizing our CLIA certified laboratory in Alameda, CA. Through our Advanced CVD Monitoring services, we provide an advanced testing menu which integrates our proprietary high precision tests with other ancillary tests, including heart function, inflammatory, lipid and metabolic tests. Today, we sell our tests in 28 states and, since the launch of our Advanced CVD Monitoring services through March 31, 2012, we have tested over 150,000 patient samples and invoiced approximately 1,000,000 tests. Our CLIA certified laboratory occupies 7,015 square feet and currently processes approximately 25,000 tests per week. With the addition of laboratory staffing, the capacity can be expanded to 39,000 tests per week using the existing equipment and facility. We intend to develop and commercialize a second generation high sensitivity immunoassay platform, or second generation system, for the global in vitro diagnostic market.

        We have significantly grown our revenues from our Advanced CVD Monitoring services from $1.3 million in 2010 to $19.1 million in 2011. We currently sell our tests to physicians and healthcare specialists through a combination of our own direct sales force and a third party contracted sales force, BlueWave Healthcare Consultants, Inc., or BlueWave. We obtain reimbursement from Medicare, Medicaid and commercial third party payors for our proprietary and ancillary tests under existing specific and non-specific CPT codes. As of March 31, 2012, major commercial third party payors such as Aetna, United Healthcare, Cigna, Blue Cross Blue Shield, and Humana have reimbursed our tests. We do not currently have contracts in place with commercial third party payors.

        We also sell our digital technology platform and immunoassay products and services to leading pharmaceutical companies, academic institutions and CROs, which we refer to as our Life Sciences customers. These customers primarily utilize our technology and immunoassays for studying therapeutic efficacy, pharmacodynamics, pharmacokinetics and safety. In addition, academic institutions and pharmaceutical companies are incorporating our digital technology into their early stage biomarker discovery efforts to validate biomarker candidates for disease management and therapeutic development.

        We have incurred significant losses since our inception. We have incurred net losses of approximately $10.9 million, $11.3 million and $12.5 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $3.0 million and $3.3 million for the three months ended March 31, 2011 and 2012, respectively. As of March 31, 2012, our accumulated deficit was $74.3 million. We expect to continue to incur net losses as we continue to expand our direct sales force and increase our marketing efforts to drive adoption of our proprietary tests, develop and commercially launch our second generation system, and develop additional immunoassays. We anticipate that a substantial portion of our capital resources and efforts will be focused on research and development of our second generation system and scale-up of our commercial organization. We will need substantial additional funding to support our operating activities. Adequate funding may not be available to us on acceptable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

Financial Operations Overview

  Revenues

        We operate in one operating segment and our revenues are derived from sales of our Advanced CVD Monitoring services and sales of our immunoassay products and services to our Life Sciences customers. Our Advanced CVD Monitoring services were launched in July 2010 and, for the years ended December 31, 2010 and 2011, represented approximately 27% and 77%, respectively, of our revenues, and 89% of our revenues for the three months ended March 31, 2012. We expect that the proportion of our revenues derived from our Advanced CVD Monitoring services will continue to increase as a percentage of our overall revenues.

        The following table presents our revenues for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands)
Advanced CVD Monitoring services	$—	$1,323	$19,114	$1,577	$8,267
Life Sciences products	1,866	1,967	3,469	398	738
Life Sciences services	1,350	1,617	2,185	555	281

Revenues	$3,216	$4,907	$24,768	$2,530	$9,286

        Our Advanced CVD Monitoring services revenues are driven by the volume of patient samples we receive, the number of tests performed per sample and the reimbursement we receive for each test. We currently sell our tests to physicians and healthcare specialists through a combination of a third party contracted sales force, BlueWave, which was initiated in 16 states in 2010, and a direct sales force which was initiated in two states in late 2010. In 2012, we extended our agreement with BlueWave to include an additional three states and have expanded our direct sales force into an additional eight states, such that today we sell our tests in 28 states (one state is shared between BlueWave and our direct sales force).

        For the year ended December 31, 2011, we tested 98,994 patient samples as compared to 18,219 patients samples in the year ended December 31, 2010. In the three months ended March 31, 2012, we tested 37,038 patient samples compared to 15,554 in the three months ended March 31, 2011. We expect the volume of patient samples tested to increase as we increase the number of physicians and healthcare specialists ordering our tests in the states in which our sales forces currently operate and as we expand our offering to other states.

        The number of tests ordered per sample varies between samples generated by our third party contracted sales force and those generated by our direct sales force. Both sales forces promote all our proprietary tests, but only our direct sales force promotes our full test menu. For the year ended December 31, 2011 and the three months ended March 31, 2012, the average number of tests per patient sample was approximately 7.0 and 7.8, respectively. If we expand our direct sales presence, as compared to our third party contracted sales force, we expect that the average number of tests per sample will increase.

        The reimbursement we receive for each test performed depends upon the level of reimbursement from Medicare, Medicaid and commercial third party payors. Medicare reimbursement rates are established by the Centers for Medicare and Medicaid Services each year. Changes in Medicare and Medicaid reimbursement rates are dependent on a number of factors, including statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes, that we cannot predict. Any future reductions in reimbursement rates for our tests would reduce our overall revenues per test. We do not currently have contracts in place with commercial third party payors.

        Revenues from our Advanced CVD Monitoring services are recorded when cash is collected, unless a contract or arrangement is in place with the payor or we have sufficient history to estimate the reimbursement of the payor, in which case revenue is recognized when the test is billed. As a result of our short commercial history and as we do not have contracts in place with third party commercial payors, for the years ended December 31, 2010 and 2011, and three months ended March 31, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized upon cash collection. We expect to continue to recognize a substantial proportion of our Advanced CVD Monitoring services revenues upon collection of cash while we do not have contracts in place with commercial third party payors. If we enter into contracts with commercial third party payors, the contracted test price may be lower than the amount we are currently reimbursed.

        Revenues from our Life Sciences products are derived from sales of our digital technology platform instrument and reagents. Revenues from our Life Sciences services are derived from the development of customer-specific immunoassays, sample testing and research services. These products and services are sold to leading pharmaceutical companies, academic institutions, and CROs throughout the United States and selected European countries. These revenues are recorded when delivery and acceptance of the products or services is completed. Revenues for Life Sciences products and services can fluctuate from quarter to quarter due to the project dependent nature of the services component and the timing of instrument installations.

  Cost of Revenues and Operating Expenses

        We allocate certain overhead expenses, including rent, utilities and depreciation of general office assets to cost of revenues and operating expense categories based on facility usage. As a result, an overhead expense allocation is reflected in cost of revenues and each operating expense category.

  Cost of Revenues

        Cost of revenues consists of direct labor expenses, including salary expense and stock-based compensation expense, as well as materials, processing and handling fees, freight costs, royalties paid under license agreements, depreciation of laboratory equipment, leasehold improvements and certain allocated overhead expenses. Costs associated with performing our Advanced CVD Monitoring services are recorded as they are incurred. Costs related to products and services to our Life Sciences customers are recorded at the time the revenues are recognized or in accordance with other contractual obligations.

        We expect our overall cost of revenues to increase in absolute dollars as we increase the volume of advanced CVD tests performed.

  Research and Development Expenses

        Our research and development expenses include personnel-related expenses, including salary expense and stock-based compensation, as well as fees for contractual and consulting services, laboratory supplies, depreciation of laboratory equipment, travel costs and certain allocated overhead expenses. We expense all research and development as costs are incurred.

        We expect that our overall research and development expenses will continue to increase in absolute dollars as we perform studies related to our Advanced CVD Monitoring services, and as we develop, test and validate our second generation system and related assays, including any costs that may be associated with the regulatory clearance process.

  Sales and Marketing Expenses

        Our sales and marketing expenses include sales commissions paid to our contracted and direct sales forces, which is calculated as a percentage of cash collected, as well as other costs associated our direct sales force, sales management, marketing, clinical health education and customer support functions. These costs consist principally of salaries, bonuses, stock-based compensation expense, employee benefits and travel costs, as well as costs related to marketing and clinical health education activities and certain allocated overhead expenses. We expense all sales and marketing as costs are incurred.

        We expect our sales and marketing costs to increase in absolute dollars as we increase our sales and pay commissions for those sales, expand our direct sales force and increase our sales, marketing and clinical health education expenses.

  General and Administrative Expenses

        Our general and administrative expenses include costs for our executive, accounting and finance, billing, information technology, legal, and human resources functions. These expenses consist principally of salaries and stock-based compensation expense for the personnel included in these functions, and professional services fees, such as consulting, audit, tax and legal fees, general corporate costs, bad debt expense and certain allocated overhead expenses. We expense all general and administrative expenses as costs are incurred.

        We expect that our general and administrative expenses will increase after this offering, primarily due to the costs associated with operating as a public company, including additional legal and accounting expenses related to compliance with Securities and Exchange Commission and exchange listing requirements, directors' and officers' insurance premiums and investor relations expenses.

  Other Income and Expense, Net

        Other income consists of interest income earned on our cash and cash equivalents. During the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2012, interest income has not been material. Other expenses consist of interest expense primarily related to our loan balances. Other income and expense, net for the year ended December 31, 2011 includes interest expense resulting from a beneficial conversion feature related to convertible promissory notes we issued in May and June 2011 and the related interest expense arising from the amortization of debt discount.

Results of Operations

Comparison of Three Months Ended March 31, 2011 and 2012 (unaudited)

	Three Months Ended March 31,		Change
	2011	2012	Amount	Percentage
	(unaudited, in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$1,577	$8,267	6,690	424%
Life Sciences products	398	738	340	85%
Life Sciences services	555	281	(274)	(49)%

	2,530	9,286	6,756	267%

Cost of revenues:
Products	246	375	129	52%
Services	1,459	3,373	1,914	131%

	1,705	3,748	2,043	120%

Gross profit	825	5,538	4,713	571%
Operating expenses:
Research and development	1,347	2,106	759	56%
Sales and marketing	1,171	3,772	2,601	222%
General and administrative	1,150	2,718	1,568	136%

Total operating expenses	3,668	8,596	4,928	134%

Loss from operations	(2,843)	(3,058)	(215)	8%
Total other income (expense), net	(168)	(268)	(100)	60%

Net loss	$(3,011)	$(3,326)	$(315)	10%

        Revenues.    For the three months ended March 31, 2012, revenues were $9.3 million as compared to $2.5 million for the three months ended March 31, 2011. This increase was driven primarily by revenues from our Advanced CVD Monitoring services, which increased from $1.6 million to $8.3 million period over period. This growth in Advanced CVD Monitoring services revenues reflects the increase in the number of our sales representatives, through both our contracted and direct sales forces, greater geographic coverage of our sales forces, and increased market acceptance of our CVD tests. Revenues from our Life Sciences products and services remained constant at $1.0 million for both periods.

        Cost of Revenues and Gross Profit.    For the three months ended March 31, 2012, cost of revenues was $3.7 million as compared to $1.7 million for the three months ended March 31, 2011. The increase resulted primarily from the increase in the number of Advanced CVD Monitoring tests performed during the three months ended March 31, 2012. Gross profit increased to $5.5 million from $0.8 million period over period. The improvement in gross profit resulted primarily from increased sales of our Advanced CVD Monitoring services in 2012 and the automation of certain laboratory operations.

        Research and Development Expenses.    For the three months ended March 31, 2012, research and development expenses increased to $2.1 million from $1.3 million for the three months ended March 31, 2011, as a result of increased expense related to the development of the second generation system.

        Sales and Marketing Expenses.    For the three months ended March 31, 2012, sales and marketing expenses increased to $3.8 million from $1.2 million for the three months ended March 31, 2011. The primary reason for this increase was an additional $1.6 million in sales commissions paid to our sales forces as a result of the growth in revenues from our Advanced CVD Monitoring services. Furthermore, salaries, benefits and travel costs increased $0.5 million due to the expansion of our direct sales organization, and marketing expenses increased by $0.1 million.

        General and Administrative Expenses.    For the three months ended March 31, 2012, general and administrative expenses increased to $2.7 million from $1.2 million for the three months ended March 31, 2011. This increase was primarily attributable to a $0.7 million increase in salaries and benefits due to an increase in the number of employees across general and administration functions, and additional expenditures of approximately $0.8 million for outside services, consisting of consulting, legal and patent services, recruiting, and information technology.

        Other Income and Expense, Net.    Other expense, net was $0.3 million and $0.2 million for the three months ended March 31, 2012 and March 31, 2011, respectively, which was primarily attributable to interest expense on our notes payable.

  Comparison of Years Ended December 31, 2010 and 2011

	Year Ended December 31,		Change
	2010	2011	Amount	Percentage
	(in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$1,323	$19,114	$17,791	1,345%
Life Sciences products	1,967	3,469	1,502	76%
Life Sciences services	1,617	2,185	568	35%

	4,907	24,768	19,861	405%

Cost of revenues:
Products	1,112	1,117	5	0.4%
Services	4,310	10,025	5,715	133%

	5,422	11,142	5,720	105%

Gross profit (loss)	(515)	13,626	14,141	*
Operating expenses:
Research and development	3,745	6,090	2,345	63%
Sales and marketing	1,855	9,622	7,767	419%
General and administrative	5,198	7,219	2,021	39%

Total operating expenses	10,798	22,931	12,133	112%

Loss from operations	(11,313)	(9,305)	2,008	(18)%
Total other income (expense), net	24	(3,149)	(3,173)	*

Net loss	$(11,289)	$(12,454)	$(1,165)	10%

*
Percentage not meaningful

        Revenues.    For the year ended December 31, 2011, revenues were $24.8 million as compared to $4.9 million for the year ended December 31, 2010. This increase was driven primarily by an increase in revenues from our Advanced CVD Monitoring services, which increased from $1.3 million to $19.1 million year over year, as well as an increase in revenues derived from our Life Sciences customers, which increased from $3.6 million to $5.7 million year over year. The growth in revenues reflects the impact of a full year of Advanced CVD Monitoring commercial operations in 2011, as compared to six months in 2010, and the impact of an increase in the size of our sales forces, greater geographic coverage of our sales forces, and increased market acceptance of our advanced CVD tests.

        Cost of Revenues and Gross Profit.    For the year ended December 31, 2011, cost of revenues was $11.1 million as compared to $5.4 million for the year ended December 31, 2010. The increase in cost of revenue resulted primarily from the increase in the number of advanced CVD tests performed during the period. Gross profit increased to $13.6 million from a gross loss of $0.5 million year over year. The improvement in gross profit resulted primarily from increased sales volume in our Advanced CVD Monitoring services in 2011 and upfront organizational costs of set-up and operations in 2010 prior to revenue being recognized.

        Research and Development Expenses.    For the year ended December 31, 2011, research and development expenses increased to $6.1 million from $3.7 million for the year ended December 31, 2010. The increase was primarily the result of the number of personnel and outside services expenses related to the development of the second generation system, which commenced in 2011.

        Sales and Marketing Expenses.    For the year ended December 31, 2011, sales and marketing expenses increased to $9.6 million from $1.9 million for the year ended December 31, 2010. The primary reason for the increase was an additional $4.2 million in sales commissions paid to our sales forces as a result of the growth in revenues from our Advanced CVD Monitoring services. Salaries and benefits and travel costs increased $2.7 million due to the expansion of our sales and marketing organization and the launch of our Advanced CVD Monitoring services direct sales force. Additionally, marketing expenses increased by $0.2 million and consulting expenses increased by $0.2 million.

        General and Administrative Expenses.    For the year ended December 31, 2011, general and administrative expenses increased to $7.2 million from $5.2 million for the year ended December 31, 2010. The increase was primarily attributable to a $1.6 million increase in salaries and benefits due to an increase of employees across general and administration functions. Additional increases in spending of approximately $0.4 million were due to higher legal, information technology and bad debt expenses.

        Other Income and Expense, Net.    For the year ended December 31, 2011, other income and expense changed to a net other expense of $3.1 million from net other income of $24,000 for the year ended December 31, 2010. Other expense, net for the year ended December 31, 2011 includes interest expense resulting from a beneficial conversion feature related to the convertible promissory notes we issued in May and June 2011 of $1.6 million, the related interest expense arising from the amortization of debt discount of $0.3 million, $0.6 million relating to interest expense arising from the convertible promissory notes, and $0.7 million of interest expense related to outstanding notes payable with Horizon and Bridge Bank. Interest expense for the year ended December 31, 2010 was $0.1 million, which was related to outstanding notes payable.

  Comparison of Years Ended December 31, 2009 and 2010

	Year Ended December 31,		Change
	2009	2010	Amount	Percentage
	(in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$1,323	*
Life Sciences products	1,866	1,967	101	5%
Life Sciences services	1,350	1,617	267	20%

	3,216	4,907	1,691	53%

Cost of revenues:
Products	384	1,112	728	190%
Services	1,574	4,310	2,736	174%

	1,958	5,422	3,464	177%

Gross profit (loss)	1,258	(515)	(1,773)	*
Operating expenses:
Research and development	4,360	3,745	(615)	(14)%
Sales and marketing	3,348	1,855	(1,493)	(45)%
General and administrative	4,588	5,198	610	13%

Total operating expenses	12,296	10,798	(1,498)	(12)%

Loss from operations	(11,038)	(11,313)	(275)	2%
Total other income (expense), net	151	24	(127)	(84)%

Net loss	$(10,887)	$(11,289)	$(402)	4%

*
Percentage not meaningful

        Revenues.    For the year ended December 31, 2010, revenues were $4.9 million as compared to $3.2 million for the year ended December 31, 2009. The increase in revenues was primarily due to the launch of our Advanced CVD Monitoring services in July 2010, which generated revenues of $1.3 million for the year ended December 31, 2010. There were no revenues from Advanced CVD Monitoring services for the year ended December 31, 2009.

        Cost of Revenues and Gross Profit.    For the year ended December 31, 2010, cost of revenues was $5.4 million as compared to $2.0 million for the year ended December 31, 2009. The increase resulted primarily from the launch of our Advanced CVD Monitoring services in July 2010. Costs of revenues for our Advanced CV Monitoring services for the year ended December 31, 2010 were $2.9 million compared to no costs for the year ended December 31, 2009.

        Research and Development Expenses.    For the year ended December 31, 2010, research and development expenses decreased to $3.7 million from $4.4 million for the year ended December 31, 2009. The decrease resulted primarily from lower spending on outside services costs of $1.1 million. This was partially offset by an increase of $0.7 million in salaries and benefits due to increased headcount within our research and development department.

        Sales and Marketing Expenses.    For the year ended December 31, 2010, sales and marketing expenses decreased to $1.9 million from $3.3 million for the year ended December 31, 2009. The decrease resulted primarily from lower spending related to the pre-launch of our Advanced CVD Monitoring services of $1.8 million, which was $0.9 million for the year ended December 31, 2010 compared to $2.7 million for the year ended December 31, 2009. The decrease was partially offset by a

$0.5 million increase in salaries and benefits due to increased headcount within our sales and marketing department, and an increase of $0.3 million in sales commissions paid to our sales force.

        General and Administrative Expenses.    For the year ended December 31, 2010, general and administrative expenses increased to $5.2 million from $4.6 million for the year ended December 31, 2009. The increase was primarily due to an increase in salaries and benefits due to increased headcount within general and administrative functions.

        Other Income and Expense, Net.    For the year ended December 31, 2010, other income, net decreased from other income, net of $0.2 million for the year ended December 31, 2009 to other income, net of $24,000 for the year ended December 31, 2010, due to lower interest income received on cash and cash equivalents, net of interest expense of $0.1 million recognized on a $5.0 million loan from Horizon entered into in November 2010.

Liquidity and Capital Resources

  Sources of Liquidity

        Since our inception, we have incurred net losses and negative cash flows from operations. We incurred net losses of $12.5 million and $3.3 million, and used $6.0 million and $3.5 million of cash flows for our operating activities for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively. As of March 31, 2012, we had an accumulated deficit of $74.3 million.

        As of March 31, 2012, we had cash and cash equivalents of $6.5 million. To date, we have financed our operations principally through private placements of our convertible preferred stock and convertible debt, borrowings from credit facilities and revenues from our commercial operations. Through March 31, 2012, we have raised approximately $64.3 million gross proceeds through private placements of our convertible preferred stock and convertible debt. We also have access to additional funds through our revolving credit line with Bridge Bank.

  Cash and Cash Equivalents

        The following table summarizes our cash and cash equivalents and restricted cash as of each of the periods indicated and net changes in our cash and cash equivalents for each the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
			(in thousands)
Cash and cash equivalents	$4,375	$4,608	$5,842	$1,413	$6,486
Restricted cash	211	211	101	101	101
Consolidated statements of cash flows data:
Operating activities	(11,304)	(10,187)	(5,979)	(2,968)	(3,527)
Investing activities	(2,124)	5,298	(1,522)	(201)	(362)
Financing activities	(1,548)	5,122	8,735	(26)	4,533

Net increase (decrease) in cash and cash equivalents	$(14,976)	$233	$1,234	$(3,195)	$644

        At March 31, 2012, our cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in money market funds that are currently providing only a minimal return. At March 31, 2012, we had restricted cash of $0.1 million, which consists of certificates of deposit.

  Cash Flows for the Three Months Ended March 31, 2011 and 2012

  Operating Activities

        Net cash used in operating activities was $3.5 million during the three months ended March 31, 2012, which included a net loss of $3.3 million and net non-cash items of $0.6 million which consisted primarily of depreciation of equipment. We also had a net cash outflow from changes in operating assets and liabilities of $0.8 million. The significant items in the changes in operating assets and liabilities during the period included a decrease of $0.7 million in accrued liabilities primarily related to 2011 bonus payments made to employees in February 2012.

        Net cash used in operating activities was $3.0 million during the three months ended March 31, 2011, which included a net loss of $3.0 million and net non-cash items of $0.3 million which consisted primarily of depreciation of equipment. We also had a net cash outflow from changes in operating assets and liabilities of $0.2 million.

  Investing Activities

        Net cash used in investing activities was $0.4 million and $0.2 million during the three months ended March 31, 2012 and 2011, respectively, which consisted of purchases of property and equipment.

  Financing Activities

        Net cash provided by financing activities was $4.5 million during the three months ended March 31, 2012. This consisted primarily of $5.1 million in net cash proceeds from the issuance of Series F preferred stock, and principal loan repayments to Bridge Bank and Horizon of $0.1 million and $0.5 million, respectively.

        Net cash used in financing activities was $26,000 during the three months ended March 31, 2011. This consisted of a change in restricted cash requirements of $0.1 million less principal loan repayments to Bridge Bank of $0.1 million offset by a change in restricted cash requirements.

  Cash Flows for the Years Ended December 31, 2009, 2010 and 2011

  Operating Activities

        Net cash used in operating activities was $6.0 million during the year ended December 31, 2011, which included a net loss of $12.5 million and net non-cash items of $3.4 million, which consisted primarily of depreciation of equipment of $1.1 million, and $1.9 million relating to interest expense from the beneficial conversion feature and amortization of debt discount associated with the Company's convertible promissory notes entered into in May and June 2011. We also had a net cash inflow from changes in operating assets and liabilities of $3.1 million during the year. The significant items in the changes in operating assets and liabilities included an increase of $0.6 million in accounts payable, and an increase of $2.7 million in accrued expenses. The increase in accounts payable was due primarily to increased consumables and freight charges for our Advanced CVD Monitoring services. The increase in accrued expenses was due to higher bonus accruals to employees, sales-based commissions payable to our contracted and direct sales forces, and accrued loan interest.

        Net cash used in operating activities was $10.2 million during the year ended December 31, 2010, which included a net loss of $11.3 million and net non-cash items of $0.8 million which consisted primarily of depreciation of equipment. We also had a net cash inflow from changes in operating assets and liabilities of $0.3 million during the year. The significant items in the changes in operating assets and liabilities included an increase of $1.3 million in accounts payable and a decrease of $0.1 million in accrued liabilities, partially offset by an increase of $0.4 million in prepaid expenses and other assets and an increase of $0.5 million in inventories. The increase in accounts payable, accrued liabilities and inventory are all related our Advanced CVD Monitoring services which was launched in July 2010. The prepaid expenses consist primarily of upfront commissions paid to our contracted sales force at the launch of our Advanced CVD Monitoring services.

        Net cash used in operating activities was $11.3 million during the year ended December 31, 2009, which included a net loss of $10.9 million and net non-cash items of $0.5 million which consisted primarily of depreciation of equipment. We also had a net cash outflow from changes in operating assets and liabilities of $0.9 million during the year. The significant item in the changes in operating assets and liabilities was an increase of $0.6 million in accounts receivable due to increased sales to our Life Sciences customers in 2009.

  Investing Activities

        Net cash used in investing activities was $1.5 million during the year ended December 31, 2011 relating to purchases of equipment.

        Net cash provided by investing activities was $5.3 million during the year ended December 31, 2010. This consisted of purchases of equipment relating to capacity expansion in our Alameda, CA laboratory totaling $2.2 million and net proceeds of $7.5 million from the sale and purchase of short-term investments, which were subsequently reinvested in short-term investments.

        Net cash used in investing activities was $2.1 million during the year ended December 31, 2009. This consisted of purchases of equipment totaling $0.9 million and net cash of $1.2 million used in the sale and purchase of short-term investments.

  Financing Activities

        Net cash provided by financing activities was $8.7 million during the year ended December 31, 2011. This consisted of proceeds from completion of a $9.7 million bridge loan from certain current investors and loan repayments of $0.5 million to Bridge Bank and $0.5 million to Horizon.

        Net cash proceeds from financing activities was $5.1 million during the year ended December 31, 2010, consisting primarily of loan repayments of $0.5 million to Bridge Bank and net proceeds from a $5.5 million loan from Horizon.

        Net cash used in financing activities was $1.5 million during the year ended December 31, 2009. This consisted primarily of payments on a line of credit with UBS Financial of $2.4 million and proceeds from a $1.0 million loan with Bridge Bank.

  Operating and Capital Expenditure Requirements

        We have not achieved profitability on a quarterly or annual basis since our inception, and we expect to continue to incur net losses in the future. We also expect that our operating expenses will increase as we continue to expand our direct sales force and increase our marketing efforts to drive adoption of our proprietary tests, develop and commercially launch our second generation system, and develop additional immunoassays. Additionally, as a public company, we will incur significant audit, legal and other expenses that we did not incur as a private company. Our liquidity requirements have historically consisted, and we expect that they will continue to consist, of sales and marketing expenses, research and development expenses, capital expenditures, working capital, debt service and general corporate expenses. We expect that we will use a portion of the net proceeds of this offering, in combination with our existing cash and cash equivalents, for these purposes and for the increased costs associated with being a public company. The amount by which we increase our sales and marketing expenses and research and development expenses will be dependent upon the net proceeds of this offering and cannot currently be estimated. We expect that our planned expenditures will be funded from our ongoing operations, as well as from the proceeds of this offering.

        We believe the net proceeds from this offering, together with the cash generated from operations, our current cash and cash equivalents, and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements through at least the next 24 months. In the future, we expect our operating and capital expenditures to increase as we increase headcount, expand our sales and marketing activities and grow our customer base. As sales of our Advanced CVD Monitoring services increase, we expect our accounts receivable balance to increase. Any such increase in accounts receivable may not be completely offset by increases in accounts payable and accrued expenses, which could result in greater working capital requirements.

        Our estimates of the period of time through which our financial resources will be adequate to support our operations and the costs to support research and development and our sales and marketing activities are forward-looking statements and involve risks and uncertainties and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the section "Risk Factors" of this prospectus. We have based our estimates on assumptions that may prove to be wrong and we could utilize our available capital resources sooner than we currently expect.

        Our future capital requirements will depend on many factors, including the following:

  •
  the extent to which our Advanced CVD Monitoring services, including our proprietary tests, achieve market acceptance and remain competitive;

  •
  the percentage of our sales that are reimbursed by payors;

  •
  our ability to collect our accounts receivable;

  •
  whether we are successful at developing our second generation system;

  •
  the expense required to develop and gain regulatory clearance of our second generation system, including the costs of any clinical trials that we may have to conduct;

  •
  the costs and timing of further expansion of our sales and marketing efforts and research and development activities;

  •
  our ability to control costs;

  •
  whether we have sufficient testing capacity to meet the demand for our services;

  •
  the costs of filing, prosecuting, defending and enforcing any patent or other intellectual property rights; and

  •
  the acquisition of complementary business or technologies that we may undertake.

Credit Facilities

        Compass Horizon Funding Company LLC/Horizon Credit I LLC.    We currently have a $5.0 million term loan with Compass Horizon Funding Company LLC/Horizon Credit I LLC, or Horizon, which was entered into in November 2010. As of March 31, 2012, the loan had an outstanding balance of $4.1 million. The loan carries a fixed interest rate of 11%. Repayment of the principal and interest is paid in monthly installments and will continue through March, 2014. The loan is secured by substantially all of our assets. The credit facility contains customary non-financial covenants and other provisions, including a cross-default covenant. Upon an event of default, outstanding amounts may be accelerated and become immediately due and payable upon sole election of Horizon. For any scheduled payment that was not paid when due, a late payment fee of 6% applies. We are operating under debt covenant waivers with respect to our credit facility with Bridge Bank (as described below)

and therefore no cross default exists under the Horizon agreement. In addition, we have obtained a waiver from Horizon with respect to the requirement to provide audited financial statements within the alloted period following year end 2011. As of March 31, 2012 and December 31, 2011, we were in compliance with all other covenants in the loan agreement.

        Bridge Bank, N.A.    We currently have a credit facility with Bridge Bank, N.A., or Bridge Bank, which includes a term loan and a revolving line of credit. We originally entered into the credit facility in May 2007 and as of March 31, 2012, had an outstanding balance on our term loan of $0.4 million. This loan carried a variable interest rate of Bridge Bank prime rate plus 2.5%.

        In April 2012, we amended the credit facility and the outstanding loan balance was repaid and replaced with a $5.0 million Bridge Bank Growth Capital Term Loan, which carries a variable interest rate of Bridge Bank prime rate plus 1.50%, with a prime rate floor of 3.25%. As of May 31, 2012, the current interest rate is 4.75% and the loan matures in April 2015. Repayment of the principal and interest is paid monthly over 36 months with the initial six months being interest-only payments. The loan is secured by substantially all of our assets. In connection with the amendment to the credit facility in April 2012, we established a revolving line of credit with Bridge Bank under which we may borrow up to $5.0 million depending on the level of our accounts receivable. Borrowings under this line of credit carry a variable interest rate of Bridge Bank prime rate plus 1.0%, with a prime rate floor of 3.25%. To date, we have not drawn down on the revolving line of credit, which is currently scheduled to expire in April 2013. The credit facility includes a number of financial and other covenants relating to, among other things, quarterly liquidity ratio, revenue and net income/loss requirements, each of which are based on projections provided by management. Upon an event of default, Bridge Bank has the right to terminate the agreement, and all outstanding amounts may be accelerated and become immediately due and payable upon sole election of Bridge Bank. As of December 31, 2010 and 2011, March 31, 2012 and June 30, 2012, we were not in compliance with the net/income loss financial covenants and we have received a waiver for non-compliance from Bridge Bank for each of these periods.

Contractual Commitments and Obligations

        The following is a summary of our contractual obligations and commitments as of December 31, 2011:

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations(1)	$5,059	$2,388	$2,671	$—	$—
Interest relating to long-term debt obligations	616	416	200	—	—
Operating lease obligations(2)	940	833	83	12	12

Total contractual obligations	$6,615	$3,637	$2,954	$12	$12

(1)
Principal portion of notes payable due to Bridge Bank and Horizon.

(2)
Non-cancelable facility operating leases.

Indemnification

        In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but that have not yet been made. To date, we have not paid any claims or been required to defend any action related to its indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

        In accordance with our certificate of incorporation and bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in such capacity. There have been no claims to date, and we have director and officer insurance that enables us to recover a portion of any amounts paid for future potential claims. In addition to the indemnification provided for in our certificate of incorporation and bylaws, we have also entered into separate indemnification agreements with each of our directors, which agreements provide such directors with broad indemnification rights under certain circumstances.

Off-Balance Sheet Arrangements

        As of March 31, 2012, we do not have any off-balance sheet arrangements (as defined by applicable Securities and Exchange Commission regulations) that are reasonably likely to have a current or future material effect on our financial condition, revenues and expenses results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

        We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. Our preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the consolidated financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

        While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

        We derive revenues from the sale of our CLIA laboratory testing service, which is our Advanced CVD Monitoring services, and the sale of immunoassay products and services to pharmaceutical companies, academic and government institutions, and contract research organizations, which are our Life Sciences customers. We recognize revenues when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

  Advanced CVD Monitoring Services

        CLIA laboratory testing service revenues are derived primarily from performing tests on patient samples and the above revenue recognition criteria are assessed as follows: Criterion (1) is satisfied when an arrangement is in place with the payor addressing reimbursement for the patient test. In the absence of such arrangements, criterion (1) is satisfied when a payor pays us for the test performed. Criterion (2) is satisfied when a test is performed and a patient report is generated and delivered to the physician. Determination of satisfying criteria (3) and (4) are based on management's judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any arrangement. When evaluating criteria (3) and (4), we consider whether we have a specific arrangement with a payor or sufficient history with a payor to reliably estimate the payor's individual payment patterns. In evaluating payment history, based upon at least several months of history, we review the amount received for each test and the payor's outstanding balance for unpaid tests to determine whether payments are being made consistently for a high percentage of tests billed. To the extent all criteria set forth above are not met when test results are delivered, laboratory testing service revenues are recognized when cash is received from the payor. For the years ended December 31, 2010 and 2011, and three months ended March 31, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized on upon collection of cash.

  Life Sciences Products and Services

        With respect to our Life Sciences customers, we recognize immunoassay products and services revenue as follows:

  •
  Immunoassay Products—immunoassay products consist of sales of instruments, including any related installation, training services, and the sale of reagents. We recognize revenues on sales of instruments, including installation, training services, upon installation of the instrument and completion of the related services. We periodically lease immunoassay instruments under operating and sales-type lease arrangements. Revenue for products sold under operating lease arrangements is recognized on an installment basis over the life of the lease where the cost of the leased equipment is carried on our balance sheet and amortized over its estimated useful life. For arrangements that qualify as sales-type leases, the discounted sales value of the product is recorded as revenue upon delivery to the customer. We recognize revenues on the sale of reagents upon delivery of the reagents to the customer.

  •
  Immunoassay Services—immunoassay services consist of assay development and assay sample testing. Assay development services are provided based on contracts with specific milestones outlined in the arrangement. Assay sample testing services are provided based on fixed price arrangements. We recognize revenue related to assay development services as the services are completed and the specific milestones are achieved, while revenue related assay sample testing is recognized upon completion of the services and delivery of the test reports to the customer. We have also entered into research contracts with academic and government institutions and contract research organizations to perform research services under a cost or cost-plus pricing arrangement. We recognize revenues related to research contracts upon delivery of the services based the terms of the arrangements.

        Arrangements related to immunoassay products and services can include multiple elements, including delivery of our digital technology platform, reagents, assay development and assay sample testing. We evaluate products and services for multiple elements and allocate revenues to each element of the arrangement based on vendor specific objective evidence, or VSOE, or third party evidence, if available. When VSOE or third party evidence is not available, we use our best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Once the elements are identified and the revenues are allocated to the separate elements, we recognize revenues for immunoassay products and services as described above.

Stock-Based Compensation Expense

        We account for all stock-based compensation payments issued to employees and directors using an option pricing model for estimating fair value. Accordingly, stock-based compensation expense is measured based on the estimated fair value of the awards on the date of grant, net of forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to us using the straight-line single option method. In accordance with authoritative guidance, the fair value of non-employee stock-based awards is re-measured as the awards vest, and the resulting value, if any, is recognized as expense during the period the related services are rendered.

  Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

        We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes option pricing model. The Black-Scholes model requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of the expected term of the award, (c) the risk free interest rate and (d) expected dividends. Due to our limited operating history and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies, which are publicly-traded. When selecting these public companies on which we have based our expected stock price volatility, we selected companies with comparable characteristics to us, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of our stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of our stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. We have estimated the expected life of our employee stock options using the "simplified" method, whereby, the expected life equals the arithmetic average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. We have never paid, and do not expect to pay, dividends in the foreseeable future.

        The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option pricing model were as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2012
Weighted-average exercise price of options granted	$0.11	$0.11	$0.13	$0.13
Expected volatility	50%	49%	61%	61%
Expected term (in years)	7.8	7.3	5.9	5.7
Risk free interest rate	2.84-4.86%	1.53-5.04%	1.24-4.86%	1.03-3.47%
Expected dividends	—	—	—	—

        We are also required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from our estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from our estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised.

  Fair Value Estimate

        We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation. Our determinations of the fair value of our common stock was done using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation, to determine the fair value of our common stock, including: external market conditions affecting the life sciences and diagnostic industries, the prices at which we sold shares of preferred stock, the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant, the results of operations, financial position, status of our research and development efforts, our stage of development and business strategy, the lack of an active public market for our common and our preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

        In determining the exercise prices of our stock option grants, our board of directors also considered the most recent contemporaneous valuation of our common stock, which was prepared as of March 31, 2011 and based its determination in part on the analyses summarized below.

  Contemporaneous Valuations

        Prior to June 30, 2012, our contemporaneous valuations utilized the option pricing method, or OPM, to allocate the equity value of the company to each class of our capital stock. The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. This method is generally preferred when future outcomes are difficult to predict and dissolution or liquidation is not imminent. Prior to starting preparations for this offering, the OPM was utilized because we could not reasonably estimate the form and timing of potential liquidity events.

        To determine the equity value utilized in the OPM, we analyzed the Company's equity value using a weighted combination of two methodologies, the discounted cash flow method and the public company market multiple method. The discounted cash flow method estimates the value of a company based on its expected future cash flows discounted to present value at a rate of return commensurate with the risks associated with the cash flows. For each valuation date, management determined a financial forecast to be used in the computation of the equity value under this approach. These financial forecasts took into account our past financial and operational results and our expected future results. A discount rate was then applied based on market-required rates of return observed in the venture capital industry, as well as the specific perceived risks of achieving the forecasted financial performance. The public company market multiple generally estimates the equity value of a company by applying market multiples of comparable companies that are publicly traded. Comparable publicly-traded companies were selected on the basis of operational and economic similarity to our business, including comparable industry (laboratory service and diagnostics) and enterprise value, stage of development and risk profile at the time of the valuation. A multiple of key metrics implied by the enterprise values of these comparable companies were then calculated. Based on our historical and expected financial and operational performance as compared to the comparable companies, appropriate multiples were selected and applied to our metrics to derive an indication of equity value.

        The following table sets forth the per share exercise price of the stock options at each grant date, the estimated fair value based on our independent third-party valuation and our estimated fair value per share. In addition, in preparation for this offering and in connection with the receipt of our June 30, 2012 contemporaneous valuation report, we subsequently reassessed the fair values of these option grants solely for the purpose of calculating the fair value of the stock options. The following table also includes the reassessed fair value per share for the stock option grants.

Grant Date	Number of Options Granted	Per Share Exercise Price of Options	Fair Value Per Share of Common Stock	Updated Fair Value Per Share of Common Stock
October 13, 2011	1,049,500	$0.13	$0.13	$1.16
February 15, 2012	680,500	$0.13	$0.13	$1.16

	1,730,000

        October 13, 2011 Stock Option Grants.    On October 13, 2011, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by an independent third-party valuation as of March 31, 2011. The valuation report utilized the OPM and employed multiple valuation approaches to derive the Company's equity value used in the OPM, including the discounted cash flow method and comparable public company market multiple method. A discount for lack of marketability of 25% was then applied in the calculation of final fair value per share. The valuation report determined a common stock value of $0.09 per share as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of October 13, 2011 to be $0.13. Specifically, our Board of Directors considered the launch of our Advanced CVD Monitoring services in July 2010 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

        February 15, 2012 Stock Option Grants.    On February 15, 2012, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by the independent third-party valuation as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of February 15, 2012 to be $0.13. Specifically, our Board of Directors considered our recent Series F Preferred Stock financing in which shares of our Series F Preferred Stock were sold at a price that represented only a nominal increase in the equity value of the Company from our prior preferred stock financing in December 2008, raising approximately $5.0 million in additional capital. In addition, the Board considered the growth in our Advanced CVD Monitoring services since March 31, 2011 and October 13, 2011 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

  June 30, 2012 Valuation and Reassessment of Fair Value

        In connection with the preparation for this offering, we obtained a valuation report as of June 30, 2012. The June 30, 2012 valuation utilized the probability-weighted expected return method, or PWERM, to allocate the enterprise value to the common stock. Under this method, the per share value of the common stock is estimated based upon the probability-weighted present value of expected future equity values for our common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class of stock, discounted for a lack of marketability. The future liquidity event scenarios and probabilities for such scenarios were: (1) an IPO in the fourth quarter of 2012 (30%); (2) an IPO in early to mid-2013 (15%), (3) an IPO in early to mid-2014 (25%); (4) a strategic merger or sale of our company at a premium to the cumulative liquidation preference of the preferred stockholders in mid-2015 (25%); and (5) a dissolution or sale of our company at a value below the cumulative liquidation preference of the preferred stockholders (5%). The timing of these future liquidity event scenarios was determined based primarily on input from our board of directors and management. Our Board of Directors in consultation with management, after an evaluation of the growth in our Advanced CVD Monitoring services, weighted the aggregate probability of an IPO at 70%. Within the IPO scenarios, the Board of Directors determined that it was more likely for a near term (fourth quarter of 2012 or early to mid-2013) IPO to occur; however, given market conditions for life sciences IPOs, we considered an alternative long-term IPO scenario (early to mid-2014) approximating our expected timeline for completion of the development of our second generation system. The future values of our common stock in the IPO scenarios and the strategic merger or sale scenarios were estimated by application of the market approach based on certain key assumptions, including the following:

  •
  our expected pre-money IPO valuation based on recently completed initial public offerings of similar stage companies in the laboratory and diagnostic segment of the life sciences industry;

  •
  estimated third-party trade sale values based on recent transactions involving companies in the laboratory and diagnostic segment of the life sciences industry; and

  •
  expected dates for a future exit or liquidity event based on key events and company timelines.

        The discount for marketability utilized in this valuation was 15% and was based on two put option methodologies applied consistent with the AICPA Practice Guide for which we utilized the mean. This discount was based primarily on our progress toward an initial public offering following our organizational meeting in late May 2012, as well as the relative uncertainty in the public markets for IPOs, particularly in the life sciences industry.

        This valuation resulted in a $2.11 fair value per share. Following receipt of this valuation, we performed an analysis to reassess the fair value of common stock as of October 13, 2011 and February 15, 2012. During this analysis, we considered several additional factors: the effects of changing our valuation model from an OPM to a PWERM method; the effects of updating the probability weighting of an IPO as a result of the starting the registration process for our IPO in May 2012; and the February 2012 sale of Series F Preferred Stock at $1.1606 per share, which included the conversion of convertible bridge loans issued in May and June 2011. Offsetting these factors, we took into consideration the continued volatility of the capital markets, particularly for life sciences IPOs, and the lack of recent examples of comparable companies with successful IPOs. These factors led us to an updated fair value of common stock of $1.16 per share for the stock options granted on October 13, 2011 and February 15, 2012, solely for purposes of calculating the fair value of our outstanding stock options.

Convertible Preferred Stock Warrant Liability

        We account for warrants to purchase shares of convertible preferred stock as liabilities at fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a change of control. We re-measure these warrants to current fair value at each balance sheet date, and any change in fair value is recognized as a component of interest income and interest (expense) in its statements of operations. We estimated the fair value of these warrants at the respective balance sheet dates using an enterprise value option pricing model. We use a number of assumptions to estimate the fair value including the remaining expected life of the warrant, risk-free interest rates, expected dividend yield, and expected volatility of the price of the underlying stock. These assumptions are subjective and the fair value of these warrants may have differed significantly had we used different assumptions. We will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the convertible preferred stock warrants or until holders of our outstanding preferred stock can no longer trigger a deemed liquidation event.

JOBS Act

        In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board, or FASB, issued new guidance for fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. The guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The guidance is effective for us prospectively beginning in the first quarter of fiscal 2012. The adoption of this guidance did not have a material impact on our financial statements.

        In June 2011, the FASB issued Accounting Standards Update, or ASU, No. 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. Comprehensive income may no longer be presented only within the consolidated statement of stockholders' equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. We adopted this ASU in the first quarter of 2012 and are reporting under the two statement approach which did not have a material impact on our financial statements.

Change in Independent Registered Public Accounting Firm

        In April 2012, our Board of Directors, upon recommendation from our Audit Committee, replaced Burr Pilger Mayer, Inc., as our independent registered public accounting firm with Ernst & Young LLP. Burr Pilger Mayer, Inc. had served as our independent registered public accounting firm since 2006. Burr Pilger Mayer, Inc.'s reports on the financial statements for the fiscal years ended December 31, 2009 and 2010 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2010 and through April 2012, there were no disagreements with Burr Pilger Mayer, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Burr Pilger Mayer, Inc. would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements. During the fiscal years ended December 31, 2009 and 2010 and through April, 2012, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Audit Committee conducted a competitive process to select a firm to serve as our independent registered public accounting firm for the year ended December 31, 2011 and upon the conclusion of such process, the Audit Committee recommended that Ernst & Young LLP be engaged as our independent registered public accounting firm. During the fiscal years ended December 31, 2009 and 2010, and through April 2012, neither we nor anyone on our behalf had consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes.

  Interest Rate Sensitivity

        We are exposed to market risk related to changes in interest rates as it impacts our interest income and expense. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates.

        Cash and Cash Equivalents.    As of March 31, 2012, we had cash and cash equivalents of $6.5 million, and restricted cash of $0.1 million. Our cash equivalents are invested in interest-bearing certificates of deposit and money market funds. We do not enter into investments for trading or speculative purposes. Due to the conservative nature of our investment portfolio, which is predicated on capital preservation and mainly consists of investments with short maturities, we do not believe an immediate one percentage point change in interest rates would have a material effect on the fair market value of our portfolio, and therefore we do not expect our operating results or cash flows to be significantly affected by changes in market interest rates.

        Term Loan.    As of March 31, 2012, we had debt obligations of $0.4 million and $4.1 million under our loans with Bridge Bank and Horizon, respectively. Our debt obligation to Horizon carries a fixed interest rate of 11%. In April 2012, we amended the outstanding Bridge Bank loan balance was repaid and replaced with a $5.0 million Bridge Bank Growth Capital Term Loan, which carries a variable interest rate of Bridge Bank prime rate plus 1.50%, with a prime rate floor of 3.25%. If there is a rise in interest rates, our debt service obligations under the Bridge Bank loan agreement would increase even though the amount borrowed remained the same, which would affect our results of operations, financial condition and liquidity. Assuming no changes in our debt obligations from the initial loan amount, a hypothetical one percentage point change in underlying variable rates would change our annual interest expense and cash flow from operations by approximately $50,000 without taking into account the effect of any hedging instruments. We have not entered into, and do not expect to enter into, hedging arrangements.

  Foreign Currency Exchange Risk

        We bill all of our Advanced CVD Monitoring payors and most of our Life Sciences customers in U.S. dollars and receive payment in U.S. dollars. We bill a portion of our Life Sciences customers located in Europe in Euros and receive payment in Euros. For the year ended December 31, 2011, revenues of $1.8 million were billed in Euros, which represented 7% of our total revenues. Invetech, Inc., our contract manufacturer of digital technology instruments, bills us in Australian dollars and we make payments in Australian dollars. For the year ended December 31, 2011, payments to Invetech represented 3% of our combined costs of revenues and operating expenses. We do not expect these proportions to increase as we continue to sell Advanced CVD Monitoring services in the U.S., and, therefore, we do not expect our operating results or cash flows to be more affected by changes in foreign currency exchange rates in the near term. We do not currently hedge any foreign currency exposure.

Business

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a 10- to 100-fold improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        According to the Centers for Disease Control and Prevention, or CDC, CVD is the leading cause of death in the United States. The CDC further estimates that nearly one in every three deaths is from heart disease or stroke, an average of approximately 2,000 deaths per day. The American Heart Association, or AHA, estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. However, it is believed that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        Our CVD menu covers four categories of tests: heart function, inflammatory, lipid and metabolic tests. Our menu features our proprietary Sgx HD cTnI test for cardiac troponin-I, a key component of our heart function panel, as well as our proprietary inflammatory test panel (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Cardiac troponin-I, or cTnI, is a clinically validated biomarker that has been used primarily in the acute setting for the diagnosis of myocardial infarctions, or heart attacks. Our proprietary inflammatory test panel measures levels of selected cytokines, which, when present in elevated levels in the blood, may be positively correlated to coronary heart disease, or CHD, risk, a leading cause of heart attacks.

        Our proprietary cTnI and inflammatory tests allows physicians to actively measure these biomarkers at previously undetectable levels, enabling these biomarkers to become clinically relevant in the chronic disease setting. The high precision of our digital technology platform enables these proprietary tests, together with our other CVD tests, to be used as a monitoring tool by physicians in routine care to manage patients across the continuum of CVD progression. As a result, physicians can establish and deliver personalized treatment and monitoring plans to patients to mitigate the risk of an acute cardiac event. The prognostic value of high sensitivity cTnI for CVD detection in the chronic setting is cited in numerous studies and clinical peer-reviewed publications, including Clinical Chemistry, Clinical Biochemistry and European Heart Journal.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD menu utilizing our CLIA certified laboratory in Alameda, CA. We currently market our tests in 28 U.S. states and, as of March 31, 2012, we have processed over 150,000 patient samples and invoiced approximately 1,000,000 tests. Because our tests target well-known biomarkers, reimbursement for our tests is based on existing Medicare CPT codes and private payors, including major U.S. insurance providers, as well as Medicare and Medicaid pay for our tests. In addition, we market and sell our digital technology platform and immunoassay development services to customers in the life sciences industry to facilitate their research and drug development efforts. For the year ended December 31, 2011 and the three months ended March 31, 2012, our revenues were $24.8 million and $9.3 million, respectively, and our net loss was $12.5 million and $3.3 million, respectively.

        In order to expand into the global in vitro diagnostic, or IVD, market, we are developing a second generation high precision, digital immunoassay monitoring platform. We expect this system to be a higher-throughput, fully-automated platform focused on high precision immunoassays for advanced management of CVD and other chronic diseases. We currently expect to begin utilizing our second generation platform in our CLIA laboratory in 2014. We expect to focus our initial test panels on high-value, high sensitivity proprietary tests for chronic CVD detection and monitoring. We intend to seek applicable regulatory clearances in selected markets in order to allow us to make our technology platform and CVD menu more widely available through clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

Market Overview

        Chronic diseases are the leading cause of death and disability worldwide and, according to a 2011 report by the World Health Organization, disease rates relating to chronic diseases such as CVD, cancer, chronic obstructive pulmonary disease and type 2 diabetes, are accelerating on a global basis. By 2020 their contribution is expected to rise to 73% of all deaths and 60% of the global burden of disease. In the United States, chronic disease healthcare costs are estimated to be $1.8 trillion annually. CVD is one of the most common chronic diseases and, according to the CDC, approximately $444 billion was spent in the United States in 2010 on CVD-related healthcare costs. However, it is believed that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        Effective management of chronic disease requires cost-effective tools for early diagnosis, evaluation of treatment efficacy and monitoring of disease progression. While our current focus is on the detection and monitoring of CVD, we believe our technology can be broadly applied to detecting and monitoring a wide variety of chronic diseases. We intend to become a leader in these areas through our proprietary platform and test menu offerings, providing physicians with the ability to better measure disease risk and progression and potentially limit acute events and reduce healthcare costs associated with chronic disease.

  CVD Diagnostic Market

        The AHA estimates that 82.6 million people in the United States have been diagnosed with and suffer from one or more forms of CVD, the most common forms of which are CHD, the narrowing or blockage of coronary arteries, and hypertension. Myocardial infarction, also referred to as a heart attack, is one of the most common manifestations of CHD and occurs when blood supply to a part of the heart is interrupted, resulting in permanent damage or death of heart tissue. In the United States alone, a heart attack occurs every minute on average.

        The chronic CVD patient population can be segmented generally into two categories: primary at-risk patients and secondary prevention patients. Primary at-risk patients have not had a prior CVD event, such as a heart attack, stroke or congestive heart failure, but are considered to be at an elevated risk for a CVD event in the future due to biologic and/or lifestyle risk factors. These risk factors include obesity, hypertension, diabetes, high serum cholesterol and family history of CVD. Secondary prevention patients are those patients who have suffered one or more prior CVD events.

        Lipid Testing.    Lipid panel testing is currently accepted as the standard of care for assessing an individual's risk for coronary heart disease and, specifically, atherosclerosis, which is the hardening and narrowing of the arteries caused by a buildup of plaque composed of cholesterol and other lipids, such as triglycerides, in the arterial wall. A conventional lipid panel is a group of tests that measures high density lipoprotein cholesterol, or HDL, low density lipoprotein cholesterol, or LDL, and triglycerides in an individual's blood. These measurements are used as predictive indicators of an individual's risk of atherosclerosis, a leading cause of CHD.

        Lipid panel tests are among the most frequently ordered lab tests in the United States. Estimates suggest that approximately 200 million lipid panel tests are performed annually by clinical laboratories and hospital outreach laboratories for patient management. Additionally, according to industry sources, lipid panel tests/complete lipid profiles accounted for nearly 50% of all cholesterol and other cardiovascular tests performed in clinical reference laboratories, and hospital, public health and private laboratories, in 2011, and the total cholesterol and lipid U.S. market totaled 437 million test units in 2011.

        Cardiac Troponin Testing.    In the acute care setting, the measurement of cardiac troponin biomarkers is the current standard of care for the diagnosis of a heart attack and has long assisted physicians in improving diagnostic strategies for the effective management of patients with severe chest pain. While limited to the acute setting in the United States, cardiac troponin testing was projected in 2008 to account for over $800 million of the total domestic cardiac marker laboratory testing market annually by 2010, according to industry sources. Troponin is comprised of three regulatory proteins that are integral to non-smooth muscle contraction in skeletal and cardiac muscle. Cardiac troponins are released from the heart muscle into the blood circulation in response to heart cell death, or myocardial necrosis. Because patients with myocardial necrosis have significantly elevated cardiac troponin levels, the cardiac troponin test in the acute care setting can differentiate patients with an acute myocardial infarction from those with unstable angina, acute pulmonary embolism or an aortic dissection in a timely fashion to facilitate targeted patient management.

        Inflammatory Biomarkers.    Recent advances in atherosclerosis research have indicated that chronic inflammation of the blood vessels plays a significant role in the initiation and subsequent progression of atherosclerosis. Inflammation occurs primarily within the walls of arterial blood vessels as white blood cells migrate from the blood stream and accumulate in the artery wall. Small protein molecules called cytokines are secreted by a variety of cells within the artery wall and accelerate the process of inflammation. The accumulation of these inflammatory white blood cells and other lipids, such as cholesterol in the artery, form diseased lesions or plaques within the vessel wall which build up over time. These lesions include cells that release cytokines into the bloodstream. These cytokines (Interleukin, or IL,-6,-17A and tumor necrosis factor, or TNF-a), if measured in blood samples, can be used as early indicators of inflammatory disease, enabling further risk stratification of those patients susceptible for future CVD events.

        The inflammatory testing market is comprised of C-reactive proteins, or CRPs, a well known protein associated with low grade chronic inflammation, and high sensitivity-, or hs-CRPs. The CRP and hs-CRP testing market alone was estimated to be $66.5 million in 2010 in the U.S. according to industry sources.

Limitations of Existing CVD Testing

        Lipid panel testing is generally a well-accepted approach to determine a patient's need for LDL-lowering or HDL-targeted statin therapy and monitoring treatment response. While traditional lipid profiles can be potentially predictive of atherosclerosis, lipid profiles are not effective for the prognosis of the onset of chronic CVD prior to an acute event. A recent study has indicated that almost half of patients hospitalized with some form of coronary heart disease have LDL cholesterol levels traditionally considered to be low risk, and so would not necessarily have been thought to be at risk.

        In addition, there is increasing awareness that lipid testing alone is insufficient to significantly reduce the occurrence of CVD events. In "Efficacy and Safety of Cholesterol-Lowering Treatment," a study published in 2005 in The Lancet, a peer-reviewed medical journal, an analysis of the data from 14 different lipid lowering statin trials involving approximately 90,000 patients showed an overall reduction in major cardiovascular events of only 21%. Nonetheless, lipid panel testing, when combined with an assessment of various lifestyle factors, including diet, frequency of exercise, psychosocial stress levels and medication usage, is the primary method used to evaluate a patient's CVD risk. As such, there is a significant need to include in the current standard testing regimen a non-cholesterol-based indicator that enables healthcare providers to better predict an adverse cardiac event.

        While advanced non-cholesterol-based indicators, such as cTnI and other cardiac biomarkers and certain inflammatory biomarkers, have been identified in multiple studies as having the potential to predict adverse cardiac events, their utility has been limited given the lack of clinical utility data or in some cases the lack of commercially available technology to detect these biomarkers at lower concentrations. At commercially available detection levels, cardiac troponin and certain inflammatory biomarkers have either been limited to the diagnosis of a cardiac event in an acute setting or have not been commercially utilized as CVD indicators. The current cardiac troponin testing market is largely limited to the acute care setting, as most other commercially available technologies can only accurately measure cardiac troponin at levels elevated above 30 - 50 pg/mL, which is generally not sensitive enough for use in non-acute settings. Yet, multiple studies have suggested that troponin is present in circulation at significantly lower levels in advance of an adverse cardiac event. Normal cardiac troponin levels in healthy individuals have been indicated to be 10.1 pg/mL by a Minnesota Heart Survey in 2012. A seminal study by Apple et. al. published in Clinical Chemistry, a journal of clinical laboratory science, indicated that individuals who have currently not been diagnosed with cardiovascular disease but who have cardiac troponin levels above 10 pg/mL are at an 850% increased risk of dying due to a cardiac event over the next eight to 15 years. In other words, according to the Apple study, slightly elevated cTnI means that a healthy person remains at risk of suffering from a future myocardial infarction or stroke.

        Inflammatory and advanced CVD tests for assessment of apolipoproteins and CRPs are, along with other lipid parameters, emerging as potential tools in improving CVD risk prediction. A 2002 primary prevention study published in the New England Journal of Medicine showed that CRP increases during an inflammatory response, and suggests it was a stronger predictor of future cardiovascular events than high LDL cholesterol. In 2003, a CDC and AHA writing group issued guidelines concluding that it is reasonable to use hs-CRP to assess CHD risk for primary prevention. Recent publications on multiple independent clinical studies have continued to build upon these initial findings and have shown that increased levels of additional inflammatory biomarkers in the blood may correlate with increased heart disease risk. These studies indicate that the measurement of individual cytokines can provide additional risk stratification for future cardiovascular events in acute and chronic disease patients as well as in asymptomatic patients. Furthermore, combinations of these inflammatory biomarkers, such as IL-6, IL-17A, TNF-a and hs-CRP, are synergistic and together may provide additional power towards future CVD risk stratification.

Our Solution

        Cardiac diseases are progressive in nature. As a result, there is a significant unmet need for prognostic biomarkers in the chronic setting that help doctors better identify and stratify patients with CVD risk in advance of an acute episode. Our proprietary digital immunoassay platform technology enables the early detection and monitoring of biomarkers with a 10- to 100-fold greater sensitivity than other commercially available platforms, allowing for the measurement and monitoring of biomarkers at previously undetectable levels. We have initially focused our clinical test offerings on CVD through our Advanced CVD Monitoring services. We offer an advanced CVD menu, which includes our proprietary digital heart function and inflammatory tests, as well as non-proprietary tests, to provide physicians with clinically important diagnostic information that enables personalized disease management for both the primary at-risk and secondary prevention patient populations.

        Our test results are provided to physicians via easy-to-interpret patient reports that utilize color coding to highlight risk and track the biomarker concentrations in four CVD-related categories—heart function, inflammation, metabolic and lipids. Our reports enable physicians to develop a personalized treatment plan for patients and to track the success of that plan between office visits.

  Proprietary Platform Technology

        Our proprietary platform technology measures relevant biomarker concentrations at significantly lower levels than other commercially available technologies, providing physicians with a tool to better stratify CVD risk. The high precision of our platform technology enables physicians to monitor the progression of chronic disease before the onset of severe clinical symptoms. We have improved upon the sensitivity limitations of current immunoassay tests and platforms by utilizing our proprietary nanofluid single molecule immunoassay fluorescence detection platform. Our platform eliminates the immunoassay background using a threshold signal level above which we digitize and count, with a high degree of confidence, a single molecule immunoassay signal.

        Current commercially available testing methods generally do not have sufficient sensitivity or precision to enable early detection of chronic disease or monitor subtle changes in biomarker concentration levels. These current methods are thus often limited for use well into the disease progression or even, as in the case of current testing for cTnI, at the time of an acute cardiac event. Numerous studies performed using our proprietary platform technology have shown that people have very low levels of cTnI released into their blood well in advance of an acute cardiac event and also that individuals have a baseline, or stable, concentration level of cTnI. In fact, 99% of healthy individuals have very low, but measurable, cTnI concentration levels which are less than 10 pg/mL, meaning they are at relatively low risk of having a future cardiac event.

Singulex HD cTnI sensitivity for CVD

        The Apple study demonstrated that people who are not currently diagnosed with CVD, but who have cTnI concentration levels above 10 pg/mL, are at a significantly increased risk of dying due to a cardiac event over the next eight to 15 years. This study examined several biomarkers, including cTnI, to evaluate their predictive ability with respect to CVD mortality in 211 participants and 253 controls, matched on age, sex and study year, who were enrolled in the Minnesota Heart Survey, or MHS. Initiated in 1980, MHS is an ongoing metropolitan population-based study of risk factors of coronary heart disease. The figure above shows that the ability of our platform technology to measure cTnI concentration levels as low as 0.1 pg/mL enables the detection of this biomarker in a much greater number of patients.

Our Advanced CVD Monitoring Services

        In July 2010, we launched our Advanced CVD Monitoring services utilizing our CLIA certified laboratory. The key components of our advanced CVD menu, depicted in the figure below, cover the spectrum of cardiovascular diseases, including coronary heart disease, or CHD, heart attacks, heart failure and stroke, and features four categories of CVD-related tests: heart function, inflammation, metabolic and lipids. The heart function and inflammatory test menu includes our digital proprietary cTnI and inflammatory biomarker tests (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Physicians can order our complete menu or they can construct an appropriate menu of only specific tests that they believe are relevant to their patients.

Singulex Advanced CVD Test Menu

        Our digital cTnI assay, which has been used in numerous studies of adults with acute coronary syndromes and has shown the potential for predicting cardiovascular events in patients, offers specific information across the spectrum of CVD progression. By monitoring changes in the amount of cTnI in the blood at levels undetectable by other commercially available technologies, we offer insight into disease progression and a risk assessment tool for physicians to assess whether the patient may require immediate or sustained, medium- or long-term treatment or intervention.

        Our advanced CVD test menu covers the spectrum of CVD progression, including CVD, heart attacks, heart failure and stroke. The progression of CHD includes plaque formation (early stage), plaque progression and plaque rupture (final stage of the disease), as illustrated in the figure below. To help physician's assess the patient's level of chronic inflammation, our advanced CVD menu includes a panel of known inflammatory biomarkers (including our proprietary HD IL-6, IL-17A and TNF-a) associated with atherosclerosis to determine the potential for early stage inflammation in the artery, while our lipid panel provides information on the concentration of lipids in the blood. If elevated levels of inflammatory biomarkers are detected in conjunction with an abnormal lipid panel result, the risk of progression may be compounded.

The Progression of CHD

        Our focus is on enabling the improvement of cardiovascular health through innovative technology and personalized treatment tools. Our proprietary tests and testing capabilities provide information to physicians that can help them determine patient risk characteristics with a higher degree of precision, increasing the accuracy of baseline risk characterization and improving the ability to determine the most appropriate degree of aggressiveness in establishing a treatment plan.

        Physicians order from us sample processing kits, which include requisitions, blood collection tubes, and pre-labeled specimen shipping containers, required to support their anticipated testing volume. Physicians typically order additional sample processing kits on a weekly basis. The physician will have a phlebotomist perform the blood draw for each patient. On average, one to four blood collection tubes are collected per patient based on the number of tests ordered by the physician. The physician then completes our testing requisition, specifying the patient's demographic and insurance information, and lists all of our tests to be performed for that patient. The patient's blood collection tubes are then packaged with an ice-pack and shipped in our pre-labeled containers to our CLIA laboratory. Depending on the physician's practice test volume, multiple patient samples may be shipped in one of our containers. Blood collection tubes must be kept refrigerated and, in general, must be received by us for testing within four days from the time of blood draw.

        We provide our test results to physicians using easy-to-interpret reports that record the concentrations of biomarkers from the four CVD categories covered by our Advanced CVD Monitoring services. Our test reports include both current test results and historical patient test-related data. Physicians can use this data to monitor the patient's CVD risk, therapeutic response and disease progression over time. Using this comparative data, physicians can make better informed recommendations for subsequent therapeutic/lifestyle interventions and develop a customized treatment plan.

        We also engage clinical health educators, or CHEs, who educate, support and answer the questions of both physicians and patients on the added value of our CVD menu. Our goal is to enable a physician to have a comprehensive view of a patient's risk for CVD and enable the patient to better comply with the physician's treatment plan. An effective treatment plan can be tailored to the patient's test results and can include the use of therapeutics, lifestyle changes and/or other alternative therapy supplements. In addition, for patients at more elevated levels of risk, additional or follow-up visits may be scheduled to retest the elevated biomarkers as an assessment of the effectiveness of the treatment and the compliance of the patient with the treatment plan. Our test report provides the testing physician the biomarker test history of the patient so it may be used as a monitoring tool for the physician and the patient.

        We believe that our Advanced CVD Monitoring services provide the following benefits to our patients, enabling the reduction in overall healthcare costs and better patient compliance with treatment protocols.

Our Competitive Strengths

        We believe that our competitive strengths include the following:

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  Proprietary digital technology platform:  Our immunoassay diagnostic technology platform is capable of measuring single molecules in previously undetectable biomarker concentrations. Our high precision measurement enables the detection and periodic monitoring of CVD throughout the disease progression continuum. While we have initially utilized our technology for the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers and inflammatory- and autoimmune-based disease.

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  Use of well-known biomarkers:  Our focus on utilizing well-known biomarkers with our digital technology platform allows us to leverage biomarkers known or validated in the acute setting and establish their prognostic value in the chronic monitoring setting. The prognostic value of high sensitivity cTnI for CVD detection in the chronic setting is cited in numerous studies and clinical peer-reviewed publications, including Clinical Chemistry, Clinical Biochemistry and European Heart Journal. We believe this will reduce barriers to market adoption, lower clinical acceptance costs and alleviate reimbursement coverage decision challenges.

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  Focus on large and growing CVD market:  CVD is the number one cause of death in the United States and is projected to grow substantially. In particular, the AHA estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. Key factors driving increased incidence and prevalence of CVD include an aging population, obesity, smoking, hypertension, diabetes and stress. It is believed that approximately 80% of premature CVD deaths are potentially preventable through early identification and management of CVD risk factors. We believe our strategy to provide prognostic value in the growing CVD market will result in physicians using our Advanced CVD Monitoring service to test their patients on a regular basis to detect chronic CVD early and effectively monitor disease progression.

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  Differentiated chronic CVD testing solution:  Our Advanced CVD Monitoring services combine our CVD menu with integrated comprehensive reports providing physicians with tools to enable the development of a personalized treatment plan for, and improved monitoring of, patients across the continuum of CVD progression. In addition, our CVD tests enable physicians to better identify and stratify patients at risk of developing CVD in advance of an actual cardiac event. As physicians continue to integrate our CVD testing solution in their patient treatment and monitoring plans, we believe we will be able to leverage these relationships to offer new testing solutions in chronic diseases beyond CVD.

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  Relationships with established Life Sciences customers:  We also market and sell our digital technology platform and immunoassay development services to customers in the Life Sciences industry to facilitate their research and drug development efforts. These customers serve as an important validation of our high precision technology platform. We believe that the immunoassay development we undertake for our Life Sciences customers will continue to serve as a pipeline for our diagnostic services by generating additional assays that we may make commercially available in our menu.

Business Strategy

        Our strategy is to be a leader in chronic disease detection and monitoring through our proprietary technology and CVD menu. The key elements of our strategy are the following:

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  Achieve broad-based adoption of our advanced CVD menu:  We plan to achieve broad-based adoption of our CVD menu by increasing our sales and marketing presence in the United States with both direct and contracted sales representatives. We believe that our Sgx HD cTnI test, together with our comprehensive CVD menu, is a critical factor in driving this adoption. We also expect to increase our brand awareness through our physician and patient education initiatives, as well as through sponsored research efforts in chronic disease detection and monitoring.

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  Increase market awareness and educate physicians about the clinical utility of our advanced CVD menu:  We intend to fund studies which will further demonstrate the clinical utility of well-known biomarkers through peer-reviewed publications. In addition, we intend to continue to work with our clinical advocates and key opinion leaders to further educate our current and potential customers on the clinical utility of our CVD menu. We intend to fund evidence-based healthcare economic studies which will provide empirical support for the potential healthcare cost savings of earlier detection and monitoring of CVD and other chronic diseases.

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  Expand our advanced CVD menu:  We will continue to focus on the expansion of our current CVD menu. We intend to introduce additional high-value tests in order to provide physicians with additional tools to implement a personalized treatment and monitoring program. In addition to optimizing our CVD menu, our research and development efforts are targeted at identifying other clinically-relevant and well-known biomarkers in CVD and other chronic diseases.

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  Develop and commercialize our second generation platform:  We are currently developing a second generation platform to enable the expansion of our business to the global IVD market. Our second generation system is a benchtop analyzer that we believe will offer significant throughput enhancements, faster results and expanded dynamic range than our current digital platform. We believe securing appropriate regulatory clearances will enable us to widely commercialize our second generation platform and significantly increase our market opportunity. We intend to initially focus our menu on CVD and subsequently on other chronic diseases.

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  Leverage our Life Sciences customer base:  Our Life Sciences customers include many top-tier pharmaceutical companies, academic institutions and CROs focused on biomarker discovery and drug research and development. The use of our digital technology platform in therapeutic research and drug development efforts enables us to work closely with these customers to develop new assays across a variety of chronic diseases. Because we generally retain the proprietary rights to any new assays we develop, we believe these Life Sciences customer relationships can result in new assays expanding our product offering.

Our Digital Technology Platform

        Our digital technology platform is a benchtop single-molecule counting instrument. We combine our digital technology platform with standard commercially available immunoassay sample preparation processes to digitally measure biomarker concentration. Since 2007, we have deployed our digital technology platform to over 20 Life Sciences customer locations for research use. Our open architecture allows our Life Sciences customers to utilize our platform either on their proprietary or conventional immunoassay to get a digital precision benefit for their clinical research and drug development across diseases. In 2009, we validated our digital technology platform and we received CLIA certification for our laboratory in Alameda, CA.

        Our digital technology platform achieves improved sensitivity of 10- to 100-fold over other commercially available technologies to accurately quantify biomarker concentration in a variety of biological fluids, including blood plasma/serum and tissue lysates, due to our single molecule fluorescent detection capability. While we have initially focused our test menu on the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers, and inflammatory- and autoimmune-based disease.

        Our technology platform enables the accurate and reproducible monitoring of biomarkers at a very low concentration levels of 0.1 pg/mL, to high concentration levels over 1,000 pg/mL. To achieve this level of performance, five key steps are required (depicted in the figure below):

Collection
Step 1: Sample Collection
• Low abundance biomarkers in complex biological samples
Standard Immunoassay Protocol
Step 2: Incubation
• A biological sample containing the targeted biomarker is introduced into a 96-well plate
• Magnetic beads coated with a "primary antibody" are added to a 96-well plate
• The combined sample and targeted biomarker is incubated with magnetic beads
Step 3: Washing + Fluorescent Labeling
• Magnetic separation and washing of combined sample to remove unbound antibodies
• Add secondary, or detection, antibody with fluorescent dye to sample solution for incubation
• Washing of combined sample to remove unbound detection antibody
Proprietary Singulex Technology
Step 4: Elution
• An elution buffer is added to separate the antibodies from the magnetic beads to create suspended fluorescently labeled antibodies in solution and transferred to a 384-well plate
Step 5: Counting
• Fluorescently labeled antibodies are introduced to our laser confocal microscope digital counter and single fluorescence molecules are individually detected and digitized

Life Sciences

        We sell our high precision digital technology platform and immunoassay development services to help leading pharmaceutical companies, academic institutions and CROs, study therapeutic efficacy, pharmacodynamics, pharmacokinetics and drug safety. Our digital technology platform enables these customers to remove bottlenecks from their clinical development programs caused by a lack of high sensitivity measurement capabilities. For example, our technology can allow a pharmaceutical company to test the cardiotoxicity profile of a product candidate at a much earlier stage, resulting in more effective development efforts and potential for significant cost savings.

        In addition, the research and development teams of our customers incorporate our digital technology into early-stage biomarker monitoring and validation to identify biomarker candidates for chronic disease management and therapeutic development. Low abundance biomarkers have the potential to provide indications of specific conditions, thus allowing for more precise stratification of patient populations. Chronic low-level inflammation contributes to the pathogenesis of seven of the top 10 causes of mortality in the United States—heart disease, diabetes, stroke, cancer, Alzheimer's, lower respiratory disease and nephritis. Our digital inflammatory panels are currently focused on detecting and monitoring inflammation early, allowing physicians to better manage patients' inflammation. We believe our proprietary inflammatory panel tests will provide the basis for us to utilize our high precision technology in the detection and management of other chronic diseases in addition to CVD.

        We generally retain the proprietary rights to the assays we develop for our Life Sciences customers. We regularly evaluate these assays for potential synergies with our clinical offerings and consider them for potential inclusion in our test menu. We believe that the research and development efforts by our Life Sciences customers will help us expand our advanced monitoring services pipeline in other chronic disease areas, including those that we are currently pursuing in Alzheimer's disease, rheumatoid arthritis and Crohn's disease.

Competition

        We generally compete against providers of conventional lipid panel tests, as well as those providers of more advanced lipoprotein testing systems. The lipid panel test is widely ordered by physician offices and performed in substantially all clinical diagnostic laboratories. It is relatively inexpensive and reimbursed by virtually all payors. However, the market for lipid panel tests is highly fragmented, and there is no dominant provider for these tests. Our Advanced CVD Monitoring services offering also competes against companies that offer other methods for measuring lipoproteins. Among the companies providing these tests are Berkeley HeartLab, Inc., now part of Quest Diagnostics, Atherotech, Inc., LipoScience, Inc., SpectraCell Laboratories, Inc. and Health Diagnostics Laboratory, Inc.

        There are also diagnostic tests available that measure other lipoprotein indicators of cardiovascular disease risk, including apolipoprotein B, or apoB, a protein found on both LDL and VLDL particles. The apoB assay is a non-proprietary test offered by many clinical diagnostic laboratories.

        We expect the competition to intensify within the CVD market as there are several companies in the process of developing new technologies, products and services, including potentially other high-sensitivity troponin assays that may compete with our proprietary cTnI test.

        We compete against other life science tool companies in our sales efforts to our Life Science customers.

Sales and Marketing

  Advanced CVD Monitoring Services

        We utilize a two-pronged commercial approach in our Advanced CVD Monitoring services by using both contracted sales representatives through our relationship with BlueWave Healthcare Consultants, Inc., or BlueWave, and a direct sales force. We currently have a direct sale force covering 10 states and BlueWave sells our proprietary tests in 19 states. For the year ended December 31, 2011 and the three months ended March 31, 2012, a substantial portion of our revenues from our Advanced CVD Monitoring services was generated by our contracted sales force.

        BlueWave.    In June 2010, we entered into a seven-year agreement with BlueWave to provide our contract sales support. BlueWave is appointed as the exclusive sales agent of our proprietary tests in 18 states and non-exclusive sales agent in one state. BlueWave receives a sales commission based on cash collected by us from sales within these states. On an annual basis, we mutually agree with BlueWave on certain predefined sales targets. In the event that BlueWave fails to attain these sales targets, we have the option to make BlueWave's appointment non-exclusive. As our exclusive contracted sales agent, BlueWave has agreed not to offer for sale any third party testing services similar to our proprietary tests in the jurisdictions that we have appointed them as exclusive during the term of our sales agreement. In addition, BlueWave has a right of first negotiation to serve as our exclusive sales agent in any states in which we plan to expand our business subject to certain exceptions, including offering all of our proprietary tests that we intend to offer in any such new state. After expiration of the term of our agreement in June 2017, the agreement automatically renews for one-year periods, unless we or BlueWave decide otherwise. We also retain the right to terminate the agreement if BlueWave fails to attain predefined sales goals.

        Direct Sales Force.    In late 2010, we initiated a pilot direct sales force, consisting of two representatives, located in California and northern New Jersey to sell our full CVD menu. Based on the results of this pilot sales force initiative, we have added six additional sales representatives.

  Life Sciences

        We maintain a direct sales force in the United States and a direct and contracted sales force in Europe covering our Life Sciences customers. We intend to expand our direct sales force for Life Sciences customers in the United States, and we also intend to transition from a contracted sales organization in Europe to direct sales and customer support in the three key regions: Northern Europe, including the United Kingdom, Central Europe and Southern Europe. We may also explore business relationships with parties in Japan and other key Asian markets.

Testing and CLIA Laboratory Operations

        We operate our CLIA certified laboratory in Alameda, CA. This laboratory occupies 7,015 square feet of space in our headquarters building in Alameda and is operational six days a week. Currently, the laboratory processes approximately 25,000 tests per week on average and, with additional laboratory staffing, the capacity can be increased to approximately 39,000 tests per week on average using the existing equipment and facilities. We estimate that an additional 15 full-time laboratory employees would be required to support these higher capacity operations.

        Approximately 50% of all ordered tests are our proprietary assays that are run on automated liquid handling robots and read on our digital platform instruments. The remaining ancillary tests are chemistry and immunoassays run on other automated and manual instruments. Typical turn-around time between receipt of a patient blood sample and completion of all ordered tests for each sample for final reporting is approximately four to five business days.

        Our proprietary tests are internally manufactured, while the majority of the other assays are purchased from Roche, Siemens AG and R&D Systems, Inc.

Research and Development

        Our primary research and development focus is the development of our second generation immunoassay platform for the IVD market. In connection with the commercialization of our second generation system, we intend to pursue regulatory approvals and clearances in target markets, including the United States, with a view towards allowing us to expand our customer base in the United States to include reference laboratories and to enable the decentralization of our technology both in the United States and internationally.

        We believe that our second generation system will be a cost-effective, easy-to-use, high-performance, fully automated platform focused on high-precision immunoassays for advanced management of CVD and other chronic diseases. Our second generation system is expected to include an advanced single-molecule fluorescence detector, which will be based on scanning the sample, as well as integrated reagent dispenser, washing and incubation systems. We anticipate that our second generation system will be less expensive to manufacture and feature an easy-to-use workflow with higher throughput and dynamic range performances.

        We also intend to develop a high-value, high-sensitivity immunoassay IVD test menu for use with our second generation system. We expect to focus our initial test menu on chronic CVD detection and monitoring.

        We are targeting implementation of the initial units of the second generation system in our CLIA laboratory in 2014. As part of our development plans, we may have to conduct clinical studies and seek the appropriate regulatory clearances necessary to enable commercialization of the second generation system and immunoassay tests broadly to clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

        Additionally, we continue to fund early-stage research and clinical studies involving our digital high-precision immunoassay technology and existing biomarkers to identify potential new applications in chronic disease detection and monitoring, as well as studies to identify and validate other biomarkers for our CLIA laboratory.

        As of March 31, 2012, we had 28 employees engaged in research and development functions. Our research and development expenses were $4.4 million, $3.7 million and $6.1 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $2.1 million for the three months ended March 31, 2012.

Intellectual Property

        Our success will depend in part on our ability to develop and maintain patent and other intellectual property rights for key aspects of our technology. We rely upon patents, unpatented trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We intend to aggressively protect, defend and extend our intellectual property rights in our technology.

  Patents

        As of June 30, 2012, our patent estate included five issued U.S. and foreign patents and 61 patent applications pending in the United States and various foreign jurisdictions throughout the world. One issued patent covers methods for using our digital platform technology, and one issued patent relates to our second generation system. These patents expire between 2025 and 2029.

  License from Regents of the University of California

        We co-own with the Regents and have broadly and exclusively licensed from the Regents, under a royalty-bearing license, their interest in U.S. 7,838,250, which expires in 2027, and its related U.S. and foreign applications. This patent family covers methods for determining the cardiovascular health of an individual, cardiac damage in an individual and cardiac damage progression in an individual using high sensitivity detection of cTnI. We are obligated under this license to, among other things, pay certain royalties and to diligently proceed with the development, approval, manufacture and sale of licensed products and services and diligently market licensed products and services in quantities sufficient to meet market demand for the licensed products and services. We are also obligated to submit an application for marketing approval for products covered by the license agreement to the FDA by November 2013, with up to two one-year extensions available. This license lasts until the expiration or abandonment of the patent rights licenses; however, the Regents may terminate our license if we fail to perform our obligations under the license agreement and do not cure our failure within 60-days after receipt of a notice of default.

  Supply and License Agreement with Invitrogen Corporation/Molecular Probes Inc.

        In June 2006, we entered into a supply and license agreement with Invitrogen Corporation/Molecular Probes Inc. (now a subsidiary of Life Technology Corporation) covering the supply of the fluorescent dye for use in our digital platform technology instruments. The license is non-exclusive and worldwide covering the right to use and make use for sale the fluorescent dye. The license agreement also contains an option to license additional intellectual property. We pay a nominal annual minimum royalty, single digit royalties on net sales of relevant product and services after costs to us, which is creditable against the annual minimum royalty, and a royalty on any technology access fees. Unless terminated earlier, the supply and license agreement lasts until the last to expire of the patents covering the intellectual property. Subject to certain conditions, we may terminate the agreement on 30 days written notice. Invitrogen may terminate the license upon 60 days written notice to us in the event we have not purchased any product supply for a period of at least 12 consecutive months. Either party may terminate the agreement following written notification of a material breach and failure to resolve the breach pursuant to the dispute resolutions provisions of the agreement.

  Trademarks

        We hold registered trademarks in the United States for our marks "Singulex®," "Erenna®" and pending trademark applications for "Sgx LINK" (both for plain text and as a stylized mark), "Sgx HD" and the Singulex logo.

  Trade Secrets

        We require all employees and technical consultants working for us to execute confidentiality agreements, which provide that all confidential information received by them during the course of the employment, consulting or business relationship shall be kept confidential, except in specified circumstances. Our agreements with our employees and consultants provide that all inventions, discoveries and other types of intellectual property, whether or not patentable or copyrightable, conceived by the employee or consultant while the employee or consultant is employed or engaged by us are assigned to us. We cannot provide any assurance, however, that employees and consultants will abide by the terms of these agreements. Despite measures taken to protect our intellectual property, unauthorized parties might copy or commercially exploit aspects of our technology or obtain and use information that we regard as proprietary.

Manufacturing

        We manufacture our reagents and proprietary assay research test kits in approximately 2,235 square feet of our laboratory operations facility in Alameda, CA. Our research test kits are manufactured using off-the-shelf components available through multiple suppliers. The manufacturing process uses general laboratory equipment, formulation tanks and overhead mixers to produce the reagents that are assembled into assay kits. In 2011, our manufacturing group produced over 12,000 assay kits and other ancillary reagents and components. Kit capacity in our current facility is a function of the kit batch size and the number of kit batches that can be made. Our current infrastructure is capable of producing six kit batches per month to provide an annual production capacity of 57,600 kits if the kit batch sizes are 800 kits or larger.

        Our current benchtop analyzers are assembled at Invetech Pty, Ltd., a certified diagnostic contract manufacturer located in Australia. The components are sourced from a multitude of U.S. and Australian suppliers. The finished instruments are shipped to our Alameda, CA facilities for final testing and release into inventory.

Reimbursement

        Physicians and other healthcare providers order our tests directly from us. We have the responsibility for securing reimbursement from payors. Billing for laboratory tests is based on complex federal, state and third party payor laws, regulations and requirements governing billing and payments. Such requirements are also subject to change on an ongoing basis.

        Clinical laboratory tests, as with most other healthcare services, are classified for reimbursement purposes according to their respective current procedural terminology, or CPT, codes. We obtain reimbursement for our tests under existing, specific and non-specific CPT codes. Our tests are reimbursed by Medicare, some state Medicaid programs and commercial third party payors. Under current law, most of the tests performed for Medicare beneficiaries or Medicaid recipients are required to be billed to Medicare or Medicaid directly, and we must accept Medicare or Medicaid reimbursement as payment in full. Outpatient clinical laboratory tests are frequently paid under a clinical laboratory fee schedule, including a Medicare fee schedule. The Medicare clinical laboratory fee schedule and reimbursement levels frequently serve as reference points for commercial third party payors. As of March 31, 2012, major commercial third party payors such as Aetna, United Healthcare, Cigna, Blue Cross Blue Shield and Humana have reimbursed our tests. We do not currently have contracts in place with any commercial third party payor specifying reimbursement rates and other terms, and as a result we are currently reimbursed by these payors on an out-of-network basis.

        Both government and commercial payors are actively involved in efforts to reduce healthcare costs, including reimbursement for clinical laboratory tests. Such efforts, coupled with the complex nature of billing and reimbursement requirements can have a significant impact on our business. The Patient Protection and Affordable Care Act, and the related Healthcare and Education Reconciliation Act, or PPACA, which was recently upheld by the United States Supreme Court, will make substantial changes to the current systems for providing insurance coverage and paying for healthcare services in the United States. We monitor the mix of payors reimbursing for our tests and evaluate our responsibilities under various federal and state regulations governing reimbursement for laboratory tests, as well as the requirements of commercial third party payors.

Government Regulation

  Laboratory Certification, Accreditation and Licensing

        We have obtained all federal and state licenses, certificates and permits necessary to conduct our diagnostic testing business. CLIA requires us and most clinical laboratories operating in the United States to maintain federal certification. The State of California also requires us to maintain a laboratory license. In addition, the laws of some states require licensure for our laboratory, even though we do not operate a laboratory in those states.

        CLIA imposes requirements relating to test processes, personnel qualifications, facilities and equipment, record keeping, quality assurance and participation in proficiency testing, which involves comparing the results of tests on specimens that have been specifically prepared for our laboratory to the known results of the specimens. The CLIA requirements also apply as a condition for participation by clinical laboratories under the Medicare program. Under the CLIA regulations, the complexity of the tests performed determines the level of regulatory control.

        HHS or an organization to which HHS delegates authority verifies compliance with CLIA standards through periodic on-site inspections. Sanctions for failure to meet these certification, accreditation and licensure requirements include suspension or revocation of the certification, accreditation or license, as well as imposition of plans to correct deficiencies, injunctive actions and civil monetary and criminal penalties. If HHS should remove or suspend our CLIA certificate, we would be forced to cease testing.

  Advertising

        Advertising of our tests is subject to regulation by the Federal Trade Commission, or FTC, under the FTC Act. The FTC Act prohibits unfair or deceptive acts or practices in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders and injunctions, which can require, among other things, limits on advertising, corrective advertising, consumer redress and restitution, as well as substantial fines or other penalties. Any enforcement actions by the FTC could have a material adverse effect our business.

  HIPAA and Other Privacy Laws

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, established for the first time comprehensive protection for the privacy and security of health information, and the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, expanded upon the data security requirements of HIPAA. The HIPAA standards apply to three types of organizations, or "Covered Entities": health plans, healthcare clearing houses, and healthcare providers which conduct certain healthcare transactions electronically. Covered Entities and their business associates must have in place administrative, physical, and technical standards to guard against the misuse of individually identifiable health information. Because we are a healthcare provider and we conduct certain healthcare transactions electronically, we are presently a Covered Entity, and we must have in place the administrative, physical, and technical safeguards required by HIPAA, HITECH and their implementing regulations. Additionally, some state laws impose privacy protections more stringent than HIPAA. We may perform future activities which may subject us to HIPAA, such as providing clinical additional laboratory testing services or entering into specific kinds of relationships with a Covered Entity or a business associate of a Covered Entity.

        If we or our operations are found to be in violation of HIPAA, HITECH or their implementing regulations, we may be subject to penalties, including civil and criminal penalties, fines, exclusion from participation in U.S. federal or state healthcare programs and the curtailment or restructuring of our operations. HITECH increased the civil and criminal penalties that may be imposed against Covered Entities, their business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

        Our activities must also comply with other applicable privacy laws. For example, there are also international privacy laws that impose restrictions on the access, use and disclosure of health information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue samples and associated patient information could significantly impact our business and our future business plans.

  Federal and State Billing and Fraud and Abuse Laws

        Antifraud Laws/Overpayments.    As participants in federal and state healthcare programs, we are subject to numerous federal and state antifraud and abuse laws. Many of these antifraud laws are broad in scope, and neither the courts nor government agencies have extensively interpreted these laws. Prohibitions under some of these laws include:

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  the submission of false claims or false information to government programs;

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  deceptive or fraudulent conduct;

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  excessive or unnecessary services or services at excessive prices; and

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  under federal law, prohibitions in defrauding private sector health insurers.

        We could be subject to substantial penalties for violations of these laws, including denial of payment and refund demands, suspension of Medicare payments and exclusion from participation in the federal healthcare programs, as well as civil monetary and criminal penalties and imprisonment. One of these statutes, the Civil False Claims Act, is a key enforcement tool used by the government to combat healthcare fraud. The Civil False Claims Act imposes liability on any person who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, violations of the federal physician self-referral laws, such as the Stark laws discussed below, may also violate false claims laws. Liability under the Civil False Claims Act can result in treble damages and imposition of penalties. For example, we could be subject to penalties of $5,500 to $11,000 per false claim, and each use of our tests could potentially be part of a different claim submitted to the government. Separately, the HHS office of the Office of Inspector General, or OIG, can exclude providers found liable under the Civil False Claims Act from participating in federally funded healthcare programs, including Medicare. The steep penalties that may be imposed on laboratories and other providers under this statute may be disproportionate to the relatively small dollar amounts of the claims made by these providers for reimbursement. In addition, even the threat of being excluded from participation in federal healthcare programs can have significant financial consequences on a provider.

        Numerous federal and state agencies enforce the antifraud and abuse laws. In addition, private insurers may also bring private actions or may encourage and support federal and state legislation regarding reimbursement. In some circumstances, private whistleblowers are authorized to bring fraud suits on behalf of the government against providers and are entitled to receive a portion of any final recovery.

  Federal and State "Self-Referral" and "Antikickback" Restrictions

        Self-Referral law.    We are subject to a federal "self-referral" law, commonly referred to as the "Stark" law, which provides that physicians who, personally or through a family member, have ownership interests in or compensation arrangements with a laboratory are prohibited from making a referral to that laboratory for laboratory tests reimbursable by Medicare. The Stark law also prohibits laboratories from submitting a claim for Medicare payments for laboratory tests referred by physicians who, personally or through a family member, have ownership interests in or compensation arrangements with the testing laboratory. The Stark law contains a number of specific exceptions which, if met, permit physicians who have ownership or compensation arrangements with a testing laboratory to make referrals to that laboratory and permit the laboratory to submit claims for Medicare payments for laboratory tests performed pursuant to such referrals.

        We are also subject to comparable state laws, some of which apply to all payors regardless of source of payment and do not contain identical exceptions to the Stark law.

        We monitor the impact of such Stark laws on requests for our testing services from physicians who are members of our advisory board. We do not bill Medicare, or any other federal program, or seek reimbursement from other third party payors for tests ordered by such physicians. The self-referral laws may cause some physicians who would otherwise use our laboratory to use other laboratories for their testing.

        Providers are subject to sanctions for claims submitted for each service that is furnished based on a referral prohibited under the federal self-referral laws. These sanctions include denial of payment and refunds, civil monetary payments and exclusion from participation in federal healthcare programs and civil monetary penalties.

        Anti-Kickback Statute.    The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. The term "remuneration" is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing any item, service or compensation for something other than fair market value. The reach of the Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act of 2010, or PPACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute and certain criminal healthcare fraud statutes, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer must have actual knowledge of this statute or specific intent to violate it in order to violate the statute. In addition, PPACA provides that the federal government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Civil False Claims Act or the civil monetary penalties statute. The civil monetary penalties statute imposes penalties against any person who is determined to have presented, or caused to be presented, to a federal health program a claim that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Sanctions for violations of the federal Anti-Kickback Statute may include imprisonment and other criminal penalties, civil monetary penalties and exclusion from participation in federal healthcare programs.

        The OIG has criticized a number of the business practices in the clinical laboratory industry as potentially implicating the Anti-Kickback Statute, including compensation arrangements intended to induce referrals between laboratories and entities from which they receive, or to which they make, referrals.

        Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

        Both the federal Anti-Kickback Statute and some state anti-kickback law are broad in scope. Neither the courts nor federal or state agencies have extensively interpreted these laws. The anti-kickback laws clearly prohibit payments for patient referrals. Under a broad interpretation, these laws could also prohibit a broad array of practices involving remuneration where one party is a potential source of referrals for the other.

        Other Compliance Requirements.    If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S.

federal or state healthcare programs and the curtailment or restructuring of our operations. We may also be subject to penalties, damages, and civil liabilities for violations of HIPAA, HITECH and other privacy laws. We are subject to federal and state laws that require healthcare providers to adopt written policies and procedures for billing, sales and marketing and reimbursement activities, designate privacy and compliance officers, provide ongoing training and, in some cases, self-reporting of overpayments to government and other payors. To the extent that any of our tests are sold in a foreign country in the future, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, implementation of corporate compliance programs, reporting of payments or transfers of value to healthcare professionals and privacy laws that may be more stringent than those applicable to our business in the United States. To reduce the risks associated with these various laws and governmental regulations, we are in the process of adopting a written compliance plan based on the model compliance program for clinical laboratories published by the Office of Inspector General. We will monitor and amend, as needed, such compliance plan as our business grows and changes. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

        In addition, governmental regulations and commercial third party payor rules governing the ordering, reporting and reimbursement for laboratory tests are continually subject to review and refinement. We anticipate that we may need to adapt our policies, procedures and compliance plan in the future to address any such changes.

  Other Laws

        Laboratory-Developed Tests.    Our proprietary tests are considered laboratory-developed tests, or LDTs. The FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the FDCA, but historically the FDA has exercised its enforcement discretion and not enforced applicable regulations with respect to most tests performed by CLIA-certified laboratories. The FDA has recently indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs.

        Specimen Transportation.    We also are subject to regulations of the Department of Transportation, the United States Postal Service and the CDC which apply to the surface and air transportation of clinical laboratory specimens.

        Environmental Compliance.    We handle and dispose of human fluids and medical waste, such as vials and needles, in connection with our operations. The fluids and waste are treated as biohazardous material. We must comply with numerous federal, state and local statutes and regulations, particularly, to the extent applicable, the Medical Waste Tracking Act of 1988 and the Resource Conservation and Recovery Act. The statutes with which we must comply relate to public health and the environment, including practices and procedures for labeling, handling and storage of, and public disclosure requirements regarding, medical waste, hazardous and toxic materials or other substances generated by operation of clinical laboratories. We must also comply with environmental protection requirements, such as standards relating to the discharge of pollutants into the air, water and land, emergency response and remediation or cleanup in connection with medical waste, hazardous and toxic materials or other substances.

Additional Government Regulation That May Apply to us in the Future

        Although we are continuing to develop our commercialization strategy for our second generation system, we expect that as we commercialize such second generation system to make our technology platform and CVD menu more widely available through clinical and reference laboratories and hospitals we will become subject to additional government regulations both in the United States and internationally relating to regulatory clearances for IVDs.

        In the United States, IVDs are regulated by the FDA as medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA. There are two regulatory pathways to receive authorization to market in vitro diagnostics: a 510(k) premarket notification and a premarket approval application, or PMA. The FDA makes a risk-based determination as to the pathway for which a particular in vitro diagnostic is eligible.

        The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA. Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling and adherence to FDA's quality system regulation, which are device-specific good-manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and postmarket surveillance. Class III devices are subject to most of these requirements, as well as to premarket approval. Most Class I devices are exempt from premarket submissions to the FDA; most Class II devices require the submission of a 510(k) premarket notification to the FDA; and Class III devices require submission of a PMA. Most in vitro diagnostic kits are regulated as Class I or II devices and are either exempt from premarket notification or require a 510(k) submission.

        A 510(k) notification requires the sponsor to demonstrate that a medical device is substantially equivalent to another marketed device, termed a "predicate device," that is legally marketed in the United States and for which a PMA was not required. A device is substantially equivalent to a predicate device if it has the same intended use and technological characteristics as the predicate or if it has the same intended use but different technological characteristics and the information submitted to the FDA does not raise new questions of safety and effectiveness and demonstrates that the device is at least as safe and effective as the legally marketed device. The FDA's performance goal review time for a 510(k) notification is 90 days from the date of receipt, however, in practice, the review often takes longer. In addition, the FDA may require information regarding clinical data in order to make a decision regarding the claims of substantial equivalence. Clinical studies of in vitro diagnostic products are typically designed with the primary objective of obtaining analytical or clinical performance data. If the FDA believes that the device is not substantially equivalent to a predicate device, it will issue a "Not Substantially Equivalent" letter and designate the device as a Class III device, which will require the submission and approval of a PMA before the new device may be marketed.

        The PMA process is more complex, costly and time-consuming than the 510(k) process. A PMA must be supported by more detailed and comprehensive scientific evidence, including clinical data, to demonstrate the safety and efficacy of the medical device for its intended purpose. If the device is determined to present a "significant risk," the sponsor may not begin a clinical trial until it submits an investigational device exemption, or IDE, to the FDA and obtains approval from the FDA to begin the trial. After the PMA is submitted, the FDA has 45 days to make a threshold determination that the PMA is sufficiently complete to permit a substantive review. If the PMA is complete, the FDA will file the PMA. The FDA is subject to a performance goal review time for a PMA of 180 days from the date of filing, although in practice this review time is longer. Questions from the FDA, requests for additional data and referrals to advisory committees may delay the process considerably. Indeed, the total process may take several years, and there is no guarantee that the PMA will ever be approved.

Even if approved, the FDA may limit the indications for which the device may be marketed. The FDA may also request additional clinical data as a condition of approval or after the PMA is approved. Any changes to the medical device may require a supplemental PMA to be submitted and approved.

        Under the medical device regulations, the FDA regulates quality control and manufacturing procedures by requiring medical device manufacturers to demonstrate and maintain compliance with the quality system regulation, which sets forth the FDA's current good-manufacturing practices requirements for medical devices. The FDA monitors compliance with the quality system regulation and current good-manufacturing practices requirements by conducting periodic inspections of manufacturing facilities. In the future, we could be subject to unannounced inspections by the FDA. Violations of applicable regulations noted by the FDA, during inspections of our manufacturing facilities or the manufacturing facilities of these third parties, could adversely affect the continued marketing of our tests.

        The FDA also enforces post-marketing controls that include the requirement to submit medical device reports to the agency when a manufacturer becomes aware of information suggesting that any of its marketed products may have caused or contributed to a death, serious injury or serious illness or when any of its products has malfunctioned and a recurrence of a malfunction would likely cause or contribute to a death or serious injury or illness. The FDA relies on medical device reports to identify product problems and utilizes these reports to determine, among other things, whether it should exercise its enforcement powers. The FDA may also require postmarket surveillance studies for specified devices.

        FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition to compliance with good-manufacturing practices and medical device reporting requirements, we will be required to comply with the FDCA's general controls, including establishment registration, device listing and labeling requirements. If we fail to comply with any requirements under the FDCA, we could be subject to, among other things, fines, injunctions, civil penalties, recalls or product corrections, total or partial suspension of production, denial of premarket notification clearance or approval of products, rescission or withdrawal of clearances and approvals, and criminal prosecution. We cannot assure you that any final FDA policy, once issued, or future laws and regulations concerning the manufacture or marketing of medical devices will not increase the cost or time to market of new or existing tests. Furthermore, any current or future federal and state regulations also will apply to future tests developed by us.

        If our promotional activities fail to comply with these FDA regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, suspend or withdraw a product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution.

        International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The primary regulatory environment in Europe is that of the European Union, or EU, which includes most of the major countries in Europe. Currently, 27 countries make up the EU. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe.

        Outside of the EU, regulatory approval needs to be sought on a country-by-country basis in order to market medical devices. Although there is a trend towards harmonization of quality system standards, regulations in each country may vary substantially which can affect timelines of introduction.

Employees

        As of March 31, 2012, we had 135 full-time employees. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our employee relations to be good.

Facilities

        Our corporate headquarters, including our CLIA laboratory, are located in Alameda, California, where we currently lease approximately 34,000 square feet of office and laboratory space. The primary lease for these facilities, as amended in January 2008, covers approximately 34,000 square feet of office and laboratory space and expires in February 2013. The short-term lease covers additional office space of approximately 1,754 square feet and is terminable upon 60 days' written notice from either party.

        We believe that our current facilities are suitable and adequate to meet our current needs and that suitable additional or substitute space will be available to accommodate future growth of our business.

Legal Proceedings

        We are not currently a party to any pending legal proceedings. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

Management

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, as of July 26, 2012:

Name	Age	Position(s)
Executive Officers
Philippe J. Goix, Ph.D.	52	Director, President and Chief Executive Officer
Michael Bell	43	Chief Financial Officer
Frederick Steven Feinberg	60	Senior Vice President of Sales and Marketing and Chief Commercial Officer
Guido Baechler	47	Senior Vice President, Operations
Non-Employee Directors
Heiner Dreismann, Ph.D.(2)(3)	59	Lead Independent Director
Carl L. Gordon, Ph.D., CFA(1)(2)(3)	47	Director
André Marion(2)(3)	76	Director
R. Douglas Norby(1)	77	Director
Stephen L. Rose, CMA(1)	47	Director
Fred K. Vogt(2)	67	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers

        Philippe J. Goix, Ph.D. has served as our President and Chief Executive Officer and a member of our board of directors since September of 2004. Dr. Goix has more than a decade of entrepreneurial biotechnology experience leading product-centered innovation companies backed by institutional venture capitalists. Prior to joining us, Dr. Goix held successive positions as President and Chief Technology Officer of Guava Technologies, Inc., a biotechnology and medical device company that he founded in June of 1997. Prior to this experience, Dr. Goix worked for more than 15 years in the field of laser analytical devices applied to fluid mechanics. He worked at the French National Center for Scientific Research, as a research associate, at Sandia National Laboratories and at Stanford University, as a scientist working with laser-based diagnostic tools and complex fluidics systems. Dr. Goix holds a doctorate in Physics from University of Rouen, France and an MBA from the University of San Francisco. As our President and Chief Executive Officer for over seven years, Dr. Goix brings expertise and knowledge regarding our business and operations to our board of directors. He also brings to our board of directors leadership skills, strategic guidance and operational vision from prior experience in our industry.

        Michael Bell has served as our Chief Financial Officer since May of 2012. As a finance professional, Mr. Bell has more than 18 years of international experience gained from a range of strategic, commercial and operational finance positions. From 2008 to 2012, Mr. Bell held finance positions at Novartis Diagnostics, and prior to joining us served as Global Head of Finance where he was a member of the Diagnostics Leadership Team and had overall responsibility for finance and accounting across the worldwide business. From 2006 to 2008, Mr. Bell served as Finance Head for the Asia Pacific, Middle East & Africa regions for Novartis Vaccines, where he focused on commercial finance strategies and operations in emerging markets. Prior to this, Mr. Bell was a Finance Director for Chiron Corporation, a multinational biotechnology firm. Before joining the healthcare industry, Mr. Bell spent 10 years in public accounting with Ernst & Young LLP and Deloitte Touche Tohmatsu Limited, where he led a wide-range of audit and consulting engagements. Mr. Bell is a Fellow of the Institute of Chartered Accountants in England & Wales and received a bachelor's degree in Mathematics with Computing from the University of Leicester in the United Kingdom.

        Frederick Steven Feinberg has served as our Senior Vice President of Sales and Marketing and our Chief Commercial Officer since October 2011 and has more than 30 years of experience in the healthcare industry. Prior to joining us, from 2008 until 2011, Mr. Feinberg was the Vice President and Zone General Manager for Siemens Healthcare, an international supplier of diagnostic and therapeutic equipment, where he was responsible for the healthcare business in the western zone of the United States. From 2006 to 2008, Mr. Feinberg served as President and Chief Executive Officer of Siemens Asahi Medical Technologies in Japan, and from 2001 until 2006, he served as President of Siemens China Medical Solutions Group and was appointed Executive Vice President and a member of the Management Board for Siemens China. Between 2003 until 2006, Mr. Feinberg served as member of the boards of directors of several subsidiaries of Siemens AG. Prior to joining Siemens, Mr. Feinberg held various senior management positions for medical device companies such as Acuson Corporation, Diasonics, Inc. and Medtronic, Inc. Mr. Feinberg holds a bachelor's degree in Biological Sciences from the University of California, Davis and a Nuclear Medicine Technology Diploma from the University of Southern California.

        Guido Baechler has served as our Senior Vice President of Operations since January of 2010, and prior to this, he served as our Vice President of Diagnostics from 2008 until 2009. From 1989 until 2008, Mr. Baechler held leadership positions at Roche Molecular Diagnostics, or RMD, in both Switzerland and California, within research, development, marketing and executive management. Immediately prior to joining us, Mr. Baechler served as the Head of Operational Project Management at RMD where he led the implementation of the diagnostic project pipeline. Prior to this experience, he served as Vice President of Global Program Management and a member of the RMD executive team. Mr. Baechler holds a bachelor's degree in Electrical Engineering from Fachhochschule Brugg-Windisch in Switzerland. He also completed a series of executive finance and management classes at the London School of Business and at the Hass Business School in Berkeley.

Non-Employee Directors

        Heiner Dreismann, Ph.D. has been a member of our board of directors since June of 2007 and has over 26 years of experience in biotech and healthcare companies. Since May of 2008, Dr. Dreismann has served as Interim Chief Executive Officer of GeneNews Limited, a public diagnostics company. From 2001 until 2006, Dr. Dreismann served as President and Chief Executive Officer of Roche Molecular Systems, Inc., a division of Hoffmann-La Roche Ltd., or Roche, focused on clinical molecular diagnostics. Before serving in these roles, he held various management positions in Roche, among them Head of Integration Office Diagnostics and Head of Global Business Development for Roche Diagnostics. Dr. Dreismann currently serves on the boards of directors of Myriad Genetics, Inc., Med BioGene Inc. and GeneNews Ltd., each a public company in the life sciences and healthcare diagnostics sectors. Dr. Dreismann received his M.A. in Biology and his Ph.D. in Microbiology/Molecular Biology both from Westfaelische Wilhelms University (The University of Münster) in Germany. Dr. Dreismann brings to our board of directors significant expertise in the biotech and healthcare sectors from both his advanced degree and from previous executive leadership positions. In addition, Dr. Dreismann's experience as a director of public life sciences companies provides the board of directors with valuable insights to assist in achieving our goals.

        Carl L. Gordon, Ph.D., CFA has been a member of our board of directors since June of 2007. Dr. Gordon co-founded OrbiMed Advisors LLC, or OrbiMed, where he serves as a General Partner and Co-Head of Private Equity. He is experienced in both private equity and small-capitalization public equity investments. Prior to his experience at OrbiMed, Dr. Gordon was a senior biotechnology analyst at Mehta and Isaly, a pharmaceutical consulting firm and predecessor to OrbiMed, from 1995 to 1997. From 1993 to 1995, Dr. Gordon was a fellow at The Rockefeller University. He received his Ph.D. in Molecular Biology from the Massachusetts Institute of Technology and a bachelor's degree from Harvard College. From August 2009 until June 2012, Dr. Gordon also served on the board of directors of Complete Genomics, Inc., a life sciences company. As a venture capitalist focused on life science companies who sits on numerous boards, Dr. Gordon provides financial and operational expertise regarding our industry. In addition, Dr. Gordon provides substantial expertise in the particularly relevant scientific field of molecular biology, and his financial credentials are valuable toward his service on our audit committee.

        André Marion has been a member of our board of directors since June of 2006. Mr. Marion is an experienced entrepreneur and industry expert with over 25 years of management and commercialization experience in the life sciences industry. Mr. Marion was a founder of Applied Biosystems, Inc., or ABI, a large supplier of instruments for the biotechnology research market, where he worked from 1981 until 1995. He served as President, Chief Executive Officer and chairman of the board of directors from 1987 through the time of ABI's merger with Perkin Elmer Corporation in 1993. Prior to founding ABI, Mr. Marion held several research and development managerial positions at Hewlett-Packard Corporation. Mr. Marion holds an advanced degree from the French École Nationale Supérieure d'Arts et Métiers in both Mechanical and Electrical Engineering. With decades of experience in the life science sector, Mr. Marion provides our board of directors with seasoned business judgment and valuable insights relevant to our industry.

        R. Douglas Norby has been a member of our board of directors since July of 2012. Mr. Norby acquired more than 25 years of experience working as a financial executive in a range of industries for both early-stage and public companies before he retired from full-time employment in 2006. From 2003 until 2006, Mr. Norby served as the Senior Vice President and Chief Financial Officer for Tessera Technologies, Inc., a public semiconductor intellectual property company. Prior to his experience at Tessera, from 2000 to 2003, Mr. Norby served as the Chief Financial Officer for Zambeel, Inc., a data storage company, and Novalux, Inc., a manufacturer of lasers for optical networks. Prior to holding these positions, from 1996 to 2000, Mr. Norby served as the Senior Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, where he also served as a director. From 1993 to 1996, Mr. Norby served as the Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from 1992 to 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. Prior to this experience, from 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is currently a director of several semiconductor companies including Ikanos Communications, Inc., InvenSense, Inc., MagnaChip Semiconductor Corp and STATS ChipPAC, Ltd. He is also currently a director of Alexion Pharmaceuticals, Inc., a pharmaceutical company, and was a director of Intellon Corporation, a semiconductor company, from 2007 to 2009. Mr. Norby received a bachelor's degree in Economics from Harvard University and an M.B.A. from Harvard Business School. Mr. Norby brings to our board or directors extensive experience related to business and financial issues as well as financial credentials and expertise conducive to his service on our audit committee.

        Stephen L. Rose, CMA has been a member of our board of directors since September of 2004. Mr. Rose serves as Managing Director of Fisk Ventures, LLC, or Fisk, which is the venture investment company for H. Fisk Johnson, Ph.D., Chairman of the Board, the Chairman and Chief Executive Officer of S.C. Johnson and Son Inc., or S.C. Johnson. In this capacity, Mr. Rose serves on the boards of several early-stage, technology-based companies and has over 15 years of experience in venture investing. Mr. Rose previously has held several positions with S.C. Johnson, both in the United States and in Canada, including positions in strategic planning, new business and new product development, and financial and business management. Mr. Rose has an Honors Bachelor of Commerce from McMaster University and is also a Certified Management Accountant. As a venture capitalist with experience on several emerging company boards, Mr. Rose provides our board of directors with financial and operational expertise. In addition, his financial credentials and experience are valuable toward his service on our audit committee.

        Fred K. Vogt has been a member of our board of directors since our incorporation in 2002. Mr. Vogt has 28 years of operations and manufacturing experience in the pharmaceutical industry, and he currently provides consulting services to senior management executives through FKV Enterprises LLC. From 1997 until 2000, Mr. Vogt served as a Senior Vice President of Specialty Chemicals at Tetra Technologies Inc., a chemical manufacturer. Prior to this experience, he worked for 25 years for Mallinckrodt, Inc., a chemical and pharmaceutical company, in a variety of manufacturing and business positions. Mr. Vogt has a bachelor's degree in Chemical Engineering, a master's degree in Engineering Administration and Honorary Professional Chemical Engineering degree from the University of Missouri at Rolla.

Board Composition

Director Independence

        At the time of this offering, our board of directors will consist of        members, including our Chief Executive Officer, Dr. Goix. Our board of directors will determine whether our directors qualify as "independent" directors in accordance with The NASDAQ Global Market, or NASDAQ, and the New York Stock Exchange, or NYSE, listing requirements. Dr. Goix will not be considered independent because he is an employee of Singulex. The NASDAQ and NYSE independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In making these determinations, our board of directors will review and discuss information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our current directors or executive officers.

Classified Board of Directors

        In accordance with our amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the consummation of this offering, our directors will be divided among the three classes as follows:

  •
  the Class I directors will be            ,         and            and their terms will expire at the annual meeting of stockholders to be held in 2013;

  •
  the Class II directors will be            ,         and            and their terms will expire at the annual meeting of stockholders to be held in 2014; and

  •
  the Class III directors will be            ,         and            and their terms will expire at the annual meeting of stockholders to be held in 2015.

        Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Voting Arrangements

        The election of the members of our board of directors is governed by the amended and restated investors rights agreement that we have entered into with certain holders of our common stock and holders of our convertible preferred stock. Pursuant to the amended and restated investors rights agreement the authorized number of directors on our board of directors shall be established at nine directors. The amended and restated investors rights agreement also provides that:

  •
  the holders of a majority of our Series A Preferred Stock, voting separately as a single class, have the right to designate one director to our board of directors, and the holders have designated Mr. Vogt;

  •
  for so long as Prolog Ventures, LLC and certain of its affiliates hold at least 25% of the number of shares of Series B Preferred Stock initially purchased by them (or shares issued upon conversion thereof), Prolog has the right to designate one director to our board of directors, and this seat is currently vacant;

  •
  for so long as Fisk Ventures, LLC and certain of its affiliates hold at least 25% of the number of shares of Series C Preferred Stock initially purchased by them (or shares issued upon conversion thereof), Fisk has the right to designate one director to our board of directors, and Fisk has designated Mr. Rose;

  •
  for so long as OrbiMed Advisors, LLC and certain of its affiliates hold at least 25% of the number of shares of Series D Preferred Stock initially purchased by them (or shares issued upon conversion thereof), OrbiMed has the right to designate one director to our board of directors, and OrbiMed has designated Dr. Gordon;

  •
  for so long as JAFCO Co. Ltd. and certain of its affiliates hold at least 25% of the number of shares of Series E Preferred Stock initially purchased by them (or shares issued upon conversion thereof), JAFCO has the right to designate one director to our board of directors, and this seat is currently vacant;

  •
  one director on our board of directors is to be the current Chief Executive Officer of the Company, who is currently Dr. Goix; and

  •
  three additional directors on our board of directors are designated by a majority of the directors listed above, and such directors have designated Dr. Dreismann, Mr. Marion and Mr. Norby.

        The holders of our common stock and preferred stock who are parties to our amended and restated investors rights agreement are obligated to vote for such designees indicated above. The provisions of this agreement will terminate upon the consummation of this offering, after which there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Leadership Structure of the Board

        Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, we do not have a Chairman of the Board. Our board of directors believes that oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without a Chairman. Our President and Chief Executive Officer, Dr. Goix, facilitates communications between members of our board of directors and works with management in the preparation of the agenda for each board meeting. All of our directors are encouraged to make suggestions for board of director's agenda items or pre-meeting materials. Heiner Dreismann, Ph.D. currently serves as the lead independent director of the board of directors. In his role as Lead Independent Director, Dr. Dreismann presides over the executive sessions of the board of directors in which Dr. Goix does not participate and serves as a liaison to Dr. Goix and management on behalf of the independent members of the board of directors.

        Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

        Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

  •
  appoints our independent registered public accounting firm;

  •
  evaluates the independent registered public accounting firm's qualifications, independence and performance;

  •
  determines the engagement of the independent registered public accounting firm;

  •
  reviews and approves the scope of the annual audit and the audit fee;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

  •
  is responsible for reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

  •
  reviews our critical accounting policies and estimates; and

  •
  annually reviews the audit committee charter and the committee's performance.

        Upon completion of this offering, our audit committee will consist of R. Douglas Norby, who will serve as chairperson of the committee,                 and                . All members of our audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC, NASDAQ and NYSE. Our board of directors has determined that Mr. Norby is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ and NYSE. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and the NYSE.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. Upon completion of this offering, our compensation committee will consist of                ,                 and                . Each of the members of our compensation committee will be independent under the applicable rules and regulations of NASDAQ and NYSE, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. Upon completion of this offering, our nominating and corporate governance committee will consist of                ,       and                . Each of the members of our nominating and corporate governance committee will be an independent director under the applicable rules and regulations of NASDAQ and NYSE relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.

Compensation Committee Interlocks and Insider Participation

        During 2011, our compensation committee consisted of Heiner Dreismann, Ph.D., Carl L. Gordon, Ph.D., CFA, André Marion and Fred K. Vogt. Dr. Gordon served as Chairperson of the compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Diversity

        Upon consummation of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

  •
  personal and professional integrity;

  •
  ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  experience in the industries in which we compete;

  •
  experience as a board member or executive officer of another publicly held company;

  •
  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

  •
  conflicts of interest; and

  •
  practical and mature business judgment.

        Currently, our board of directors evaluates, and following the consummation of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the consummation of this offering, the code of business conduct and ethics will be available on our website at www.singulex.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Director Compensation

2011 Director Compensation Table

        The following table sets forth information for the year ended December 31, 2011 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2011:

Name(1)	Fees Earned or Paid in Cash($)	Option Awards(2)($)	Total($)
Heiner Dreismann, Ph.D.	$60,000	$4,680	$64,680
Carl L. Gordon, Ph.D., CFA	—	—	—
Hironori Hozoji(3)	—	—	—
Gregory R. Johnson, Ph.D.(3)	—	—	—
André Marion	18,000	4,680	22,680
Stephen L. Rose, CMA	—	—	—
Fred K. Vogt	18,000	4,680	22,680

(1)
Dr. Goix, who is President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Goix as an employee during 2011 is presented in the 2011 Summary Compensation Table in "Executive Compensation." In addition, other than in the case of Mr. Vogt, the non-employee members of our board of directors who serve as directors on behalf of some of our principal security holders received no compensation for their service as directors in 2011.

(2)
The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2011 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee members of our board of directors from the options. The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2011 by each non-employee director who was serving as of December 31, 2011. Our non-employee directors did not hold any unvested stock awards as of December 31, 2011.

Name	Options Outstanding at Fiscal Year End
Heiner Dreismann, Ph.D.	158,000
Carl L. Gordon, Ph.D., CFA	—
Hironori Hozoji	—
Gregory R. Johnson, Ph.D.	—
André Marion	148,000
Stephen L. Rose, CMA	—
Fred K. Vogt	361,833
(3)
Each of Mr. Hozoji and Dr. Johnson resigned from our Board in July 2012.

        We intend to adopt a policy pursuant to which, following the completion of this offering, each non-employee director will receive an annual fee of $36,000, with the exception of the chairman of the board who will receive $49,000. Non-employee directors serving on the audit committee, compensation committee and nominating and governance committee will receive an additional $10,000, $6,000 and $3,000, respectively, for serving on such committees of the board of directors or an additional $18,000, $12,000 and $8,000, respectively, for serving as chairman for such committees of the board of directors. Non-employee directors will also receive an initial grant of options with a grant date fair value of $130,000 ($150,000 in the case of the chairman of the board), vesting over three years, upon election to the board of directors and thereafter an annual grant of options with a grant date fair value of $65,000 ($85,000 in the case of the chairman of the board), vesting over approximately one-year. The exercise price per share of director options is equal to the closing trading price of a share of common stock on the grant date or the immediately preceding trading day if the grant date is not a trading day, and director options expire 10 years from the date of grant, or earlier if the optionee ceases to be a director. Members of our board of directors will continue to be reimbursed for travel and other out-of-pocket expenses.

Executive Compensation

2011 Summary Compensation Table

        The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2011.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	Total($)
Philippe J. Goix, Ph.D.	2011	$362,792	$—	$93,316	$355,350	$811,458
President and Chief Executive Officer
Guido Baechler	2011	$270,692	—	$12,643	$135,346	$418,681
Sr. Vice President of Operations
F. Steven Feinberg(3)	2011	$113,250	—	—	$32,292	$145,542
Sr. Vice President of Sales and Marketing, Chief Commercial Officer

(1)
Amounts shown represent the aggregate grant date fair value of the option awards granted during 2011 computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are set forth in Note 9 to the audited consolidated financial statements included in this prospectus.

(2)
The annual cash incentives awarded to the executives were in accordance with the Company's annual bonus program.

(3)
Mr. Feinberg commenced employment with the Company on October 17, 2011. This table reflects his compensation earned beginning on that date.

Narrative Disclosure to Summary Compensation Table

Terms and Conditions of Employment Agreement with Philippe Goix, Ph.D.

        Effective March 3, 2009, the Company entered into an employment agreement with Dr. Goix, or the Agreement, to serve as the Company's President and Chief Executive Officer. The agreement sets forth the terms and conditions of Dr. Goix's employment, including base salary, target annual bonus opportunity, and standard employee benefit plan participation.

        Under the Agreement, in the event of Dr. Goix's termination by the Company without "good cause" or by Dr. Goix for "good reason," Dr. Goix will be paid 75% of his base salary, as in effect on the date of his termination, for a period of 12 months following the date of termination. In addition, he will be entitled to COBRA continuation coverage for the same 12 month period and accelerated vesting of any stock options granted more than one year prior to his termination. "Good cause" is defined as: (i) executive's failure to perform his material duties (other than as a result of physical or mental disability), (ii) a material breach of the Agreement by the executive, or (iii) executive's commission of fraud or dishonestly against the Company, or gross negligence or willful misconduct involving a third party or conviction of a felony which significantly impairs the reputation or otherwise harms the Company or its affiliates. "Good reason" is defined as: (i) any failure by the Company to comply with the material terms of the Agreement, (ii) any request by the Company that executive perform an illegal act, (iii) any material reduction in executive's responsibility, duties or authority (not consented to by executive), (iv) any reduction in executive's base salary set forth in the Agreement (not consented to by executive), or (v) a relocation of executive to a location outside of California (not consented to by executive). In addition, in the event of any termination after January 1 but prior to March 31 of each year, Dr. Goix will be paid his annual bonus with respect to the prior year at the regularly scheduled time as determined by the Board.

        In addition, under the Agreement, Dr. Goix is subject to a customary non-compete provision during his employment as well a non-solicitation provision during his employment and for 12 months thereafter.

Terms and Conditions of Change of Control Program

        Under the Company's change of control program effective May 2010, in the event of a termination without cause or resignation for "good reason" within 12 months following a change of control, subject to the execution of a release of claims against the Company, the Company's Chief Executive Officer, vice president or director level employees, and all other employees of the Company who have completed six months of continuous services, are entitled to accelerated vesting of all outstanding equity awards and salary and benefits continuation for the following periods: Chief Executive Officer—18 months, vice president level employees—12 months, director level employees—6 months, and other eligible employees—one-half month for each year of service to the Company, up to a maximum of four months with a minimum of one month.

        With respect to the Chief Executive Officer, vice president or director level employees, "good reason" generally means an adverse action by the Company or its successor without the employee's consent, including (i) a material reduction in authority, responsibilities, duties, or base pay (of greater than 10%), (ii) a relocation of the employee's workplace of more than 50 miles from the prior workplace, (iii) a material breach of an employment agreement by the Company, or (iv) a failure of the Company to have a successor assume its obligations under an employment agreement. For all other employees, "good reason" generally means an adverse action by the Company or its successor without the employee's consent, including (i) a material reduction in base pay (of greater than 10%), or (ii) a relocation of the employee's workplace of more than 50 miles from the prior workplace.

Terms and Conditions of Performance-Based Annual Bonus Program

        For 2011, all of our named executive officers were eligible to participate in our cash incentive plan pursuant to the achievement of certain performance objectives. During the first quarter of 2011, the compensation committee reviewed and approved the corporate performance objectives for the cash incentive awards. The compensation committee also set each named executive officer's target bonus opportunity, which was expressed as a percentage of base salary and could be achieved by achieving the pre-established corporate goals. For 2011, Dr. Goix's, Messrs. Baechler's and Feinberg's target bonus opportunities were set at 50%, 25% and 50%, respectively, of their base salaries. The compensation committee set the executive's target bonuses based on each participating executive's experience in her or his role with the company and the level of responsibility held by each executive.

        The total annual incentive bonus actually paid to each executive was determined once the corporate goals were reviewed and approved by the compensation committee. For Dr. Goix and Messrs. Baechler and Feinberg, their target 2011 cash incentive award was tied to achievement of a pre-established company-wide revenue objective of $19 million. For 2011, each of Dr. Goix, and Mr. Baechler earned incentive awards at the maximum level or 200% of their target bonus opportunities. Mr. Feinberg earned an incentive award at the target level or 100% of his target bonus opportunity, as prorated for his period of service during 2011.

Equity Compensation

Outstanding Equity Awards at December 31, 2011

        The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011.

		Option Awards(1)
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
	Vesting Commencement Date			Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable(1)
Philippe J. Goix, Ph.D.	September 1, 2004	199,342	—	$0.10	September 1, 2014
	November 9, 2006	667,043	—	$0.10	November 9, 2016
	June 1, 2007	437,746	—	$0.13	June 1, 2017
	January 1, 2009	412,443	153,194	$0.11	May 3, 2019
	January 1, 2010	135,517	147,302	$0.13	February 12, 2020
	January 1, 2011	—	282,819	$0.13	July 14, 2021
	October 13, 2011	—	435,000	$0.13	October 12, 2021
Guido Baechler	February 11, 2008	210,833	9,167	$0.13	March 5, 2018
	January 1, 2009	141,822	52,678	$0.11	May 3 2019
	January 1, 2010	46,598	50,652	$0.13	February 12, 2020
	January 1, 2011	—	97,250	$0.13	July 14, 2021
F. Steven Feinberg	October 17, 2011	—	275,000	$0.13	October 12, 2021

(1)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to 1/48th of the shares monthly thereafter over next 36 months.

Additional Narrative Disclosure

        For a description of the material terms of the change in control and severance provisions of the employment agreements with our named executive officers, please see above under "Narrative Disclosure to Summary Compensation Table."

Equity Compensation Plans and Other Benefit Plans

        We intend to adopt the Singulex, Inc. 2012 Equity Incentive Award Plan, or the 2012 Plan, which will be effective on the date of adoption. The principal purpose of the 2012 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

        The principal features of the 2012 Plan are summarized below.

        Share Reserve.    Under the 2012 Plan,            shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, or SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, restricted stock units, or RSUs, and performance-based awards, plus the number of shares remaining available for future awards under our 2002 Plan as of the completion of this offering. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2012 Plan will be increased by (i) the number of shares represented by awards outstanding under our 2002 Plan that are forfeited or lapse unexercised and which following the effective date are not issued under the 2002 Plan and (ii) an annual increase on the first day of each fiscal year beginning in 2013 and ending in 2022, equal to the least of (A)             shares, (B)              percent (    %) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares as determined by our board of directors; provided, however, no more than             shares of common stock may be issued upon the exercise of incentive stock options. On the effective date of the 2012 Plan, the 2002 Plan will be terminated, provided, that any awards outstanding under the 2002 Plan will remain outstanding pursuant to its terms. The shares of common stock covered by the 2012 Plan may be authorized but unissued shares or shares purchased in the open market.

        Generally, shares of common stock subject to an award under the 2012 Plan or 2002 Plan that terminates, expires or lapses for any reason are made available for issuance again under the 2012 Plan. Shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award, shares of common stock that were subject to a stock-settled SAR that are not issued upon exercise of the SAR and shares of common stock purchase on the open market with the cash proceeds from the exercise of options will not be available for issuance again under the 2012 Plan. The payment of dividend equivalents in cash in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2012 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2012 Plan.

        The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2012 Plan during any calendar year is           and the maximum amount that may be paid in cash during any calendar year with respect to any award to any one participant pursuant to the 2012 Plan during any calendar year is $            .

        Administration.    Our board of directors, or a committee appointed by our board of directors which consists of not less than two members of our board who are "outside directors" for purposes of Section 162(m) of the Code and Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act), will administer the 2012 Plan. The board or any properly appointed administrator may delegate to a committee of one or more board members or one or more of our officers the authority to grant or amend awards under the 2012 Plan to participants other than (i) our senior executives who are subject to Section 16 of the Exchange Act, (ii) employees who are "covered employees" within the meaning of Section 162(m) of Code, and (iii) our officers or directors to whom the authority to grant or amend awards under the 2012 Plan has been delegated.

        Unless otherwise determined by our board of directors, the administrator will have the authority to administer the 2012 Plan, including the power to (i) designate participants under the 2012 Plan, (ii) determine the types of awards granted to participants under the 2012 Plan, the number of such awards, and the number of shares of common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2012 Plan, including the vesting schedule, exercise price, whether to settle, or accept the payment of any exercise price, in cash, common stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the 2012 Plan. The administrator will not have the authority to accelerate the vesting or waive the forfeiture of any performance-based awards.

        Eligibility.    Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2012 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

        Awards.    The 2012 Plan provides for grants of stock options (both incentive stock options and nonqualified stock options), restricted stock, SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, RSUs and performance-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the 2012 Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: cash or check; tendering shares of common stock with a fair market value at the time of exercise or vesting equal to the aggregate exercise or purchase price of the award or the exercised portion thereof, if applicable; delivery of a written or electronic notice that the holder has placed a market sell order with a broker with respect to shares then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to us upon settlement of such sale; or by tendering other property acceptable to the administrator. Any withholding obligations may be satisfied in the administrator's sole discretion by allowing a holder to elect to have us withhold shares otherwise issuable under an award which are equal to the fair market value on the date of withholding or repurchase equal to aggregate amount of such liabilities.

        Stock Options.    Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options may be granted pursuant to the 2012 Plan. The exercise price of incentive stock options and nonqualified stock options granted pursuant to the 2012 Plan will not be less than 100% of the fair market value of the common stock on the date of grant, unless incentive stock options are granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of Company stock (the "Ten Percent Owner"), whereupon the exercise price of such incentive stock options will not be less than 110% of the fair market value of the common stock on the date of grant. Incentive stock options and nonqualified stock options may be exercised as determined by the administrator, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a Ten Percent Owner, or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and nonqualified stock options.

        Restricted Stock.    Restricted stock awards may be granted pursuant to the 2012 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the administrator (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

        Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by the administrator, and SARs settled in common stock will satisfy all of the restrictions imposed by the 2012 Plan upon stock option grants. The administrator will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years.

        Restricted stock units.    RSUs may be granted pursuant to the 2012 Plan, typically without consideration from the participant. RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by the administrator. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the common stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied.

        Performance awards.    Awards of performance awards, including performance stock units, are denominated in shares of common stock or unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and may be linked to any one or more performance criteria determined appropriate by the administrator, in each case on a specified date or dates or over any period or periods determined by the administrator. Any participant selected by the administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the administrator and relate to any one or more performance criteria determined appropriate by the administrator on a specified date or dates or over any period or periods determined by the administrator. Any performance award in the form of a cash bonus paid to a "covered employee" within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

        Dividend equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Administrator. Dividend equivalents cannot be granted with respect to options or SARs.

        Stock payments.    Stock payments include payments in the form of common stock, options or other rights to purchase common stock made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the administrator and may be based upon performance criteria determined appropriate by the administrator, determined on the date such stock payment is made or on any date thereafter. Unless otherwise provided by the administrator, a holder of a stock payment shall have no rights as a Company stockholder with respect to such stock payment until such time as the stock payment has vested and the shares underlying the award have been issued to the holder.

        Deferred stock.    Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the administrator. The common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the administrator, and unless otherwise provided by the administrator, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

        Deferred stock units.    Awards of deferred stock units are denominated in unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and vested, pursuant to a vesting schedule or performance criteria set by the administrator. The common stock underlying deferred stock units will not be issued until the deferred stock units have vested, and recipients of deferred stock units generally will have no voting rights prior to the time when vesting conditions are satisfied.

        Non-Employee Director Awards.    The 2012 Plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, we expect that our board or a duly appointed committee will adopt a non-employee director equity award policy.

        Transferability of awards.    Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the administrator. The administrator may provide in any award agreement that an award (other than an incentive stock option) may be transferred to certain persons or entities related to a participant in the 2012 Plan, including but not limited to members of the participant's family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant's family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the administrator. Such permitted assignees will be bound by and subject to such terms and conditions as determined by the administrator.

        Repricing.    Subject to applicable limitations of the Code and other applicable law, the administrator is able to increase or reduce the applicable price per share of an award, or cancel and replace an award with another award and/or cash.

  Adjustments to Awards

        If there is a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends), that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities), then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2012 Plan, the exercise price or grant price of such outstanding award (if applicable), the terms and conditions of any outstanding awards (including any applicable performance targets or criteria). The administrator can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2012 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

        If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other unusual or nonrecurring change affecting the shares of common stock or the stock price of the common stock (other than an event described in the preceding paragraph), the administrator may, in its discretion:

  •
  provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant's rights;

  •
  provide for the replacement of any award with other rights or property selected by the administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon exercise of such award or realization or the participant's rights;

  •
  provide that any outstanding award cannot vest, be exercised or become payable after such event;

  •
  provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby;

  •
  provide that any surviving corporation (or its parent or subsidiary) will assume awards outstanding under the 2012 Plan or will substitute similar awards for those outstanding under the 2012 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

  •
  make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options and awards or future rights, options and awards.

        If there is a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2012 Plan, and the exercise price or grant price of such outstanding award (if applicable). The administrator can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2012 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

  Effect of a Change in Control

        In the event of a change in control of the Company, if the successor corporation refuses to assume or substitute for an award, the administrator may cause any or all of such awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such awards to lapse. The administrator shall notify the participants of such awards for which vesting is accelerated that their awards shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the occurrence of the change in control.

  Amendment and Termination

        The administrator, subject to approval of the board of directors, may terminate, amend or modify the 2012 Plan at any time; provided, however, that stockholder approval will be obtained (i) for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares of common stock available under the 2012 Plan, (iii) to reduce the per share exercise price of any outstanding option or SAR, and (iv) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares of common stock. In addition, no option may be amended to reduce the per share exercise price of the shares subject to the option below the per share exercise price as of the date of grant and, except as described in the "Adjustments to Awards" section above or upon a change in control of the Company, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

        In no event may an award be granted pursuant to the 2012 Plan on or after the tenth anniversary of the date the 2012 Plan was adopted by our board of directors.

        Securities Laws and U.S. Federal Income Taxes.    The 2012 Plan is intended to comply with various securities and U.S. federal tax laws as follows:

  •
  Securities Laws.  The 2012 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2012 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

  •
  Section 409A of the Code.  Certain awards under the 2012 Plan may be considered "nonqualified deferred compensation" for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2012 Plan and all other equity incentive plans for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional U.S. federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

  •
  Section 162(m) of the Code.  In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee that is adequately disclosed to and approved by stockholders. In particular, options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the 2012 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, the 2012 Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of:

  •
  the material modification of the 2012 Plan;

  •
  the issuance of all of the shares of our common stock reserved for issuance under the 2012 Plan;

  •
  the expiration of the 2012 Plan; or

  •
  the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs.

        After the transition date, rights or awards granted under the 2012 Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. Thus, after the transition date, we expect that such other rights or awards under the plan will not constitute performance-based compensation for purposes of Section 162(m).
        We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2012 Plan.

  2002 Stock Option Plan, as Amended

        Our board of directors initially adopted the Singulex, Inc. 2002 Stock Option Plan, as amended, or the 2002 Plan, on January 28, 2003. The 2002 Plan was also amended by our board of directors in order to increase the 2002 Plan's share reserve effective May 9, 2006, June 7, 2007, December 18, 2008, October 13, 2011 and February 16, 2012.

        Following the completion of this offering, we will not make any further grants under the 2002 Plan. As discussed above, upon the completion of this offering, any shares of our common stock that are available for issuance immediately prior to the completion of this offering under the 2002 Plan will become available for issuance under the 2012 Plan. However, the 2002 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2002 Plan which, as of the date of this prospectus, constitute all of our outstanding stock options.

        Types of Awards.    The 2002 Plan provides for the grant of options to directors, officers, employees and independent contractors of the Company, its subsidiaries or affiliates. The 2002 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to eligible employees of the Company or its subsidiaries.

        Share Reserve.    We have reserved an aggregate of 10,161,629 shares of our common stock for issuance under the 2002 Plan. As of March 31, 2012, options to purchase a total of 8,181,311 shares of our common stock were issued and outstanding, a total of 728,083 shares of common stock had been issued upon the exercise of options granted under the 2002 Plan and 1,252,235 shares remained available for future grants. Such remaining share balance will become available for issuance under the 2012 Plan immediately prior to the closing of this offering.

        Administration.    Our compensation committee administers the 2002 Plan. The administrator has the authority to select the employees to whom options will be granted under the 2002 Plan, the number of shares to be subject to those awards under the 2002 Plan, and the terms and conditions of the awards granted. In addition, the compensation committee has the authority to construe and interpret the 2002 Plan and to adopt rules for the administration, interpretation and application of the 2002 Plan that are consistent with the terms of the 2002 Plan.

        Payment.    The exercise price of options granted under the 2002 Plan may be paid for in cash, with the shares of common stock (including shares of previously-owned stock or stock issuable in connection with the options), or other property to the extent permitted by the option award agreement or as permitted by the compensation committee from time to time.

        Transfer.    The 2002 Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution.

        Certain Events.    In the event of a dividend or other distribution, stock split, reverse stock split, reorganization or other event where an adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under outstanding option or the 2002 Plan, the administrator may make appropriate adjustments to the number of shares available for issuance under the 2002 Plan, the number of shares covered by each outstanding option, and/or the exercise price under each outstanding option. Alternatively, the administrator may provide for cash payments to holders of outstanding options. In the event of an acquisition or reorganization, the administrator may: (i) accelerate the vesting of the outstanding options, (ii) substitute options or other stock awards issued by the acquiring or surviving corporation for outstanding options on terms and conditions deemed equitable and fair to all parties, (iii) in the event the Company survives the transaction, leave outstanding options in place without amendment or accelerated vesting, or (iv) terminate outstanding options and to pay each optionee, in cash, the spread on the options.

        Amendment; Termination.    Our board of directors may amend or terminate the 2002 Plan at any time, except that without the approval of some of all of the Company's shareholders (to the extent required by applicable commitments made by the Company from time to time to its preferred shareholders or others), no amendment shall increase the maximum number of shares issuable under the plan. No options may be granted under the plan after September 15, 2013.

        We intend to file with the SEC a registration statement on Form S-8 covering our ordinary shares issuable under the 2002 Plan.

Terms and Conditions of 401(k) Plan

        Our U.S. eligible employees, including our NEOs, participate in the Singulex, Inc. 401(k) Plan, or the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan.

        The 401(k) Plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Certain Relationships and Related Party Transactions

        The following is a description of transactions since January 1, 2009 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

2011 Bridge Financing

        In May and June of 2011, we sold convertible promissory notes, or the 2011 Notes, to certain of our existing investors for an aggregate purchase price of $9.65 million. The 2011 Notes accrued interest at a rate of 10% per annum and had a maturity date of the earlier of (i) demand of the holders of at least 75% of the total aggregate principal then outstanding under the 2011 Notes on or after March 31, 2012 and (ii) an event of default pursuant to the terms of the 2011 Notes. In February 2012, in connection with our Series F Preferred Stock financing described below, the full principal amount of the 2011 Notes, along with accrued but unpaid interest thereon of $684,691, were automatically converted into an aggregate of 8,905,341 shares of our Series F Preferred Stock, or the 2011 Bridge Shares, at a conversion price of $1.1606 per share. In addition, each investor who purchased 2011 Notes also received a warrant that became exercisable for a number of shares of our Series F Preferred Stock equal to 25% of the principal amount of 2011 Notes purchased by such investor divided by $1.1606, resulting in the issuance of warrants to purchase an aggregate of 2,078,846 shares of Series F Preferred Stock. In addition, an aggreate of 1,668,402 shares of preferred stock held by preferred stockholders that did not purchase 2011 Notes were converted into an aggregate of 1,649,873 shares of common stock in connection with the consummation of the convertible note financing.

        The table below sets forth the participation in the sale of the 2011 Notes by our directors, executive officers and 5% stockholders and their affiliates.

Name	Principal amount of 2011 Notes purchased	Number of shares of Series F Preferred Stock underlying warrants received in connection with the purchase of the 2011 Notes
Funds affiliated with Fisk Ventures, LLC(1)(2)	$4,839,918.70	1,042,546
Funds affiliated with JAFCO Co. Ltd(3)(4)	$1,339,657.02	288,569
Funds affiliated with OrbiMed Advisors LLC(5)(6)	$2,635,220.59	567,541
Funds affiliated with Prolog Ventures(7)(8)	$786,056.61	169,320

(1)
All 2011 Notes and warrants to purchase shares of Series F Preferred Stock included here were sold to Fisk Ventures, LLC.

(2)
Stephen L. Rose, CMA is one or our directors and a Managing Director of Fisk Ventures, LLC.

(3)
All 2011 Notes and warrants to purchase shares of Series F Preferred Stock included here were sold to JAFCO Super V3 Investment Limited Partnership.

(4)
Hironori Hozoji was one of our directors at the time of the transaction and a principal of JAFCO.

(5)
Includes (i) a principal amount of $2,610,359.76 of 2011 Notes and warrants to purchase 562,286 shares of Series F Preferred Stock sold to OrbiMed Private Investments III, LP and (ii) a principal amount of $24,860.83 of 2011 Notes and warrants to purchase 5,355 shares of Series F Preferred Stock sold to OrbiMed Associates III, LP.

(6)
Carl L. Gordon, Ph.D., CFA is one or our directors and a General Partner of OrbiMed; however, he is not deemed to beneficially own any shares beneficially owned by OrbiMed Advisors LLC.

(7)
Includes (i) a principal amount of $650,639.61 of 2011 Notes and warrants to purchase 140,151 shares of Series F Preferred Stock sold to Prolog Capital III, L.P. and (ii) a principal amount of $135,417.00 of 2011 Notes and warrants to purchase 29,169 shares of Series F Preferred Stock sold to Prolog Capital B, L.P.

(8)
Gregory R. Johnson, Ph.D. was one of our directors at the time of the transaction and a Managing Director of Prolog Ventures, LLC.

Series F Preferred Stock Financing

        In February 2012, we issued an aggregate of 13,213,459 shares of our Series F Preferred Stock, including the 2011 Bridge Shares, to certain of our existing investors at a price per share of $1.1606 for aggregate gross consideration of $15.3 million, including the full principal amount of the 2011 Notes and the accrued but unpaid interest thereon.

        The table below sets forth the number of shares of Series F Preferred Stock, including the 2011 Bridge Shares, issued to our directors, executive officers and 5% stockholders and their affiliates and the aggregate purchase price paid therefor, including the full principal amount of the 2011 Notes and interest thereon converted.

Name	Number of shares of Series F Preferred Stock	Aggregate Purchase Price
Funds affiliated with Fisk Ventures, LLC(1)(2)	6,639,194	$7,705,449
Funds affiliated with JAFCO Co. Ltd(3)(4)	1,822,188	$2,114,831
Funds affiliated with OrbiMed Advisors LLC(5)(6)	3,614,883	$4,195,433
Funds affiliated with Prolog Ventures, LLC(7)(8)	1,069,186	$1,240,897

(1)
All shares of Series F Preferred Stock included here were issued to Fisk Ventures, LLC.

(2)
Stephen L. Rose, CMA is one or our directors and a Managing Director of Fisk Ventures, LLC.

(3)
All shares of Series F Preferred Stock included here were issued to JAFCO Super V3 Investment Limited Partnership.

(4)
Hironori Hozoji was one or our directors at the time of the transaction and a principal of JAFCO.

(5)
Includes (i) 3,580,780 shares of Series F Preferred Stock issued to OrbiMed Private Investments III, LP for an aggregate purchase price of $4,155,853.28 and (ii) 34,103 shares of Series F Preferred Stock issued to OrbiMed Associates III, LP. for an aggregate purchase price of $39,579.95.

(6)
Carl L. Gordon, Ph.D., CFA is one or our directors and a General Partner of OrbiMed; however, he is not deemed to beneficially own any shares beneficially owned by OrbiMed Advisors LLC.

(7)
Includes (i) 945,443 shares of Series F Preferred Stock issued to Prolog Capital III, L.P. for an aggregate purchase price of $1,097,281 and (ii) 123,743 shares of Series F Preferred Stock sold to Prolog Capital B, L.P. for an aggregate purchase price of $143,616.

(8)
Gregory R. Johnson, Ph.D. was one or our directors at the time of the transaction and a Managing Director of Prolog Ventures, LLC.

Indemnification Agreements and Directors' and Officers' Liability Insurance

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Registration Rights Agreements

        We have entered into an amended and restated registration rights agreement with the purchasers of our outstanding preferred stock and certain holders of common stock and warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated. As of March 31, 2012, the holders of approximately 65.2 million shares of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and shares of common stock issued upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act, after the expiration of the lock-up period. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

Investors Rights Agreement

        We have entered into an amended and restated investors rights agreement with certain holders of our common stock and holders of our convertible preferred stock. The investors rights agreement includes certain contractual obligations relating to the designation and voting of members of our Board of Directors. The investors rights agreement also provides for a right of first refusal in favor of certain holders of preferred stock with regard to certain issuances of our capital stock. The rights of first refusal will not apply to, and will terminate upon consummation of, this offering. This agreement also provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of preferred stock held by the parties thereto. Upon the closing of this offering, the amended and restated investors agreement will terminate. For a description of the voting provisions of the amended and restated investors rights agreement, see the section titled "Management—Board Composition—Voting Arrangements."

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Principal Stockholders

        The following table sets forth information relating to the beneficial ownership of our common stock as of July 26, 2012, by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all directors and executive officers as a group.

        The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of July 26, 2012 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

        The percentage of shares beneficially owned is computed on the basis of 67,078,661 shares of our common stock outstanding as of July 26, 2012, which reflects the assumed conversion of all of our outstanding shares of preferred stock into an aggregate of 62,947,851 shares of common stock. Shares of our common stock that a person has the right to acquire within 60 days of July 26, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o Singulex, Inc., at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering
Name of Beneficial Owner	Number of Shares Held	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities affiliated with Fisk Ventures, LLC(1)	31,686,718	1,130,329	32,817,047	48.11%	32,817,047
Funds affiliated with JAFCO Co. Ltd.(2)	8,744,200	288,569	9,032,769	13.41%	9,032,769
Funds affiliated with OrbiMed Advisors LLC(3)	17,231,267	567,641	17,798,908	26.31%	17,798,908
Funds affiliated with Prolog Ventures, LLC(4)	5,193,991	213,211	5,407,202	8.04%	5,407,202
Named Executive Officers and Directors
Philippe J. Goix, Ph.D.(5)	—	2,129,016	2,129,016	3.08%	2,129,016
Guido Baechler(6)	—	503,643	503,643	*	503,643
Frederick Steven Feinberg	—	—	—	*	—
Heiner Dreismann, Ph.D.(7)	—	122,000	122,000	*	122,000
Carl L. Gordon, Ph.D., CFA(8)	17,231,267	567,641	17,798,908	26.31%	17,798,908
André Marion(9)	—	112,000	112,000	*	112,000
R. Douglas Norby	—	—	—	*	—
Stephen L. Rose, CMA(10)	29,367,267	1,130,329	30,497,596	44.71%	30,497,596
Fred K. Vogt(11)	253,833	72,000	325,833	*	325,833
All directors and executive officers as a group (10 persons)(12)	46,852,367	4,636,629	51,488,996	71.80%	51,488,996

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Includes: (i) 29,343,600 shares held, and 1,130,329 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Fisk Ventures, LLC and (ii) 2,343,118 shares held by H. Fisk Johnson, Ph.D., H. Fisk Johnson, Ph.D. is, and Stephen L. Rose, CMA as Managing Director may be, deemed to have voting and investment power of the shares held by Fisk Ventures, LLC. Each of Fisk Ventures, LLC, H. Fisk Johnson, Ph.D. and Stephen L. Rose, CMA disclaims beneficial ownership of the shares held by each other party, except to the extent of their pecuniary interest therein, if any. The address for Fisk Ventures, LLC is 555 Main Street, Suite 500, Racine, Wisconsin 53403-4616.

(2)
Includes: (i) 1,730,503 shares held by JAFCO Life Science No. 1 Investment Enterprise Partnership; and (ii) 7,013,697 shares held, and 288,569 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by JAFCO Super V3 Investment Limited Partnership (together, the "JAFCO Funds"). The managing members of JAFCO Co., Ltd. are deemed to have voting and dispositive power over the shares held by the JAFCO Funds. The address for JAFCO is Otemachi First Square, West Tower 11F, 1-5-1 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan.

(3)
Includes: (i) 162,559 shares held, and 5,355 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by OrbiMed Associates III, L.P. ("Associates"); and (ii) 17,068,708 shares held, and 562,286 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by OrbiMed Private Investments III, L.P. ("OPI III"). OrbiMed Capital GP III LLC ("GP III") is the general partner of OPI III. OrbiMed Advisors LLC ("Advisors") is the managing member of GP III and the general partner of Associates. Samuel D. Islay is the managing member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power of the shares held by OPI III and Associates. Mr. Islay disclaims beneficial ownership of such shares, expect to the extent of his pecuniary interest therein, if any. The address for OrbiMed is 767 Third Avenue, 30th Floor, New York, NY 10017.

(4)
Includes: (i) 1,791,307 shares held by Prolog Capital A, L.P. ("Prolog A"); (ii) 2,457,241 shares held, and 73,060 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Prolog Capital B, L.P. ("Prolog B"); and (iii) 945,443 shares held, and 140,151 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Prolog Capital III, L.P. ("Prolog III"). Prolog Capital A, LLC ("Prolog A LLC") is the general partner of Prolog A. Prolog Capital B, LLC ("Prolog B LLC") is the general partner of Prolog B. Prolog Ventures III, LLC ("Prolog III LLC") is the general partner of Prolog III. Each of Gregory R. Johnson, Ph.D., Brian L. Clevinger, Ph.D. and Ilya B. Nykin are members of Prolog A LLC, Prolog B LLC and Prolog III LLC, and each may be deemed to have voting and investment power of the shares held by Prolog A, Prolog B and Prolog III. Each of Drs. Johnson and Clevinger and Mr. Nykin disclaim beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. The address for Prolog Ventures, LLC is 7701 Forsyth Boulevard, Suite 1095, St. Louis, Missouri 63105.

(5)
Consists of 2,129,016 shares that may be acquired pursuant to the exercise of stock options within 60 days of July 26, 2012.

(6)
Consists of 503,643 shares that may be acquired pursuant to the exercise of stock options within 60 days of July 26, 2012.

(7)
Consists of 122,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of July 26, 2012.

(8)
Consists of the shares described in Note (3) above. Dr. Gordon disclaims beneficial ownership of any of the shares described in Note (3), except to the extent of his pecuniary interest therein.

(9)
Consists of 112,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of July 26, 2012.

(10)
Includes: (i) 29,343,600 shares held, and 1,130,329 shares that may be acquired pursuant to the exercise of warrants held prior to the offering by Fisk Ventures, LLC and (ii) 23,667 shares held by Stephen L. Rose, CMA. Stephen L. Rose, CMA as Managing Director may be deemed to have voting and investment power of the shares held by Fisk Ventures, LLC. Each of Fisk Ventures, LLC and Stephen L. Rose, CMA disclaims beneficial ownership of the shares held by each other party, except to the extent of their pecuniary interest therein, if any. The address for Stephen L. Rose, CMA is c/o Fisk Ventures, LLC, 555 Main Street, Suite 500, Racine, Wisconsin 53403-4616.

(11)
Consists of 253,833 shares held and 72,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of July 26, 2012.

(12)
Includes 46,574,867 shares held, and 1,697,970 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by entities affiliated with one of our directors, and 277,500 shares held, and 2,938,659 shares that may be acquired pursuant to the exercise of stock options within 60 days of July 26, 2012, by our executive officers and directors.

Description of Capital Stock

        The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, the investor rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and investor rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

        Immediately prior to the consummation of this offering, we will file our amended and restated certificate of incorporation that authorizes            shares of common stock, $0.001 par value per share, and            shares of preferred stock, $0.001 par value per share. As of March 31, 2012, there were outstanding:

  •
  66,433,745 shares of our common stock held by approximately 58 stockholders of record;

  •
  2,288,408 shares of our common stock issuable upon exercise of outstanding warrants; and

  •
  8,181,311 shares of our common stock issuable upon exercise of outstanding stock options.

Common Stock

Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

        Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

        Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable.

        All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

        Immediately prior to the consummation of this offering, all outstanding shares of our preferred stock will be converted into shares of our common stock. See Note 7 to the notes to our audited consolidated financial statements for a description of our currently outstanding preferred stock. Immediately prior to the consummation of this offering, our amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to            shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

        The following table sets forth information about outstanding warrants to purchase shares of our stock as of March 31, 2012. Immediately prior to the consummation of this offering, the warrants to purchase shares of our convertible preferred stock will convert into warrants to purchase our common stock based on the applicable conversion ratio of the preferred stock.

Class of stock underlying warrants	Number of shares exercisable prior to this offering	Number of shares of common stock exercisable following this offering	Exercise price per share($)	Expiration Date
Series C Preferred Stock	144,200	162,306	$1.2000	Various dates between 10/28/12 and 9/11/16
Series D Preferred Stock	41,175	47,256	$1.2750	Various dates between 4/16/14 and 4/17/14
Series F Preferred Stock	2,078,846	2,078,846	$1.1606	Various dates between 5/6/18 and 6/24/18

	2,264,221	2,288,408

Registration Rights

        Under our amended and restated registration rights agreement, following the closing of this offering, the holders of approximately 65.2 million shares of common stock, including shares issuable upon exercise of warrants, or their transferees, have the right to require us to register their shares under the Securities Act (after the expiration of the lock-up period) so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

        Based on the number of shares outstanding as of March 31, 2012, after the consummation of this offering, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least a majority of these shares can, on not more than two occasions, request that we register all or a portion of their shares on a Registration Statement on Form S-1. Such requests for registration must cover a number of shares with an anticipated aggregate offering price of at least $1.0 million. Additionally, we will not be required to effect a demand registration during the period beginning 180 days following the effectiveness of a previous registration statement in which such holders included in such registration statement all of the shares requested to be so included. Further, the holders of a majority of these shares have the right to select the investment banker to administer the offering, subject to our approval.

Form S-3 Registration Rights

        Based on the number of shares outstanding as of March 31, 2012, after the consummation of this offering, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least 20% of these shares can request that we register all or a portion of their shares on a Registration Statement on Form S-3. These stockholders may make an unlimited number of requests for registration on Form S-3. However, such requests for registration must cover a number of shares with an anticipated aggregate offering price of at least $1.0 million and are limited to no more than two registrations per twelve-month period. Additionally, we will not be required to effect a demand registration during the period beginning 180 days following the effectiveness of a previous registration statement in which such holders included in such registration statement all of the shares requested to be so included. Further, the holders of a majority of these shares have the right to select the investment banker to administer the offering, subject to our approval.

Piggyback Registration Rights

        Based on the number of shares outstanding as of March 31, 2012, after the consummation of this offering, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expenses of Registration

        We will pay all of the registration expenses of the holders of the shares registered pursuant to the demand and piggyback registration rights and for up to five registrations on Form S-3, including the expenses of one counsel for the selling holders.

Expiration of Registration Rights.

        The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of seven years after the consummation of this offering

(five years in the event this offering meets certain price threshold) or when that stockholder can sell all of its shares under Rule 144 of the Securities Act.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect immediately prior to the consummation of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

        Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer or President, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

        Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, the removal of any of our directors without cause will require a    % stockholder vote. For more information on the classified board, see "Management—Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Amendment of Charter Provisions

        The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least    % of the voting power of our then outstanding voting stock.

        The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

        For a discussion of liability and indemnification, please see "Management—Limitation on Liability and Indemnification Matters."

Exchange Listing

        We intend to apply to have our common stock listed on either The NASDAQ Global Market or the New York Stock Exchange under the symbol "SGLX."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                    . The transfer agent and registrar's address is                     .

Shares Eligible for Future Sale

        Prior to this offering, there has been no public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

        Based on the number of shares of our common stock outstanding as of March 31, 2012, upon the closing of this offering and assuming (1) the conversion of our outstanding preferred stock into common stock, assuming an initial public offering price of        per share (the mid-point of the price range set forth on the cover page of this prospectus), (2) no exercise of the underwriters' option to purchase additional shares of common stock to cover over-allotments and (3) no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately                shares of common stock. Of these shares, all of the                 shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters' option to purchase additional shares to cover over-allotments, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be "restricted securities" as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

        As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale into Public Market
shares	180 days after the date of this prospectus, or longer if the lock-up period is extended, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume limitations under Rule 144

Lock-Up Agreements

        In connection with this offering, we, our directors, our executive officers and our other stockholders and option holders and warrant holders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if:

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  during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or

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  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

        Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

        In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our "affiliates," as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

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  1% of the number of common shares then outstanding, which will equal approximately                shares of common stock immediately after this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriter's option to purchase additional shares and no exercise of outstanding options or warrants); or

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  the average weekly trading volume of our common stock on The NASDAQ Global Market or the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Such sales under Rule 144 by our "affiliates" or persons selling shares on behalf of our "affiliates" are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired Common Stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreements referred to below, if applicable).

Registration Rights

        Based on the number of shares outstanding as of March 31, 2012, after the consummation of this offering, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will, after the expiration of the lock-up period, be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. For a description of these registration rights, please see the section titled "Description of Capital Stock—Registration Rights." If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under our 2002 Stock Option Plan, as amended, and our 2012 Equity Incentive Award Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Material United States Federal Income Tax Consequences
to Non-U.S. Holders

        The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

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  United States expatriates or former long-term residents of the United States;

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  partnerships, S corporations or other entities or arrangements treated as partnerships or pass-through entities for United States federal income tax purposes;

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  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid United States federal income tax;

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  banks, insurance companies, or other financial institutions;

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  brokers, dealers, or traders in securities, commodities or currencies;

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  tax-exempt organizations;

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  tax-qualified retirement plans; or

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  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

        For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" for United States federal income tax purposes. A U.S. person is any of the following:

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  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

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  an estate the income of which is subject to United States federal income tax regardless of its source; or

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  a trust (1) the administration of which is subject to the primary supervision of a United States court and all substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

        As stated above under "Dividend Policy," we do not anticipate paying any cash dividends in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "Gain on Disposition of Our Common Stock" below.

        Dividends paid to a non-U.S. holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the relevant paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to the relevant paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the relevant paying agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to the relevant paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

        Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

        A non-U.S. holder who claims the benefit of an applicable income tax treaty will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and under "Legislation Relating to Foreign Accounts," a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the calendar year of the disposition, and certain other requirements are met; or

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  our common stock constitutes a "United States real property interest" by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

        We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, however, there can be no assurance we will not become a USRPHC in the future. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if the non-U.S. holder actually or constructively holds more than 5% of our common stock.

        Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. Further, non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

        Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the United States or through certain United States-related financial intermediaries, unless the non-U.S. holder furnishes to the relevant paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined under those rules) and certain other non-U.S. entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. A 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Although the withholding rules described above currently apply to applicable payments made after December 31, 2012, the IRS has recently issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding rules.

Underwriting

        Citigroup Global Markets Inc., UBS Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers of the offering, and Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
UBS Securities LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Leerink Swann LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                        per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                    additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, our employees, our stockholders and our option and warrant holders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and UBS Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We intend to apply to have our shares listed on either The NASDAQ Global Market or the New York Stock Exchange under the symbol "SGLX."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by Singulex, Inc.
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that our portion of the total expenses of this offering will be $        .

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Pursuant to the underwriting agreement we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, on The NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  •
  you confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  •
  a person associated with the company under section 708(12) of the Corporations Act; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  •
  you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

        The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

Legal Matters

        The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 68,008 shares of our preferred stock, which will be converted into shares of our common stock, and warrants to purchase 10,770 shares of our preferred stock, which will convert into warrants to purchase 10,770 shares of our common stock, in each case, immediately prior to the consummation of this offering. These attorneys and investment funds are subject to the contractual lock-up agreement with the underwriters.

Experts

        Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011, and for the year ended December 31, 2011, as set forth in their report. Burr Pilger Mayer, Inc., independent registered public accounting firm, has audited our financial statements at December 31, 2009 and 2010, and for the two year period ended December 31, 2010. We have included our audited consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report and Burr Pilger Mayer, Inc.'s report, given the authority of such firms as experts in accounting and auditing.

Where You Can Find More Information

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to Singulex, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

        Upon consummation of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.singulex.com. Upon consummation of this offering, you may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Singulex, Inc.
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Singulex, Inc.

        We have audited the accompanying consolidated balance sheet of Singulex, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit), and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Singulex, Inc. at December 31, 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California

August 1, 2012

Report of Independent Registered Public Accounting firm

To the Board of Directors and Stockholders of
Singulex, Inc.
Alameda, California

        We have audited the accompanying consolidated balance sheets of Singulex, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the generally accepted auditing standards as established by the Auditing Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Singulex, Inc. as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
July 30, 2012

Singulex, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
			March 31, 2012	Pro Forma March 31, 2012
	2010	2011
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,608	$5,842	$6,486	$6,486
Restricted cash	211	101	101	101
Accounts receivable, net	1,520	1,171	1,300	1,300
Inventories	981	1,399	1,740	1,740
Prepaid expenses and other current assets	597	286	491	491

Total current assets	7,917	8,799	10,118	10,118
Property and equipment, net	3,180	3,628	3,640	3,640
Other assets	8	55	55	55

Total assets	$11,105	$12,482	$13,813	$13,813

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$1,492	$2,053	$2,007	$2,007
Accrued liabilities	1,200	3,933	3,199	3,199
Deferred revenue	373	159	149	149
Convertible preferred stock warrant liability	—	405	405	—
Current portion of notes payable	986	11,930	2,305	2,305

Total current liabilities	4,051	18,480	8,065	7,660
Notes payable, net of current portion	5,059	2,671	2,165	2,165

Total liabilities	9,110	21,151	10,230	9,825
Commitments and contingencies
Convertible preferred stock issuable in series, par value $0.001; 45,738,000 and 61,268,300 shares authorized at December 31, 2010 and 2011, respectively and 60,771,203 shares authorized at March 31, 2012 (unaudited); 43,957,462 and 42,289,060 shares issued and outstanding at December 31, 2010 and 2011, respectively, and 55,514,519 shares issued and outstanding at March 31 2012 (unaudited) and no shares issued and outstanding pro forma; total liquidation preference of $67,190 and $68,942 at December 31, 2010 and 2011, respectively and $84,474 at March 31, 2012	60,524	62,083	77,550	—
Stockholders' equity (deficit):
Common stock, par value $0.001; 70,000,000 and 85,530,300 shares authorized at December 31, 2010 and 2011, respectively and 93,408,572 shares authorized at March 31, 2012 (unaudited); 1,695,536 and 3,422,228 shares issued and outstanding at December 31, 2010 and 2011, respectively and 3,485,894 shares issued and outstanding at March 31, 2012 (unaudited), and 66,433,745 shares issued and outstanding pro forma	1	3	3	66
Additional paid-in capital	—	229	340	78,232
Accumulated deficit	(58,530)	(70,984)	(74,310)	(74,310)

Total stockholders' equity (deficit)	(58,529)	(70,752)	(73,967)	3,988

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$11,105	$12,482	$13,813	$13,813

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$1,577	$8,267
Life Sciences products	1,866	1,967	3,469	398	738
Life Sciences services	1,350	1,617	2,185	555	281

	3,216	4,907	24,768	2,530	9,286

Cost of revenues:
Products	384	1,112	1,117	246	375
Services	1,574	4,310	10,025	1,459	3,373

	1,958	5,422	11,142	1,705	3,748

Gross profit (loss)	1,258	(515)	13,626	825	5,538
Operating expenses:
Research and development	4,360	3,745	6,090	1,347	2,106
Sales and marketing	3,348	1,855	9,622	1,171	3,772
General and administrative	4,588	5,198	7,219	1,150	2,718

Total operating expenses	12,296	10,798	22,931	3,668	8,596

Loss from operations	(11,038)	(11,313)	(9,305)	(2,843)	(3,058)
Other income (expense), net:
Interest expense	(23)	(109)	(3,174)	(173)	(284)
Interest income	255	114	8	5	16
Other income (expense)	(81)	19	17	—	—

Total other income (expense), net	151	24	(3,149)	(168)	(268)

Net loss	(10,887)	(11,289)	(12,454)	(3,011)	(3,326)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(963)	(11)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(3,974)	$(3,337)

Net loss per share attributable to common stockholders—basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(2.34)	$(0.97)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders—basic and diluted	1,391,435	1,595,003	2,403,840	1,696,962	3,449,546

Pro forma net loss per share:
Pro forma basic and diluted net loss per share attributable to common stockholders (unaudited)			$(0.13)		$(0.05)

Weighted average shares of common stock outstanding used in computing pro forma basic and diluted net loss per share attributable to common stockholders (unaudited)			58,964,958		64,933,511

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Net loss	$(10,887)	$(11,289)	$(12,454)	$(3,011)	$(3,326)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on short-term investments	4	(4)	—	—	—

Total comprehensive loss	$(10,883)	$(11,293)	$(12,454)	$(3,011)	$(3,326)

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(in thousands, except share and per share amounts)

			Stockholders' Equity (Deficit)
	Convertible Preferred Stock
			Common Stock			Accumulated Other Comprehensive Income (Loss)		Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2009	43,957,462	$53,369	1,148,959	$1	$—	$—	$(29,358)	$(29,357)
Exercise of stock options	—	—	377,369	—	39	—	—	39
Stock-based compensation expense	—	—	—	—	44	—	—	44
Accretion of dividend on convertible preferred stock	—	3,395			(83)		(3,312)	(3,395)
Accretion to redemption value for convertible preferred stock	—	41	—	—	—		(41)	(41)
Other comprehensive gain	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	(10,887)	(10,887)

Balance at December 31, 2009	43,957,462	56,805	1,526,328	1	—	4	(43,598)	(43,593)
Exercise of stock options	—		169,208		21	—	—	21
Stock-based compensation expense	—	—	—	—	55	—	—	55
Accretion of dividend on convertible preferred stock	—	3,678			(76)	—	(3,602)	(3,678)
Accretion to redemption value for convertible preferred stock	—	41	—	—	—	—	(41)	(41)
Other comprehensive loss	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	(11,289)	(11,289)

Balance at December 31, 2010	43,957,462	60,524	1,695,536	1	—	—	(58,530)	(58,529)
Exercise of stock options	—	—	76,819	—	10	—	—	10
Conversion and extinguishment of convertible preferred stock	(1,668,402)	(2,311)	1,649,873	2	2,309	—	—	2,311
Stock-based compensation expense	—	—	—	—	153	—	—	153
Accretion of dividend on convertible preferred stock	—	3,829	—	—	(3,829)	—		(3,829)
Accretion to redemption value for convertible preferred stock	—	41	—	—	(41)	—	—	(41)
Beneficial conversion feature	—	—	—	—	1,627	—	—	1,627
Net loss	—	—	—	—	—	—	(12,454)	(12,454)

Balance at December 31, 2011	42,289,060	62,083	3,422,228	3	229	—	(70,984)	(70,752)
Issuance of convertible preferred stock (unaudited)	13,213,459	15,336	—	—	—	—	—	—
Exercise of warrants (unaudited)	12,000	120	—	—	—	—	—	—
Exercise of stock options (unaudited)	—	—	63,666	—	3	—	—	3
Stock-based compensation expense (unaudited)	—	—	—	—	158	—	—	158
Accretion to redemption value for convertible preferred stock (unaudited)	—	11	—	—	(11)	—	—	(11)
Beneficial conversion feature (unaudited)	—	—	—	—	(39)	—	—	(39)
Net loss (unaudited)	—	—	—	—	—	—	(3,326)	(3,326)

Balance at March 31, 2012 (unaudited)	55,514,519	$77,550	3,485,894	$3	$340	$—	$(74,310)	$(73,967)

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Cash flows from operating activities:
Net loss	$(10,887)	$(11,289)	$(12,454)	$(3,011)	$(3,326)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406	663	1,074	250	350
Provision for bad debt expense	—	40	232	—	25
Interest expense arising from beneficial conversion feature	—	—	1,627	—	13
Amortization of debt discount	—	—	272	—	58
Stock-based compensation	44	55	153	20	158
Loss from sale of equipment	24	—	—	—	—
Other expense relating to the revaluation of warrants exercisable for convertible preferred stock	—	—	23	—	—
Changes in assets and liabilities:
Accounts receivable, net	(615)	(44)	117	257	(154)
Prepaid expenses and other current assets	99	(431)	311	(168)	(205)
Inventories	6	(514)	(418)	(107)	(341)
Other assets	6	3	3	1	—
Accounts payable	(94)	1,343	561	(442)	(46)
Accrued liabilities	56	(136)	2,734	294	(49)
Deferred revenue	(349)	123	(214)	(62)	(10)

Net cash used in operating activities	(11,304)	(10,187)	(5,979)	(2,968)	(3,527)

Cash flows from investing activities:
Purchases of property and equipment	(903)	(2,247)	(1,522)	(201)	(362)
Proceeds from sale of investments	13,823	11,583	—	—	—
Purchase of investments	(15,044)	(4,038)	—	—	—

Net cash (used in) provided by investing activities	(2,124)	5,298	(1,522)	(201)	(362)

Cash flows from financing activities:
Changes in restricted cash requirements	—	110	60	110	—
Proceeds from convertible promissory notes	—	—	9,651	—	—
Payments on line of credit	(2,400)	—	—	—	—
Proceeds from notes payable	1,000	5,500	—	—	—
Payments on notes payable	(187)	(509)	(986)	(136)	(590)
Issuance of convertible preferred stock	—		—	—	5,120
Issuance of common stock	39	21	10	—	3

Net cash (used in) provided by financing activities	(1,548)	5,122	8,735	(26)	4,533

Net (decrease) increase in cash and cash equivalents	(14,976)	233	1,234	(3,195)	644
Cash and cash equivalents at beginning of period	19,351	4,375	4,608	4,608	5,842

Cash and cash equivalents at end of period	$4,375	$4,608	$5,842	$1,413	$6,486

Supplemental disclosure of cash flow information:
Interest paid	$19	$95	$1,201	$159	$123

Supplemental disclosures related to non-cash investing and financing activities
Warrants exercisable for convertible preferred stock issued in connection with convertible promissory notes	$—	$—	$382	$—	$—

Conversion of promissory notes and accrued interest into convertible preferred stock	$—	$—	$—	$—	$10,336

Extinguishment of convertible promissory notes with related parties	$—	$—	$—	$—	$52

Conversion and extinguishment of convertible preferred stock	$—	$—	$2,311	$—	$—

Accretion of dividends on convertible preferred stock	$3,395	$3,678	$3,829	$952	$—

Accretion of redemption value of convertible preferred stock	$41	$41	$41	$11	$11

See accompanying notes.

Singulex, Inc.

Notes to Consolidated Financial Statements

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies

Description of Business

        Singulex, Inc. ("Singulex" or the "Company") was originally formed as a limited liability company in the State of Delaware in November 1997 under the name BioProfile, L.L.C., and in August 2002 converted to a corporation in Delaware under the name BioProfile Corporation. The Company changed its name to Singulex, Inc. in July 2003. Singulex is a diagnostics company that provides tests for the diagnosis and monitoring of chronic diseases. In July 2010, the Company launched its Advanced CVD Monitoring services through which it offers its cardiovascular disease (CVD) test menu, utilizing its CLIA certified laboratory in Alameda, CA. Through its Advanced CVD Monitoring services, the Company provides to physicians a testing menu that integrates its proprietary heart function and inflammatory tests with other ancillary CVD tests. The Company also sells its research use only immunoassay products and services to pharmaceutical companies, academic institutions and contract research organizations for studying therapeutic efficacy, pharmacodynamics, pharmacokinetics and safety.

        The Company has incurred significant losses since inception, including net losses of approximately $10.9 million, $11.3 million and $12.5 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $3.0 million and $3.3 million for the three months ended March 31, 2011 and 2012, respectively. As of March 31, 2012, the Company's accumulated deficit was $74.3 million.

        To date, the Company has funded operations primarily with the net proceeds from private placements of convertible preferred stock and from loan proceeds. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least the next 12 months. The Company's ability to fund its operations is dependent primarily upon its ability to execute on its business plan, including generating sufficient sales and cash inflows from operating activities and obtaining additional funding.

        The Company will need to raise substantial additional funding to support its operating activities. Adequate funding may not be available on acceptable terms, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company's business, results of operations, and financial condition. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Principles of consolidation

        The consolidated financial statements present the accounts of Singulex, and its wholly-owned foreign subsidiary, Singulex R&D Europe EURL. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Use of Estimates

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all adjustments necessary for the fair presentation of the Company's consolidated financial position, results of operations and cash flows for the periods presented. In preparing the consolidated financial statements, management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Unaudited Interim Financial Information

        The accompanying interim consolidated balance sheet as of March 31, 2012 and the consolidated statements of operations, comprehensive loss and cash flows for the three months ended March 31, 2011 and 2012 and the consolidated statement of convertible preferred stock and stockholders' equity (deficit) for the three months ended March 31, 2012 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management's opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which include only normal recurring adjustments necessary for the fair presentation of our consolidated statement of financial position as of March 31, 2012 and our consolidated statements of operations, comprehensive loss, and cash flows for the three months ended March 31, 2011 and 2012. The results for the three months ended March 31, 2012 are not necessarily indicative of the results expected for the full fiscal year.

Unaudited Pro Forma Information

        The Board of Directors has authorized the Company to prepare a Registration Statement on Form S-1 with the Securities and Exchange Commission ("SEC") covering the sale and issuance of common stock. The unaudited pro forma consolidated balance sheet as of March 31, 2012 has been prepared assuming that immediately prior to the closing of an initial public offering (IPO), (i) all of the Company's outstanding shares of convertible preferred stock will automatically convert into an aggregate of 62,947,851 shares of common stock, and (ii) warrants exercisable for the Company's convertible preferred stock will automatically convert into warrants exercisable for 2,288,408 shares of the Company's common stock resulting in the reclassification of the convertible preferred stock warrant liability of $405,000 into additional paid-in capital immediately prior to the closing of an IPO. The unaudited pro forma net loss per share of common stock for the year ended December 31, 2011 and the three months ended March 31, 2012 are computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of the conversion of all outstanding convertible preferred stock into shares of common stock, as if such conversion had occurred at the beginning of the respective periods, and the assumed conversion of outstanding convertible promissory notes into shares of convertible preferred stock, and common stock issuable upon conversion of such convertible preferred stock, as if such conversion had occurred on the date of original issuance of the convertible promissory notes in May and June 2011 for the year ended December 31, 2011; and for the three months ended March 31, 2012, as if such conversion had occurred on January 1, 2012 for the period the convertible promissory notes were outstanding through February 15, 2012.

Foreign Currency Translation

        The Company considers the functional currency of its foreign subsidiary to be U.S. dollars, as support is provided by the U.S. parent to the subsidiary.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Segment Reporting

        The Company operates in one operating segment. The Company's chief operating decision maker, its chief executive officer, manages the Company's operations on an integrated basis for purposes of allocating resources.

Customers and Payors

        The Company provides laboratory testing services to physicians, who order the tests but are not responsible for the payments for services. The Company considers a party that refers a test to us a "customer" and a party that reimburses us a "payor." Depending on the billing arrangement and applicable law, the payor may be a commercial third party responsible for providing health insurance coverage to patients, such as a health insurance plan, or Medicare or Medicaid. The Company also sells its immunoassay products and services to customers such as academic institutions, pharmaceutical companies and contract research organizations.

Revenue Recognition

        The Company derives revenues from the sale of its CLIA laboratory testing service, which is its Advanced CVD Monitoring service, and the sale of immunoassay products and services to pharmaceutical companies, academic and government institutions, and contract research organizations, which are its Life Sciences customers. We recognize revenues when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

  Advanced CVD Monitoring Service Revenues

        CLIA laboratory testing service revenues are derived primarily from performing tests on patient samples and the above revenue recognition criteria are assessed as follows: Criterion (1) is satisfied when an arrangement is in place with the payor addressing reimbursement for the patient test. In the absence of such arrangements, criterion (1) is satisfied when a payor pays us for the test performed. Criterion (2) is satisfied when a test is performed and a patient report is generated and delivered to the physician. Determination of satisfying criteria (3) and (4) are based on management's judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any arrangement. When evaluating criteria (3) and (4), the Company considers whether it has a specific arrangement with a payor or sufficient history with a payor to reliably estimate the payor's individual payment patterns. In evaluating payment history, based upon at least several months of history, the Company reviews the amount received for each test and the payor's outstanding balance for unpaid tests to determine whether payments are being made consistently for a high percentage of tests billed. To the extent all criteria set forth above are not met when test results are delivered, laboratory testing service revenues are recognized when cash is received from the payor. 64% and 79% of CLIA laboratory testing service revenues were not recognized until the point at which cash was received for the years ended December 31, 2010 and 2011, respectively.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

  Life Sciences Products and Services Revenues

        With respect to the Company's Life Sciences customers, it recognizes immunoassay products and services revenue as follows:

  •
  Immunoassay Products—immunoassay products consist of sales of instruments, including any related installation, training services, and the sale of reagents. The Company recognizes revenues on sales of instruments, upon installation of the instrument and completion of the related training services. The Company recognizes revenues on the sale of reagents upon delivery of the reagents to the customer.

  •
  Immunoassay Services—immunoassay services consist of assay development and assay sample testing. Assay development services are provided based on contracts with specific milestones outlined in the arrangement. Assay sample testing services are provided based on fixed price arrangements. The Company recognizes revenue related to assay development services as the services are completed and the specific milestones are achieved, while revenues related to assay sample testing are recognized upon completion of the services and delivery of the test reports to the customer. The Company has also entered into research contracts with academic and government institutions and contract research organizations to perform research services under a cost or cost-plus pricing arrangement. The Company recognizes revenues related to research contracts upon delivery of the services based the terms of the arrangements.

        Arrangements related to immunoassay products and services can include multiple elements, including delivery of our digital technology platform, reagents, assay development and assay sample testing. The Company evaluates products and services for multiple elements and allocates revenues to each element of the arrangement based on vendor specific objective evidence, or VSOE, or third party evidence, if available. When VSOE or third party evidence is not available, the Company uses its best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Once the elements are identified and the revenues are allocated to the separate elements, the Company recognizes revenues for immunoassay products and services as described above.

Cost of Revenues

        Cost of service revenues includes the cost of materials, direct labor, equipment and facility expenses associated with sample processing, assay development, processing and handling fees, related royalties and shipping charges to transport samples. Costs recorded for sample processing and shipping charges represent the cost of all tests processed during the period regardless of whether revenue was recognized with respect to such tests.

        Cost of product revenues includes the externally procured cost of the Company's digital technology instrument as well as the related installation and training costs and related royalties.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents consist of demand deposits and certificates of deposit for all periods presented. The Company considers investments in highly liquid instruments with an original maturity of 90 days or less from the date of purchase to be cash equivalents.

Restricted Cash

        The Company is required to maintain restricted cash deposits as collateral under credit card services agreements, a corporate credit card agreement with a financial institution and as collateral for a standby letter of credit. The deposits are in the form of certificates of deposit and are classified as restricted cash in the accompanying consolidated balance sheets.

Accounts Receivable

        Accounts receivable are primarily amounts due from laboratory services payors and immunoassay products and services customers.

        The Company invoices third party payors for its laboratory testing services upon providing test results to ordering physicians. As such, the Company takes assignment of benefits and risk of collection with third party payors. The Company continues to monitor the collection history for third party payors. Accounts receivable is not recorded for billings to third party payors with whom we have not entered into contractual reimbursement agreements because these revenues are not recognized until the point at which cash is received.

        Accounts receivable are reported net of an allowance for uncollectible accounts. The process of estimating the collection of accounts receivable involves significant assumptions and judgments. Specifically, the accounts receivable allowance is based on management's analysis of current and past due accounts, collection experience in relation to amounts billed, any specific customer collection issues that have been identified and other relevant information.

        The Company's provision for uncollectible accounts is recorded as bad debt expense and included in general and administrative expenses. The process for determining the appropriate level of allowance for doubtful accounts involves judgment, and considers such factors as the age of the underlying receivables, historical and projected collection trends, the composition of outstanding receivables between payors, current economic conditions and regulatory changes. An account is fully reserved when reasonable collection efforts have been unsuccessful and it is probable the receivable will not be recovered. Historically, the Company has not experienced significant credit loss related to its customers or payors. Although the Company believes amounts provided are adequate, the ultimate amounts of uncollectible accounts receivable could be in excess of the amounts provided.

Inventories

        Inventories are stated at the lower of cost (on a weighted average cost basis) or market (net realizable value). Provision for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. There was no provision for obsolescence or excess inventory at December 31, 2010 and 2011 and March 31, 2012.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Property and equipment under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciable lives range from three to five years for laboratory equipment, office equipment and furniture and fixtures and three years for software.

Impairment of Long-Lived Assets

        The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired and assesses their recoverability based upon anticipated future cash flows. If changes in circumstances lead the Company to believe that any of its long-lived assets may be impaired, the Company will (a) evaluate the extent to which the remaining book value of the asset is recoverable by comparing the future undiscounted cash flows estimated to be associated with the asset to the asset's carrying amount and (b) write-down the carrying amount to market value or discounted cash flow value to the extent necessary. There has been no such impairment of long-lived assets to date.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities, and accounts receivable. The primary objectives for the Company's investment portfolio are the preservation of capital and the maintenance of liquidity.

        The Company's investment policy limits investments to certain types of instruments such as certificates of deposit, money market instruments, and obligations issued by U.S. government and U.S. government agencies, and places restrictions on maturities and concentration by type and issuer. From time to time, the Company maintains cash balances in excess of amounts insured by the FDIC. The Company has established an investment policy relative to credit ratings and maturities intended to maintain safety and liquidity. The accounts are monitored by management to mitigate the risk.

        Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management's evaluation of the customer's financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management's expectations.

        The following table presents customers that represented over 10% of accounts receivable as of December 31, 2010 and 2011 and at March 31, 2012, and individual customers that represented over

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

10% of revenue during the years ended December 31, 2009, 2010 and 2011 and for the three months ended March 31, 2011 and 2012:

	As of December 31,
			As of March 31, 2012
Accounts Receivable	2010	2011
Customer A	* %	32%	44%
Customer B	28%	*	*
Customer C	*	16%	*
Customer F	19%	*	*

	Year Ended December 31,			Three Months Ended March 31,
Revenue	2009	2010	2011	2011	2012
Customer A	*	10%	16%	17%	19%
Customer B	*	10%	*	*	*
Customer D	20%	*	*	*	*
Customer E	12%	*	*	*	*

*
Customer represented less than 10%

Stock-Based Compensation

        The Company accounts for stock-based compensation arrangements with employees and non-employee directors using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model.

        Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes option-pricing model on the date of grant for stock options and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, forfeiture rates and expected term. The expected volatility rates are estimated based on the actual volatility of comparable public companies over the expected term. The Company selected these companies based on comparable characteristics, including enterprise value, risk profiles, stage of development and with historical share price information sufficient to meet the expected life of the stock-based awards. The expected term for options granted during the years ended December 31, 2009, 2010 and 2011 and during the three months ended March 31, 2011 and 2012 is calculated using the "simplified" method and represents the average time that options are expected to be outstanding based on the mid-point between the vesting date and the end of the contractual term of the award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

dividend yield of zero. The risk-free interest rate is based on the rate of U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The measurement of nonemployee share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period over which services are rendered.

Fair Value of Financial Instruments

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three tier fair-value hierarchy for disclosure of fair value measurements as follows:

  •
  Level 1, defined as observable inputs, such as quoted prices for identical assets in active markets.

  •
  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

  •
  Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring management to develop its own assumptions based on the best estimates of what market participants would use in pricing an asset or liability at the reporting date.

        The carrying values of the Company's financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amount of the Company's convertible preferred stock warrant liability represents its estimated fair value. The Company believes that the rate and terms of its notes payable are consistent with the market for such instruments and that the carrying value of the notes payable approximates fair value.

Convertible Preferred Stock

        The Company classifies its convertible preferred stock outside of stockholders' equity because certain features of the Company's Amended and Restated Certificate of Incorporation would require redemption of some or all classes of convertible preferred stock upon events not solely within the control of the Company. In addition, the Series D and E Convertible Preferred Stock are redeemable upon vote of the respective convertible preferred stockholders on or after January 1, 2017. The convertible preferred stock constitutes a majority of the outstanding stock entitled to vote, and a majority of the members of the board of directors is comprised of individuals elected by holders of the Company's convertible preferred stock.

        Because the Series D and E Convertible Preferred Stock become redeemable after the passage of time, it is considered probable that the instruments will become redeemable and, therefore, the Company is accreting changes in the redemption value over the period from the date of issuance to the earliest redemption date of January 1, 2017. Changes in the redemption value include amortization of

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

insurance costs and, for the periods prior to February 17, 2012, the accrual of dividends pursuant to the Company's then-current Amended and Restated Certificate of Incorporation.

Convertible Preferred Stock Warrant Liability

        The Company accounts for warrants to purchase shares of its convertible preferred stock as a liability recognized at fair value. The convertible preferred stock warrants are recorded as a liability because the underlying shares of convertible preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The warrants are subject to re-measurement to fair value at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net, on the statement of consolidated operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, conversion of convertible preferred stock into common stock, or until the holders of the convertible preferred stock can no longer trigger a deemed liquidation event. Pursuant to the terms of these warrants, upon the conversion of the class of preferred stock underlying the warrant, the warrants automatically become exercisable for shares of the Company's common stock based upon the conversion ratio of the underlying class of preferred stock. The consummation of an initial public offering will result in the conversion of all classes of the Company's preferred stock into common stock. Upon such conversion of the underlying classes of preferred stock, the warrants will be classified as a component of equity and no longer be subject to re-measurement.

Research and Development Costs

        Costs incurred in research and development activities are expensed as incurred. Major components of research and development (R&D) costs include cash compensation, stock-based compensation, materials and supplies, and fees paid to consultants and other entities that conduct certain development activities on the Company's behalf. R&D costs, including upfront fees and milestones paid to collaborators, are expensed as goods are received or services rendered. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are also expensed as incurred.

Shipping and Handling

        The Company bills its customers for shipping and handling charges related to sales of its Immunoassay products and records the billed amounts as revenue and the corresponding costs in cost of revenues. Shipping and handling costs related to the sale of Immunoassay products were not significant for any period presented.

        The Company does not bill its customers for shipping and handling charges related to laboratory services. All charges relating to inbound and outbound freight costs are incurred by the Company and recorded within cost of revenues. For the three month periods ended March 31, 2011 and 2012 (unaudited) the Company incurred shipping and handling costs related to laboratory services of approximately $162,000 and $442,000, respectively, and for the years ended December 31, 2009, 2010 and 2011, the Company incurred shipping and handling costs of approximately $0, $283,000 and $1.286 million, respectively.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Income Taxes

        The Company uses an asset and liability approach for accounting for deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements, but have not been reflected in its taxable income. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets and liabilities are expected to be realized or settled.

        The Company regularly assesses the likelihood that its deferred income tax assets will be realized from recoverable income taxes or recovered from future taxable income. To the extent that the Company believes any amounts are more likely not to be realized, the Company records a valuation allowance to reduce the deferred income tax assets. In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred income tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

        Based on the available evidence, the Company believed it was not likely able to utilize its deferred tax assets in the future and as a result, the Company recorded a full valuation allowance as of December 31, 2010, December 31, 2011 and March 31, 2012. The Company intends to maintain the valuation allowance until sufficient evidence exists to support its reversal. The Company regularly reviews its tax positions and for a tax benefit to be recognized the related tax position must be more likely than not to be sustained upon examination. Any amount recognized is generally the largest benefit that is more likely than not to be realized upon settlement. The Company's policy is to recognize interest and penalties related to income tax matters as an income tax expense. Through March 31, 2012, the Company did not have any interest or penalties associated with unrecognized tax benefits.

Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share of Common Stock

        Basic net loss per share of common stock is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities outstanding during the period, including options, warrants, and convertible preferred stock. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding were anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss are the same for each period presented.

        Pro forma basic and diluted net loss per share of common stock has been computed to give effect to the automatic conversion immediately prior to the closing of a qualifying initial public offering of the convertible preferred stock into common stock as of the beginning of the period or the issuance date, if later, and the assumed conversion of outstanding convertible promissory notes into shares of

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

convertible preferred stock, and common stock issuable upon conversion of such convertible preferred stock, as if such conversion had occurred as of their issuance dates in May and June 2011 for the year ended December 31, 2011; and for the three months ended March 31, 2012, as if such conversion had occurred on January 1, 2012 for the period the convertible promissory notes were outstanding through February 15, 2012. Also, the numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove the gains and losses resulting from the re-measurement of the convertible preferred stock warrant liability as this amount will be reclassified to additional paid-in capital upon the completion of a qualifying initial public offering of the Company's common stock.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board (FASB) issued new guidance for fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. The guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The guidance is effective for the Company prospectively beginning in the first quarter of fiscal 2012. The adoption of this guidance did not have a material impact on the Company's financial statements.

        In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. Comprehensive income may no longer be presented only within the consolidated statement of stockholders' equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. The Company adopted this ASU in the first quarter of 2012 and is reporting under the two statement approach which did not have a material impact on the Company's financial statements.

2. Fair Value Measurements

        The Company measures and reports its convertible preferred stock warrant liability at fair value (see Note 10). The fair value of convertible preferred stock warrants prior to 2011 was immaterial. The Company's convertible preferred stock warrants are classified as Level 3 because they were valued based on unobservable inputs and management's judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such financial instruments. The Company performs a fair value assessment of the convertible preferred stock warrant inputs at each reporting date. These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the statements of operations.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

2. Fair Value Measurements (Continued)

        The following table shows the changes in fair value of the Company's convertible preferred stock warrant liability from December 31, 2010 through March 31, 2012 (amounts in thousands):

Fair value as of December 31, 2010	$—
Issuance of warrants in May 2011	382
Change in fair value of warrants	23

Fair value as of December 31, 2011	405
Change in fair value of warrants	—

Fair value as of March 31, 2012	$405

        There were no transfers of assets measured between Level 1 and Level 2 during the years ended December 31, 2010 and 2011 or the three months ended March 31, 2012.

3. Balance Sheet Data

Cash and Cash Equivalents

        Cash and cash equivalents are comprised of the following (in thousands):

	December 31,
			March 31, 2012
	2010	2011
			(unaudited)
Cash deposits	$4,498	$5,782	$6,426
Certificates of deposit	110	60	60

	$4,608	$5,842	$6,486

Accounts Receivable

        Accounts receivable, net, are comprised of the following as of (in thousands):

	December 31,
			March 31, 2012
	2010	2011
			(unaudited)
Accounts receivable	$1,560	$1,431	$1,575
Less allowance for uncollectible accounts receivable	(40)	(260)	(275)

	$1,520	$1,171	$1,300

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

3. Balance Sheet Data (Continued)

        Activity for the allowance for uncollectible accounts receivable is as follows (in thousands):

	Year Ended December 31,
			Three Months Ended March 31, 2012
	2010	2011
			(unaudited)
Balance at beginning of period	$—	$40	$260
Provision for bad debt expense	40	232	25
Write-off, net of recoveries	—	(12)	(10)

Balance at end of period	$40	$260	$275

Inventories

        Inventories are comprised of the following (in thousands):

	December 31,
			March 31, 2012
	2010	2011
			(unaudited)
Finished products	$741	$1,112	$1,324
Raw materials and supplies	240	287	416

	$981	$1,399	$1,740

Property and Equipment

        Property and equipment consisted of the following (in thousands):

	December 31,
			March 31, 2012
	2010	2011
			(unaudited)
Equipment	$3,780	$4,688	$5,016
Software	764	1,174	1,209
Furniture and fixtures	21	57	57
Leasehold improvements	73	241	241
Rental equipment	73	73	73

	4,711	6,233	6,596
Less accumulated depreciation and amortization	(1,531)	(2,605)	(2,956)

	$3,180	$3,628	$3,640

        Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (three to five years). Assets classified as leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term using the straight-line method. Maintenance and repair costs are expensed as incurred. Rental equipment is amortized over three years.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

3. Balance Sheet Data (Continued)

        Depreciation and amortization expense was $406,000, $663,000 and $1.074 million for each of the years ended December 31, 2009, 2010 and 2011, respectively, and $250,000 and $350,000 for the three months ended March 31, 2011 and 2012, respectively.

Accrued Liabilities

        Accrued liabilities are comprised of the following (in thousands):

	December 31,
			March 31, 2012
	2010	2011
			(unaudited)
Accrued wages and benefits	$94	$312	$915
Accrued paid time off	246	344	381
Accrued bonuses	296	1,380	316
Accrued interest	7	661	67
Accrued royalties	150	250	240
Accrued commissions	—	729	887
Accrued rent	212	124	97
Other accrued liabilities	195	133	296

	$1,200	$3,933	$3,199

4. Notes Payable

Convertible Promissory Notes

        In May and June 2011, the Company issued convertible promissory notes in exchange for aggregate proceeds of $9.651 million, which bore interest at 10% per annum prior to March 31, 2012 and 15% per annum from and subsequent to March 31, 2012. There was no stated maturity date, but principal and accrued interest on the notes were due and payable either (a) upon demand of the holders of at least 75% of the total aggregate outstanding principal on or after March 31, 2012 or (b) upon an event of default, as defined. Prepayment of the principal amount plus all accrued and unpaid interest was allowed upon written consent of the holders of at least 75% of the total aggregate principal then outstanding under the notes (the "Requisite Holders"). Unless earlier repaid or converted, each note was convertible at the option of the Requisite Holders, or after March 31, 2012, the holder of such note, into shares of Series E Convertible Preferred Stock at a conversion price of $0.8668 per share, subject to adjustment for stock splits, combinations, reorganizations and the like. In addition, unless earlier repaid or converted, the notes were to convert automatically in connection with the sale by the Company of its next series of convertible preferred stock, if any, (the "New Preferred Stock") resulting in the certain minimum aggregate proceeds to the Company (the "Next Financing").

        In conjunction with the issuance of the convertible promissory notes, the Company issued warrants exercisable for an aggregate of 2,783,468 shares of either Series E Convertible Preferred Stock at an exercise price of $0.8668 per share, or for shares of New Preferred Stock at the per share purchase

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

price of the New Preferred Stock. Each warrant expires on the date seven years after the date of issuance of such warrant. (See Note 10).

        The Company recorded a debt discount of $382,000, convertible preferred stock warrant liability of $382,000 and additional paid-in capital of $1.627 million relating to the beneficial conversion features. Interest expense of $2.505 million was recognized during the year ended December 31, 2011 of which $1.627 million related to the beneficial conversion feature, amortization of debt discount of $273,000 and the accrued interest on the convertible promissory notes of $605,000. As of December 31, 2011, principal outstanding was $9.651 million offset by unamortized debt discount of $110,000, and accrued interest unpaid and outstanding was $605,000.

        In February 2012, the Company amended its convertible promissory notes issued in May and June 2011 to decrease the amount of aggregate gross proceeds required to be received by the Company to constitute the Next Financing and provide that interest was to accrue only through the last day of the full month preceding the month in which conversion of the convertible debt occurs.

        In February 2012, the Company issued its Series F Convertible Preferred Stock in an equity financing. In conjunction with this equity financing, the debt holders converted these convertible notes into Series F Convertible Preferred Stock. The Company issued shares of Series F Convertible Preferred Stock in satisfaction of the debt principal plus accrued interest in the aggregate amount of $10.336 million. During the three months ended March 31, 2012, the Company recognized $150,000 in interest expense of which $58,000 related to debt discount amortization, $79,000 of accrual of interest on the outstanding debt and $12,000 related to beneficial conversion feature. In connection with the extinguishment of the convertible debt, a debit of $52,000 was recorded to additional paid-in capital relating the extinguishment of debt with related parties at conversion. In conjunction with the Series F financing, the Company's warrants exercisable for 2,783,468 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share became exercisable instead for 2,078,846 shares of Series F Convertible Preferred Stock at an exercise price of $1.1606 per share.

Loan and Security Agreement with Bridge Bank

        The Company entered into a loan and security agreement with Bridge Bank ("BB") in May 2007 and subsequently amended in 2008, 2009 and 2010. The loan agreement provided for advances in the aggregate not to exceed the lesser of (i) revolving facility of up to $500,000 or (ii) borrowing base of 80% of eligible accounts receivable amounts, as defined, less outstanding letters of credit and credit card exposure amounts. Such advances bear interest on the daily outstanding balance at the Prime Rate plus 0.50%. Interest payments for the revolving facility are due monthly. Any interest not paid when due will be compounded. The revolving maturing date was May 26, 2011. The Company did not make any borrowings under the revolving facility. The revolving facility terminated on May 26, 2011.

        The loan agreement also provided for growth capital advances of up to $1.5 million. Interest accrues on the growth capital advance on a floating rate equal to the Prime Rate plus 2.25% and not to be less than 5.50% at any time. Payments for the growth capital advances are due in 33 monthly installments of principal plus all accrued interest beginning March 2010. The Company borrowed an aggregate of $1.5 million under the growth capital advances of which principal amounts of

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

$1.045 million, $500,000 and $364,000 remained outstanding as of December 31, 2010, and 2011 and March 31, 2012, respectively. At December 31, 2010 and 2011, and March 31, 2011 and 2012, the interest rate associated with the notes was 5.5% per annum for all periods. Interest expense recognized during the years ended December 31, 2010, and 2011 were $65,000 and $46,000, respectively. Interest expense recognized for the three months ended March 31, 2011 and 2012 were $14,000 and $6,000, respectively. There was no accrued interest recorded as of December 31, 2011 and 2010 and March 31, 2012.

        The note is secured by substantially all of the Company's assets. The Bridge Bank financing agreement contains financial covenants, including maintaining quarterly liquidity ratios and revenue and net loss projections. Upon an event of default, as defined, Bridge Bank has the right to terminate the agreement and all outstanding amounts may be accelerated and become immediately due and payable. As of December 31, 2010 and 2011, March 31, 2012, and June 30, 2012, the Company did not meet the projected net loss covenants and obtained waivers of default from Bridge Bank at each period. Because the debt was fully repaid in April 2012, all amounts relating to this agreement are classified as current at December 31, 2011 and March 31, 2012.

        In April 2012, the Company entered into an amended financing agreement with Bridge Bank for advances of up to $5.0 million on the revolving line. Advances on the revolving line bear interest based on the daily outstanding balance at a floating rate equal to 1.0% plus the greater of the Prime Rate or 3.25%. The maturity date of the revolving line is April 2, 2013.

        The amendment also provides an additional $5.0 million available to be drawn on the growth capital loan. Interest for the growth capital loan accrues on a floating rate equal to 1.5% plus the greater of either the Prime Rate or 3.25%. Payments from April 2012 through September 2012 are interest only and beginning in October 2012, are due in 30 monthly installments of principal plus accrued interest. On April 2, 2015, the maturity date, all amounts owing are immediately due and payable. The Company drew $5.0 million in April 2012. At April 2012, the interest rate associated with this notes payable was 4.75%. Future payments due in the years ended December 31, 2012, 2013, 2014 and 2015 are $333,000, $2.0 million, $2.0 million, and $667,000, respectively.

        The note is secured by substantially all of the Company's assets. The Company continues to be subject to various affirmative and negative covenants under this arrangement. Upon an event of default, as defined, the bank has the right to terminate the agreement and all outstanding amounts become due and payable immediately.

Venture Loan and Security Agreement with Compass Horizon Funding Company LLC

        In November 2010, the Company entered into a loan and security agreement with Compass Horizon Funding Company LLC ("Horizon"). The Loan Agreement provided for the Company to borrow up to $5.0 million through December 31, 2010. The note bears an annual interest rate of the greater of (a) 11.0%, or (b) 11.0% plus the excess, if any, of (i) the one month LIBOR Rate and (ii) 0.30%. The loan rate is fixed for the term of the loan whose maturity date is March 1, 2014. Through September 1, 2011, the note required monthly interest-only payments. Subsequent to

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

September 1, 2011, the note requires thirty equal monthly payments of principal plus accrued interest. An additional final payment of $150,000 is required upon maturity of the debt.

        The Company borrowed an aggregate of $5.0 million under the Horizon debt agreement of which principal amounts of $5.0 million, $4.559 million and $4.106 million were outstanding as of December 31, 2010, and 2011 and March 31, 2012, respectively. At December 31, 2010 and 2011, and March 31, 2012, the interest rate associated with the notes was 11.04%, 11.03%, and 11.03% per annum, respectively. Interest expense recognized during the years ended December 31, 2010 and 2011 were $41,000 and $537,000, respectively. Interest expense recognized for the three months ended March 31, 2011 and 2012 were $128,000 and $121,000, respectively. There was no accrued interest as of December 31, 2011 and 2010 and March 31, 2012.

        The note is secured by substantially all of the Company's assets and is subordinated to the debt taken with Bridge Bank. The Horizon loan and security agreement contains a cross-default covenant and a requirement to provide audited financial statements within 120 days of fiscal year-end. Upon an event of default, obligations may be accelerated and become immediately due and payable upon sole election of Horizon. Late payment fee equals 6% of any scheduled payment that was not paid when due. The Company is operating under debt covenant waivers with respect to the financing agreement with Bridge Bank and therefore no cross default exists under the Horizon agreement. In addition, the Company has obtained a waiver from Horizon with respect to the requirement to provide audited financial statements within the allotted period following year end 2011, and, therefore, the debt under this arrangement is classified as long and short-term based on its contractual maturities.

        The table below summarizes the aggregate outstanding debt balances and debt discount of the Company's convertible promissory notes and various debt agreements (in thousands):

	December 31,
			March 31, 2012
	2010	2011
			(unaudited)
Convertible promissory notes	$—	$9,651	$—
Notes payable to Bridge Bank, current portion	545	500	364
Notes payable to Horizon, current portion	441	1,888	1,941
Debt discount	—	(109)	—

	986	11,930	2,305
Notes payable to Bridge Bank, non-current portion	500	—	—
Notes payable to Horizon, non-current portion	4,559	2,671	2,165

	$6,045	$14,601	$4,470

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

Future Payments

        The following is a schedule of future principal payments due on the notes payable as of December 31, 2011 (in thousands):

Year ending December 31,
2012	$12,039
2013	2,107
2014	564

Total	14,710
Less debt discount	(109)

$14,601

        The following is a schedule of future principal payments due on the notes payable as of March 31, 2012 (unaudited, in thousands):

Year ending December 31,
2012 (remaining nine months)	$1,799
2013	2,107
2014	564

Total	$4,470

5. License Agreements

        The Company entered into an agreement with the Board of Trustee of the Leland Stanford Junior University (Stanford) in June 2006 for exclusive, worldwide license to certain intellectual property. The patent expired in May 2009, and the license has been terminated. Final license fee and milestone payments of $132 thousand were paid in installments through June 2011.

        In addition, the Company entered into an agreement with the Regents of the University of California in December 1997 for an exclusive, worldwide license to certain patents. The Company must pay an annual license fee until the termination or expiration of the last patent in 2012, royalties on net sales, creditable against the annual license fee, and certain sublicense fees. The license was terminated by Singulex in December 2010.

        The Company entered into a second agreement with the Regents of the University of California in November 2008 for an exclusive, worldwide license, with right to sublicense, to certain patents. The Company has an ongoing obligation to pay an annual minimum royalty for the life of the patents, sub-licensing fees based on income attributable to a sublicense, royalties, creditable against the annual minimum royalty, on net sales of all relevant products and services, as well as certain milestone payments. The Company is also obligated to submit an application for marketing approval for products covered by the license agreement to the U.S. Food and Drug Administration by November 2013, with up to two one-year extensions available. This license lasts until the expiration or abandonment of the

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

5. License Agreements (Continued)

patent rights licenses; however, the Regents may terminate our license if the Company fails to perform its obligations under the license agreement and does not cure its failure within 60-days after receipt of a notice of default.

        The Company entered into a supply and license agreement with Invitrogen/Molecular Probes Inc. (MPI) in June 2006 covering the supply of the fluorescent dye for use in its digital platform technology instruments. The agreement contains a non-exclusive, worldwide license to certain MPI intellectual property, and an option to license additional MPI intellectual property. The Company must pay an annual minimum royalty, single digit royalties on net sales of relevant product and services, creditable against the annual minimum royalty, and a royalty on any technology access fees. Unless terminated earlier, the agreement lasts until the last to expire of the patents covering the MPI intellectual property. Subject to certain conditions, the Company may terminate the agreement on 30 days written notice. Invitrogen may terminate the license upon 60 days written notice to the Company in the event it has not purchased any product supply for a period of at least 12 consecutive months. Either party may terminate the agreement following written notification of a material breach and failure to resolve the breach pursuant to the dispute resolutions provisions of the agreement.

6. Commitments and Contingencies

Operating Leases

        The Company rents its existing facilities under non-cancelable operating lease agreements that provide for escalating rents. The leases provide for renewal options and the payment of real estate taxes and other occupancy costs. The lease on the head office and CLIA laboratory facility in Alameda, CA will expire on January 31, 2013. Rent expenses are calculated on a straight-line basis over the term of the leases. The Company records deferred rent calculated as the difference between rent expense and the cash rental payments. Deferred rent was $212,000, $124,000 and $97,000 as of December 31, 2010 and 2011, and March 31, 2012, respectively. Rent expense recognized under operating leases totaled $595,000, $586,000 and $706,000 for years ended December 31, 2009, 2010 and 2011, respectively, and $166,000, $195,000 for the three months ended March 31, 2011 and 2012, respectively.

        Future minimum lease payments required under the non-cancelable operating leases in effect as of December 31, 2011 are as follows (in thousands):

Year ending December 31,
2012	$833
2013	77
2014	6
2015	6
2016	6
Thereafter	12

Total minimum lease payments	$940

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

6. Commitments and Contingencies (Continued)

Legal Contingencies

        The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company's management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

Indemnification

        In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company's exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

        In accordance with its Amended and Restated Certificate of Incorporation and Bylaws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company's request in such capacity. There have been no claims to date, and the Company has director and officer insurance that enables it to recover a portion of any amounts paid for future potential claims.

        In addition to the indemnification provided for in its Amended and Restated Certificate of Incorporation and Bylaws, the Company has also entered into separate indemnification agreements with each of its directors, which agreements provide such directors with broad indemnification rights under certain circumstances.

7. Convertible Preferred Stock

        The Company's convertible preferred stock authorized and issued, the aggregate liquidation preferences, including dividends that would be due if and when declared by the Board of Directors, and the number of common stock equivalents are as follows:

	As of December 31, 2010
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	141,000	140,774	$1,625	$0.9465	1,487,311	$2,731
Series B	411,000	347,928	3,448	$0.9465	3,675,942	5,849
Series C	7,161,000	6,566,043	7,805	$1.0661	7,390,721	10,812
Series D	15,025,000	14,983,012	25,285	$1.1109	17,196,272	25,435
Series E	23,000,000	21,919,705	22,361	$0.8668	21,919,705	22,363

	45,738,000	43,957,462	$60,524		51,669,951	$67,190

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

	As of December 31, 2011
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	141,000	127,309	$1,469	$0.9465	1,345,051	$2,587
Series B	411,000	342,502	3,393	$0.9465	3,618,616	6,031
Series C	7,161,000	5,191,042	6,155	$1.0661	5,843,025	9,046
Series D	15,025,000	14,708,502	26,920	$1.1109	16,881,212	27,050
Series E	38,530,300	21,919,705	24,145	$0.8668	21,919,705	24,228

	61,268,300	42,289,060	$62,083		49,607,609	$68,942

        In connection with the issuance of the convertible promissory notes, the Company amended its Amended and Restated Certificate of Incorporation to provide that, in the event an investor did not purchase its pro-rata share of the convertible promissory notes, all shares of convertible preferred stock held by such investor would be converted into shares of common stock at an adjusted conversion rate. In August 2011, an aggregate of 1,649,873 shares of common stock were issued upon conversion of 13,465 shares of Series A Convertible Preferred Stock, 5,426 shares of Series B Convertible Preferred Stock, 1,375,001 shares of Series C Convertible Preferred Stock and 274,510 shares of Series D Convertible Preferred Stock.

        This conversion of preferred stock was accounted for as an extinguishment of preferred stock, and the difference between the carrying value of the extinguished convertible preferred stock, $2.311 million, and the fair value of the replacement common stock, $214,000, was recorded as an increase to stockholders' equity (deficit) in the amount of $2.097 million. This amount was reflected as an adjustment to net loss attributable to common stockholders in our statement of operations for the year ended December 31, 2011.

        During the quarter ended March 31, 2012, warrants were exercised for 12,000 shares of Series B Convertible Preferred Stock at $10.00 per share.

        The rights, preferences and privileges of the convertible preferred stock as of December 31, 2010 and December 31, 2011 were as follows:

Dividends

        Holders of shares for each class of convertible preferred stock were entitled to receive dividends on each share, at a rate of 8% per annum of the liquidation value as defined below. Such dividends accrued whether or not they were declared and whether or not there were profits, surplus, or other funds of the Corporation legally available for the payment of dividends. Such dividends were to be paid in the following order of preference: Series E, D, C and then A and B together. No dividends were to be declared, paid or set aside on any class or series of capital stock unless holders of shares more senior in this preference first received all accrued but unpaid dividends. The Company had no obligation to declare or pay any dividend if and to the extent it did not have sufficient profits, surplus or other funds legally available for such payment.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

        No dividends have been declared or paid by the Company to date. Dividends accrued and not paid were to remain accrued until paid for the Series A, B and C, and for the Series D and E, were compounded quarterly and added to the liquidation value of such shares.

        If a dividend had been declared on any other class or series of capital stock, the convertible preferred stock would have simultaneously received a dividend on each outstanding share of convertible preferred stock as calculated pursuant to the Amended and Restated Certificate of Incorporation in effect at that time.

Liquidation Preference

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then outstanding convertible preferred stock would have been entitled to receive an amount of the assets of the Company available for distribution to the stockholders in the following order of preference: Series E, D, C, B and then A. After payment of the respective full liquidation preference for each series of convertible preferred stock and any accrued but unpaid dividends not included in such liquidation preference, the remaining assets of the Company available for distribution to stockholders were to be distributed among the holders of the common stock and the holders of the Series E and D Convertible Preferred Stock pro rata based on the number of shares of common stock held by each, treating the Series E and D Convertible Preferred Stock as if converted into common stock, with the Series E and D Convertible Preferred Stock subject to a limitation of two and a half times the respective aggregate liquidation value of all shares of such series of convertible preferred stock.

        In the event the assets of the Company were insufficient to permit full payment to any series of convertible preferred stockholders, the assets available for distribution to such series were to be distributed to the holders of such series in proportion to the full preferential amount each such holder otherwise would have been entitled to receive.

        The liquidation values of each share of each series of convertible preferred stock were as follows: Series A—$11.54; Series B—$10.00; Series C—$1.20, Series D—$1.275, and Series E—$0.8668. For the Series D and E, dividends accrued and not paid were added to the liquidation value for such series of convertible preferred stock quarterly. All such per share amounts were to be proportionately adjusted for subsequent stock splits, stock dividends, reclassifications or recapitalizations with respect to such shares.

Conversion

        The holder of any shares of convertible preferred stock had the right at the holder's option, at any time, to convert any of such shares into such number of fully paid and non-assessable shares of common stock as would have been determined, in the case of Series A and B Convertible Preferred Stock, by multiplying each share by $10 and dividing the result by the applicable Conversion Price then in effect, and for the Series C, D, and E Convertible Preferred Stock, by dividing the Original Issue Price of such shares by the applicable Conversion Price then in effect. The Original Issue Price for each share of each series of convertible preferred stock was and remains as follows: Series A—$11.54;

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

Series B—$10.00; Series C—$1.20; Series D—$1.275 and Series E—$0.8668. The applicable Conversion Price was adjustable under certain circumstances for stock splits, dilution events, reorganizations and similar events. Automatic conversion was to occur immediately prior to the closing of a qualified public offering, as defined, or upon the approval of the holders of Series D and Series E Convertible Preferred Stock holding certain minimum number of shares (the "Prior Approving Holders").

Voting and Consent Rights

        The holder of any shares of convertible preferred stock had the right to one vote for each share of common stock into which such share of convertible preferred stock could then be converted and were entitled to vote together with holders of common stock. The holders of each series of convertible preferred stock voted together with the holders of the common stock except to the extent that the matter to be voted upon would adversely affect the rights or privileges of any series of convertible preferred stock, in which case a separate vote was held by such series of convertible preferred stock as a class.

        So long as any shares of the Series E and D Convertible Preferred Stock remained outstanding, the Series E and D Convertible Preferred Stockholders had further consent rights relating to any liquidation, dissolution or wind-up of the business and affairs of the Company, any merger or consolidation, sales, leases or exclusive licenses of all or substantially all of the Company's assets, any alteration of the provisions of the Amended and Restated Certificate of Incorporation, the Bylaws and any preferences, privileges or rights of any series of convertible preferred stock, certain capital stock transactions, the composition of the Board of Directors, any cash dividends, liens and certain indebtedness, certain capital expenditures and the common stock available under any stock incentive plan. Further, as long as any shares of the Series E Convertible Preferred Stock remained outstanding, the Company was not to make any amendment to the Amended and Restated Certificate of Incorporation, any certificate of designation or the Company's Bylaws which would adversely affect the rights, preferences or privileges of the Series E Convertible Preferred Stock without prior written consent of holders of at least 70% of such shares.

Redemption

        At any time on or after January 1, 2017, the Prior Approving Holders may have required the Company to redeem all shares of Series D and Series E Convertible Preferred Stock at the Original Issue Price plus any accrued but unpaid dividends. If in such event the Company did not have sufficient funds legally available to redeem all shares of the Series E and D Convertible Preferred Stock, the Company was to redeem a pro rata portion of each holder's shares and redeem the remaining shares as soon as practicable after the Company has funds legally available thereafter.

        The Company classifies the Series E and D Convertible Preferred Stock as mezzanine equity on the balance sheet. The Company recognizes changes in the redemption value immediately as they occur via direct charges to additional paid-in capital or accumulated deficit and adjusts the carrying value of the Series E and D Preferred Stock to equal its redemption value at the end of each reporting period.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

Changes in Connection with the Issuance of Series F Convertible Preferred Stock

        In February 2012, the Company amended its Amended and Restated Certificate of Incorporation to, among other things, authorize 60,771,203 shares of convertible preferred stock of which 18,350,766 shares are designated as Series F Convertible Preferred Stock. On February 17, 2012, 13,213,458 shares of Series F Convertible Preferred Stock were issued at $1.1606 per share in exchange for aggregate cash proceeds of $5.0 million and aggregate proceeds upon conversion of promissory notes of $10.336 million (including accrued interest of $685,000).

        The rights, preferences and privileges of the convertible preferred stock are as follows following the issuance of the Series F Convertible Preferred Stock:

Dividends

        Holders of shares of each class of convertible preferred stock are entitled to receive dividends on each share, at a rate of 8% per annum of the Original Issue Price for each respective preferred share when and if declared by the Company's Board of Directors, out of assets legally available therefor. Such dividends shall be paid in the following order of preference: Series F, E, D, C, B and then A. No dividends shall be declared, paid or set aside on any class or series of capital stock unless holders of shares more senior in this preference first receive the dividends described above.

        If a dividend is declared on any other class or series of capital stock, the convertible preferred stock shall simultaneously receive a dividend on each outstanding share of convertible preferred stock as calculated pursuant to the current Amended and Restated Certificate of Incorporation.

Liquidation Preference

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then outstanding convertible preferred stock are entitled to receive an amount of the assets of the Company available for distribution to the stockholders in the following order of preference: Series F, E, D, C, B and then A. After payment of the respective full liquidation preference for each series of convertible preferred stock, the remaining assets of the Company available for distribution to stockholders shall then be distributed among the holders of the common stock and the holders of the Series F, E and D Convertible Preferred Stock pro rata based on the number of shares of common stock held by each, treating the Series F, E and D Convertible Preferred Stock as if converted into common stock, with the Series F, E and D Convertible Preferred Stock subject to a limitation of two and a half times the respective aggregate liquidation value of all shares of such series of convertible preferred stock.

        In the event the assets of the Company are insufficient to permit full payment to any series of convertible preferred stockholders, the entire assets available for distribution to such series shall be distributed to the holders of such series in proportion to the full preferential amount each such holder is otherwise entitled to receive.

        The liquidation value of each share of each series of convertible preferred stock other than Series F Convertible Preferred Stock is equal to the Original Issue Price of such series plus all declared

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

but unpaid dividends thereon and, with respect to each share outstanding as of February 17, 2012, the prior accrued dividend amount for such series. The prior accrued dividend amount for each share of each series of convertible preferred stock other than the Series F Convertible Preferred Stock is as follows: Series A—$8.86020; Series B—$7.67781; Series C—$0.55076; Series D—$0.56408 and Series E—$0.23850. All such per share amounts are proportionately adjusted for subsequent stock splits, stock dividends, reclassifications or recapitalizations with respect to such shares.

Conversion

        The holder of any shares of convertible preferred stock have the right at the holder's option, at any time, to convert any of such shares into such number of fully paid and non-assessable shares of common stock as is determined, in the case of Series A and B Convertible Preferred Stock, by multiplying each share by $10 and dividing the result by the applicable Conversion Price then in effect, and for the Series C, D, E and F Convertible Preferred Stock, by dividing the Original Issue Price of such shares by the Conversion Price applicable to such share in effect. The Conversion Price is adjustable under certain circumstances for stock splits, dilution events, reorganization and similar events. Automatic conversion occurs immediately prior to the closing of a qualified public offering, as defined, or upon the approval of the holders of Series D, E and F Convertible Preferred Stock holding certain minimum number of shares.

Voting and Consent Rights

        The holder of any shares of convertible preferred stock have the right to one vote for each share of common stock into which such share of convertible preferred stock can be converted and shall be entitled to vote together with holders of common stock. The holders of each series of convertible preferred stock shall vote together with the holders of the common stock except to the extent that the matter to be voted upon adversely affects the rights or privileges of any series of convertible preferred stock, in which case a separate vote shall be held by such series of convertible preferred stock as a class.

        So long as any shares of the Series F, E and D Convertible Preferred Stock remain outstanding, the Series F, E and D Convertible Preferred Stockholders have further consent rights relating to liquidation, dissolution or wind-up of the business and affairs of the Company, any merger or consolidation, sales, leases or exclusive licenses of all or substantially all of the Company's assets, any alteration of the provisions of the Amended and Restated Certificate of Incorporation, the Bylaws and any preferences, privileges or rights of any series of convertible preferred stock, certain capital stock transactions, the composition of the Board of Directors, any cash dividends, liens and certain indebtedness, certain capital expenditures and the common stock available under any stock incentive plan.

        Further, as long as any shares of the Series F and E Convertible Preferred Stock remain outstanding, the Company shall not make any amendment to the Amended and Restated Certificate of Incorporation, any certificate of designation or the Company's Bylaws which would adversely affect the rights, preferences or privileges of the Series F or E Convertible Preferred Stock, respectively, without prior written consent of at least 70% of such respective holders.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

Redemption

        At any time on or after to January 1, 2017, 66 2/3% of the holders of the outstanding shares of the Series E and D Convertible Preferred Stock may require the Company to redeem all shares of Series E and D Convertible Preferred Stock at the Original Issue Price (subject to adjustments for subsequent splits, stock dividends, recapitalizations and the like) plus any declared but unpaid dividends and, with respect to each share outstanding as of February 17, 2012, the prior accrued dividend amount for such series. If in such event the Company does not have sufficient funds legally available to redeem all shares of the Series E and D Convertible Preferred Stock, the Company shall redeem a pro rata portion of each holder's shares and shall redeem the remaining shares as soon as practicable after the Company has funds legally available thereafter.

        As of March 31, 2012, the Company's convertible preferred stock authorized and issued, the aggregate liquidation preferences, including dividends that would be due if and when declared by the Board of Directors, and the number of common shares equivalents are as follows:

	As of March 31, 2012 (unaudited)
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	127,309	127,309	$1,469	$0.9465	1,345,051	$2,597
Series B	363,503	354,502	3,513	$0.9465	3,745,399	6,175
Series C	5,260,242	5,191,042	6,155	$1.0661	5,843,025	9,088
Series D	14,749,678	14,708,502	26,925	$1.1109	16,881,212	27,050
Series E	21,919,705	21,919,705	24,152	$0.8668	21,919,705	24,228
Series F	18,350,766	13,213,459	15,336	$1.1606	13,213,459	15,336

	60,771,203	55,514,519	$77,550		62,947,851	$84,474

8. Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

        Subject to the preferences that may be applicable to any outstanding shares of convertible preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. No dividends have been declared to date.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

8. Common Stock (Continued)

Shares Reserved for Future Issuance

        The number of shares of common stock reserved is as follows:

	As of December 31,
			As of March 31, 2012 (unaudited)
	2010	2011
Conversion of convertible preferred stock outstanding	51,669,951	49,607,609	62,947,851
Common stock options outstanding	5,262,786	7,590,893	8,181,311
Common stock options available for grant	1,478,875	1,573,949	1,252,235
Warrants outstanding to purchase convertible preferred stock	322,223	3,119,819	2,288,408

Total common shares reserved for future issuance	58,731,989	61,892,270	74,669,805

9. Stock Options

        In 2003, the Company adopted the 2002 Stock Plan ("the Plan") as approved by the Board of Directors. The Plan provides for the granting of stock awards to employees, consultants, and directors of the Company. Options granted under the Plan may either be Incentive Stock Options (ISOs) or Nonstatutory Stock Options (NSOs). ISOs may be granted to Company employees only, while stock awards other than ISOs may be granted to employees, directors, and consultants.

        Stock awards under the Plan may be granted with terms of up to 10 years and at prices determined by the Board of Directors, provided, however, that: (i) the exercise price of an ISO or NSO shall not be less than 100% of the estimated fair value of the shares on the date of the grant; and (ii) the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the grant date. The options generally vest over a four-year period. For certain options, vesting accelerate upon the achievement of specified milestones.

        The Company records stock-based awards at fair value as of the grant date and recognizes the expense over the employee's requisite service period, which is generally the vesting period. The Board of Directors determines the estimated fair value of its common stock based on assistance from an independent third party valuation. The Company amortizes the fair value of stock-based awards on a straight-line basis.

        Each new option is measured at its estimated fair value using the Black-Scholes option pricing model. The weighted-average valuation assumptions used are as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Expected term (in years)	7.8	7.3	5.9	5.7	5.7
Risk-free interest rate	2.84 - 4.86%	1.53 - 5.04%	1.24 - 4.86%	1.53 - 4.86%	1.03 - 3.47%
Expected volatility	50%	49%	61%	61%	61%
Dividend yield	0%	0%	0%	0%	0%

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        The expected volatility is a blended rate consisting of historical and implied stock price volatilities of certain public companies that the Company considers to be comparable by industry, stage of life cycle, and size. For at-the-money grants, the Company uses the "simplified" method in estimating the expected term for employee grants due to its lack of sufficient historical data. The "simplified" method is calculated as the average of the time to vesting and the contractual life of the options. For grants that were not issued at-the-money, an exit specific expected life calculation was used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of the grant.

        The Company recognizes stock-based compensation net of expected forfeitures for those shares that are expected to vest. The Company estimates its forfeitures based on an analysis of its actual forfeitures. The Company will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. To the extent that actual forfeitures differ from the Company's estimates, the difference is recorded as a cumulative adjustment in the period that the estimates were revised.

        As of December 31, 2011, there was approximately $603,000 of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested options granted under the Company's stock option plan that is expected to be recognized over a weighted-average period of 2.06 years.

        Stock option activity under the Company's 2002 Plan during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2012 (unaudited) is as follows:

	Number of Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price per Share
Outstanding at December 31, 2008	4,089,939	3,198,299	$0.11
Granted	(3,085,047)	3,085,047	$0.11
Exercised	—	(377,369)	$0.10
Forfeited	1,432,143	(1,432,143)	$0.11

Outstanding at December 31, 2009	2,437,035	4,473,834	$0.11
Granted	(1,225,875)	1,225,875	$0.13
Exercised	—	(169,208)	$0.12
Forfeited	267,715	(267,715)	$0.12

Outstanding at December 31, 2010	1,478,875	5,262,786	$0.11
Authorized	2,500,000	—
Granted	(2,489,275)	2,489,275	$0.13
Exercised	—	(76,819)	$0.13
Forfeited	84,349	(84,349)	$0.13

Outstanding at December 31, 2011	1,573,949	7,590,893	$0.13
Authorized (unaudited)	332,370	—
Granted (unaudited)	(680,500)	680,500	$0.13
Exercised (unaudited)	—	(63,666)	$0.11
Forfeited (unaudited)	26,416	(26,416)	$0.13

Outstanding at March 31, 2012 (unaudited)	1,252,235	8,181,311	$0.12

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        Additional information related to the status of options as of December 31, 2011 and March 31, 2012 (unaudited) is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Vested and expected to vest at December 31, 2011	7,201,179	$0.12	7.3	$7,489
Exercisable at December 31, 2011	4,346,044	$0.12	5.9	$4,520
Vested or expected to vest at March 31, 2012 (unaudited)	7,789,390	$0.12	6.1	$8,101
Exercisable at March 31, 2012 (unaudited)	4,724,036	$0.12	6.0	$4,913

        In the above table, aggregate intrinsic value represents the difference between the exercise price and the fair value of common stock as of December 31, 2011 and March 31, 2012.

        The aggregate intrinsic value of all options exercised during 2009, 2010 and 2011 was $0, $0 and $0, respectively and $67,000 (unaudited) for the three months ended March 31, 2012. The total grant-date fair value of options vested during 2009, 2010 and 2011 was approximately $45,000, $80,000 and $75,000, respectively and $17,000 (unaudited) for the three months ended March 31, 2012.

        Options outstanding and exercisable as of December 31, 2011 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$0.10	1,420,718	4.0	$0.10	1,420,718	$0.10
$0.11	1,524,447	7.4	$0.11	1,078,274	$0.11
$0.13	4,645,728	8.3	$0.13	1,847,052	$0.13

	7,590,893	7.3	$0.12	4,346,044	$0.12

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        Options outstanding and exercisable as of March 31, 2012 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$0.10	1,379,718	3.8	$0.10	1,379,718	$0.10
$0.11	1,517,697	7.1	$0.11	1,168,801	$0.11
$0.13	5,283,896	8.3	$0.13	2,175,517	$0.13

	8,181,311	7.3	$0.12	4,724,036	$0.12

        The Company recognized stock-based compensation expense as follows (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Cost of revenues	$6	$18	$40	$5	$34
Research and development	14	13	32	5	40
Sales and marketing	10	6	46	6	44
General and administrative	14	18	35	4	40

	$44	$55	$153	$20	$158

10. Convertible Preferred Stock Warrant Liability

        Significant terms and fair value of warrants to purchase convertible preferred stock are as follows (in thousands except share and per share data) as of December 31, 2011 and March 31, 2012:

Stock	Issuance Date	Expiration Date	Exercise Price Per Share	Number of Warrants Outstanding as of December 31, 2011	Number of Warrants Outstanding as of March 31, 2012	Fair Values as of December 31, 2011	Fair Values as of March 31, 2012
Series B	October 2005	October 2012	$10.00	12,000	—	$—	$—
Series C	August 2006 & April 2007	October 2012 through September 2016	$1.20	144,200	144,200	14	14
Series D	October 2005	April 2014	$1.275	41,175	41,175	9	9
Series E	May & June, 2011	May & June, 2018	$0.8668	2,783,468	—	382	—
Series F	May & June, 2011	May & June, 2018	$1.1606	—	2,078,846	—	382

				2,980,843	2,264,221	$405	$405

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

10. Convertible Preferred Stock Warrant Liability (Continued)

        In conjunction with the issuances of the convertible promissory notes in May and June 2011 (see Note 4), the Company issued warrants exercisable for either an aggregate of 2,783,468 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share or shares of New Preferred Stock to be issued in the Next Financing, if any, at the per share purchase price of the New Preferred Stock. Each such warrant expires on the date seven years after the date of issuance of such warrant. At the dates of grant in May and June 2011, the fair value of the Series E Convertible Preferred Stock warrants was $382,000. The Company re-measured the convertible preferred stock warrant liability as of December 31, 2011 and March 31, 2012 resulting in no changes in fair value. In February 2012, the Company completed its Series F Convertible Preferred Stock financing. As a result, the Series E warrants became exercisable instead for 2,078,846 shares of Series F Convertible Preferred Stock at an exercise price of $1.1606 per share.

        The fair values of outstanding convertible preferred stock warrants were estimated using the Option Pricing Method in which a series of call options were valued using the Black Scholes valuation model and was then allocated to derive the eventual fair value of these warrants.

        The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of the warrants into warrants to purchase common stock upon an event such as the completion of an initial public offering, (iii) expiration of the warrants or (iv) until the convertible preferred stock warrants are no longer deemed to be liability instruments. Upon conversion, the convertible preferred stock warrant liability will be reclassified into additional paid-in capital.

11. 401(k) Savings Plan

        In 2008, the Company sponsored a defined contribution savings plan under Section 401(k) of the Internal Revenue Code ("the 401(k) Plan"). The 401(k) Plan covers all employees who meet defined minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. For the three months ended March 31, 2011 and 2012 and the years ended December 31, 2009, 2010 and 2011, no employer contributions were made to the plan.

12. Income Taxes

        Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Net deferred tax assets consist primarily of net operating loss (NOL) carryforwards related to U.S. federal and state taxes. Realization of future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate future taxable income. ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

12. Income Taxes (Continued)

currently not likely to be realized and, accordingly, has provided a valuation allowance. The valuation allowance increased by $4.081 million and $4.56 million in 2011 and 2010, respectively.

        Federal and state NOL carryforwards of approximately $47.855 million and $36.669 million, respectively, for income tax purposes are available to offset future taxable income as of December 31, 2011. If not used, these carryforwards will begin to expire in varying amounts beginning in 2022 to 2031 for federal purposes and 2015 and 2031 for state purposes. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a "Section 382 ownership change"), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company's stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

        There is no provision for income taxes because the Company has incurred operating losses since inception. At March 31, 2012, the Company has concluded that it is more likely than not that the Company may not realize the benefit of its deferred tax assets due to its history of losses. Accordingly, the net deferred tax assets have been fully reserved.

        The Company recorded deferred tax assets of approximately $22.364 million and $18.304 million as of December 31, 2011 and 2010, respectively, and deferred tax liabilities of approximately $85,000 and $106,000 as of December 31, 2011 and 2010, respectively. The net deferred tax assets have been fully offset by a valuation allowance due to uncertainties surrounding its ability to generate future taxable income to realize these assets.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

12. Income Taxes (Continued)

        The components of deferred income taxes at December 31, 2011 and 2010 are as follows (amounts in thousands):

	December 31,
	2010	2011
Deferred Tax Assets:
Net operating losses	$17,035	$18,693
	—	—
Research & development credits	205	253
Deferred revenue	15	14
Stock compensation	40	44
Accrued liabilities	735	3,117
Intangibles	274	244

Total deferred income taxes	$18,304	$22,364

Deferred Tax Liabilities:
Depreciation	$(98)	$(41)
Debt Discount	—	(44)
Other	(8)	—

Total deferred tax liabilties	$(106)	$(85)

Valuation allowance	(18,198)	(22,279)

Total deferred income taxes	$—	$—

        A reconciliation of the difference between the benefit for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the years ended December 31, 2009, 2010 and 2011:

	2009	2010	2011
Income tax benefit at statutory rate	34.0%	34.0%	34.0%
State income taxes	6.1%	6.1%	5.3%
Research & development credits	0.6%	1.1%	1.0%
Beneficial conversion	—	—	(4.6)%
Permanent items	(0.1)%	(0.8)%	(2.6)%
Valuation allowance	(40.6)%	(40.4)%	(33.1)%

Net benefit	—	—	—

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

12. Income Taxes (Continued)

        The reconciliation of the total gross amounts of unrecognized tax benefits "UTBs" (excluding interest, penalties, and the federal tax benefit of state taxes related to UTBs) for the years ended December 31, 2009, 2010 and 2011, is as follows:

	2009	2010	2011
Balance at beginning of year	$—	$98	$167
Additions based on tax positions related to current year	98	69	42
Reductions for tax positions of prior years settlements	—	—	—

Balance at end of year	$98	$167	$209

        If all of the UTBs were recognized, it would not impact the Company's effective tax rate because likely corresponding adjustments to deferred tax assets would be offset to recorded valuation allowances.

        The Company's policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of December 31, 2009, 2010 and 2011.

13. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock

        Basic loss per share is calculated by dividing the loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to repurchase, if any, and without consideration for common stock equivalents. Diluted loss per share is computed by dividing the loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to repurchase, if any, and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, options to purchase common stock, warrants to purchase convertible preferred stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

        The unaudited pro forma basic and diluted loss per share calculations assumes the conversion of all outstanding shares of convertible preferred stock into common stock using the as-if converted

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

13. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock (Continued)

method, as if such conversion had occurred as of January 1, 2011 and 2012 or the original issuance date, if later (amounts in thousands, except for share and per share amounts):

	Year Ended December 31, 2011	Pro Forma Three Months Ended March 31, 2012
		(unaudited)
Historical:
Numerator:
Net loss attributable to common stockholders	$(14,227)	$(3,337)

Denominator:
Weighted average shares of common stock outstanding	2,403,840	3,449,546

Basic and diluted loss per share attributable to common stockholders	$(5.92)	$(0.97)

Pro Forma:
Numerator:
Net loss attributable to common stockholders	$(14,227)	$(3,337)
Less accretion on convertible preferred stock	3,870	11
Less beneficial conversion feature associated with the convertible promissory note	1,627	13
Less interest expense associated with the convertible promissory note	273	79
Less interest expense associated with the amortization of the debt discount related to the convertible promissory note	605	58

Pro forma net loss attributable to common stockholders	$(7,852)	$(3,176)

Denominator:
Weighted average shares of common stock outstanding	2,403,840	3,449,546
Pro forma adjustments to reflect assumed conversion of convertible promissory notes (unaudited)	6,953,509	5,505,852
Pro forma adjustments to reflect assumed conversion of convertible preferred stock (unaudited)	49,607,609	55,978,114

	58,964,958	64,933,512

Pro forma basic and diluted loss per share attributable to common stockholders (unaudited)	$(0.13)	$(0.05)

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the three months ended March 31, 2012 and 2011 is unaudited)

13. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock (Continued)

        The following potentially dilutive securities were outstanding at the end of each period and were excluded from the computation of diluted net loss per share of common stock for the periods presented, because including them would have been anti-dilutive:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Convertible preferred stock (on an as-if converted basis)	51,669,951	51,669,951	49,607,609	48,355,777	62,947,851
Options to purchase common stock	4,473,834	5,262,786	7,590,893	6,455,977	8,181,311
Convertible preferred stock warrants (on an as-if converted basis)	322,223	322,223	3,119,819	322,223	2,288,408

Total	56,466,008	57,254,960	60,318,321	55,133,977	73,417,570

                    Shares

Singulex, Inc.

Common Stock

PRELIMINARY PROSPECTUS

                    , 2012

Citigroup
UBS Investment Bank
Piper Jaffray

William Blair
Leerink Swann

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market/New York Stock Exchange listing fee.

Item	Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
The NASDAQ Global Market/New York Stock Exchange Listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Premium paid on director and officer insurance policy		*
Accounting fees and expenses		*
Blue Sky, qualification fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        The following list sets forth information as to all securities we have sold since January 1, 2009, which were not registered under the Securities Act.

1.
In May and June of 2011, in a series of closings, we issued warrants that are currently exercisable for an aggregate of 2,078,846 shares of Series F Preferred Stock at an exercise price of $1.1606 per share to eight accredited investors in connection with a bridge loan financing. The warrants may be exercised at any time prior to their terminate dates, which are seven years from the date of issuance.

2.
In August 2011, we issued an aggregate of 1,649,873 shares of Common Stock upon conversion of 13,465 shares of Series A Preferred Stock, 5,426 shares of Series B Preferred Stock, 1,375,001 shares of Series C Preferred Stock and 274,510 shares of Series D Preferred Stock pursuant to the terms of our amended and restated certificate of incorporation as then in effect.

3.
In February 2012, in a series of closings, we issued and sold an aggregate of 13,213,459 shares of Series F Preferred Stock at a price of $1.1606 per share for a combination of cash and conversion of $10.3 million in convertible debt and accrued interest, for aggregate gross consideration of $15.3 million to eight accredited investors.

4.
In March 2012, in two instances, we issued 6,000 shares of Series B Preferred Stock (for an aggregate of 12,000 shares of Series B Preferred Stock) to two separate accredited investors pursuant to the exercise of warrants to purchase Series B Preferred Stock, each with an exercise price of $10.00 per share, for total cash proceeds of $120,000.

5.
In April 2012, we issued a warrant to purchase 34,057 of Series F Preferred Stock at a price of $1.1606 per share, which warrant expires on April 3, 2022, to Compass Horizon Funding

  Company LLC/Horizon Credit I LLC in connection with the entry into an amended and restated loan and security agreement.

6.
We sold an aggregate of 1,377,499 shares of Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $154,369 upon the exercise of stock options and stock awards.

7.
We granted stock options and stock awards to employees, directors and consultants under our 2002 Stock Option Plan, as amended, covering an aggregate of 5,962,847 shares of Common Stock, at an average exercise price of $0.125 per share. Of these, options covering an aggregate of 1,575,868 shares were cancelled without being exercised.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1)-(5) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (6)-(7) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)   Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Alameda, California, on July 31, 2012.

SINGULEX, INC.
By:	/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D. President and Chief Executive Officer

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philippe J. Goix, Ph.D. and Michael Bell, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	July 31, 2012
/s/ MICHAEL BELL Michael Bell	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2012
Heiner Dreismann, Ph.D.	Director	July , 2012
Carl L. Gordon, Ph.D., CFA	Director	July , 2012

Signature	Title	Date

Andre Marion	Director	July , 2012
R. Douglas Norby	Director	July , 2012
Stephen L. Rose, CMA	Director	July , 2012
Fred K. Vogt	Director	July , 2012

Exhibit Index

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1		Fourth Amended and Restated Certificate of Incorporation, currently in effect.

3.2	*	Form of Fifth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.3		Bylaws, currently in effect.

3.4	*	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.

4.1		Reference is made to exhibits 3.1 through 3.4.

4.2	*	Form of Common Stock Certificate.

4.3		Form of warrant to purchase shares of Series C Preferred Stock issued to security holders in connection with a convertible note financing.

4.4		Form of warrant to purchase shares of Series C Preferred Stock in connection with a placement agreement, dated June 28, 2006.

4.5		Warrant to purchase shares of Series C Preferred Stock issued to Bridge Bank, N.A.

4.6		Warrant issued to purchase shares of Series C Preferred Stock issued to General Electric Capital Corporation.

4.7		Form of warrant to purchase shares of Series D Preferred Stock issued to security holders in connection with a convertible note financing.

4.8		Form of warrant to purchase shares of Series F Preferred Stock issued to security holders in connection with a convertible note financing.

4.9		Warrant issued to purchase shares of Series F Preferred Stock issued to Horizon Credit I, LLC.

5.1	*	Opinion of Latham & Watkins LLP.

10.1		Fourth Amended and Restated Registration Rights Agreement, dated February 17, 2012, by and among Singulex, Inc. and certain of its stockholders.

10.2	*	Form of Indemnity Agreement for directors and officers.

10.3(a)	*	Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(b)	*	First Amendment, dated May 6, 2011, to that certain Venture Loan and Security Agreement, dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(c)	*	Second Amendment, dated April 3, 2012, to that certain Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.4(a)	*	Loan and Security Agreement, dated September 11, 2006, by and between Bridge Bank, N.A. and Singulex, Inc.

10.4(b)	*	Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

Exhibit Number		Description
10.4(c)	*	Loan and Security Modification Agreement, dated March 18, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(d)	*	Loan and Security Modification Agreement, dated May 13, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(e)	*	Loan and Security Modification Agreement, dated July 29, 2009, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(f)	*	Amendment, dated November 30, 2009, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(g)	*	Amendment, dated May 27, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(h)	*	Amendment, dated October 8, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(i)	*	Amendment, dated November 23, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(j)	*	Loan and Security Modification Agreement, dated April 2, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(k)	*	Loan and Security Modification Agreement, dated June 25, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.5(a)		Net Lease Agreement, dated January 14, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(b)		First Amendment to Lease and Acknowledgement, dated February 29, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(c)		Modification No. 1 to Original Net Lease Agreement, dated December 3, 2010, by and between Singulex, Inc. and Worthington California Investments, LLC.

10.6	*	Sales Agreement, dated June 1, 2010, by and between Singulex, Inc. and BlueWave Healthcare Consultants, Inc.

10.7	*	Exclusive License Agreement for Highly Sensitive System and Methods for Analysis of Troponin, dated November 1, 2008, by and between Singulex, Inc. and The Regents of the University of California.

10.8	*	Supply and License Agreement, dated June 12, 2006, by and among Singulex, Inc., Molecular Probes, Inc. and Invitrogen IP Holdings, Inc.

10.9(a)	#	Singulex, Inc. 2002 Stock Option Plan, as amended.

10.9(b)	#	Form of Incentive Stock Option Agreement under the 2002 Stock Option Plan, as amended.

10.9(c)	#	Form of Non-Qualified Stock Option Agreement under the 2002 Stock Option Plan, as amended.

10.10(a)	#*	Singulex, Inc. 2012 Equity Incentive Award Plan.

10.10(b)	#*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Equity Incentive Award Plan.

Exhibit Number		Description
10.10(c)	#*	Form of Stock Option Grant Notice and Stock Option Agreement (Early Exercise Permitted) under the 2012 Equity Incentive Award Plan.

10.10(d)	#*	Form of Restricted Stock Award Agreement and Restricted Stock Unit Award Grant Notice under the 2012 Equity Incentive Award Plan.

10.11	#	Amended and Restated Employment, Confidentiality and Noncompete Agreement, dated March 3, 2009, by and between Singulex, Inc. and Philippe J. Goix, Ph.D.

10.12	#	Offer letter, dated April 19, 2012, by and between Singulex, Inc. and Michael Bell.

10.13	#	Offer letter, dated September 27, 2011, by and between Singulex, Inc. and F. Steven Feinberg.

10.14	#	Offer letter, dated December 19, 2007, by and between Singulex, Inc. and Guido Baechler.

10.15	#	Offer letter, dated April 1, 2010, by and between Singulex, Inc. and William Hammack.

23.1		Consent of independent registered public accounting firm (Ernst & Young LLP).

23.2		Consent of independent registered public accounting firm (Burr Pilger Mayer, Inc.).

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1		Power of Attorney. Reference is made to the signature page to the Registration Statement.

*
To be filed by amendment.

#
Indicates management contract or compensatory plan.

Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SINGULEX, INC.

It is hereby certified that:

I.                                         The present name of the Corporation (hereinafter called the “Corporation”) is Singulex, Inc.  The name under which the Corporation was originally incorporated was Bioprofile Corporation and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 29, 2002. The date of filing the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 8, 2006.  The date of filing the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 5, 2007.  The date of filing of the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 19, 2008.  The date of filing of a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 6, 2011.

II.                                     The Third Amended and Restated Certificate of Incorporation, as amended, is hereby amended in its entirety as set forth in the Fourth Amended and Restated Certificate of Incorporation hereinafter provided for.

III.                                 The provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Fourth Amended and Restated Certificate of Incorporation of Singulex, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Third Amended and Restated Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

IV.                                 The amendment and restatement of the Third Amended and Restated Certificate of Incorporation, as amended, herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

V.                                     The Certificate of Incorporation, as amended and restated herein, shall at the effective time of this Fourth Amended and Restated Certificate of Incorporation, read as follows:

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SINGULEX, INC.

ARTICLE I
Name

The name of the corporation is Singulex, Inc. (herein, the “Corporation”).

ARTICLE II
Registered Office

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
Powers

The purposes for which the Corporation is organized are: (a) to engage in research and development, and/or generate revenue through the manufacture and sale and licensing of biomedical technology, including that related to the development and manufacture of proprietary diagnostic tests related to infectious disease and cancer; (b) to engage in any other lawful business, act, or activity for which corporations may be organized; and (c) to engage in all actions necessary, convenient or incidental to the foregoing.

ARTICLE IV
Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 154,179,775, of which 93,408,572 are to be shares of common stock, $0.001 par value per share, and of which 60,771,203 are to be shares of preferred stock, $0.001 par value per share.  The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of stockholders except as otherwise provided in this Article.  The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

1

1.                                       Common Stock.  Except as expressly provided in this Certificate of Incorporation or in a resolution designating a series of preferred stock pursuant to part 4 of this Article, the holders of the common stock shall exclusively possess all voting power.  Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

Subject to compliance with applicable protective and conversion rights that have been granted to outstanding series of Preferred Stock (as defined below) in this Certificate of Incorporation, the number of authorized shares of Common Stock (as defined below) may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

2.                                       Preferred Stock.  Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

3.                                       Designation of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

127,309 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 363,503 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 5,260,242 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 14,749,678 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 21,919,705 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock” and 18,350,766 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock” (and together with the Series A

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Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, the “Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

a.                                       Dividends.

i.                                          General Obligation.  Effective as of the Filing Date, the holders of the Series F Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price (as defined below) of the Series F Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities; the holders of the Series E Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series E Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities;  the holders of the Series D Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series D Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities; the holders of the Series C Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series C Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities;  the holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series B Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities;  and the holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of 8% per annum of the Original Issue Price of the Series A Preferred Stock out of any assets at the time legally available therefor, when, as and if declared by the Corporation’s board of directors, prior and in preference to the holders of shares of Junior Securities.

ii.                                       Participating Dividends.  In addition, if a dividend is declared on any other class or series of capital stock of the Corporation, the Preferred Stock shall simultaneously receive a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, other than the dividend described in Article IV3a.i above, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not

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convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined below); provided, however, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Article IV3a.ii shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

iii.                                    Dividend Preferences.  The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless and until (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the dividends described in Article IV3a.i and Article IV3a.ii above have been paid on each outstanding share of Preferred Stock.  The Corporation’s board of directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative.

iv.                                   Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends with respect to any class or series of Preferred Stock, such payment shall be distributed pro rata among the holders of each class or series thereof based upon the aggregate declared but unpaid dividends on the shares of such class or series held by each such holder.

b.                                      Liquidation.

i.                                          Preference.  In the event of any liquidation (including a deemed liquidation pursuant to Article IV3.b.ii(a) below), dissolution or winding up of the Corporation, either voluntary or involuntary, the assets of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)                                  Each holder of Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series F Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series F Preferred Stock at the

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time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(b)                                 After payment of the full liquidation preference of the Series F Preferred Stock as set forth in Article IV 3b.i(a) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series E Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock as set forth set forth in Article IV 3b.i(a) above) shall be distributed among the holders of Series E Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(c)                                  After payment of the full liquidation preference of the Series F Preferred Stock and the Series E Preferred Stock as set forth in Article IV 3b.i(a)-(b) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series D Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock and the Series E Preferred Stock as set forth in Article IV 3b.i(a)-(b) above) shall be distributed among the holders of Series D Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(d)                                 After payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock as set forth in Article IV 3b.i(a)-(c) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to

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the Liquidation Value (as defined below) for each share of Series C Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock as set forth in Article IV 3b.i(a)-(c) above) shall be distributed among the holders of Series C Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(e)                                  After payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock as set forth in Article IV 3b.i(a)-(d) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series B Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock as set forth in Article IV 3b.i(a)-(d) above) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(f)                                    After payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock as set forth in Article IV 3b.i(a)-(e) above, if assets of the Corporation remain available for distribution to stockholders, each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any Junior Securities, an amount in cash or securities equal to the Liquidation Value (as defined below) for each share of Series A Preferred Stock held by such holder.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and

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funds of the Corporation legally available for distribution (after payment of the full liquidation preference of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock as set forth in Article IV 3b.i(a)-(e) above) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, in proportion to the full preferential amount each such holder is otherwise entitled to receive with respect thereto.

(g)                                 After payment of the full liquidation preference of the Preferred Stock as set forth in Article IV 3b.i (a)-(f) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock, Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock pro rata based on the number of shares of Common Stock held by each holder (treating the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock as if it were converted into Common Stock for purposes of this calculation); provided, however, that (i) holders of Series F Preferred Stock shall not be entitled to further participate in any distribution of remaining assets of the Corporation pursuant to this Article IV 3b.i(g) following receipt by such holders of Series F Preferred Stock of aggregate distributions pursuant to Article IV 3b.i(a) and this Article IV 3b.i(g) equal to two and one-half times the aggregate Liquidation Value of all shares of Series F Preferred Stock held by such holders, (ii) holders of Series E Preferred Stock shall not be entitled to further participate in any distribution of remaining assets of the Corporation pursuant this Article IV 3b.i(g) following receipt by such holders of Series E Preferred Stock of aggregate distributions pursuant to Article IV 3b.i(b) and this Article IV 3b.i(g) equal to two and one-half times the aggregate Liquidation Value of all shares of Series E Preferred Stock held by such holders and (iii) holders of Series D Preferred Stock shall not be entitled to further participate in any distribution of remaining assets of the Corporation pursuant to this Article IV 3b.i(g)  following receipt by such holders of Series D Preferred Stock of aggregate distributions pursuant to Article IV 3b.i(c) and this Article IV 3b.i(g) equal to two and one-half times the aggregate Liquidation Value of all shares of Series D Preferred Stock held by such holders.

ii.                                       Certain Acquisitions.

(a)                                  Deemed Liquidation.  Each of the following shall be, for purposes of this Article IV3.b, a liquidation, dissolution or winding up of the Corporation, unless otherwise agreed in writing by the Approving Holders:

(1)                                  any sale, exclusive license or transfer of all or substantially all of the assets of the Corporation (measured either by book value in accordance with generally accepted accounting

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principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business);

(2)                                  any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, but not including a group created solely by virtue of the Fourth Amended and Restated Investors Rights Agreement dated as of the Series F Purchase Date, or any amendment, restatement, or replacement thereof (the “Investors Rights Agreement”)) owning more than 50% of the voting power of the Corporation at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances or owning capital stock of the Corporation possessing the voting power and rights to elect a majority of the Corporation’s board of directors; and

(3)                                  any merger, consolidation or reorganization to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, but not including a group created solely by virtue of the Investors Rights Agreement, or any amendment, restatement, or replacement thereof) owns more than 50% of the voting power of the Corporation or possesses the voting power and rights to elect a majority of the Corporation’s board of directors.

(b)                                 Valuation of Consideration.  In the event of a deemed liquidation as described in Article IV3.b.ii(a) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(1)                                  Securities not subject to investment letter or other similar restrictions on free marketability:

i)                                         If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

ii)                                      If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale

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prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

iii)                                   If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation’s board of directors and the holders of at least a majority of the then outstanding shares of Preferred Stock tendered in such a deemed liquidation.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock tendered in such deemed liquidation.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.  In case any option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such option by the parties thereto, the option shall be deemed to have been issued for a consideration of $.01.

(2)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Article IV3.b.ii(b)(1) to reflect the approximate fair market value thereof, as mutually determined by the Corporation’s board of directors and the holders of at least a majority of the then outstanding shares of Preferred Stock tendered in such deemed liquidation.

(c)                                  Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of any transaction contemplated by Article IV3.b.ii(a) not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article IV3.b, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein;

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provided, however, that such periods may be shortened or waived upon the vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock tendered in such deemed liquidation.

(d)                                 Effect of Noncompliance.  In the event the requirements of Article IV3.b.ii(b) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV3.b.ii(b) hereof.

c.                                       Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Preferred Stock Conversion Rights”):

i.                                          Right to Convert.  Subject to Article IV3.c.iii, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, by providing notice to the Corporation as provided in Article IV3.c.iii or any transfer agent for such stock, into, in the case of Series A Preferred Stock and Series B Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by multiplying each such share by $10 and dividing the result by the applicable Conversion Price, determined as hereafter provided, then in effect or, in the case of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by dividing the Original Issue Price of such share by the Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion.

ii.                                       Automatic Conversion.  Except as provided below in Article IV3.c.iii, each share of Preferred Stock shall be converted automatically (a) immediately prior to the closing of a Qualified Public Offering or (b) at the time and date, or upon the occurrence of an event, specified by vote or written consent of the Approving Holders into, in the case of Series A Preferred Stock and Series B Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by dividing $10 by the applicable Conversion Price then in effect on the date of such automatic conversion or, in the case of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, such number of fully paid and nonassessable shares of Conversion Stock as is determined by dividing the Original Issue Price of such share by the applicable Conversion Price then in effect on the date of such automatic conversion.

iii.                                    Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Conversion Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office

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of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Conversion Stock are to be issued.  The Corporation shall, as soon as practicable but in no event later than ten (10) business days thereafter, issue and deliver to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates representing the sum of the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; (ii) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and (iii) payment in cash of an amount equal to all declared dividends with respect to each share converted which have not been paid prior thereto (payable at the Corporation’s discretion with additional Common Stock).  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred Stock to be converted, and the person or persons entitled to receive the shares of Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or any other transaction affecting the Corporation, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such other transaction, in which event the person(s) entitled to receive Conversion Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or other transaction.

The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.

The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock.  The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

iv.                                   Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

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(a)                                  Issuance of Additional Stock below Conversion Price.  If the Corporation shall issue, after the Filing Date, any Additional Stock without consideration or for a consideration per share less than the applicable Conversion Price in effect for any series of Preferred Stock immediately prior to the issuance of such Additional Stock (including Additional Stock deemed to be issued pursuant to Article IV3.c.iv(c)), the Conversion Price in effect for such series immediately prior to each such issuance shall automatically be adjusted to equal a price determined in accordance with the following formula, unless otherwise provided in this Article IV3.c.iv(a):

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Stock;

“A” shall mean the number of shares of Common Stock outstanding without duplication immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options and warrants outstanding immediately prior to such issue, all shares of Common Stock reserved for issuance under any stock incentive plan approved by the Corporation’s board of directors, and all shares of Common Stock issuable upon conversion or exchange of convertible securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding options and warrants therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1);

“C” shall mean the number of shares of such Additional Stock issued in such transaction; and

“Additional Stock” shall mean all shares of Common Stock issued (or, pursuant to Article IV3.c.iv(d) below, deemed to be issued) by the Corporation after the Filing Date, other than shares of Common Stock issued as follows and shares of Common Stock deemed

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issued pursuant to the following (notwithstanding any other provision of this Certificate of Incorporation) (collectively, “Exempted Securities”):

(i)                                     upon conversion, exercise or exchange of any options, warrants or convertible securities outstanding as of the Series F Purchase Date, but only to the extent specifically disclosed in or pursuant to the Series F Purchase Agreement;

(ii)                                  to officers, employees, directors or consultants of the Corporation and its Subsidiaries, if any, pursuant to stock option plans and stock ownership plans approved by the Corporation’s board of directors;

(iii)                              upon the occurrence of a stock split, stock dividend or any subdivision of the Common Stock for which adjustments are otherwise made pursuant to Article IV3.c.v;

(iv)                              to banks or other lenders or in conjunction with debt financing, equipment leasing or real property leasing transactions approved by the Corporation’s board of directors, including the Series C Director, Series D Director and Series E Director, as such terms are defined in the Investors Rights Agreement;

(v)                                 in connection with any acquisition or merger transaction approved by the Corporation’s board of directors, including the Series C Director, Series D Director and Series E Director, as such terms are defined in the Investors Rights Agreement;

(vi)                              in connection with strategic alliances, joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements, in each case approved by the Corporation’s board of directors, including the Series C Director, Series D Director and Series E Director, as such terms are defined in the Investors Rights Agreement;

(vii)                          with the prior approval of the Approving Holders to treat such Common Stock as Exempted Securities with respect to such series;

(viii)                        the Series F Purchase Agreement; or

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(ix)                                as a result of any adjustment to any Conversion Price pursuant to Article IV3.c.iv.a.

(b)                                 No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(c)                                  Determination of Consideration.  In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the aggregate amount of cash received by the Corporation therefor (before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof).  In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt.  If any Additional Stock is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock.  The fair value of any consideration other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Stock.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.  In case any Additional Stock is issued in a transaction in which no specific consideration is received by the Corporation or allocated specifically to such Additional Stock, the option shall be deemed to have been issued for a consideration of $.01.

(d)                                 Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the Series F Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options

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to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article IV3.c.iv:

(1)                                  The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability including, but not limited to, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for consideration equal to the consideration (determined in the manner provided in Article IV3.c.iv(c)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                  The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, but not limited to, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV3.c.iv(c)).

(3)                                  In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights, upon conversion of or in exchange for such convertible or exchangeable securities or upon exercise of any options or rights related to such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or

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options or rights related to such securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities or upon exercise of any options or rights related to such convertible or exchangeable securities.

(4)                                  Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                  The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV3.c.iv(d)(1) and Article IV3.c.iv(d)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV3.c.iv(d)(3) or Article IV3.c.iv(d)(4).

(e)                                  No Increase in Conversion Price.  Notwithstanding any other provisions of this Article IV3.c.iv, except to the limited extent provided for in Article IV3.c.iv(d)(3) and Article IV3.c.iv(d)(4), no adjustment of the Conversion Price pursuant to this Article IV3.c.iv shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

v.                                      Stock Splits and Dividends.  In the event the Corporation should at any time or from time to time after the Series F Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities exercisable or convertible into Common Stock without payment of any consideration by such holder for the additional shares of Common Stock or securities exercisable or convertible into Common Stock (including the additional shares of Common Stock issuable upon exercise or conversion thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Conversion Stock issuable

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on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those shares issuable with respect to such securities exercisable or convertible into Common Stock, with the number of shares issuable with respect to securities exercisable or convertible into Common Stock determined from time to time.

vi.                                   Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Series F Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Conversion Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

vii.                                Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV3.c.iv(a), then, in each such case for the purpose of this Article IV3.c.vii, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Conversion Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

viii.                             Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction which is deemed to be a liquidation of the Corporation under Article IV3.b or which is otherwise provided for in this Article IV3.c), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV3.c with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Article IV3.c (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

ix.                                     No Fractional Shares and Certificate as to Adjustments.  No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Conversion Stock to be issued shall be rounded down to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares Conversion Stock issuable upon such aggregate conversion.

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Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Article IV3.c, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at that time in effect, and (C) the number of shares of Conversion Stock and the amount, if any, of other property that would be received upon the conversion of a share of such Preferred Stock at that time.

x.                                        Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

xi.                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Conversion Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock; and if at any time the number of authorized but unissued shares of Conversion Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

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xii.                                  Notices.  Any notice required by the provisions of this Article IV3.c to be given to the holders of shares of Preferred Stock shall be deemed given (i) if sent to a destination within the United States, three business days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, (ii) if sent to a destination outside the United States, seven business days after being deposited in the United States mail, mailing international priority postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, (iii) upon the earlier of receipt or one business day after deposit with an overnight courier or (iv) when sent if by facsimile or electronic mail.

d.                                      Voting and Consent Rights.

i.                                          The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share and without giving effect to the conversion of any declared dividends that may be payable at the Corporation’s discretion with Common Stock), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of each series of Preferred Stock shall vote together with the holders of the Common Stock except to the extent that the matter to be voted upon adversely affects the rights or privileges of any series of Preferred Stock, in which case the holders of such series of Preferred Stock shall vote separately as a class or as set forth in Article IV3.d.ii.

ii.                                       Consent Rights.  So long as any shares of the Series F Preferred Stock, Series E Preferred Stock or Series D Preferred Stock remain outstanding, the Corporation shall not without obtaining the prior written affirmative vote of the Approving Holders:

(a)                                  liquidate, dissolve or wind-up the business and affairs of the Corporation, including a deemed liquidation as described in Article IV3.b.ii(a), or consent to any of the foregoing;

(b)                                 effectuate a merger or consolidation of the Corporation with or into any other entity;

(c)                                  sell, lease, exclusively license or otherwise dispose of all or substantially all of the Corporation’s assets;

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(d)                                 alter, change, amend or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(e)                                  alter, change or amend any of the preferences, privileges or rights of any series of Preferred Stock, whether by merger, consolidation or otherwise;

(f)                                    purchase or redeem any equity securities of the Corporation other than repurchases at no greater than the original cost therefor of equity securities issued to former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service and pursuant to an agreement with such party permitting such a repurchase;

(g)                                 increase or decrease the authorized number of directors constituting the Corporation’s board of directors;

(h)                                 authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any Series F Preferred Stock or any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior or pari passu to the Series F Preferred Stock, Series E Preferred Stock or Series D Preferred Stock with respect to voting, the payment of dividends, redemptions or distributions upon liquidation or otherwise;

(i)                                     declare or pay any cash dividend on any shares of capital stock;

(j)                                     grant any lien on any assets of the Corporation in connection with the incurrence of more than $1,000,000 of indebtedness;

(k)                                  incur more than $1,000,000 of indebtedness;

(l)                                     make any investments or acquisitions in an amount greater than $1,000,000;

(m)                               make any capital expenditures not provided for in the annual budget approved by the Corporation’s board of directors exceeding a cumulative amount of $500,000; or

(n)                                 increase the number of shares of Common Stock available under any stock incentive plan.

iii.                                    Consent Rights of Series F Preferred.  Notwithstanding anything herein to the contrary, for so long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the prior written consent of 70% of the Series F Preferred Stock then outstanding, voting together as a separate class, amend the Certificate of Incorporation, the Certificate of

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Designation or Bylaws of the Corporation, or file any resolution of the Corporation’s board of directors with the Delaware Secretary of State containing any provisions,  in any way that disproportionately and adversely changes the rights, privileges or preferences expressly afforded the Series F Preferred Stock in a manner different than the other series of Preferred Stock, or effect a merger, business combination or other corporate transaction or series of related transactions pursuant to which the rights, privileges or preferences of the Series F Preferred Stock will be disproportionately and adversely changed in a manner different than the other series of Preferred Stock or pursuant to which the Series F Preferred Stock will be exchanged for new securities with different rights, privileges or preferences such that the Series F Preferred Stock is disproportionately and adversely affected in a manner different than the other series of Preferred Stock.

iv.                                   Consent Rights of Series E Preferred.  Notwithstanding anything herein to the contrary, for so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the prior written consent of the holders of at least 70% of the Series E Preferred Stock then outstanding, voting together as a separate class, amend the Certificate of Incorporation, the Certificate of Designation or Bylaws of the Corporation, or file any resolution of the Corporation’s board of directors with the Delaware Secretary of State containing any provisions, in any way that adversely changes the rights, privileges or preferences expressly afforded the Series E Preferred Stock, or effect a merger, business combination or other corporate transaction or series of related transactions pursuant to which the rights, privileges or preferences of the Series E Preferred Stock will be adversely changed or pursuant to which the Series E Preferred Stock will be exchanged for new securities with different rights, privileges or preferences such that the Series E Preferred Stock is adversely affected.

e.                                       Redemption.

i.                                          Redemption.  Shares of Series E Preferred Stock and Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Original Issue Price for the Series E Preferred Stock or Series D Preferred Stock, as applicable, plus, with respect to each share of Series E Preferred Stock or Series D Preferred Stock outstanding as of the Filing Date, as applicable, the Accrued Dividend Amount for the Series E Preferred Stock or Series D Preferred Stock, as applicable, plus any declared but unpaid dividends (the “Redemption Price”) commencing ninety (90) days after receipt by the Corporation at any time on or after January 1, 2017, from the holders of at least 66 2/3% of the outstanding shares of the Series E Preferred Stock and the Series D Preferred Stock, voting together as a separate class as if all such outstanding shares had been converted to Common Stock, of written notice requesting redemption of all shares of Series E Preferred Stock and Series D Preferred Stock (such date being referred to as a “Redemption Date”).  On the Redemption Date, the Corporation shall redeem all of the Series E

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Preferred Stock and Series D Preferred Stock as provided in subsection (e)(iii) below.  If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Series E Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series E Preferred Stock and Series D Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

ii.                                       Redemption Notice.  Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Series E Preferred Stock and Series D Preferred Stock not less than thirty (30) days prior to the Redemption Date.  The Redemption Notice shall state:

(a)                                  the number of shares of Series E Preferred Stock and/or Series D Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)                                 the Redemption Date and the Redemption Price;

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Article IV3.c); and

(d)                                 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series E Preferred Stock and/or Series D Preferred Stock to be redeemed.

iii.                                    Surrender of Certificates; Payment.  On or before the Redemption Date, each holder of shares of Series E Preferred Stock and/or Series D Preferred Stock to be redeemed unless such holder has exercised his, her or its right to convert such shares as provided in Article IV3.c, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series E Preferred Stock or Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series E Preferred Stock or Series D Preferred Stock shall promptly be issued to such holder.

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iv.                                   Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series E Preferred Stock and Series D Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor without any further action on the part of the holder other than the surrender of the shares of Series E Preferred Stock and Series D Preferred Stock, respectively, then notwithstanding that the certificates evidencing any of the shares of Series E Preferred Stock or Series D Preferred Stock so called for redemption shall not have been surrendered all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

f.                                         No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

g.                                      Definitions.  For the purposes of this Article IV, Section 3, the following definitions shall apply:

“Accrued Dividend Amount” means, (i) with respect to each share of the Series A Preferred Stock, $8.86020 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date), (ii) with respect to each share to the Series B Preferred Stock, $7.67781 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date), (iii) with respect to each share of the Series C Preferred Stock, $0.55076 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date), (iv) with respect to each share of the Series D Preferred Stock, $0.56408 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date) and (v) with respect to each share of the Series E Preferred Stock, $0.23850 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date).

“Approving Holders” means the approval in writing by the holders of at least 70% of the outstanding shares of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, voting together as a separate class, as if all shares of such series of Preferred Stock had been converted into Common Stock.

“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the

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rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Price,” means, as of the Filing Date, subject to adjustment after such date in accordance with Article IV3.c.iv, (i) for each share of the Series A Preferred Stock and the Series B Preferred Stock, $0.9465, (ii) for each share of Series C Preferred Stock, $1.0661, (iii) for each share of Series D Preferred Stock, $1.1109, (iv) for each share of Series E Preferred Stock, $0.8668 and (v) for each share of Series F Preferred Stock, $1.1606.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Preferred Stock, as the case may be, if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Filing Date” means the date of the filing of this Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.

“Junior Securities” means, (i) with respect to the Series F Preferred Stock, any capital stock or other equity securities of the Corporation, (ii) with respect to the Series E Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, (iii) with respect to the Series D Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock and the Series E Preferred Stock, (iv) with respect to the Series C Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock, (v) with respect to the Series B Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock and, with respect to dividends only, the Series A Preferred Stock, and (vi) with respect to the Series A Preferred Stock, any capital stock or other equity securities of the Corporation, except for the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock.

“Liquidation Value” of: (i) any share of Series A Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series A Preferred Stock outstanding as of the Filing Date, the Accrued Dividend Amount, (ii) any share of Series B Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon

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and (y) with respect to each share of Series B Preferred Stock outstanding as of the Filing Date, the Accrued Dividend Amount, (iii) any share of Series C Preferred Stock means the Original Issue Price, plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series C Preferred Stock outstanding as of the Filing Date, the Accrued Dividend Amount, (iv) any share of Series D Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series D Preferred Stock outstanding as of the Filing Date, the Accrued Dividend Amount, (v) any share of Series E Preferred Stock means the Original Issue Price plus (x) all declared but unpaid dividends thereon and (y) with respect to each share of Series E Preferred Stock outstanding as of the Filing Date, the Accrued Dividend Amount, and (vi) any share of Series F Preferred Stock means the Original Issue Price plus all declared but unpaid dividends thereon.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or the over the counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall bear the fees and expenses of such appraiser.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Price” shall mean, (i) with respect to the shares of Series F Preferred Stock,  $1.1606 per share, (ii) with respect to the shares of Series E Preferred Stock,  $0.8668 per share, (iii) with respect to the shares of Series D Preferred Stock,  $1.275 per share, (iv) with respect to the shares of Series C Preferred Stock, $1.20, (v) with respect to the shares of Series B Preferred Stock, $10.00 and (vi) with respect to the shares of Series A Preferred Stock, $11.54, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

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“Public Offering” means any offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” means a firmly underwritten Public Offering of Common Stock of the Corporation resulting in aggregate gross proceeds to the Corporation of not less than $25 million and at a price per share not less than $2.60 (as such amount is appropriately adjusted for stock splits, stock dividends, reclassifications or recapitalizations occurring after the Filing Date).

“Series F Purchase Agreement” means that certain Series F Preferred Stock Purchase Agreement dated on or about the Series F Purchase Date.

“Series F Purchase Date” means the date shares of Series F Preferred Stock were first issued.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE V
Directors

The number of directors shall be determined as provided in the Bylaws of the Corporation.

ARTICLE VI
Term

The Corporation is to have perpetual existence.

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ARTICLE VII

Preemptive Rights; No Cumulative Voting

1.                                       Preemptive Rights.  Except as otherwise expressly provided in a contract or bylaws approved by the board of directors of the Corporation, no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series. Except as so provided and subject to the other provisions contained herein, any such unissued stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

2.                                       No Cumulative Voting.  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law (“CGCL”). During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

ARTICLE VIII
Indemnification

The directors of the Corporation shall be indemnified by the Corporation to the fullest extent authorized or permitted by law (as now or hereafter in effect). The officers of the Corporation, and such other persons as authorized by a majority of the entire board of directors of the Corporation consistent with the provisions of the General Corporation Law of the State of Delaware, may be indemnified by the Corporation to the fullest extent authorized or permitted by law (as now or hereafter in effect). The board of directors of the Corporation may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or

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was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

ARTICLE IX
Elimination of Directors’ Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the Filing Date to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any such right or protection of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its President and Chief Executive Officer as of this 17th day of February, 2012.

Singulex, Inc.

By:	/s/ Philippe Goix
Philippe Goix
President and Chief Executive Officer

Exhibit 3.3

BY-LAWS

OF

BIOPROFILE CORPORATION

INCORPORATED UNDER THE LAWS OF DELAWARE

ADOPTED AS OF AUGUST 29, 2002

TABLE OF CONTENTS
BY-LAWS
OF
BIOPROFILE CORPORATION

i

BY-LAWS
OF
BIOPROFILE CORPORATION

ARTICLE I: LOCATION AND OFFICES

Principal Office.

SECTION 1:1. The principal office of the corporation shall be at such place as the Board of Directors may from time to time determine, but until a change is effected such principal office shall be 4041 Forest Park Avenue, St. Louis, Missouri.

Other Offices.

SECTION 1:2. The corporation may also have other offices, in such places (within or without the State of Delaware) as the Board of Directors may from time to time determine.

ARTICLE II: STOCKHOLDERS

Annual Meeting.

SECTION 2:1. An annual meeting of the stockholders of the corporation shall be held in March of each year, beginning in 2003, on such date and time as shall be designated from time to time by the Board of Directors. The purpose of the meeting shall be to elect directors and to transact such other business as properly may be brought before the meeting. If the corporation shall fail to hold said meeting for the election of directors in the month aforesaid, the Board of Directors shall cause the election to be held by the stockholders as soon thereafter as convenient.

Business to be Conducted at Annual Meeting.

SECTION 2:2.1. At an annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (i) pursuant to the corporation’s notice of the meeting, (ii) by or at the direction of the Board of Directors (or any duly organized committee thereof), or (iii) by any one or more stockholders of the corporation who are stockholders of record on the date of giving of the notice provided for in this Section 2:2 and on the record date for the determination of stockholders entitled to vote at such meeting and who own of record at least 20% of the outstanding shares of voting stock of the corporation.

SECTION 2:2.2. No business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2:2. The chairman of the meeting may, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 2:2; and if the chairman should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted unless the holders of a majority of all voting shares then entitled to vote shall overrule the chairman and allow the business to be considered.

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Special Meetings.

SECTION 2:3. Special meetings of stockholders of the corporation for any purpose or purposes may be called at any time by the Chairman of the Board, the President or a majority of the entire Board. Special meetings of the stockholders of the corporation may not be called by any other person or persons. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each stockholder entitled to vote at such meeting as provided in Section 2:5, and only such business as is stated in such notice shall be acted upon thereat.

Place of Meetings.

SECTION 2:4. All meetings of the stockholders shall be held at the principal office of the corporation, or at such other place, within or without the State of Delaware, as may be determined by the Board of Directors and stated in the notice of the meeting.

Notice of Meetings.

SECTION 2:5. Written notice of each meeting of the stockholders stating the place, date, and hour of the meeting, and, in case of a special meeting or where otherwise required by statute, the purpose or purposes for which the meeting is called, shall be delivered either in person or by any reasonably reliable and expeditious means of communication not less than ten nor more than sixty days before the date of the meeting, by or at the direction of the person calling the meeting, to each stockholder entitled to vote at such meeting.

Quorum and Voting.

SECTION 2:6.1. The holders of a majority of the outstanding shares (exclusive of treasury stock) entitled to vote at any meeting of the stockholders, when present in person or by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by statute, the Certificate of Incorporation of the corporation or these By-Laws; but in the absence of such a quorum the holders of a majority of the shares represented at the meeting shall have the right successively to adjourn the meeting to a specified date. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 2:6.2. The absence from any meeting of the number of shares required by statute, the Certificate of Incorporation of the corporation or these By-Laws for action upon one matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if the number of shares required in respect of such other matters shall be present.

SECTION 2:6.3. When a quorum is present at any meeting of the stockholders, the vote of the holders (present in person or represented by proxy) of a majority of the shares of stock which are actually voted (and have the power to vote) on any proposition or question properly brought to a vote at such meeting shall decide any such proposition or question, unless the proposition or question is one upon which by express provision of statute or of the Certificate of Incorporation, or of these By-Laws, a different vote

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is required, in which case such express provision shall govern and establish the number of votes required to determine such proposition or question.

Voting; Proxy.

SECTION 2:7.1. Whenever the law requires or the chairman of the meeting orders that a vote be taken by ballot, each stockholder entitled to vote on a particular question at a meeting of stockholders, pursuant to law or the Certificate of Incorporation, shall be entitled to one vote for each share of voting stock held by such stockholder. The date for determining the stockholders entitled to vote at a meeting of the stockholders shall be determined pursuant to Section 5:9.

SECTION 2:7.2. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy; but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Voting by Fiduciaries, Pledgees and Pledgors.

SECTION 2:8. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held. Persons whose stock is pledged shall be entitled to vote, unless in the transfer by the pledgor on the books of the corporation the pledgor has expressly empowered the pledgee to vote thereon, in which case only the pledgee or the pledgee’s proxy may represent such stock and vote thereon.

Nomination of Directors.

SECTION 2:9.1. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise expressly provided in the Certificate of Incorporation of the corporation with respect to the right of holders of preferred stock of the corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any one or more stockholders of the corporation who are stockholders of record on the date of the giving of the notice provided for in Section 2:5 and on the record date for the determination of stockholders entitled to vote at such meeting and who own of record at least 20% of the outstanding shares of voting stock of the corporation.

SECTION 2:9.2. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 2:9. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

List of Stockholders.

SECTION 2:10. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical

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order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole title thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 2:10 or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

Appointment of Inspectors of Election and Resolution of Questions Concerning Right to Vote.

SECTION 2:11. The Board of Directors, in advance of the meeting of stockholders or, if it does not act, the chairman of the meeting, shall appoint not less than two persons who are not directors to serve as inspectors of election. It shall be their duty to receive and canvass the votes for election of directors and on any proposal voted on by ballot and to certify the results to the chairman. In all cases where the right to vote upon any share of the corporation shall be questioned, it shall be the duty of the inspectors to examine the stock ledger of the corporation as evidence of the shares held, and all shares that appear standing thereon in the name of any person or persons may be voted upon by such person or persons. Each inspector of election before entering upon the duties of such office shall take and subscribe the following oath before an officer authorized by law to administer oaths: “I do solemnly swear that I will execute the duties of an inspector of the election now to be held with strict impartiality and according to the best of my ability.”

Action Without a Meeting.

SECTION 2:12. The stockholders may act by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of Delaware.

ARTICLE III: DIRECTORS

General Powers.

SECTION 3:1. The Board of Directors shall control and manage the business and property of the corporation. The Board may exercise all such powers of the corporation and do all lawful acts and things as are not by law, the Certificate of Incorporation or these By-Laws directed or required to be exercised or done by the stockholders or some particular officer of the corporation.

Number and Qualifications.

SECTION 3:2. The number of directors shall be determined from time to time by resolution of the Board of Directors in accordance with the terms of Article VI of the Certificate of Incorporation.

Election.

SECTION 3:3. Except as provided in the Certificate of Incorporation with respect to the filling of vacancies, each director shall be elected by a plurality of the votes cast at annual meetings of stockholders, and shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement,

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disqualification or removal from office. Any director may resign at any time upon notice to the corporation. Directors need not be stockholders. Each director who is to be elected at the annual meeting of the stockholders shall be elected by ballot by the holders of shares entitled to vote for his or her position on the Board.

Meetings.

SECTION 3:4.1. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President or any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by physical mail not less than forty-eight (48) hours before the date of the meeting, by telephone or facsimile transmission or electronic mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. If the meeting is to be held at a physical location with some participation by teleconferencing, the “place” specified in the notice shall include the physical location of the meeting as well as a description of the method (including any applicable electronic address and/or access codes) by which Directors may obtain access to the meeting and participation therein. If the meeting is to be held entirely by teleconferencing, the “place” specified in the notice shall include a description of such method, and need not specify a physical location even though two or more Directors may access and participate in the meeting from the same physical location.

SECTION 3:4.2. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participating in the meeting in this manner shall constitute presence in person at such meeting. For this purpose, any telecommunications equipment which results in real-time audio, audio-visual, or audio-text conferencing (“teleconferencing”) shall be deemed similar to conference telephone equipment so long as participants can hear each other.

Quorum.

SECTION 3:5. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Committees.

SECTION 3:6. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or

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members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

Waiver of Notice.

SECTION 3:7. Any notice which is required by law or by the Certificate of Incorporation or by these By-Laws to be given to any director may be waived in writing, signed by such director, whether before or after the time stated therein. Attendance of a director at any meeting shall constitute waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Consent.

SECTION 3:8. Any action required or permitted to be taken at any meeting of the Board of Directors (or of any committee thereof) may be taken without a meeting if all members of the Board (or committee) consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board (or committee).

Notice to Members of the Board of Directors.

SECTION 3:9. Each member of the Board of Directors shall file with the Secretary of the corporation an address to which physical or electronic mail, by hand deliveries or overnight commercial courier deliveries may be transmitted and, if appropriate, a telephone number to which facsimile notices may be transmitted. A notice physically or electronically mailed, delivered by hand or by overnight commercial courier (receipt requested) or transmitted by facsimile (with confirmation receipt) in accordance with the instructions provided by the director shall be deemed sufficient notice. Such address or telephone number may be changed at any time and from time to time by a director by giving written notice of such change to the Secretary. Failure on the part of any director to keep an address and, if applicable, telephone number on file with the Secretary shall automatically constitute a waiver of notice of any regular or special meeting of the Board which might be held during the period of time that such address and telephone number, if applicable, are not on file with the Secretary.

Presiding Officer.

SECTION 3:10. The Chairman of the Board shall preside at all meetings of the Board of Directors at which the Chairman is present. In the absence of the Chairman, the Board shall select a chairman of the meeting from among the directors present.

Compensation.

SECTION 3:11. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

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Interested Directors.

SECTION 3:12.  No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV: OFFICERS

Appointment.

SECTION 4:1.  The Board of Directors shall appoint from its membership a Chairman of the Board. The Board shall appoint a President, such Vice Presidents, a Secretary, a Treasurer, such Assistant Secretaries, such Assistant Treasurers, and such other officers, as the Board may from time to time deem necessary or appropriate.

Tenure.

SECTION 4:2.  Officers appointed by the Board of Directors shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any officer appointed by the Board may be removed by the Board with or without a hearing and with or without cause whenever in its judgment the best interests of the corporation will be served thereby.

Salaries.

SECTION 4:3.  The salaries of all officers of the corporation shall be fixed by the Board of Directors (or any committee thereof established for such purpose).

Chairman of the Board.

SECTION 4:4.  The Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. If so designated by the Board, he or she shall be the Chief Executive Officer of the corporation. Except where by law the signature of the President is required, the

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Chairman of the Board shall possess the same power as the President to sign, with the Secretary (or Assistant Secretary) or Treasurer (or Assistant Treasurer), certificates for the stock of the corporation, and (if the Chairman of the Board is designated to be Chief Executive Officer) all bonds, mortgages, contracts, and other instruments of the corporation which may be authorized by the Board of Directors or by such Chairman of the Board or by the President. During the absence or disability of the President, the Chairman of the Board shall exercise all the powers and discharge all the duties of the President.

President.

SECTION 4:5.  The President shall be Chief Executive Officer of the corporation unless the Chairman of the Board is so designated by the Board. The President shall have general supervision of the business of the corporation and shall see that all orders and resolutions of the Board of Directors or the Chief Executive Officer (if the Chairman of the Board) are carried into effect. The President may sign, with the Secretary (or Assistant Secretary) or Treasurer (or Assistant Treasurer), certificates for stock of the corporation and execute all deeds, bonds, mortgages, contracts and other instruments of the corporation authorized by the Board of Directors, by the Chairman of the Board or by such President, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors, the Chairman of the Board or the President. In the absence or disability of the Chairman of the Board, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors.

Vice Presidents.

SECTION 4:6.  Each Vice President shall have such powers, duties and designations as the Board of Directors (or any committee thereof established for such purpose) assigns to such Vice President. In the absence or disability of the President and the Chairman of the Board, the Vice Presidents, in the order designated by the Board of Directors, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may also sign, with the Secretary (or Assistant Secretary) or Treasurer (or Assistant Treasurer), certificates for stock of the corporation, and, when so authorized by the Chairman of the Board or President, may also sign and execute in the name of the corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, and shall perform such other duties as from time to time may be assigned to any Vice President by the Board of Directors.

Secretary.

SECTION 4:7.  The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision such Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any Assistant Secretary. The Board of Directors may give general authority to any

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other officer to affix the seal of the corporation, if there be one, and to attest the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. In the absence of the Secretary from any meeting, the minutes shall be recorded by the person appointed for that purpose by the presiding officer.

Treasurer.

SECTION 4:8.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, the Treasurer shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Director for the faithful performance of the duties of the office and for the restoration to the corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Other Officers.

SECTION 4:9.  In accordance with Section 4:1, such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V: CAPITAL STOCK AND DIVIDENDS

Pre-Emptive Rights.

SECTION 5:1.  Except as otherwise provided in accordance with the Certificate of Incorporation of the corporation, the pre-emptive right is denied.

Certificates for Shares.

SECTION 5:2.  Every holder of stock in the corporation shall be entitled to have a certificate signed, in the name of the corporation (i) by the Chairman or Vice-Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by him in the corporation. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

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Transfers.

SECTION 5:3.  Certificates representing shares of stock of the corporation shall be transferable only on the books of the corporation by the person or persons named in the certificate or by the attorney lawfully constituted in writing representing such person or persons and upon surrender of the certificate or certificates being transferred which certificate shall be properly endorsed for transfer or accompanied by a duly executed stock power. Whenever a certificate is endorsed by or accompanied by a stock power executed by someone other than the person or persons named in the certificate, evidence of authority to transfer shall also be submitted with the certificate. All certificates surrendered to the corporation for transfer shall be cancelled.

Regulations Governing Issuance and Transfers of Shares.

SECTION 5:4.  The Board of Directors shall have the power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the corporation.

Transfer Agents and Registrars.

SECTION 5:5.  Transfer agents and registrars for the corporation’s stock shall be banks, trust companies or other financial institutions located within or without the State of Delaware as shall be appointed by the Board of Directors. The Board shall also define the authority of such transfer agents and registrars.

Lost or Destroyed Certificates.

SECTION 5:6.  Where a certificate for shares of the corporation has been lost or destroyed, the Board of Directors may authorize the issuance of a new certificate in lieu thereof upon satisfactory proof of such loss or destruction, and upon the giving of an open penalty bond with surety satisfactory to the corporation’s Treasurer and General Counsel, if there be one, to protect the corporation or any person injured by the issuance of the new certificate from any liability or expense which it or they may incur by reason of the original certificate’s remaining outstanding, and upon payment of the corporation’s reasonable costs incident thereto.

Fractions of Shares.

SECTION 5:7.  The corporation may issue fractions of a share.

Determination of Stockholders.

SECTION 5:8.  The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

Record Date.

SECTION 5:9.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any

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dividend or other distribution or allotment or any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed:

(1)                                           The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(2)                                           The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

ARTICLE VI: INDEMNIFICATION

General Indemnification.

SECTION 6:1.  The corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect), any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, she, his or her testator or intestate, is or was a director of the corporation or by reason of the fact that such director, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The corporation may indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect), any person made, threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, she, his or her testator or intestate, is or was an officer of the corporation or by reason of the fact that such officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 6:1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

Insurance, Indemnification Agreements and Other Matters.

SECTION 6:2.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnity him against such liability under the provisions of the law. The corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing for indemnification to

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the fullest extent authorized or permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification.

Nonexclusivity.

SECTION 6:3.  The rights to indemnification conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation of the corporation, these By-Laws or any agreement, vote of stockholders or directors or otherwise.

ARTICLE VII: MISCELLANEOUS

Voting Shares in Other Corporations.

SECTION 7:1.  The corporation may vote any and all shares of stock and other securities having voting rights which may at any time and from time to time be held by it in any other corporation or corporations and such vote may be cast either in person or by proxy by such officer of the corporation as the Board of Directors may appoint or, in default of such appointment, the Chairman, the President or a Vice President.

Execution of Other Papers and Documents.

SECTION 7:2.  All checks, bills, notes, drafts, vouchers, warehouse receipts, bonds, mortgages, contracts, registration certificates and all other papers and documents of the corporation shall be signed or endorsed for the corporation by such of its officers, other employees and agents as the Board of Directors may from time to time determine, or in the absence of such determination, by the Chairman of the Board, the President or a Vice President, provided that instruments requiring execution with the formality of deeds shall be signed by the Chairman of the Board, the President or a Vice President and impressed with the Seal of the corporation (if any), duly attested by the Secretary or an Assistant Secretary.

Corporate Seal.

SECTION 7:3.  The Board of Directors may provide a suitable seal, containing the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware,” which seal shall be in the custody of the Secretary of the corporation, and may provide for one or more duplicates thereof to be kept in the custody of such other officer of the corporation as the Board may prescribe.

Books and Records.

SECTION 7:4.  Except as the Board of Directors may from time to time direct or as may be required by law, the corporation shall keep its books and records at its principal office.

Fiscal Year.

SECTION 7:5.  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

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Amendments.

SECTION 7:6.  These By-Laws may be amended, altered or repealed, or new By-Laws may be adopted (a) by the affirmative vote of the holders of two-thirds of the outstanding stock of the corporation entitled to vote thereon, or (b) by the affirmative vote of the majority of the whole Board of Directors at any regular or special meeting; provided that the notice of such meeting of stockholders or directors, whether regular or special, shall specify as one of the purposes thereof the making of such amendment, alteration or repeal.

Notices.

SECTION 7:7.1.  Whenever notice is required to be given to Directors, stockholders, or others by law, the Certificate of Incorporation, or these By-Laws, it shall be given in printed or written form or, if expressly permitted in a particular instance, in oral form.

SECTION 7:7.2.  Notices may be given by any method selected by the person giving the notice which is consistent with law, the Certificate of Incorporation, and these By-Laws. Such methods may include, but are not limited to, personal physical delivery, courier, mail, or any electronic or other non-physical transmission.

SECTION 7:7.3.  For this purpose, “written” notice shall include, but not be limited to, notice in paper form and notice in any electronic or digital form that is suitable for retention, retrieval, and reproduction of the information therein by the recipient. Notice in electronic or digital form may be recorded and delivered on a physical medium (a magnetic disk, for example), or may be transmitted to a recipient, in either case so long as it is in accordance with the previous sentence and Section 7:7.2.

SECTION 7:7.4.  Notwithstanding the foregoing: (a) notice shall not be given to a stockholder in electronic or digital form recorded and physically delivered on a disk or other physical medium that cannot be read with the unaided eye unless such stockholder has assented to receipt of notices recorded on that type of medium; and (b) notice in electronic or digital form shall not be transmitted to a stockholder unless such stockholder has given the Corporation (i) his, her, or its electronic mail, facsimile, or other similar address for the purpose of receiving transmitted notices and (ii) if the notice is in the form of a document attached to an electronic mail message, his, her or its assent to using the software in which such attached document is formatted.

SECTION 7:7.5.  The following methods of delivery shall result in the notice being deemed given and delivered at the time the notice is deposited with the carrier or when the delivery process otherwise is initiated, if the notice addressed to the recipient at his, her or its last known address shown on the records of the Corporation:

(a)        by first-class, any premium class, or any premium-rate United States mail, if postage is prepaid; or

(b)        by any common carrier based in the United States which routinely engages in the overnight parcel delivery business, if the carrier is instructed to deliver the notice not later than the close of business on the second business day following deposit of the notice with such carrier; or

(c)        by electronic mail transmitted over the internet; or

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(d)        by facsimile transmission.

Nothing in this Section 7:7.5. shall prohibit or restrict any method of giving notice to Directors permitted by Section 3:4.1.

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CERTIFICATE OF AMENDMENT

TO THE BYLAWS

OF

SINGULEX, INC.

The Bylaws of Singulex, Inc., a Delaware corporation (the “Corporation”) are hereby amended as follows.

Section 2:1, as amended, reads in its entirety as follows:

“SECTION 2:1.  An annual meeting of the stockholders of the corporation shall be held at such time, on such date and at such place, either within or without the State of Delaware, as may be determined by the Board of Directors.  The purpose of the meeting shall be to elect directors and to transaction such other business as properly may be brought before the meeting.”

The foregoing Certificate of Amendment to the Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 7:6 and 3:8 thereof.

Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

Warrant No.

WARRANT TO PURCHASE
SECURITIES
OF
SINGULEX, INC.

Void after October     , 2012

This Warrant is issued to                                               , or its registered assigns (the “Holder”) by Singulex, Inc., a Delaware corporation (the “Company”), on October     , 2005 (the “Warrant Issue Date”) in connection with the issuance of the Convertible Promissory Note, dated as of the Warrant Issue Date, in the original stated principal amount of $                    , by the Company to the Holder (the “Note”). The Note and the Convertible Promissory Note issued by the Company on the Warrant Issue Date to                                  constitute a single series of Convertible Promissory Notes (collectively, the “Bridge Notes”).  The Company hereby covenants that each warrant issued in connection with any such other Bridge Note shall be identical to this Warrant except as to the purchaser thereunder and the amount of the Company’s securities that is the subject of such warrant, provided that the amount of such securities is determined pursuant to a formula identical to the formula set forth in this Warrant.

1.                                       Purchase of Warrant Securities.

(a)                                  If the closing of a Qualified Financing has occurred on or prior to May 31, 2006, then, subject to the terms and conditions set forth in this Warrant, at any time in connection with or after such closing of a Qualified Financing, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company, the debt or equity securities issued by the Company in the Qualified Financing (“Qualified Financing Securities”).  “Qualified Financing” means a bona fide arms-length private debt or equity financing of the Company in a single transaction or a series of related transactions first occurring after the

Warrant Issue Date and yielding gross proceeds to the Company (excluding the conversion of the Bridge Notes) of at least $5,000,000 in the aggregate.  The number of Qualified Financing Securities subject to issuance upon the exercise of this Warrant shall be equal to the quotient obtained by dividing (i) 10% of original stated principal amount of the Note (the “Note Amount”), by (ii) the original purchase price per security of a Qualified Financing Security (as adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Qualified Financing Security) (the “Qualified Financing Price”).

(b)                                 If a Fundamental Change (as defined in the Company’s Certificate of Incorporation (including its Certificate of Designation with respect to its Preferred Stock, as the same may be amended after the Warrant Issue Date (the “Certificate of Incorporation”)) occurs prior to the closing of a Qualified Financing and on or prior to May 31, 2006, then, subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company, at the Holder’s sole option, either shares of the Company’s Series B Convertible Preferred Stock (“Series B Shares”) or any debt or equity securities issued and sold by the Company in a private debt or equity financing in a single transaction or a series of related transactions first occurring after the Effective Date (“Next Financing Securities”; the Qualified Financing Securities, the Series B Shares and the Next Financing Securities, as applicable, are referred to herein as the “Warrant Securities”). The number of Series B Shares or Next Financing Securities subject to issuance upon the exercise of this Warrant shall be equal to:

(1)                                  In the case of Series B Shares, the quotient obtained by dividing (i) 10% of the Note Amount, by (ii) the Liquidation Value then applicable to a Series B Share as set forth in the Certificate of Incorporation (the “Series B Share Price”);  or

(2)                                  In the case of Next Financing Securities, the quotient obtained by dividing (i) 10% of the Note Amount, by (ii) the original purchase price per security of a Next Financing Security (as adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Next Financing Securities) (the “Next Financing Price”; the Qualified Financing Price, the Series B Share Price and the Next Financing Price, as applicable, are referred to herein as the “Applicable Price”).

(c)                                  If neither the closing of a Qualified Financing nor a Fundamental Change has occurred on or prior to May 31, 2006, then, subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company, at the Holder’s sole option, either Series B Shares or Next Financing Securities. The maximum number of Series B Shares or Next Financing Securities subject to issuance upon the exercise of this Warrant shall be equal to:

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(1)                                  In the case of Series B Shares, the quotient obtained by dividing (i) 10% of the Note Amount, by (ii) the Series B Share Price; or

(2)                                  In the case of Next Financing Securities, the quotient obtained by dividing (i) 10% of the Note Amount, by (ii) the Next Financing Price.

Notwithstanding the foregoing, if at the time of exercise of this Warrant, a Qualified Public Offering (as defined in the Certificate of Incorporation) has occurred, “Warrant Securities” shall mean the maximum number of shares of the Company’s Common Stock into which the Series B Shares, the Next Financing Securities or the Qualified Financing Securities otherwise issuable upon the exercise of this Warrant would have converted in connection with such Qualified Public Offering, as further adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Common Stock after the date of such Qualified Public Offering.

2.                                       Exercise Price.  The purchase price for each Warrant Security shall be the Applicable Price (the “Exercise Price”).

3.                                       Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 11:59 p.m. Central Daylight Time on October     , 2012 or if such date shall in the State of Missouri be a holiday or a day on which banks are authorized to close, then 11:59 p.m. Central Daylight Time the next following date which in the State of Missouri is not a holiday or a day on which banks are authorized to close.

4.                                       Method of Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  The Holder shall have the right to exercise this Warrant in connection with, and conditioned upon, the occurrence of a Fundamental Change. The exercise shall be effected by:

(a)                                  the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise which is attached as Exhibit A, to the Secretary of the Company at its principal offices; and

(b)                                 the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Securities being purchased.

5.                                       Cashless Exercise.  In lieu of exercising this Warrant pursuant to Section 4, the Holder, without payment of any additional consideration, may elect to receive Warrant Securities equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Secretary of the Company at its principal offices together with a duly executed copy of the form of Notice of Cashless Exercise which is attached as Exhibit B, in which event the Company must issue to the holder hereof a number of Warrant Securities computed using the following formula:

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X                                       =                                         Y (A - B)

A

Where:                                 X =                                                     The number of Warrant Securities to be issued to the Holder pursuant to this cashless exercise;

Y =                                                      The number of Warrant Securities in respect of which the cashless issue election is made;

A =                                                    The fair market value of one Warrant Security at the time the cashless issue election is made;

B =                                                      The Exercise Price (as adjusted to the date of the cashless issuance).

For purposes of this Section 5, the fair market value of one Warrant Security as of a particular date will be determined as follows:

(a)                                  if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each Warrant Security is convertible at the date of calculation;

(b)                                 if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or The Nasdaq National Market or actively traded over-the-counter:

(i)                                     if the Company’s Common Stock is traded on a securities exchange or The Nasdaq National Market, the fair market value shall be deemed to be the product of (x) the average of the closing prices over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Security is convertible on such date; or

(ii)                                  if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Security is convertible on such date; or

(c)                                  if neither (a) nor (b) is applicable, the fair market value of a Warrant Security shall be at the highest price which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for a Warrant Security sold by the Company from authorized but unissued shares, as determined in good faith by the Board of

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Directors, unless the Company is at such time subject to a Fundamental Change, in which case the fair market value of a Warrant Security shall be deemed to be the value received by the holder of a Warrant Security pursuant to such Fundamental Change.

6.                                       Certificates for Warrant Securities.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Securities so purchased will be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and, in any event, within thirty (30) days after the delivery of the Notice of Exercise. If such exercise is in part only, the Company shall also deliver to the Holder a new warrant or warrants (dated the date hereof) of like tenor representing the Warrant Securities as to which the Holder has not exercised a right to purchase.

7.                                       Warrant Securities to be Fully Paid; Reservation of Warrant Securities.  The Company covenants and agrees that all Warrant Securities, will, upon issuance, and, if applicable, payment of the applicable Exercise Price: (i) be duly authorized, validly issued, fully paid and nonassessable; (ii) constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies; and (iii) be free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws.  The Company shall reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Securities granted pursuant to this Warrant: (x) at all times on and after May 31, 2006, such number of Series B Shares as shall, from time to time, be sufficient therefor; (y) at all times on and after a Qualified Financing, such number of Qualified Financing Securities as shall, from time to time, be sufficient therefor; and (z) at all times on and after the first issuance of Next Financing Securities, such number of Next Financing Securities as shall, from time to time, be sufficient therefor.

8.                                       No Fractional Shares or Scrip.  The Company may, at its option, issue fractional shares or scrip representing fractional shares upon the exercise of this Warrant, or, in lieu of the fractional shares, make a cash payment for the fractional shares based on the Exercise Price then in effect.

9.                                       Notices of Certain Transactions.  In case:

(a)                                  the Company shall take a record of the holders of its stock or securities at the time deliverable upon the exercise of this Warrant for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

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(b)                                 of a Fundamental Change, or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)                                 of any redemption or mandatory conversion of any capital stock of the Company, or

(e)                                  of the closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing is to take place, and the time, if any is to be fixed, as of which the holders of record of such stock or securities at the time deliverable upon such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing are to be determined.  Such notice shall be mailed at least 10 days prior to the earlier of the record date or effective date for the event specified in such notice.

10.                                 No Stockholder Rights.  Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Warrant Securities, including (without limitation) the right to vote such Warrant Securities, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company.  However, nothing in this Section 10 limits the right of the Holder to be provided the notices required under this Warrant.

11.                                 Transfers of Warrant.  The Holder will not sell, assign or otherwise transfer to any person all or any part of its interest in this Warrant without the written consent of each other holder of a Bridge Note; provided, however, that the Holder may freely sell, assign or transfer this Warrant, in whole or in part, to any direct or indirect partner, member or shareholder of the Holder or to any affiliate of the Holder without the consent of any holder of a Bridge Note being required.  The Company will not assign this Warrant or any or its rights, duties or obligations under this Warrant without first obtaining the written consent of the Holder.  In order to effect a transfer, the Holder shall properly endorse this Warrant, surrender it to the Company at the Company’s principal offices and pay all transfer taxes and other governmental charges imposed on the transfer.  The Company shall then record such transfer on its books.  In the event of a partial transfer, the Company will issue to the holders one or more appropriate new warrants. This Warrant may only be transferred in compliance with applicable state and federal securities laws.  The terms and provisions of this Warrant inure to

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the benefit of, and shall be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.                                 Amendments and Waivers.  Any term of this Warrant may be amended or waived only with the written consent of the Company, the Holder and each other holder of a Bridge Note. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Warrant Securities purchased under this Warrant at the time outstanding, each future holder of those Warrant Securities, and the Company.

13.                                 Assumption of Warrant.  If, at any time, while this Warrant or any portion hereof is outstanding and unexpired there shall be a Fundamental Change, then, as a part of such Fundamental Change, lawful provision shall be made so that the Holder will thereafter be entitled to receive, upon the exercise of this Warrant during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor entity resulting from the Fundamental Change which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in the Fundamental Change if this Warrant had been exercised immediately before the Fundamental Change; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Securities the Holder is entitled to purchase) will thereafter be applicable, as nearly as possible, in relation to any Warrant Securities or other securities or other property thereafter deliverable upon the exercise of this Warrant.

14.                                 Notices.  Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth herein, and (b) if to the Holder, at the Holder’s address as set forth herein, or at such other address as the Company or the Holder may designate by at least 10 days’ advance written notice to the other party hereto.

15.                                 Attorneys’ Fees.  If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party is entitled to its reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which it may be entitled.

16.                                 Captions.  The section and subsection headings of this Warrant are inserted for convenience only, and do not constitute a part of this Warrant for the purpose of construing or interpreting any provision hereof.

17.                                 Governing Law; Choice of Forum; Waiver of Jury Trial.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with the General Corporation

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Law of the State of Delaware to the extent applicable, and otherwise in accordance with the laws of the State of Missouri, excluding its choice of law or conflicts of law principles.  In any action between the parties arising out of or relating to this Warrant or any of the transactions contemplated by this Warrant: (a) each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, (b) each party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, and (c) each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

18.                                 Registration and Transfer on Company Books.  The Company shall maintain books for the registration and transfer of this Warrant and the registration and transfer of the Warrant Securities issued upon exercise of this Warrant.

19.                                 Loss or Mutilation.  Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (without any surety being required), or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing an equal number of Warrant Securities.

20.                                 No Impairment.  The Company will not, by charter amendment or by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  At any time during the period this Warrant is outstanding, the Holder may request that the Company acknowledge in writing, in form satisfactory to the Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant by their duly authorized officers effective as of October     , 2005.

SINGULEX, INC.,
a Delaware corporation

By:
Philippe Goix, President and
Chief Executive Officer

4041 Forest Park Boulevard
St. Louis, Missouri 63108

AGREED AND ACCEPTED BY THE HOLDER:

[HOLDER]

NAME:
TITLE:

ADDRESS:

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EXHIBIT A

NOTICE OF EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to purchase                      shares of                            of SINGULEX, INC., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

EXHIBIT B

NOTICE OF CASHLESS EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to exercise the attached warrant for                      shares of                                          of SINGULEX, INC. purchasable under the Warrant pursuant to the cashless exercise provisions of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

Warrant No.

WARRANT TO PURCHASE
SECURITIES
OF
SINGULEX, INC.

Void after September     , 2016

This Warrant is issued to                                               , or its registered assigns (the “Holder”) by Singulex, Inc., a Delaware corporation (the “Company”), on September     , 2006 (the “Warrant Issue Date”) in connection with that certain Placement Agreement dated June 28, 2006 by and between the Company and Legacy Capital Partners, Inc. (the “Placement Agreement”).

1.                                       Purchase of Warrant Shares. Subject to the terms and conditions set forth in this Warrant, at any time on or after the date hereof, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to                                     (        ) shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Shares”), subject to adjustment for any stock splits, stock dividends, stock combinations or similar transaction relating to the Series C Shares. The Series C Shares issuable pursuant to this Warrant are referred to as the “Warrant Shares”. Notwithstanding the foregoing, if at the time of exercise of this Warrant, a Qualified Public Offering (as defined in the Certificate of Incorporation) has occurred, “Warrant Shares” shall mean the maximum number of shares of the Company’s Common Stock into which the Series C Shares, otherwise issuable upon the exercise of this Warrant would have converted in connection with such Qualified Public Offering, as further adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Common Stock after the date of such Qualified Public Offering.

2.                                       Exercise Price.  The purchase price for each Warrant Share shall be $1.20 per share (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, stock combinations or similar transaction relating to the Series C Shares.

3.                                       Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 11:59 p.m. Central Time on September     , 2016 or if such date shall in the State of Missouri be a holiday or a day on which banks are authorized to close, then 11:59 p.m. Central Time the next following date which in the State of Missouri is not a holiday or a day on which banks are authorized to close.

4.                                       Method of Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  The Holder shall have the right to exercise this Warrant in connection with, and conditioned upon, the occurrence of a Fundamental Change (as defined in the Company’s Certificate of Incorporation). The exercise shall be effected by:

(a)                                  the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise which is attached as Exhibit A, to the Secretary of the Company at its principal offices; and

(b)                                 the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

5.                                       Cashless Exercise.  In lieu of exercising this Warrant pursuant to Section 4, the Holder, without payment of any additional consideration, may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Secretary of the Company at its principal offices together with a duly executed copy of the form of Notice of Cashless Exercise which is attached as Exhibit B, in which event the Company must issue to the holder hereof a number of Warrant Shares computed using the following formula:

X                                      =                                         Y (A - B)

A

Where:                                 X =                                                     The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =                                                      The number of Warrant Shares in respect of which the cashless issue election is made;

A =                                                    The fair market value of one Warrant Share at the time the cashless issue election is made;

B =                                                      The Exercise Price (as adjusted to the date of the cashless issuance).

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For purposes of this Section 5, the fair market value of one Warrant Share as of a particular date will be determined as follows:

(a)                                  if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each Warrant Share is convertible at the date of calculation;

(b)                                 if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:

(i)                                     if the Company’s Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Share is convertible on such date; or

(ii)                                  if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Share is convertible on such date; or

(c)                                  if neither (a) nor (b) is applicable, the fair market value of a Warrant Share shall be at the highest price which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for a Warrant Share sold by the Company from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Company is at such time subject to a Fundamental Change, in which case the fair market value of a Warrant Share shall be deemed to be the value received by the holder of a Warrant Share pursuant to such Fundamental Change.

6.                                       Certificates for Warrant Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased will be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and, in any event, within thirty (30) days after the delivery of the Notice of Exercise. If such exercise is in part only, the Company shall also deliver to the Holder a new warrant or warrants (dated the date hereof) of like tenor representing the Warrant Shares as to which the Holder has not exercised a right to purchase.

7.                                       Warrant Shares to be Fully Paid; Reservation of Warrant Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance, and, if applicable, payment of the applicable Exercise Price: (i) be duly authorized, validly issued, fully paid and

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nonassessable; (ii) constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies; and (iii) be free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws.  The Company shall reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, at all times on and after December 31, 2006, such number of Series C Shares as shall, from time to time, be sufficient therefor.

8.                                       No Fractional Shares or Scrip.  The Company may, at its option, issue fractional shares or scrip representing fractional shares upon the exercise of this Warrant, or, in lieu of the fractional shares, make a cash payment for the fractional shares based on the Exercise Price then in effect.

9.                                       Notices of Certain Transactions.  In case:

(a)                                  the Company shall take a record of the holders of its stock or securities at the time deliverable upon the exercise of this Warrant for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)                                 of a Fundamental Change, or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)                                 of any redemption or mandatory conversion of any capital stock of the Company, or

(e)                                  of the closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing is to take place, and the time, if any is to be fixed, as of which the holders of record of such stock or securities at the time deliverable upon such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing are to be determined.  Such notice shall be

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mailed at least 10 days prior to the earlier of the record date or effective date for the event specified in such notice.

10.                                 No Stockholder Rights.  Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company.  However, nothing in this Section 10 limits the right of the Holder to be provided the notices required under this Warrant.

11.                                 Transfers of Warrant.  The Holder will not sell, assign or otherwise transfer to any person all or any part of its interest in this Warrant without the written consent of the Company.  Subject to the foregoing restriction, in order to effect a transfer, the Holder shall properly endorse this Warrant, surrender it to the Company at the Company’s principal offices and pay all transfer taxes and other governmental charges imposed on the transfer.  The Company shall then record such transfer on its books.  In the event of a partial transfer, the Company will issue to the holders one or more appropriate new warrants. This Warrant may only be transferred in compliance with applicable state and federal securities laws.  The terms and provisions of this Warrant inure to the benefit of, and shall be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.                                 Amendments and Waivers.  Any term of this Warrant may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Warrant Shares purchased under this Warrant at the time outstanding, each future holder of those Warrant Shares, and the Company.

13.                                 Assumption of Warrant.  If, at any time, while this Warrant or any portion hereof is outstanding and unexpired there shall be a Fundamental Change, then, as a part of such Fundamental Change, lawful provision shall be made so that the Holder will thereafter be entitled to receive, upon the exercise of this Warrant during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor entity resulting from the Fundamental Change which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in the Fundamental Change if this Warrant had been exercised immediately before the Fundamental Change; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Shares the Holder is entitled to purchase) will thereafter be applicable, as nearly as possible, in relation to any Warrant Shares or other securities or other property thereafter deliverable upon the exercise of this Warrant.

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14.                                 Notices.  Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth herein, and (b) if to the Holder, at the Holder’s address as set forth herein, or at such other address as the Company or the Holder may designate by at least 10 days’ advance written notice to the other party hereto.

15.                                 Attorneys’ Fees.  If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party is entitled to its reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which it may be entitled.

16.                                 Captions.  The section and subsection headings of this Warrant are inserted for convenience only, and do not constitute a part of this Warrant for the purpose of construing or interpreting any provision hereof.

17.                                 Governing Law; Choice of Forum; Waiver of Jury Trial.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with the General Corporation Law of the State of Delaware to the extent applicable, and otherwise in accordance with the laws of the State of Missouri, excluding its choice of law or conflicts of law principles.  In any action between the parties arising out of or relating to this Warrant or any of the transactions contemplated by this Warrant: (a) each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, (b) each party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, and (c) each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

18.                                 Registration and Transfer on Company Books.  The Company shall maintain books for the registration and transfer of this Warrant and the registration and transfer of the Warrant Shares issued upon exercise of this Warrant.

19.                                 Loss or Mutilation.  Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (without any surety being required), or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing an equal number of Warrant Shares.

20.                                 No Impairment.  The Company will not, by charter amendment or by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  At any time during the period this Warrant is outstanding, the Holder may request that the Company acknowledge in writing, in form satisfactory to the Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant by their duly authorized officers effective as of September     , 2006.

SINGULEX, INC.,
a Delaware corporation

By:
Philippe Goix, President and
Chief Executive Officer

4041 Forest Park Boulevard
St. Louis, Missouri 63108

Agreed and Accepted by the Holder:

[HOLDER]

Name:
Title:

Address:

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EXHIBIT A

NOTICE OF EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to purchase                      shares of                            of SINGULEX, INC., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

EXHIBIT B

NOTICE OF CASHLESS EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to exercise the attached warrant for                      shares of                                          of SINGULEX, INC. purchasable under the Warrant pursuant to the cashless exercise provisions of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE STOCK

Issuer: Singulex, Inc., a Delaware corporation (the “Company”)

Number of Shares: 37,500, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Class of Stock: the Company’s Series C Preferred Stock (the “Shares”)

Exercise Price: $1.20 per share, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Issue Date: August 31, 2006

Expiration Date: August 31, 2013

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, BRIDGE BANK, NATIONAL ASSOCIATION (“Holder”) is entitled to purchase the number of fully paid and nonassessable Shares of the Company at the Exercise Price per Share set forth, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1          EXERCISE.

1.1           Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached as Appendix 1, to the principal office of Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to Company a check for the aggregate Exercise Price for Shares being purchased.

1.2           Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one Share. The fair market value of Shares shall be determined pursuant to Section 1.3.

1.3           Fair Market Value. If the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value of the Shares shall be the initial “Price to Public” specified in the final prospectus with respect to the offering. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4           Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, Company shall deliver to Holder certificates for Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing Shares not so acquired.

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1.5           Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6           Repurchase on Sale, Merger, or Consolidation of Company. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing, and the Exercise Price shall be adjusted accordingly; provided that if pursuant to such Acquisition the entire outstanding class of Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Shares consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount such holder would receive if such holder held Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition less the aggregate Exercise Price of such Shares, this Warrant shall be cancelled.

ARTICLE 2          ADJUSTMENTS.

2.1           Stock Dividends, Splits, Etc. If the Company at any time shall pay a dividend payable in, or make any other distribution of, the Company’s stock to the holders of outstanding shares of the Company’s Series C Preferred Stock (or common stock only if the Series C Preferred Stock has been converted into common stock while this Warrant is outstanding), then, upon exercise of this Warrant, Holder shall be entitled to receive, in addition to the number of shares of Series C Preferred Stock (or common stock only if the Series C Preferred Stock has been converted into common stock while this Warrant is outstanding) receivable thereupon, and without payment of any additional consideration therefore, the amount of the Company’s capital stock which would have been issuable to Holder if Holder had exercised this Warrant immediately prior to the date on which holders of Series C Preferred Stock (or common stock only if the Preferred Stock has been converted into common stock while this Warrant is outstanding) received such dividend or distribution of the Company’s capital stock.

2.2           Reclassification, Exchange or Substitution. Except in the case of an Acquisition to which Section 1.6 is applicable, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this warrant is exercisable shall be proportionately decreased.

2.4           Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by Company, after the Issue Date of the Warrant, of securities at a price per share less than the then Exercise Price, then the number of shares of common stock issuable upon conversion of the Shares, and the conversion price, shall be adjusted in accordance with those provisions (the “Provisions”) of Company’s Articles (Certificate) of Incorporation which apply to Diluting Issuances with the same effect as though the

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shares were outstanding at the time of the diluting issuance. Under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5           No Impairment. Company shall not, by amendment of its Articles/Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2.

2.6           Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7           Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

ARTICLE 3          COVENANTS OF COMPANY.

3.1           Valid Issuance. Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2           Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of common stock; or (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) above at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (b) and (c) above; and (2) in the case of the matters referred to in (b) and (c) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3           Information. So long as the Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, Company’s quarterly, unaudited financial statements and within 180 days after the end of each fiscal year, Company’s annual, audited financial statements.

3.4           Registration Rights. Company agrees that Shares or, if Shares are convertible into common stock of Company, such common stock, shall be have the registration rights set forth in the Amended and Restated Registration Rights Agreement dated May 9, 2006.

ARTICLE 4            MISCELLANEOUS.

4.1           Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) shall be imprinted with a legend in substantially the following form:

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THE ISSUANCE OF THE SHARES EVIDENCED HEREBY WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE SHARES EVIDENCED HEREBY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE 1933 ACT, OR UNTIL EVIDENCE SATISFACTORY TO SINGULEX, INC. (THE “COMPANY”) IS SUPPLIED EVIDENCING THE FOLLOWING: REGISTRATION OF SUCH SALE, TRANSFER OR OTHER DISPOSITION IS NOT REQUIRED UNDER THE 1933 ACT BECAUSE THERE ARE AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS APPLICABLE TO SUCH SALE, TRANSFER OR OTHER DISPOSITION, AND SUCH SALE, TRANSFER OR OTHER DISPOSITION WILL BE MADE IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH EXEMPTIONS.

4.2           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.3           Transfer Procedure. Subject to the provisions of Section 4.3 Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of Shares, if any) at any time to any other transferee acceptable to Company (which acceptance shall not be unreasonably withheld or delayed) by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferee(s) (and Holder if applicable). Unless Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with Company.

4.4           No Stockholder Rights. Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive cash dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 4.5 limits the right of the Holder to be provided the notices or other communications required under this Warrant.

4.5           Amendments and Waivers. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 4.6 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Shares purchased under this Warrant at the time outstanding, each future holder of those Shares, and the Company.

4.6           Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.

4.7           Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law. Each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

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IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officers, all as of the day and year first above written.

COMPANY

SINGULEX, INC.

By	/s/ Philippe Goix
Name:	Philippe Goix
Title:	President & CEO

By:
Name:
Title:

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APPENDIX 1

Notice of Exercise

[Strike paragraph that does not apply.]

1.       The undersigned hereby elects to purchase                     shares of the Common/Series                      Preferred [strike one] Stock of                                                pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.       The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to                                                              of the Shares covered by the Warrant.

2.       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.       The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

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Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE
SECURITIES
OF
SINGULEX, INC.

Void after September 1, 2016

This Warrant is issued to General Electric Capital Corporation, a Delaware corporation, or its registered assigns (the “Holder”) by Singulex, Inc., a Delaware corporation (the “Company”), on October 12, 2006 (the “Warrant Issue Date”) in connection with the Company and the Holder entering into that certain Master Security Agreement, dated as of September 14, 2006 (the “Security Agreement”).

1.                                            Purchase of Warrant Shares. Subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company (i) at any time on and after the date hereof, up to 16,667 shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Shares”), plus (ii) from and after the date of any borrowing under the Notes (as such term is defined in the Security Agreement), additional Series C Shares in an amount equal to 2% of the principal amount of each such borrowing, provided that the aggregate amount of such additional Series C Shares shall not exceed 16,667. All Series C Shares purchased by Holder shall be subject to adjustment for any stock splits, stock dividends, stock combinations or similar transaction relating to the Series C Shares. The Series C Shares issuable pursuant to this Warrant are referred to as the “Warrant Shares”. Notwithstanding the foregoing, if at the time of exercise of this Warrant, a Qualified Public Offering (as defined in the Certificate of Incorporation) has occurred, “Warrant Shares” shall mean the maximum number of shares of the Company’s Common Stock into which the Series C Shares, otherwise issuable upon the exercise of this Warrant would have converted in connection with such Qualified Public Offering, as further adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Common Stock after the date of such Qualified Public Offering.

2.                                            Exercise Price. The purchase price for each Warrant Share shall be $1.20 per share (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, stock combinations or similar transaction relating to the Series C Shares.

3.                                            Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 11:59 p.m. Central

Time on September 1, 2016 or if such date shall in the State of Missouri be a holiday or a day on which banks are authorized to close, then 11:59 p.m. Central Time the next following date which in the State of Missouri is not a holiday or a day on which banks are authorized to close.

4.                                            Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. The Holder shall have the right to exercise this Warrant in connection with, and conditioned upon, the occurrence of a Fundamental Change (as defined in the Company’s Certificate of Incorporation). The exercise shall be effected by:

(a)                                  the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise which is attached as Exhibit A, to the Secretary of the Company at its principal offices; and

(b)                                 the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

5.                                            Cashless Exercise. In lieu of exercising this Warrant pursuant to Section 4, the Holder, without payment of any additional consideration, may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Secretary of the Company at its principal offices together with a duly executed copy of the form of Notice of Cashless Exercise which is attached as Exhibit B, in which event the Company must issue to the holder hereof a number of Warrant Shares computed using the following formula:

X	=	Y (A - B)
A

Where:                                                              X =     The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =     The number of Warrant Shares in respect of which the cashless issue election is made;

A =     The fair market value of one Warrant Share at the time the cashless issue election is made;

B =     The Exercise Price (as adjusted to the date of the cashless issuance).

For purposes of this Section 5, the fair market value of one Warrant Share as of a particular date will be determined as follows:

(a)                                  if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and

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(y) the number of shares of Common Stock into which each Warrant Share is convertible at the date of calculation;

(b)                                 if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:

(i)                           if the Company’s Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Share is convertible on such date; or

(ii)                        if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Share is convertible on such date; or

(c)                                  if neither (a) nor (b) is applicable, the fair market value of a Warrant Share shall be at the highest price which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for a Warrant Share sold by the Company from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Company is at such time subject to a Fundamental Change, in which case the fair market value of a Warrant Share shall be deemed to be the value received by the holder of a Warrant Share pursuant to such Fundamental Change.

To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Section 5 hereof (even if not surrendered) immediately before its expiration, involuntary termination or cancellation.

6.                                       Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased will be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and, in any event, within thirty (30) days after the delivery of the Notice of Exercise. If such exercise is in part only, the Company shall also deliver to the Holder a new warrant or warrants (dated the date hereof) of like tenor representing the Warrant Shares as to which the Holder has not exercised a right to purchase.

7.                                       Warrant Shares to be Fully Paid; Reservation of Warrant Shares. The Company covenants and agrees that all Warrant Shares, will, upon issuance, and, if applicable, payment of the applicable Exercise Price: (i) be duly authorized, validly issued, fully paid and nonassessable; (ii) constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies; and (iii) be free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of

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providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant: (x) at all times on and after December 31, 2006, such number of Series C Shares as shall, from time to time, be sufficient therefor.

8.                                       No Fractional Shares or Scrip. The Company may, at its option, issue fractional shares or scrip representing fractional shares upon the exercise of this Warrant, or, in lieu of the fractional shares, make a cash payment for the fractional shares based on the Exercise Price then in effect.

9.                                       Notices of Certain Transactions. In case:

(a)                                  the Company shall take a record of the holders of its stock or securities at the time deliverable upon the exercise of this Warrant for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)                                 of a Fundamental Change, or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)                                 of any redemption or mandatory conversion of any capital stock of the Company, or

(e)                                  of the closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing is to take place, and the time, if any is to be fixed, as of which the holders of record of such stock or securities at the time deliverable upon such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing are to be determined. Such notice shall be mailed at least 10 days prior to the earlier of the record date or effective date for the event specified in such notice.

10.                                 No Stockholder Rights. Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 10 limits the right of the Holder to be provided the notices required under this Warrant.

11.                                 Transfers of Warrant. The Holder will not sell, assign or otherwise transfer to any person all or any part of its interest in this Warrant. Subject to the foregoing restriction, in order to effect a transfer, the Holder shall properly endorse this

4

Warrant, surrender it to the Company at the Company’s principal offices and pay all transfer taxes and other governmental charges imposed on the transfer. The Company shall then record such transfer on its books. In the event of a partial transfer, the Company will issue to the holders one or more appropriate new warrants. This Warrant may only be transferred in compliance with applicable state and federal securities laws. The terms and provisions of this Warrant inure to the benefit of, and shall be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.                            Amendments and Waivers. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Warrant Shares purchased under this Warrant at the time outstanding, each future holder of those Warrant Shares, and the Company.

13.                            Assumption of Warrant. If, at any time, while this Warrant or any portion hereof is outstanding and unexpired there shall be a Fundamental Change, then, as a part of such Fundamental Change, lawful provision shall be made so that the Holder will thereafter be entitled to receive, upon the exercise of this Warrant during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor entity resulting from the Fundamental Change which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in the Fundamental Change if this Warrant had been exercised immediately before the Fundamental Change; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Shares the Holder is entitled to purchase) will thereafter be applicable, as nearly as possible, in relation to any Warrant Shares or other securities or other property thereafter deliverable upon the exercise of this Warrant.

14.                            Registration Rights. The Company grants registration rights to the Holder for any Common Stock of the Company obtained upon conversion of the Warrant Shares in parity to the registration rights granted to other holders of the Series C Shares and agrees that the Holder shall be added as a party to that certain Amended and Restated Registration Rights Agreement, dated as of May 9, 2006 of the Company, or any substitution or replacement thereof (the “Registration Rights Amendment”), and that the Warrant Shares shall be made “Registrable Securities” under the Registration Rights Agreement.

15.                            Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth herein, and (b) if to the Holder, at the Holder’s address as set forth herein, or at such other address as the Company or the Holder may designate by at least 10 days’ advance written notice to the other party hereto.

16.                            Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party is entitled to its reasonable

5

attorneys’ fees, costs and disbursements, in addition to any other relief to which it may be entitled.

17.                            Captions. The section and subsection headings of this Warrant are inserted for convenience only, and do not constitute a part of this Warrant for the purpose of construing or interpreting any provision hereof.

18.                            Governing Law; Choice of Forum; Waiver of Jury Trial. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with the General Corporation Law of the State of Delaware to the extent applicable, and otherwise in accordance with the laws of the State of Missouri, excluding its choice of law or conflicts of law principles. In any action between the parties arising out of or relating to this Warrant or any of the transactions contemplated by this Warrant: (a) each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, (b) each party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, and (c) each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

19.                            Registration and Transfer on Company Books. The Company shall maintain books for the registration and transfer of this Warrant and the registration and transfer of the Warrant Shares issued upon exercise of this Warrant.

20.                            Loss or Mutilation. Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (without any surety being required), or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing an equal number of Warrant Shares.

21.                            No Impairment. The Company will not, by charter amendment or by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. At any time during the period this Warrant is outstanding, the Holder may request that the Company acknowledge in writing, in form satisfactory to the Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant by their duly authorized officers effective as of October 12, 2006.

SINGULEX, INC.,
a Delaware corporation

		By:	/s/ Philippe Goix
Philippe Goix, President and Chief Executive Officer

4041 Forest Park Boulevard
St. Louis, Missouri 63108

AGREED AND ACCEPTED BY THE HOLDER:

General Electric Capital Corporation

By:	/s/ John Edel SVP
John Edel
Senior Vice President, Risk

83 Wooster Heights Road Danbury, CT 06810

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Exhibit 4.7

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

Warrant No.

WARRANT TO PURCHASE
SECURITIES
OF
SINGULEX, INC.

Void after April     , 2014

This Warrant is issued to                                               , or its registered assigns (the “Holder”) by Singulex, Inc., a Delaware corporation (the “Company”), on April     , 2007 (the “Warrant Issue Date”) in connection with the issuance of the Convertible Promissory Note, dated as of the Warrant Issue Date, in the original stated principal amount of $                    , by the Company to the Holder (the “Note”). The Note and the Convertible Promissory Note issued by the Company on the Warrant Issue Date to                                  constitute a single series of Convertible Promissory Notes  (collectively, the “Bridge Notes”).  The Company hereby covenants that each warrant issued in connection with any such other Bridge Note shall be identical to this Warrant except as to the purchaser thereunder and the amount of the Company’s securities that is the subject of such warrant, provided that the amount of such securities is determined pursuant to a formula identical to the formula set forth in this Warrant.

1.                                       Purchase of Warrant Securities.

(a)                                  If the closing of a Qualified Financing has occurred on or prior to June 30, 2007, then, subject to the terms and conditions set forth in this Warrant, at any time in connection with or after such closing of a Qualified Financing, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company, the debt or equity securities issued by the Company in the Qualified Financing (“Qualified Financing Securities”).  “Qualified Financing” means a bona fide arms-length private debt or equity financing of the Company in a single transaction or a series of related transactions first occurring after the

Warrant Issue Date and yielding gross proceeds to the Company (excluding the conversion of the Bridge Notes) of at least $5,000,000 in the aggregate.  The number of Qualified Financing Securities subject to issuance upon the exercise of this Warrant shall be equal to the quotient obtained by dividing (i) 7% of original stated principal amount of the Note (the “Note Amount”), by (ii) the original purchase price per security of a Qualified Financing Security (as adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Qualified Financing Security) (the “Qualified Financing Price”).

(b)                                 If a Fundamental Change (as defined in the Company’s Certificate of Incorporation (including its Certificate of Designation with respect to its Preferred Stock, as the same may be amended after the Warrant Issue Date (the “Certificate of Incorporation”)) occurs prior to the closing of a Qualified Financing and on or prior to June 30, 2007, then, subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company any debt or equity securities issued and sold by the Company in a private debt or equity financing in a single transaction or a series of related transactions first occurring after the Effective Date  (“Next Financing Securities”), or, if no such Next Financing has occurred prior to June 30, 2007, shares of the Company’s Series C Convertible Preferred Stock (“Series C Shares” and, together with the Qualified Financing Securities and the Next Financing Securities, the “Warrant Securities”). The number of Next Financing Securities or Series C Shares subject to issuance upon the exercise of this Warrant shall be equal to:

(1)                                  In the case of Next Financing Securities, the quotient obtained by dividing (i) 7% of the Note Amount, by (ii) the original purchase price per security of a Next Financing Security (as adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Next Financing Securities) (the “Next Financing Price”; the Qualified Financing Price, the Series C Share Price and the Next Financing Price, as applicable, are referred to herein as the “Applicable Price”); or

(2)                                  In the case of Series C Shares, the quotient obtained by dividing (i) 7% of the Note Amount, by (ii) the conversion price then applicable to a Series C Share as set forth in the Certificate of Incorporation (the “Series C Share Price”).

(c)                                  If neither the closing of a Qualified Financing nor a Fundamental Change has occurred on or prior to June 30, 2007, then, subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company, at the Holder’s sole option, either Series C Shares or Next Financing Securities. The maximum number of Series C Shares or Next Financing Securities subject to issuance upon the exercise of this Warrant shall be equal to:

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(1)                                  In the case of Series C Shares, the quotient obtained by dividing (i) 7% of the Note Amount, by (ii) the Series C Share Price; or

(2)                                  In the case of Next Financing Securities, the quotient obtained by dividing (i) 7% of the Note Amount, by (ii) the Next Financing Price.

Notwithstanding the foregoing, if at the time of exercise of this Warrant, a Qualified Public Offering (as defined in the Certificate of Incorporation) has occurred, “Warrant Securities” shall mean the maximum number of shares of the Company’s Common Stock into which the  Series C Shares, the Next Financing Securities or the Qualified Financing Securities otherwise issuable upon the exercise of this Warrant would have converted in connection with such Qualified Public Offering, as further adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Common Stock after the date of such Qualified Public Offering.

2.                                       Exercise Price.  The purchase price for each Warrant Security shall be the Applicable Price (the “Exercise Price”).

3.                                       Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 11:59 p.m. Central Daylight Time on April     , 2014 or if such date shall in the State of Missouri be a holiday or a day on which banks are authorized to close, then 11:59 p.m. Central Daylight Time the next following date which in the State of Missouri is not a holiday or a day on which banks are authorized to close.

4.                                       Method of Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  The Holder shall have the right to exercise this Warrant in connection with, and conditioned upon, the occurrence of a Fundamental Change. The exercise shall be effected by:

(a)                                  the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise which is attached as Exhibit A, to the Secretary of the Company at its principal offices; and

(b)                                 the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Securities being purchased.

5.                                       Cashless Exercise.  In lieu of exercising this Warrant pursuant to Section 4, the Holder, without payment of any additional consideration, may elect to receive Warrant Securities equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Secretary of the Company at its principal offices together with a duly executed copy of the form of Notice of Cashless Exercise which is attached as Exhibit B, in which event the Company must issue to the holder hereof a number of Warrant Securities computed using the following formula:

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X                                       =                                         Y (A - B)

A

Where:                                 X =                                                     The number of Warrant Securities to be issued to the Holder pursuant to this cashless exercise;

Y =                                                      The number of Warrant Securities in respect of which the cashless issue election is made;

A =                                                    The fair market value of one Warrant Security at the time the cashless issue election is made;

B =                                                      The Exercise Price (as adjusted to the date of the cashless issuance).

For purposes of this Section 5, the fair market value of one Warrant Security as of a particular date will be determined as follows:

(a)                                  if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each Warrant Security is convertible at the date of calculation;

(b)                                 if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or The Nasdaq National Market or actively traded over-the-counter:

(i)                                     if the Company’s Common Stock is traded on a securities exchange or The Nasdaq National Market, the fair market value shall be deemed to be the product of (x) the average of the closing prices over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Security is convertible on such date; or

(ii)                                  if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Security is convertible on such date; or

(c)                                  if neither (a) nor (b) is applicable, the fair market value of a Warrant Security shall be at the highest price which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for a Warrant Security sold by the Company from authorized but unissued shares, as determined in good faith by the Board of

4

Directors, unless the Company is at such time subject to a Fundamental Change, in which case the fair market value of a Warrant Security shall be deemed to be the value received by the holder of a Warrant Security pursuant to such Fundamental Change.

6.                                       Certificates for Warrant Securities.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Securities so purchased will be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and, in any event, within thirty (30) days after the delivery of the Notice of Exercise. If such exercise is in part only, the Company shall also deliver to the Holder a new warrant or warrants (dated the date hereof) of like tenor representing the Warrant Securities as to which the Holder has not exercised a right to purchase.

7.                                       Warrant Securities to be Fully Paid; Reservation of Warrant Securities.  The Company covenants and agrees that all Warrant Securities, will, upon issuance, and, if applicable, payment of the applicable Exercise Price: (i) be duly authorized, validly issued, fully paid and nonassessable; (ii) constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies; and (iii) be free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws.  The Company shall reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Securities granted pursuant to this Warrant: (x) at all times on and after June 30, 2007, such number of Series C Shares as shall, from time to time, be sufficient therefor; (y) at all times on and after a Qualified Financing, such number of Qualified Financing Securities as shall, from time to time, be sufficient therefor; and (z) at all times on and after the first issuance of Next Financing Securities, such number of Next Financing Securities as shall, from time to time, be sufficient therefor.

8.                                       No Fractional Shares or Scrip.  The Company may, at its option, issue fractional shares or scrip representing fractional shares upon the exercise of this Warrant, or, in lieu of the fractional shares, make a cash payment for the fractional shares based on the Exercise Price then in effect.

9.                                       Notices of Certain Transactions.  In case:

(a)                                  the Company shall take a record of the holders of its stock or securities at the time deliverable upon the exercise of this Warrant for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

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(b)                                 of a Fundamental Change, or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)                                 of any redemption or mandatory conversion of any capital stock of the Company, or

(e)                                  of the closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing is to take place, and the time, if any is to be fixed, as of which the holders of record of such stock or securities at the time deliverable upon such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing are to be determined.  Such notice shall be mailed at least 10 days prior to the earlier of the record date or effective date for the event specified in such notice.

10.                                 No Stockholder Rights.  Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Warrant Securities, including (without limitation) the right to vote such Warrant Securities, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company.  However, nothing in this Section 10 limits the right of the Holder to be provided the notices required under this Warrant.

11.                                 Transfers of Warrant.  The Holder will not sell, assign or otherwise transfer to any person all or any part of its interest in this Warrant without the written consent of each other holder of a Bridge Note; provided, however, that the Holder may freely sell, assign or transfer this Warrant, in whole or in part, to any direct or indirect partner, member or shareholder of the Holder or to any affiliate of the Holder without the consent of any holder of a Bridge Note being required.  The Company will not assign this Warrant or any or its rights, duties or obligations under this Warrant without first obtaining the written consent of the Holder.  In order to effect a transfer, the Holder shall properly endorse this Warrant, surrender it to the Company at the Company’s principal offices and pay all transfer taxes and other governmental charges imposed on the transfer.  The Company shall then record such transfer on its books.  In the event of a partial transfer, the Company will issue to the holders one or more appropriate new warrants. This Warrant may only be transferred in compliance with applicable state and federal securities laws.  The terms and provisions of this Warrant inure to

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the benefit of, and shall be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.                                 Amendments and Waivers.  Any term of this Warrant may be amended or waived only with the written consent of the Company, the Holder and each other holder of a Bridge Note. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Warrant Securities purchased under this Warrant at the time outstanding, each future holder of those Warrant Securities, and the Company.

13.                                 Assumption of Warrant.  If, at any time, while this Warrant or any portion hereof is outstanding and unexpired there shall be a Fundamental Change, then, as a part of such Fundamental Change, lawful provision shall be made so that the Holder will thereafter be entitled to receive, upon the exercise of this Warrant during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor entity resulting from the Fundamental Change which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in the Fundamental Change if this Warrant had been exercised immediately before the Fundamental Change; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Securities the Holder is entitled to purchase) will thereafter be applicable, as nearly as possible, in relation to any Warrant Securities or other securities or other property thereafter deliverable upon the exercise of this Warrant.

14.                                 Notices.  Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth herein, and (b) if to the Holder, at the Holder’s address as set forth herein, or at such other address as the Company or the Holder may designate by at least 10 days’ advance written notice to the other party hereto.

15.                                 Attorneys’ Fees.  If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party is entitled to its reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which it may be entitled.

16.                                 Captions.  The section and subsection headings of this Warrant are inserted for convenience only, and do not constitute a part of this Warrant for the purpose of construing or interpreting any provision hereof.

17.                                 Governing Law; Choice of Forum; Waiver of Jury Trial.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with the General Corporation

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Law of the State of Delaware to the extent applicable, and otherwise in accordance with the laws of the State of Missouri, excluding its choice of law or conflicts of law principles.  In any action between the parties arising out of or relating to this Warrant or any of the transactions contemplated by this Warrant: (a) each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, (b) each party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, and (c) each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

18.                                 Registration and Transfer on Company Books.  The Company shall maintain books for the registration and transfer of this Warrant and the registration and transfer of the Warrant Securities issued upon exercise of this Warrant.

19.                                 Loss or Mutilation.  Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (without any surety being required), or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing an equal number of Warrant Securities.

20.                                 No Impairment.  The Company will not, by charter amendment or by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  At any time during the period this Warrant is outstanding, the Holder may request that the Company acknowledge in writing, in form satisfactory to the Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant by their duly authorized officers effective as of April     , 2007.

SINGULEX, INC.,
a Delaware corporation

By:
Philippe Goix, President and
Chief Executive Officer

4041 Forest Park Boulevard
St. Louis, Missouri 63108

Agreed and Accepted by the Holder:

[HOLDER]

Name:
Title:

Address:

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EXHIBIT A

NOTICE OF EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to purchase                      shares of                            of SINGULEX, INC., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

EXHIBIT B

NOTICE OF CASHLESS EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to exercise the attached warrant for                      shares of                                          of SINGULEX, INC. purchasable under the Warrant pursuant to the cashless exercise provisions of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

Exhibit 4.8

WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS WARRANT AND THE UNDERLYING SECURITIES MAY NOT BE SOLD OR TRANSFERRED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL FOR THE HOLDER OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (III) RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.  COPIES OF THE AGREEMENT COVERING THE ACQUISITION OF THIS WARRANT AND RESTRICTING ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS WARRANT TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Void after                          , 2018

SINGULEX, INC.

STOCK PURCHASE WARRANT

NO. W-

THIS CERTIFIES THAT, for value received,             or its registered assigns (hereinafter called the “Holder”) is entitled to purchase from SINGULEX, INC., a Delaware corporation, with its principal place of business at 1650 Harbor Bay Parkway, Suite 200, Alameda, CA 94502 (the “Company”), at any time after the date specified in Section 1 hereof and ending at 5:00 p.m. Pacific Time on the Expiration Date, as such term is defined in Section 1 hereof, up to that number of Warrant Shares as specified in the paragraph below.  Upon the initial closing of the Next Financing (as defined in the Loan Agreement), if any, the Company and the Holder shall execute an acknowledgement in the form attached hereto as Attachment A, which shall confirm the number of shares (as calculated in the paragraph below) of the Company’s Preferred Stock that Holder is entitled to purchase upon exercise of this Warrant.

This Warrant (the “Warrant”) is being issued pursuant to the terms of that certain Bridge Loan Agreement, dated as of May 6, 2011 by and among the Holder, the Company and certain other investors set forth therein (the “Loan Agreement”).  This Warrant may be exercised in whole or in part, at the option of the Holder.  Unless otherwise defined herein, defined terms in this Warrant shall have the meanings ascribed to them in the Loan Agreement.  If the Notes issued to the original Holder on the date hereof are converted into New Preferred Stock of the Company (as defined in the Loan Agreement), this Warrant shall be exercisable for a number of shares of New Preferred Stock determined as follows:  the quotient of numerator (A) the product of (x) 0.25 and (y) the applicable Loan Amount loaned by such Investor at the Closing at which this Warrant was issued, and denominator (B) the lowest per share price for which any person or entity purchases New Preferred Stock in the Next Financing.  If the Notes issued to the original Holder on the date hereof are converted into shares of the Company’s Series E Preferred Stock (the “Series E Preferred”), this Warrant shall be exercisable for a number of shares of Series E Preferred determined as follows: the quotient of numerator (A) the product of (x) 0.25 and (y) the applicable Loan Amount loaned by such Investor at the Closing at which this Warrant was issued, and denominator (B) $0.8668 (as adjusted for stock splits, combinations, reorganizations and the like).

1.                                       Definitions.  As used herein, the following terms shall have the following respective meanings.  Any capitalized terms not defined herein shall have the meaning given to them in the Loan Agreement or the Notes, as applicable.

(a) Subject to Section 5.1, “Expiration Date” shall mean the period ending on June 24, 2018.

(b) “Exercise Price” shall mean either (i) if the Warrant Shares are the securities issued pursuant to an Automatic Conversion, then the lowest per share price for which any person or entity purchases New Preferred Stock in the Next Financing or (ii) if the Warrant shares are shares issued pursuant to a Consent Conversion or Individual Conversion then $0.8668 per share, in each case, subject to adjustments pursuant to Section 5 below.

(c) “Warrant Shares” shall mean (i) if in connection with an Automatic Conversion, then the New Preferred Stock, or (ii) if in connection with a Consent Conversion or Individual Conversion, then Series E Preferred, in each case subject to adjustments pursuant to Section 5 below.

2.                                       Term.  This Warrant shall be exercisable through the Expiration Date.

3.                                       Method of Exercise; Payment; Issuance of New Warrant.  Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by:

3.1.                              the surrender of this Warrant (with an executed notice of exercise in the form attached hereto as Attachment B and a duly executed Investment Representation Statement in the form attached hereto as Attachment C) by delivery to the Company at its address set forth above (or such other address as it may designate by notice in writing to the Holder); and

3.2.                              the payment to the Company, by check, wire transfer, forgiveness of indebtedness, or any combination of the foregoing, of an amount equal to the then applicable Exercise Price per share multiplied by the number of Warrant Shares then being purchased.

If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder.  Upon receipt by the Company of this Warrant and such notice of exercise, together with, if applicable, the aggregate Exercise Price, at such office, or by the stock transfer agent or warrant agent of the Company at its office, the Holder shall be deemed to be the holder of record of the applicable Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be

2

closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder.  The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares.

3.3.                              Net Exercise.

(a)                                  In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder may elect to convert this Warrant or any portion thereof (the “Conversion Right”) into Warrant Shares, the aggregate value of which Warrant Shares shall be equal to the value of this Warrant or the portion thereof being converted.  The Conversion Right may be exercised by the Holder by surrender of this Warrant at the principal office of the Company together with notice of the Holder’s intention to exercise the Conversion Right, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

Where:

X -           The number of Warrant Shares to be issued to the Holder upon exercise of the Conversion Right.

Y -           The number of Warrant Shares issuable upon exercise of this Warrant (or such lesser number as are being exercised).

A -          The fair market value of one Warrant Share, as determined pursuant to Section 3.3(b) hereof, as of the time the Conversion Right is exercised pursuant to this Section 3.

B -           Exercise Price for one Warrant Share under this Warrant (as adjusted to the date of such calculations).

Notwithstanding the foregoing, this Warrant shall be deemed to have converted into Warrant Shares pursuant to this Section 3.3(a) upon the Expiration Date if not previously exercised or converted before such date.

(b)                                 Fair Market Value.  For purposes of Section 3.3, “fair market value of one Warrant Share” shall mean, as of any date:

(i)                                     the last closing price per share of the Company’s Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

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(ii)                                  the average of the bid and asked price per share as reported in the “pink sheets” published by the National Quotation Bureau, Inc. (the “pink sheets”) if the Company’s Common Stock is not listed or traded on any exchange; or

(iii)                               if such quotations are not available, the fair market value per share of the New Preferred Stock or Series E Preferred, as applicable, on the date such notice was received by the Company, as determined in good faith by the Board of Directors of the Company.

4.                                       Stock Fully Paid; Reservation of Warrant Shares.  All shares of stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.  During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its stock to provide for the exercise of the rights represented by this Warrant.  In the event that there is an insufficient number of Warrant Shares reserved for issuance pursuant to the exercise of this Warrant, the Company will take appropriate action to authorize an increase in its capital stock to allow for such issuance or similar issuance acceptable to the Holder.

5.                                       Adjustment of Exercise Price and Number of Warrant Shares.  The number and kind of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

5.1.                              Change of Control. Without limiting any of the other provisions hereof, if any Change of Control shall be effected, then the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of this Warrant, shares of stock in the surviving or acquiring entity (“Acquirer”), as the case may be, such that the aggregate value of the Holder’s warrants to purchase such number of shares, where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix A hereto, is equivalent to the aggregate value of this Warrant, where the value of this Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth Appendix B hereto. Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as this Warrant, and shall have an exercise price that is calculated in accordance with Appendix A hereto.  For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Section 5.1 and Appendix A hereto.  Moreover, appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof. In any such case, the successor corporation resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or

4

other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors of the Company and the Requisite Holders to be satisfactory in form and substance, the obligation to deliver to the holder of the Warrants such shares of stock, as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under the Warrants.  The provisions of this Section 5.1 shall similarly apply to successive Changes of Control.

If the Company, in spite of using its best efforts, is unable to cause the Warrants to continue in full force and effect until the Expiration Date in connection with any Change of Control, then the Company shall pay the Holder an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix B hereto. Such payment shall be made in cash in the event that the Change of Control results in the stockholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares of the Company (with the value of each share in the Company is determined according to Appendix B hereto) in the event that the Change of Control results in the stockholders of the Company receiving shares in the Acquirer or other entity at the closing of the transaction (with the Holder then participating in the Change of Control and receiving for such Company shares the consideration per share specified in such transaction).  In the event that the stockholders of the Company receive both cash and shares at the closing of the transaction, such payment to the Holder shall be also be made in both cash and shares in the same proportion as the consideration received by the stockholders.  For the avoidance of doubt, any term or provision of this Section 5.1 may be revised or waived in connection with a Change of Control with the written agreement of the Company and the Requisite Holders.

5.2.                              Subdivision or Combination of Warrant Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its stock, the Exercise Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

5.3.                              Stock Dividends.  If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to stock payable in, or make any other distribution with respect to stock (except any distribution specifically provided for in the foregoing Sections 5.1 and 5.2) of, stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of stock outstanding immediately after such dividend or distribution.

5.4.                              Adjustment of Number of Warrant Shares.  Upon each adjustment in the Exercise Price, the number of shares of stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

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6.                                       Fractional Warrant Shares.  No fractional Warrant Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the fair market value of such Warrant Shares at such time as determined by the Company’s Board of Directors in good faith.

7.                                       Compliance with Securities Act; Non-transferability of Warrant; Disposition of Shares of Stock.

7.1.                              Compliance with Securities Act.  The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares are being acquired for investment and that he, she or it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”).  Upon exercise of this Warrant, the Holder hereof shall confirm in writing, in a form attached hereto as Attachment C, that the Warrant Shares so purchased are being acquired for investment and not with a view toward distribution or resale.  In addition, the Holder shall provide such additional information regarding such Holder’s financial and investment background, as the Company may reasonably request, as is relevant for purposes of determining the Holder’s suitability with respect to a purchase of the Warrant Shares.  All Warrant Shares (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL FOR THE HOLDER OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (III) RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.  COPIES OF THE WARRANT AGREEMENT COVERING THE ACQUISITION OF THIS SECURITY AND RESTRICTING ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

7.2.                              Transferability of Warrant.  This Warrant may not be transferred or assigned in whole or in part without (i) an effective registration statement related thereto, (ii) an opinion of counsel for the Holder or other evidence, reasonably satisfactory to the Company, that such registration is not required under the Securities Act or (iii) receipt of a no action letter from the Securities and Exchange Commission (together, “Securities Law Compliance Guarantees”); provided, however, that the Warrant may be transferred in whole or in part without Securities Law Compliance Guarantees upon any of the following provided that the transferee agrees in writing to be subject to the terms hereof to the same extent as if he/she were an original Holder hereunder:

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(a)                                  A transfer of the Warrant by a Holder who is a natural person during such Holder’s lifetime or on death by will or intestacy to such Holder’s immediate family or to any custodian or trustee for the account of such Holder or such Holder’s immediate family. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the Holder;

(b)                                 A transfer of the Warrant to the Company;

(c)                                  A transfer of the Warrant to a parent, subsidiary or Affiliate of a Holder; or

(d)                                 A transfer of the Warrant by a Holder which is a limited or general partnership to any of its partners or former partners (with, a, b and c, a “Permitted Transfer”).

7.3.                              Disposition of Warrant Shares.  Upon exercise of the Warrant, the Holder will be entitled to any registration rights granted to the other holders of the New Preferred Stock or Series E Preferred, as applicable.  With respect to any offer, sale or other disposition of any Warrant Shares prior to registration of such shares, the then-applicable Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, and to meet one of the Securities Law Compliance Guarantees;  provided, however, that Warrant Shares may be transferred in whole or in part without Securities Law Compliance Guarantees in a Permitted Transfer if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he/she were an original Holder hereunder.

8.                                       Rights of Stockholders.  No Holder of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant has been exercised and the Warrant Shares shall have become deliverable, as provided herein.

9.                                       Governing Law.  The terms and conditions of this Warrant shall be governed by and construed in accordance with Delaware law, without giving effect to conflict of law principles.

10.                                 Miscellaneous.  The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.  All notices and other communications shall be delivered by hand or mailed by first-class registered or certified mail, postage prepaid, to the respective addresses provided in the Loan Agreement, or to such other address as the Company or Holder may designate to the other parties hereto.

11.                                 Loan Agreement.  This Warrant is a Warrant referred to in the Loan Agreement and is entitled to all the benefits provided therein.

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12.                                 Loss, Theft or Destruction of Warrant.  Upon receipt by the Company of an affidavit as to the loss, theft or destruction of this Warrant and of indemnity or security reasonably satisfactory to it (but without the requirement to post any bond), the Company will make and deliver a replacement warrant which shall carry the same rights carried by, and shall otherwise be identical to, this Warrant, but stating that such warrant is issued in replacement of this Warrant, making reference to the original date of issuance of this Warrant (and any successors hereto) and dated as of such cancellation, in lieu of this Warrant.

13.                                 Amendment and Waiver.  Any provision of this Warrant may be waived or amended (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), pursuant to Section 4.1 of the Loan Agreement.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 6th day of May, 2011.

SINGULEX, INC.

By:

Name:	Philippe J. Goix
Title:	President & Chief Executive Officer

Signature Page to Stock Purchase Warrant

ATTACHMENT A TO WARRANT NO. W-

ACKNOWLEDGEMENT

The undersigned hereby acknowledge as follows:

1.                                 (“Holder”) is the record holder of Stock Purchase Warrant No. W-   , dated June 24, 2011 (the “Warrant”).

2.               Holder may, by exercising the Warrant, purchase up to that number of shares of New Preferred Stock of Singulex, Inc. (the “Company”) as determined pursuant to the terms of the Warrant.

3.               The date of closing of the Next Financing is                  .

4.               The applicable Loan Amount loaned by Holder at the Closing was $             .

The maximum aggregate number of shares of the Company’s New Preferred Stock that Holder may purchase upon exercise of the Warrant, calculated in accordance with the applicable provisions of the Warrant, is                       .

5.               Unless otherwise defined in this Acknowledgement, capitalized terms shall have the meanings ascribed to them in the Warrant.

SINGULEX, INC.

By:

Name:	Philippe J. Goix
Title:	President & Chief Executive Officer

Warrantholder
By:
Title:

ATTACHMENT B TO FORM OF WARRANT

NOTICE OF EXERCISE

TO:                            Singulex, Inc.

1.             The undersigned hereby elects to purchase                           shares of (circle one): (i) New Preferred Stock or (ii) Series E Preferred of SINGULEX, INC. as defined in that certain Bridge Loan Agreement, dated May 6, 2011 and pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any

1.             The undersigned hereby elects to convert the attached Warrant into Warrant Shares in the manner specified in Section 3.3 of the Warrant.  This conversion is exercised with respect to                                               of the Shares covered by the Warrant.

[Strike paragraph above that does not apply.]

2.             Please issue a certificate or certificates representing said shares of stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.             The undersigned represents that the aforesaid shares of stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.  In support thereof, the undersigned has executed an Investment Representation Statement attached hereto as Attachment C.

WARRANTHOLDER

By:
Title:
Date:

ATTACHMENT C TO FORM OF WARRANT

INVESTMENT REPRESENTATION STATEMENT

PURCHASER	:
COMPANY	:	Singulex, Inc.
SECURITY	:
AMOUNT	:
DATE	:

In connection with the purchase of the above-listed securities and underlying stock (the “Securities”), the undersigned represents to the Company the following:

(a)           I/We am purchasing these Securities for our own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)           I/We understand that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of our investment intent as expressed herein.  In this connection, we understand that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if our representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c)           I/We further understand that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available.  Moreover, we understand that the Company is under no obligation to register the Securities.  In addition, we understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(d)           I/We are aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(e)           I/We further understand that at the time we wish to sell the Securities there may be no public market upon which to make such a sale.

WARRANTHOLDER

(signature)

(title)

APPENDIX A

Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:

CAcq = value of each warrant to purchase one share in the Acquirer

SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Change of Control described in Section 5.1 if the Acquirer’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp

tAcq = date of issue of new warrants to purchase shares in the Acquirer

TAcq-tAcq = time until warrant expiration, expressed in years

 = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Change of Control described in Section 5.1 if the Acquirer’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Change of Control if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

ln = natural logarithm

 = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Change of Control.

KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)

r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq

APPENDIX B

Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share in the Company shall be:

CCorp = value of each Warrant to purchase one share in the Company

SCorp = price of Company stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Change of Control described in Section 5.1 if the Company’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Change of Control if the Company’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TCorp = expiration date of Warrants to purchase shares in the Company

tCorp = date of public announcement of transaction

TCorp-tCorp = time until Warrant expiration, expressed in years

 = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Change of Control described in Section 5.1 if the Company’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Warrant Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Change of Control if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

ln = natural logarithm

 = dividend rate of the Company for the most recent 12-month period at the time of closing of the Change of Control.

KCorp = strike price of warrant

r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp

Exhibit 4.9

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.  NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.

SINGULEX, INC.

WARRANT TO PURCHASE 34,057 SHARES

OF SERIES PREFERRED STOCK

THIS CERTIFIES THAT, for value received, HORIZON CREDIT I LLC, a Delaware limited liability company, and its assignees are entitled to subscribe for and purchase 34,057 shares of the fully paid and nonassessable shares of Series Preferred Stock (as adjusted pursuant to Section 4 hereof, the “Shares”) of SINGULEX, INC., a Delaware corporation (the “Company”), at the price of $1.1606 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.  As used herein, (a) the term “Series Preferred” shall mean the Company’s presently authorized Series F Preferred Stock and any stock into or for which such Series Preferred Stock may hereafter be converted or exchanged, and after the automatic conversion of the Series Preferred Stock to Common Stock shall mean the Company’s Common Stock, (b) the term “Date of Grant” shall mean April 3, 2012, and (c) the term “Other Warrants” shall mean any other warrants issued by the Company in connection with the transaction with respect to which this Warrant was issued, and any warrant issued upon transfer or partial exercise of or in lieu of this Warrant.  The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

1.                                       Term.  The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the date which is ten (10) years after the Date of Grant.

2.                                       Method of Exercise; Payment; Issuance of New Warrant.  Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; (b) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A-2 duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company either by certified or bank check or by Wire Transfer from the proceeds of the sale of shares to be sold by the holder in such public offering of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased; or (c) exercise of the “net issuance” right provided for in Section 10.2 hereof.  The person or persons in whose name(s) any certificate(s) representing shares of Series Preferred shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof promptly and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof promptly and in any event within such thirty-day period; provided, however, at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the holder of this Warrant, the Company shall use reasonable efforts to cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.

3.                                       Stock Fully Paid; Reservation of Shares.  All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof.  During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Series Preferred to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of its Common Stock to provide for the conversion of the Series Preferred into Common Stock.

4.                                       Adjustment of Warrant Price and Number of Shares.  The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)                                  Reclassification or Merger.  In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Series Preferred theretofore issuable upon exercise

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of this Warrant, (i) the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Series Preferred then purchasable under this Warrant, or (ii) in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the holder of this Warrant, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Series Preferred purchasable upon exercise of this Warrant at the time of the transaction.  Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.  The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.

(b)                                 Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Series Preferred, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c)                                  Stock Dividends and Other Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Series Preferred payable in Series Preferred, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Series Preferred outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series Preferred outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Series Preferred (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Series Preferred (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d)                                 Adjustment of Number of Shares.  Upon each adjustment in the Warrant Price, the number of Shares of Series Preferred purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(e)                                  Antidilution Rights.  The other antidilution rights applicable to the Shares of Series Preferred purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the Date of Grant (the “Charter”).  Such antidilution rights shall not be restated, amended, modified or waived in any manner that is adverse to the holder hereof without such holder’s prior written consent unless such restatement, amendment, modification or waiver affects the rights

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associated with the Shares of Series Preferred in the same manner as such restatement, amendment, modification or waiver affects the rights associated with all other shares of the Series Preferred.  The Company shall promptly provide the holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

5.                                       Notice of Adjustments.  Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer or secretary setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant.  In addition, whenever the conversion price or conversion ratio of the Series Preferred shall be adjusted, the Company shall make a certificate signed by its chief financial officer or secretary setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Series Preferred after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant.

6.                                       Fractional Shares.  No fractional shares of Series Preferred will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Series Preferred on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.

7.                                       Compliance with Act; Disposition of Warrant or Shares of Series Preferred.

(a)                                  Compliance with Act.  The holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the shares of Series Preferred to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Series Preferred to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws.  Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the shares of Series Preferred so purchased (and any shares of Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company.  This Warrant and all shares of Series Preferred issued upon exercise of this Warrant and all shares of Common Stock issued upon conversion thereof (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION

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STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.  In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:

(1)                                  The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant.  The holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2)                                  The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.

(3)                                  The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available.  The holder is aware of the provisions of Rule 144, promulgated under the Act.

(4)                                  The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(5)                                  The holder understands that the investment in this Warrant and the Series Preferred involves special and substantial risks, and understands (i) the highly speculative nature of the investment, (ii) the financial hazards involved, (iii) the lack of liquidity of the Warrant and the Series Preferred and the restrictions upon transferability thereof, (iv) the qualifications and backgrounds of the principals of the Company, and (v) the tax consequences of investment in the Warrant and the Series Preferred, among other matters.

(6)                                  The holder is capable of evaluating the merits and risks of an investment in the Warrant and the Series Preferred and is financially capable of bearing a total loss of this investment.

(7)                                  The holder either (i) has a preexisting personal or business relationship with the Company or its principals or (ii) by reason of the holder’s business or financial experience, has the capacity to protect the holder’s own interests in connection with this transaction.

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(8)                                  To the knowledge of the holder, the offer and sale of the Warrant and was not accomplished by the publication of any advertisement.

(b)                                 Disposition of Warrant or Shares.  With respect to any offer, sale or other disposition of this Warrant or any shares of Series Preferred acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Series Preferred or Common Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Series Preferred to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law.  Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such shares of Series Preferred or Common Stock, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made.  Notwithstanding the foregoing, this Warrant or such shares of Series Preferred or Common Stock may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied.  Each certificate representing this Warrant or the shares of Series Preferred thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder (which opinion is reasonably satisfactory to the Company), such legend is not required in order to ensure compliance with such laws.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c)                                  Applicability of Restrictions.  Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Series Preferred or Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or to a limited liability company of which the holder is a member, (iii) to any affiliate of the holder if the holder is a corporation, (iv) notwithstanding the foregoing, to any corporation, company, limited liability company, limited partnership, partnership, or other person managed or sponsored by Compass Horizon Funding Company LLC (“Finance LLC”) or its principals or in which Finance LLC has an interest, or (v) to a lender to the holder or any of the foregoing; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof and; provided, further, that holder shall not transfer this Warrant (or the Series Preferred or Common Stock obtainable upon exercise thereof) or any part hereof to a competitor of the Company.

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8.                                       Rights as Shareholders; Information.  No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Series Preferred or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.  Notwithstanding the foregoing, the Company will transmit to the holder of this Warrant such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the shareholders.

9.                                       Registration Rights.  The Company grants registration rights to the holder of this Warrant for any Common Stock of the Company obtained upon conversion of the Series Preferred, comparable to the registration rights granted to the investors in that certain Fourth Amended and Restated Registration Rights Agreement dated as of February 17, 2012, (the “Registration Rights Agreement”), with the following exceptions and clarifications:

(1)                                  The holder will not have the right to demand registration, but can otherwise participate in any registration demanded by others.

(2)                                  The holder will be subject to the same obligations as contained in the Registration Rights Agreement, including, without limitation, the market stand off provisions contained in Section 3 of the Registration Rights Agreement.

(3)                                  The registration rights are freely assignable by the holder of this Warrant in connection with a permitted transfer of this Warrant or the Shares.

10.                                 Additional Rights.

10.1                           Acquisition Transactions.  The Company shall provide the holder of this Warrant with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of.

10.2                           Right to Convert Warrant into Stock:  Net Issuance.

(a)                                  Right to Convert.  In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Series Preferred as provided in this Section 10.2 at any time or from time to time prior to the expiration of this Warrant.  Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the holder (without payment by the holder of any exercise price

7

or any cash or other consideration) that number of shares of fully paid and nonassessable Series Preferred as is determined according to the following formula:

Where: X =	the number of shares of Series Preferred that shall be issued to holder

Y =	the fair market value of one share of Series Preferred

A =

the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

B =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined).  For purposes of Section 10 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

(b)                                 Method of Exercise.  The Conversion Right may be exercised by the holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-1 or Exhibit A-2 hereto) specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10.2(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right.  Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the holder hereof, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the Act (a “Public Offering”).  Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.

(c)                                  Determination of Fair Market Value.  For purposes of this Section 10.2, “fair market value” of a share of Series Preferred (or Common Stock if the Series Preferred has been automatically converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:

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(i)                                     If the Conversion Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii)                                  If the Conversion Right is not exercised in connection with and contingent upon a Public Offering, then as follows:

(A)                              If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible;

(B)                                If traded on an over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible; and

(C)                                If there is no public market for the Common Stock, then fair market value shall be determined by the Board of Directors of the Company in good faith.

In making a determination under clauses (A) or (B) above, if on the Determination Date, five trading days had not passed since the closing of the Company’s initial public offering of its Common Stock (“IPO”) effected pursuant to a Registration Statement on Form S-1 (or its successor) filed under the Act, then the fair market value of the Common Stock shall be the average closing prices or closing bid prices, as applicable, for the shorter period beginning on and including the date of the IPO and ending on the trading day prior to the Determination Date (or if such period includes only one trading day, the closing price or closing bid price, as applicable, for such trading day).  If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

10.3                           Exercise Prior to Expiration.  To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Series Preferred is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered) immediately before its expiration.  For purposes of such automatic exercise, the fair market value of one share of the Series Preferred upon such expiration shall be determined pursuant to Section 10.2(c).  To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

11.                                 Representations and Warranties.  The Company represents and warrants to the holder of this Warrant as follows:

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(a)                                  This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b)                                 The Shares of Series F Preferred Stock issuable upon exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c)                                  The rights, preferences, privileges and restrictions granted to or imposed upon the Series F Preferred Stock and the holders thereof are as set forth in the Charter, and on the Date of Grant, each share of the Series F Preferred Stock represented by this Warrant is convertible into one share of Common Stock.

(d)                                 The shares of Common Stock issuable upon conversion of the Series F Preferred Stock issuable upon exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.

(e)                                  The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(f)                                    There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(g)                                 The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), does not exceed 65,000,000 shares.

12.                                 Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13.                                 Notices.  Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by

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certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

14.                                 Binding Effect on Successors.  This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Series Preferred issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15.                                 Lost Warrants or Stock Certificates.  The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.                                 Descriptive Headings.  The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17.                                 Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

18.                                 Survival of Representations, Warranties and Agreements.  All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder.  All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

19.                                 Remedies.  In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

20.                                 No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as maybe necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

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21.                                 Severability.  The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

22.                                 Recovery of Litigation Costs.  If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

23.                                 Entire Agreement; Modification.  This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

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The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

SINGULEX, INC.

By:	/s/ Philippe Goix
Name:	Philippe Goix
Title:	President & CEO

Address:	1650 Harbor Bay Parkway, Suite 200 Alameda, CA 94502

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EXHIBIT A-1

NOTICE OF EXERCISE

To:                              SINGULEX, INC. (the “Company”)

1.                                       The undersigned hereby:

☐                                    elects to purchase                  shares of [Series Preferred Stock] [Common Stock] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐                                    elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to                  Shares of [Series Preferred Stock] [Common Stock].

2.                                       Please issue a certificate or certificates representing                  shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.                                       The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT A-2

NOTICE OF EXERCISE

To:                              SINGULEX, INC. (the “Company”)

1.                                       Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S      , filed                , 200    , the undersigned hereby:

☐                                    elects to purchase                  shares of [Series Preferred Stock] [Common Stock] of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or

☐                                    elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to                  Shares of [Series Preferred Stock] [Common Stock].

2.                                       Please deliver to the custodian for the selling shareholders a stock certificate representing such                  shares.

3.                                       The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $                 or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering.  If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

Exhibit 10.1

SINGULEX, INC.

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of February 17, 2012, by and among Singulex, Inc., a Delaware corporation (the “Company”) and JAFCO Life Science No. 1 Investment Enterprise Partnership (“JAFCO No. 1”), JAFCO Super V3 Investment Limited Partnership (“JAFCO V3” and, together with JAFCO No. 1, “JAFCO”), OrbiMed Associates III, LP, a Delaware limited partnership (“OrbiMed Associates”), OrbiMed Private Investments III, LP, a Delaware limited partnership (“OrbiMed Investments” and, together with OrbiMed Associates, “OrbiMed”), Fisk Ventures, LLC, a Delaware limited liability company (“Fisk”), Prolog Capital A, L.P., a Missouri limited partnership (“Prolog A”), Prolog Capital B, L.P., a Missouri limited partnership (“Prolog B”), Prolog Capital III, L.P., a Missouri limited partnership (“Prolog III” and collectively with Prolog A and Prolog B, “Prolog”), and the other investors listed on the Schedule of Investors attached hereto (the “Investors”).

The parties hereto agree as follows:

1.             Demand Registrations.

(a)           Requests for Registration. At any time after the six month anniversary of the date on which the Company has completed its Initial Public Offering of the Company’s Common Stock, the holders of at least a majority of the Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”), and the holders of at least 20% of the Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any similar short-form registration (“Short-Form Registrations”) if available.  All registrations requested pursuant to this paragraph 1(a) are referred to herein as “Demand Registrations”.  Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per-share price range for such offering.  Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms of paragraph (d) hereof, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice.

(b)           Long-Form Registrations. Subject to paragraph 1(a), the holders of Registrable Securities shall be entitled to request not more than two Long-Form Registrations in the aggregate and the Company shall pay all Registration Expenses; provided that the aggregate offering value of the Registrable Securities requested to be registered in any Long-Form Registration must equal at least $1 million.  A registration shall not count as one of the permitted

Long-Form Registrations until it has become effective (unless such Long-Form Registration has not become effective due solely to the fault of the holders requesting such registration).

(c)           Short-Form Registrations. Subject to paragraph 1(a), in addition to the Long-Form Registrations provided pursuant to paragraph 1(b), the holders of Registrable Securities shall be entitled to request an unlimited number of Short-Form Registrations and the Company shall be obligated to pay all Registration Expenses with respect to five such Short Form Registrations; provided that the aggregate offering value of the Registrable Securities requested to be registered in any Short-Form Registration must equal at least $1 million and provided further that not more than two Short-Form Registrations may be requested in any twelve-month period.  Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration.  After the Company has become subject to the reporting requirements of the Securities Exchange Act, the Company shall use its best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d)           Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of at least 75% of the Registrable Securities included in such registration.  If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold the Company shall include in such registration (i) first, the Senior Investor Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of Senior Investor Registrable Securities owned by each such holder, (ii) second, the Junior Investor Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of Junior Investor Registrable Securities owned by each such holder, and (iii) third, if permitted hereunder, other securities requested to be included in the registration.

(e)           Restrictions on Demand Registrations.  The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Long-Form Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights pursuant to paragraph 2 and in which there was no reduction in the number of Registrable Securities requested to be included.  The Company may postpone for up to 120 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company’s board of directors determines in its reasonable good-faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration.  The Company may delay a Demand Registration hereunder only once in any twelve-month period.

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(f)            Selection of Underwriters. The holders of a majority of the Registrable Securities included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed.

(g)           Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company.  Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of at least 75% of the Registrable Securities.

2.             Piggyback Registrations.

(a)           Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within three business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registration and, subject to the terms of paragraphs 2(c) and 2(d) hereof, shall include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice.

(b)           Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations.

(c)           Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Senior Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such Senior Investor Registrable Securities on the basis of the number of Senior Investor Registrable Securities owned by each such holder, (iii) third, the Junior Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such Junior Investor Registrable Securities on the basis of the number of Junior Investor Registrable Securities owned by each such holder and (iv) fourth, other securities requested to be included in such registration; provided, however, that in no event shall the amount of securities owned by the holders of Registrable Securities included in the registration be reduced below 20% of the total amount of securities included in such registration unless such offering is the Initial Public Offering.

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(d)           Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration (ii) second, the Senior Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such Senior Investor Registrable Securities on the basis of the number of Senior Investor Registrable Securities owned by each such holder, (iii) third, the Junior Investor Registrable Securities requested to be included in such registration, pro rata among the holders of such Junior Investor Registrable Securities on the basis of the number of Junior Investor Registrable Securities owned by each such holder and (iv) fourth, other securities requested to be included in such registration; provided, however, that in no event shall the amount of securities owned by the holders of Registrable Securities included in the registration be reduced below 20% of the total amount of securities included in the registration.

(e)           Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities included in such Piggyback Registration.  Such approval shall not be unreasonably withheld or delayed.

(f)            Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to paragraph 1 or pursuant to this paragraph 2, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 60 days has elapsed from the effective date of such previous registration.

3.             Holdback Agreements.

(a)           Each holder of Registrable Securities agrees not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any securities of the Company (other than those included in a registration or acquired in the public markets) for a period specified by the underwriters of securities of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act; provided that (i) the Company’s directors, officers and greater than 5% shareholders enter into similar agreements, (ii) any discretionary waiver or termination of the restrictions of such agreements by the Company or representatives of the underwriters shall apply to all persons subject to such agreements pro rata based on the number of shares subject to such agreements, and (iii) such agreement shall apply only to the Company’s Initial Public Offering.  Notwithstanding the foregoing, such period of 180 days period may be extended by up to 34 days as required to comply with NASD Rule 2711 (including, any successor rule thereto or any similar stock exchange rule).  Each holder of Registrable Securities agrees to execute and deliver

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such other agreements as may be reasonably requested by the Company or the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto.  The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the period of 180 days or longer described above.  The underwriters of the Company’s stock are intended third-party beneficiaries of this Section 3(a) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(b)           The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered Public Offering otherwise agree.

4.             Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)           notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

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(d)           use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)           notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)            cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)           enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(i)            make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j)            otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)           permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the

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Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(l)            in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, shall use its best efforts promptly to obtain the withdrawal of such order;

(m)          use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(n)           obtain a cold comfort letter from the Company’s independent public accountants and a legal opinion from the Company’s counsel, in customary form and covering such matters of the type customarily covered by cold comfort letters and legal opinions, as the case may be, as the holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least 10% of the securities covered by such registration statement).

5.             Registration Expenses.

(a)           All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

(b)           In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.

(c)           To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

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6.             Indemnification.

(a)           The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act or Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except (i) insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same and (ii) that the indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.  In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)           In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, each of its officers who has signed the registration statement and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any other holder of Registrable Securities selling securities in such registration statement and any controlling person of any such other holder, against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission occurs in reliance upon and in conformity with written information furnished by such holder expressly for use in connection with such registration; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement; provided,

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further, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such holder, which consent shall not be unreasonably withheld.

(c)           Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)           If the indemnification provisions provided for herein are held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a holder of Registrable Securities under this Subsection (d) exceed the net proceeds from the offering received by such holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

7.             Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other

9

documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof.

8.             Definitions.

(a)           “Approving Holders” means the approval in writing by the holders of at least seventy percent (70%) of the outstanding shares of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, voting together as a separate class, on an as-converted basis.

(b)           “Common Stock” means the Company’s Common Stock, par value $.001 per share.

(c)           “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(d)           “Initial Public Offering” means the Company’s first underwritten public offering of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

(e)           “Junior Investor Registrable Securities” means any Common Stock issued or issuable upon the conversion of any Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.  As to any particular Junior Investor Registrable Securities, such securities shall cease to be Junior Investor Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or repurchased by the Company or any Subsidiary.  For purposes of this Agreement, a Person shall be deemed to be a holder of Junior Investor Registrable Securities, and the Junior Investor Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Junior Investor Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Junior Investor Registrable Securities hereunder.

(f)            “Public Offering” means any offering by the Company of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

(g)           “Qualified Public Offering” shall have the meaning ascribed to it in the Company’s Restated Certificate.

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(h)           “Registrable Securities” means any Junior Investor Registrable Securities and any Senior Investor Registrable Securities.

(i)            “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.

(j)            “Senior Investor Registrable Securities” means any Common Stock issued or issuable upon the conversion of any Series F Preferred Stock or Series E Preferred Stock.  As to any particular Senior Investor Registrable Securities, such securities shall cease to be Senior Investor Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or repurchased by the Company or any Subsidiary.  For purposes of this Agreement, a Person shall be deemed to be a holder of Senior Investor Registrable Securities, and the Senior Investor Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Senior Investor Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Senior Investor Registrable Securities hereunder.

(k)           “Series A Preferred Stock” means the Company’s Series A Preferred Convertible Stock, par value $.001 per share.

(l)            “Series B Preferred Stock” means the Company’s Series B Preferred Convertible Stock, par value $.001 per share.

(m)          “Series C Preferred Stock” means the Company’s Series C Preferred Convertible Stock, par value $.001 per share.

(n)           “Series D Preferred Stock” means the Company’s Series D Preferred Convertible Stock, par value $.001 per share.

(o)           “Series E Preferred Stock” means the Company’s Series E Preferred Convertible Stock, par value $.001 per share.

(p)           “Series F Preferred Stock” means the Company’s Series F Preferred Convertible Stock, par value $.001 per share.

(q)           Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the Purchase Agreement.

9.             Miscellaneous.

(a)           No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

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(b)           Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

(c)           Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)           Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the (i) Company, (ii) holders of at least 66-2/3% of the Series A Preferred Stock then outstanding, (iii) holders of at least 66-2/3% of the Series B Preferred Stock then outstanding, and (iv) the Approving Holders.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e)           Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not and the holders of Registrable Securities may assign their rights hereunder to any person to whom Registrable Securities are transferred.  In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities

(f)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.  Facsimile and electronic (i.e. PDF) signatures shall be as effective as original signatures.

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(h)           Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)            Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether in the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Notwithstanding the foregoing, those provisions of this Agreement that relate to the internal governance of the Company and are required by Delaware law to be governed by such, shall be governed by and construed and enforced in accordance with the internal laws of State of Delaware.

(j)            Notices. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by confirmed electronic mail or confirmed facsimile, or, if sent to a destination within the United States, mailed first class mail (postage prepaid), or, if sent to a destination outside the United States, mailed via mailing international priority (postage prepaid), or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally; when sent by confirmed electronic mail or confirmed facsimile; if sent to a destination within the United States, three days after deposit in the U.S. mail; if sent to a destination outside the United States, seven days after deposit in the U.S. mail; and one day after deposit with a reputable overnight courier service.  The Company’s address is:

Singulex, Inc.

1650 Harbor Bay Parkway, Suite 200,

Alameda, California 94502
Attn: Philippe Goix

(k)           Termination. The Company’s obligations pursuant to this Agreement shall terminate as to any holder of Registrable Securities on the earlier of: (i) the fifth anniversary of a Qualified Public Offering; (ii) the seventh anniversary of the Initial Public Offering and (iii) the date when such holder of Registrable Securities can sell all of his or its Registrable Securities pursuant to Rule 144 under the Securities Act.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY:

SINGULEX, INC.

By:	/s/ Philippe Goix
Philippe Goix
Chief Executive Officer

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTORS

JAFCO SUPER V3 INVESTMENT LIMITED PARTNERSHIP

By:	JAFCO Co., Ltd
Its:	General Partner

	By:	/s/ Shinichi Fuki
Shinichi Fuki,
President & CEO

JAFCO LIFE SCIENCE NO. 1 INVESTMENT ENTERPRISE PARTNERSHIP

By:	JAFCO Co., Ltd
Its:	Executive Partner

	By:	/s/ Shinichi Fuki
Shinichi Fuki,
President & CEO

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTORS

ORBIMED ASSOCIATES III, LP

By: OrbiMed Advisors LLC, its General Partner

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	General Partner

ORBIMED PRIVATE INVESTMENTS III, LP

By: OrbiMed Capital GP III, its General Partner

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	General Partner

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTORS

FISK VENTURES, LLC

By:	/s/ Stephen Rose
Name:	Stephen Rose
Title:	Managing Director

/s/ H. Fisk Johnson
H. Fisk Johnson

/s/ Stephen Rose
Stephen L. Rose

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTORS

PROLOG CAPITAL III, L.P.

By: Prolog Ventures III, LLC, its General Partner

By:	/s/ Gregory R. Johnson
Name:	Gregory R. Johnson
Title:	Managing Director

PROLOG CAPITAL A, L.P.

By: Prolog Ventures A, LLC, its General Partner

By:	/s/ Gregory R. Johnson
Name:	Gregory R. Johnson
Title:	Managing Director

PROLOG CAPITAL B, L.P.

By: Prolog Ventures B, LLC, its General Partner

By:	/s/ Gregory R. Johnson
Name:	Gregory R. Johnson
Title:	Managing Director

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTORS

ALAN C. & AGNÉS MENDELSON FAMILY TRUST

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Trustee

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INVESTORS

VP COMPANY INVESTMENTS 2008, LLC

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Member of Management Committee

SIGNATURE PAGE TO SINGULEX, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

SCHEDULE OF INVESTORS

Name and Address	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series D Preferred Stock	Shares of Series E Preferred Stock	Shares of Series F Preferred Stock
JAFCO Life Science No.1 Investment Enterprise Partnership Otemachi First Square West Tower 11F 1-5-1 Otemachi, Chiyoda-ku Tokyo 100-0004, JAPAN	—	—	—	—	1,730,503	—

JAFCO Super V3 Investment Limited Partnership Otemachi First Square West Tower 11F 1-5-1 Otemachi, Chiyoda-ku Tokyo 100-0004, JAPAN	—	—	—	—	5,191,509	1,822,188

OrbiMed Associates III, LP 767 Third Avenue 30th Floor New York, NY 10017	—	—	—	—	—	34,103

OrbiMed Private Investments III, LP 767 Third Avenue 30th Floor New York, NY 10017	—	—	—	7,843,137	4,614,675	3,580,780

Fisk Ventures, LLC 555 Main Street Suite 500 Racine, Wisconsin 53403-4616 Attn: Stephen Rose	—	70,000	3,435,486	6,666,667	10,383,018	6,639,194

Name and Address	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series D Preferred Stock	Shares of Series E Preferred Stock	Shares of Series F Preferred Stock
H. Fisk Johnson	125,069	96,707	—	—	—	—

Stephen L. Rose	2,240	—	—	—	—	—

Prolog Capital A, L.P. c/o Prolog Ventures,LLC 7733 Forsyth Blvd. Suite 1440 St. Louis, Missouri 63105 Attn: Mr. Greg Johnson	—	145,608	224,707	—	—	—

Prolog Capital B, L.P. c/o Prolog Ventures. LLC 7733 Forsyth Blvd. Suite 1440 St. Louis, Missouri 63105 Attn: Mr. Greg Johnson	—	30,188	1,530,849	198,698	—	123,743

Prolog Capital III, L.P. c/o Prolog Ventures. LLC 7733 Forsyth Blvd., Suite 1440 St. Louis, Missouri 63105 Attn: Mr. Greg Johnson	—	—	—	—	—	945,443

The Alan C. & Agnés B. Mendelson Family Trust c/o Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025	—	—	—	—	—	34,004

Name and Address	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series D Preferred Stock	Shares of Series E Preferred Stock	Shares of Series F Preferred Stock
VP Company Investments 2008, LLC c/o Latham & Watkins LLP 555 West Fifth Street Suite 800 Los Angeles, CA 90013	—	—	—	—	—	34,004

Exhibit 10.5(a)

NET LEASE AGREEMENT

1650 Harbor Bay Parkway

Alameda, CA

Basic Lease Information

Defined Terms:	Information:

Lease Date:	January 14, 2008

Landlord:	CN Bay View, LLC, a Delaware limited liability company
14785 Preston Road
Suite 850
Dallas, TX 95254

Tenant:	Singulex, Inc., a Delaware corporation
1650 Harbor Bay Parkway
Alameda, CA 94502

Premises:

The Premises referred to in this Lease are located in the Building located at 1650 Harbor Bay Parkway, Alameda, California 94502 (“Building”), and consists of approximately twenty-seven thousand two hundred seventy-six (27,276) rentable square feet as shown in Exhibit A, which is 42.66% (“Tenant’s Proportionate Share”) of the rentable square feet of the Building. The Building consists of approximately sixty three thousand nine hundred and thirty-six (63,936) rentable square feet.

Term:	The term shall be sixty months (60) from the Commencement Date (as hereinafter defined).

Base Rent:

Twenty One Thousand Eight Hundred and Twenty and 80/100ths Dollars ($21,820.80) per month based on twenty-seven thousand two hundred seventy-six (27,276) rentable square feet at $0.80 per square foot per month payable in advance on the first day of each month, subject to and until increased as provided in Section 5 hereof.

Use:	General office, research and development, and general laboratory.

Security Deposit:	Two Hundred Thousand and No/100ths Dollars ($200,000.00), subject to reduction as provided in Section 6 hereof.

Broker for Tenant:	Donald H. Marek
Mohr Partners, Inc.
100 Pine Street, Suite 1525
San Francisco, CA 94111

Broker for Landlord:	Mike Raffetto
CB Richard Ellis | Brokerage Services
555 12th Street, Suite 900
Oakland, CA 94607

LIST OF EXHIBITS

A.                                   Description of Premises

B.                                     Space Plan for Second Floor of Premises

C.                                     First Amendment to Lease and Acknowledgment

D.                                    Rules and Regulations

E.                                      Inventory of Landlord’s Property

F.                                      Bill of Sale

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NET LEASE AGREEMENT

This Lease is made and entered into by the Landlord and Tenant referred to in the Basic Lease Information. The Basic Lease Information attached to this Lease as page 1 is hereby incorporated into this Lease by this reference.

This Lease is intended to be a “NET NET NET” Lease and Tenant shall pay all expenses associated with maintaining and operating the Premises during the term of this Lease, including, without limitation, real estate taxes, utilities, maintenance costs, repair costs, and any insurance premiums. Under no circumstances or conditions, whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties, shall the Landlord or its successor or assigns be expected or required to make any payment of any kind whatsoever, or be under any other obligation or liability hereunder, except as herein otherwise specifically set forth.

1.                                       PREMISES: This Lease shall be effective as between Landlord and Tenant as of the Lease Date. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions contained herein, the Premises, which are more particularly described in Exhibit A attached hereto and made a part hereof (the “Premises”), including the tenant improvements (the “Tenant Improvements”) thereon presently existing. Except as otherwise expressly set forth in the Lease, including Sections 7(e) and 11 below, the Premises will be delivered to Tenant in their “As-Is, Where-Is, With All Faults” condition, without any obligation of Landlord to construct any tenant improvements or otherwise make any modifications to the Premises, except for Landlord’s maintenance and repair obligations under this Lease.

2.                                       ACCEPTANCE OF PREMISES: Except as otherwise provided in this Lease, Tenant’s taking possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good condition, and that Tenant agrees to accept the same in its condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises. No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation, express or implied, respecting any matter or thing related to the Premises or Building or this Lease (including, without limitation, the condition of the Building or Premises) have been made to Tenant by Landlord, its agents or employees.

3.                                       DEFINITIONS:

(a)                                  “Building” shall refer to the entire structure in which the Premises are located, the term “Lot” shall refer to the Assessor’s tax parcel on which the Building is situated, and the term “Project” shall refer to the project as shown on Exhibit A. This Lease confers no rights either with regard to the subsurface of the land below the ground level of the Building or with regard to airspace above the roof of the Building.

(b)                                 “Building Common Areas” shall mean the areas on individual floors devoted to corridors, fire vestibules, lobbies, electric and telephone closets, rest rooms, mechanical rooms, janitor closets and other similar facilities for the benefit of all lessees, public lobbies, loading docks, and other similar facilities for the benefit of all lessees, but excluding public stairs, pipe shafts, and the enclosing walls thereof.

(c)                                  “Project Common Areas” shall refer to all areas and facilities outside the Premises and within the Project, including the Building Common Areas, that are provided and designated by Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and of other lessees in the Project and their respective employees, suppliers, shippers, customers, and invitees. Landlord hereby grants to Tenant, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Project Common Areas as they exist from time to time, subject to any rules, regulations, and restrictions governing the use of the Project as from time to time made or amended by Landlord. Provided that Landlord, using its reasonable efforts, does not unreasonably interfere with Tenant’s use of the Premises, Landlord reserves the right at any time and from time to time, to: (i) make alterations in or additions to the Project and to the Project Common Areas; and (ii) temporarily close any of the Project Common Areas for maintenance purposes.

(d)                                 “Rentable Area” shall mean:

(i)                                     as to a floor leased entirely by Tenant, all areas within outside permanent Building walls, measured to the inside surface of the dominant portion of the permanent outer Building walls, including restroom, janitorial, telephone and electrical closets, mechanical areas, excluding any major vertical penetrations of the floor, plus Tenant’s pro rata share of Building Common Areas.

(ii)                                  as to a floor only a portion of which is leased by Tenant, the aggregate of the Usable Area of the portion of that floor occupied by Tenant, plus Tenant’s pro rata share of Building Common Areas on the floor leased in part by Tenant and Tenant’s pro rata share of Building Common Areas.

(e)                                  “Usable Area” shall mean all floor area in the Tenant’s space, measured to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining Usable Areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. No deductions shall be made for columns and projections necessary to the Building.

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4.                                       TERM AND POSSESSION:

(a)                                  Subject to and upon the terms and conditions set forth herein, the Term of this Lease shall be for the period specified in the Basic Lease Information, commencing upon the earlier of the following dates (the “Commencement Date”): (i) February 1, 2008; or (ii) the date upon which the Tenant takes possession of the Premises with the Landlord’s written consent and commences normal business operations therefrom. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute an amendment to this Lease (“First Amendment to Lease and Acknowledgment”) setting forth the Commencement Date and the expiration date of the term of the Lease, which shall be in the form attached hereto as Exhibit C.

(b)                                 Tenant may enter into the Premises fifteen (15) days prior to the Commencement Date, for the purpose of installing furniture, trade fixtures, telephones, computers, photocopy equipment, and other business equipment. Such early entry will not advance the Commencement Date, provided (i) Tenant does not commence business operations from any part of the Premises. Landlord shall not be responsible for, and Tenant is required to obtain insurance as specified in Section 19 below. Landlord shall have the right, but not the obligation, to post appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to this Lease. All terms and conditions of this Lease shall apply to Tenant’s early entry into the Premises except for the payment of Rent.

5.                                       RENT:

(a)                                  Tenant agrees to pay Landlord, without prior notice, demand, deduction or offset, a Base Rent in the amount set forth in the Basic Lease Information as adjusted from time to time in the manner set forth in this Section. In addition to the Base Rent, for the purpose of this Lease, “Rent” also includes Tenant’s Proportionate Share of Operating Expenses, Taxes, and Utilities, and any other amounts owing from Tenant to Landlord pursuant to the terms of this Lease. The Rent shall be payable in advance on or before the first day of each month throughout the term of the Lease, except that the first month’s Base Rent shall be paid upon the execution of this Lease. Base Rent for any period during the term hereof which is for less than one month shall be a prorated portion of the monthly installment based upon a 30-day month.

(b)                                 The Base Rent shall be increased during the Term of this Lease as follows:

		MONTHLY BASE RENT RATE PER
MONTHS OF	MONTHLY INSTALLMENT OF	RENTABLE SQUARE FOOT OF THE
LEASE TERM	BASE RENT	PREMISES

February 1, 2008 – July 31, 2008	$21,820.80	$0.80
August 1, 2008 –January 31, 2009	$35,458.80	$1.30
February 1, 2009 –January 31, 2010	$43,641.60	$1.60
February 1, 2010 –January 31, 2011	$53,188.20	$1.95
February 1, 2011 –January 31, 2012	$55,097.52	$2.02
February 1, 2012 –January 31, 2013	$57,279.60	$2.10

6.                                       SECURITY DEPOSIT: Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, as security for the full and faithful performance by Tenant of the provisions of this Lease. The Security Deposit shall be Two Hundred Thousand and No/100ths Dollars ($200,000.00) in the form of a letter of credit or cash, as determined by Tenant in its sole discretion (subject to the provisions of this Section 6). Provided that Tenant has not materially defaulted under this Lease and failed to cure such default during the applicable cure period, (i) on the first anniversary of the Commencement Date, the Security Deposit (either letter of credit or cash) shall be reduced to One Hundred-Fifty Thousand and No/100ths Dollars ($150,000.00); (ii) on the second anniversary of the Commencement Date, the Security Deposit shall be reduced to One Hundred Thousand and No/100ths Dollars ($100,000.00); and (iii) on the third anniversary of the Commencement Date, the Security Deposit shall be reduced to Fifty Thousand and No/100ths Dollars ($50,000.00). Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord.

If (I) Tenant materially defaults under this Lease and fails to timely cure such default, or (II) if the Letter of Credit (as defined below) held by Landlord has a stated expiration date which is earlier than the Final LC Expiration Date (as defined below) or if a notice of termination or non-renewal is given by the issuing bank, and Tenant fails to deliver to Landlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with all of the provisions of this Section 6, Landlord may use the Security Deposit, or any portion of it, to cure the default or to compensate Landlord for all damages which Landlord may suffer by reason of Tenant’s default. Tenant shall immediately on demand pay to Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord as provided in this Section so as to maintain the Security Deposit in the sum specified. Tenant’s failure to forthwith remit to Landlord an amount in cash sufficient to restore the Security Deposit to the original sum deposited within

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thirty (30) days after receipt of such demand from Landlord shall constitute an event of default under the terms of this Lease.

At the expiration or termination of this Lease (or, if Tenant has utilized a Letter of Credit, by the Final LC Expiration Date), Landlord shall return the Security Deposit to Tenant, less such amounts as are reasonably necessary to remedy Tenant’s default, to repair damages to the Premises caused by Tenant, or to clean the Premises upon such termination, as soon as is practicable thereafter. Any unused proceeds of the Security Deposit shall constitute the property of Tenant. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord may maintain the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay Tenant interest on any Security Deposit paid in cash or otherwise. If prior to the Final LC Expiration Date, a voluntary petition under the U.S. Bankruptcy Code or for reorganization or rearrangement is filed by Tenant, or an involuntary petition under the U.S. Bankruptcy Code or for reorganization or rearrangement is filed against Tenant by any of Tenant’s creditors, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

If Landlord sells its interest in the Premises, Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit so long as the purchaser acknowledges such Security Deposit and assumes Landlord’s obligations under the Lease in writing. If Landlord transfers all or any portion of its interest in and to the Letter of Credit to a lender who has a first deed of trust against the Building (“Lienholder”) and/or has the Letter of Credit reissued in the name of a Lienholder, Landlord may deliver the Security Deposit to the Lienholder without any consent on the part of Tenant. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Landlord’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Landlord shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit.

If Tenant exercises its right to utilize a letter of credit as Security Deposit, concurrently with the full execution and delivery of this Lease by Tenant, Tenant shall deliver to Landlord a clean, standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) containing the terms required herein, in the initial face amount of Two Hundred Thousand and No/100ths Dollars ($200,000.00), naming Landlord as beneficiary, issued by such financial institution as may be reasonably acceptable to Landlord. Following the date of the full execution and delivery of this Lease by Landlord and Tenant, Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the applicable amount required herein through the expiration of the Term (“Final LC Expiration Date”). If the Letter of Credit held by Landlord has a stated expiration date which is earlier than the Final LC Expiration Date or if a notice of termination or non-renewal is given by the issuing bank, then Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 6, shall be a clean, unconditional, irrevocable, transferable standby letter of credit as required in accordance herewith, and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the then applicable amount required pursuant to the first paragraph of this Section 6, Tenant shall, within fifteen (15) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total required amount, and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 6, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable default by Tenant under this Lease. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any of the events specified in clause (I) or (II) of the second paragraph in this Section 6.

7.                                       OPERATING EXPENSES:

(a)                                  As additional Rent, Tenant shall pay Tenant’s Proportionate Share of all Operating Expenses. The term “Operating Expenses” means the total amounts paid or payable by Landlord or others on behalf of Landlord during the Term in connection with the ownership, maintenance, repair, and operation of the Premises, the Building and the Project in a quality, first class condition, and includes, but is not limited to, Taxes (as hereinafter defined), the amount paid for all hot and cold water; the amount paid for Project lighting; the amount paid for utilities and not paid separately by tenants in the Building; the amount paid for all labor and/or wages and other employment related payments, including cost to Landlord of workmen’s compensation and disability insurance, payroll taxes, welfare, and fringe benefits made to janitors, employees, building managers, contractors, and subcontractors of the Landlord involved in the operation, maintenance, repair, and restoration of the Building to the extent such persons were involved in such activities; the cost of maintenance and repair of the roof, landscaping,

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sidewalks, driveways, parking lots, fences and other exterior Project Common Areas and interior Building Common Areas; the amount paid for maintaining and repairing plumbing, alarm and security systems, heating, air conditioning and ventilation systems, including the cost of preventative maintenance contracts; modifications to the Building occasioned by any rules, regulations, or laws effective subsequent to the Commencement Date; permits, licenses, and certificates necessary to operate and manage the Building; managerial fees and managerial, administrative, and telephone expenses related to the Building; the total charges of any independent contractors employed in the care and operation, maintenance, cleaning, repair, and restoration of the Building and the Project landscaping; the amount paid for all supplies, tools, equipment, and necessities which are occasioned by everyday wear and tear; the costs of window and exterior wall cleaning; the cost of accounting services necessary to compute the Rent and charges payable by tenants; legal, inspection, and consulting services; and the amount paid for premiums for all insurance obtained by Landlord or required by Landlord’s mortgagees.

(b)                                 In determining the amount of Operating Expenses for any year, if during any period within such year less than ninety-five percent (95%) of the Project’s Rentable Area shall have been occupied by tenants, then with respect to such period, the Operating Expenses shall be proportionately increased to an amount equal to the Operating Expenses that would have been incurred had the occupancy of the Building been ninety-five percent (95%) throughout such portion of the year; provided, however, that nothing contained herein shall be deemed to permit the amount of the Operating Expenses for any year to exceed Tenant’s Proportionate Share of one hundred percent (100%) of the actual expense of any item included within Operating Expenses.

(c)                                  Tenant acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or Project. Should Landlord elect to provide security protection for the Project, the cost of guards and other protection services shall be included within the definition of Operating Expenses.

(d)                                 Operating Expenses shall not, however, include interest on debt, capital retirement of debt, depreciation, expenses properly chargeable to capital account, except for capital expenditures primarily designed to reduce operating expenses or as required or reasonably requested by governmental authority (which capital expenditures shall be amortized in accordance with generally accepted accounting principles and included in Operating Expenses), expenses directly chargeable by the Landlord to any tenant or tenants.

(e)                                  Operating Expenses shall also exclude any and all of the following:

i.	interest on debt and capital retirement of debt;

ii.	such of the Operating Expenses as are recovered from insurance proceeds;

iii.	Costs arising from Landlord’s charitable or political contributions;

iv.	Brokers’ or other leasing commissions and costs incurred in connection with entering into new leases or disputes under existing leases;

v.	costs associated with bad debt losses;

vi.	costs to correct violations of laws existing as of the Commencement Date of this Lease;

vii.	any costs, fines or penalties incurred due to violations by Landlord of any legal requirement which may have been in effect as of the Commencement Date of this Lease;

viii.	costs for the removal or abatement of hazardous substances or asbestos other than those placed or released by Tenant or any employee, contractor, agent, customer, invitee or licensee of Tenant;

ix.	expenses for any item or service not provided to Tenant, but provided exclusively to certain other tenants in the Building;

x.	depreciation and amortization on any mortgage;

xi.	any ground lease or underlying lease payments; and

xii.	cost of ADA compliance not triggered by Tenant’s use of the Premises;

xiii.	rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement;

xiv.

marketing costs including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment

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negotiations and transactions with present or prospective tenants or other occupants of the Building;

xv.	interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Premises;

xvi.

except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

xvii.	costs for acquisition of sculpture, paintings or other objects of art;

xviii.

costs incurred in connection with upgrading the Building to comply with disability, life, fire and safety codes in effect prior to the issuance of the temporary certificate of occupancy for the Project; and,

xix.

Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by comparable landlords of comparable buildings.

(f)                                    Tenant’s Proportionate Share of the Operating Expense shall be paid as follows: Landlord shall estimate from time to time, in good faith, the anticipated Operating Expenses, and shall compute Tenant’s Proportionate Share thereof. One-twelfth (1/12) of such amount due shall be paid by Tenant to Landlord as additional Rent on the first day of each month. Landlord may revise the same from time to time, in good faith, and require Tenant to pay one-twelfth (1/12) of such revised annual amount as additional Rent hereunder as of the first of each month. Not later than April 1 of each calendar year, or as soon thereafter as reasonably possible, including the year following the year in which this Lease terminates, Landlord shall endeavor to furnish Tenant with a true and correct accounting of actual costs with respect to the items set forth above, and within thirty (30) days following Landlord’s delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the failure by Landlord to timely provide such accounting by such date, such failure shall not constitute a waiver by Landlord of its right to collect Tenant’s share of any underpayment. Landlord shall credit the amount of any overpayment of Tenant toward the next estimated monthly installment(s) falling due, or where the term of the Lease has expired, promptly refund the amount of overpayment to Tenant.

(g)                                 Provided that Tenant is not in default under the provisions of this Lease, Tenant shall have the right after reasonable written notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office. If after such inspection any dispute arises as to the amount of any portion of the Operating Expenses owed by Tenant hereunder and Tenant and Landlord are unable to resolve such dispute within fifteen (15) days following the completion of Tenant’s inspection, a certified public accountant, who shall be reasonably acceptable to Tenant and Landlord, shall prepare a certificate as to the proper amount of the expenditure, which certification shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord’s original statement overstated Operating Expense by more than ten percent (10%).

8.                                       TAXES:

(a)                                  The term “Taxes” shall include all real property taxes and assessments levied against the Project and the various estates therein and the underlying land, all taxes levied on personal property of Landlord to the extent used in the management, operation, maintenance and repair of the Project, all taxes, assessments and reassessments of every kind and nature whatsoever levied or assessed in lieu of or in substitution of any existing or additional real or personal property taxes and assessments on the Project, any increase in taxes or assessments resulting from a re-evaluation of the Project resulting from the sale, conveyance, assignment, ground lease or other transfer thereof, service payments in lieu of such taxes, excises, transit charges and fees, housing, park and child care assessments, development and other assessments, reassessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent provided for in this Lease, or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purposes which are assessed, levied, confirmed, imposed or become a lien upon the Premises, Building or Project or become payable during the Term. Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on Rent herein reserved, or any other tax however described, is levied or assessed by any such political body against Landlord on account of such Rent, or a portion thereof, Tenant shall pay One Hundred Percent (100%) of any such tax or excise as additional Rent hereunder.

(b)                                 Tenant shall pay before delinquent all taxes assessed against and upon equipment, furniture, fixtures, and other personal property of Tenant. If any taxes on Tenant’s personal property are levied against Landlord or Landlord’s property, or if the assessed value of the Building and other improvements is

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increased by the inclusion of a value placed on Tenant’s personal property, and if Landlord pays the taxes on any of these items, Tenant, on demand, shall immediately reimburse Landlord for the sum of the taxes levied against Landlord, or the proportion of the taxes resulting from the increase in Landlord’s assessment. Landlord shall have the right to pay these taxes regardless of the validity of the levy.

9.                                       UTILITIES:

(a)                                  Tenant shall be solely responsible for paying the cost of all utilities, including, but not limited to, sewer use and connection fees, water, gas, electricity, telephone, and other utilities (the “Utilities”) provided to the Premises and billed or metered separately to Tenant. If the Utilities are not separately billed to Tenant, Tenant shall pay to Landlord within fifteen (15) days after receiving a bill from Landlord the Tenant’s Proportionate Share of the cost of Utilities. In determining Tenant’s Proportionate Share of the cost of Utilities attributable to Tenant’s use during any period of time, if during any period within such year less than ninety-five percent (95%) of the Project’s rentable area shall have been occupied by tenants, then with respect to such period, any portion of the Utilities which vary with the occupancy percentage of the Building and/or Project, if any, shall be proportionately increased to an amount equal to the Utilities that would have been incurred had the occupancy of the Building been ninety-five percent (95%) throughout such portion of the year. In its reasonable discretion, Landlord may adjust “Tenant’s Proportionate Share” to reflect extraordinary use of the Premises by Tenant, which use requires greater use of any Utilities. Extraordinary use shall include, but not be limited to, use beyond normal business hours of 7:00 a.m. to 6:00 p.m., Monday through Friday; 7:00 a.m. to 12:00 p.m. on Saturdays, excluding any national holidays, and uses beyond those uses set forth in this Lease.

(b)                                 Failure by Landlord to furnish any Utilities, or any cessation thereof, which result from causes beyond the control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement hereof. If any of the equipment or machinery utilized in supplying services and Utilities breaks down, or ceases to function properly, Landlord shall use reasonable diligence to repair the same promptly. Tenant shall have no right to terminate this Lease, and shall have no claim for rebate of rent or damages, on account of any interruptions in services or utilities occasioned thereby or resulting therefrom except to the extent arising out of Landlord’s failure to use reasonable diligence to cause such repairs to be made.

10.                                 USE: Tenant shall use the Premises for the uses set forth in the Basic Lease Information and shall not use the Premises for any other purposes without Landlord’s written consent which shall not be unreasonably withheld or delayed. Tenant shall be solely responsible for obtaining any necessary governmental approvals of such use. Tenant warrants that it shall not make any use of the Premises which may cause contamination of the soil, the subsoil or groundwater. Tenant shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use, Tenant shall pay to Landlord within thirty (30) days before the date Landlord is obligated to pay a premium on the insurance, or within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused solely by an activity of Tenant on the Premises as permitted in this Lease, whichever date is later, a sum equal to the difference between the original premium and the increased premium. Landlord reserves the right to prescribe the weight and position of all safes, fixtures and heavy installations that Tenant desires to place in the Premises so as to distribute properly the weight, or to require plans prepared by a qualified structural engineer for such heavy objects, which shall be prepared at Tenant’s sole cost and expense.

11.                                 COMPLIANCE WITH THE LAW: Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law or rule, regulation, or requirement of any duly constituted public authorities now in force or which may hereafter be enacted or promulgated including, but not limited to, any and all federal, state and local laws, ordinances, regulations, orders and directives pertaining to any substance defined as “hazardous wastes”, “hazardous substances”, “hazardous materials”, “toxic substances” or words to that affect under any applicable current or future federal or state laws or regulations, or subject Landlord to any liability for injury to any person or property by reason of any business operation being conducted in or about the Premises. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, which includes, but is not limited to, the Americans with Disability Act (“ADA”) of 1990 (42 U.S.C. 12101 et. seq.), and any amendment thereto or regulations promulgated thereunder, or requirements of any board or fire insurance underwriters or other similar bodies, now or hereafter constituted, relating to or affecting the condition, use, or occupancy of the Premises as they specifically apply to Tenant’s use of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The final judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance, or governmental rule, regulation, or requirement, shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the foregoing, Landlord shall be responsible for complying with ADA within the Building to the extent such compliance is not required due specifically to Tenant’s use of the Premises.

Neither Tenant, nor any assignee, sublessee or occupier of any portion of the Premises, shall permit the introduction, placement, use, generation, manufacture, storage, disposal or transportation in or around the Premises of any hazardous, poisonous or toxic substance, material or waste of any kind that may be hazardous to health and/or the environment, including, without limitation, substances from time to time identified as such by federal and/or state laws and regulations, without the prior written consent of Landlord; provided, however, that Tenant shall be entitled to possess and maintain within the Premises reasonable and lawful amounts of such hazardous

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materials which are customarily and lawfully used by Tenant in connection with its general office, laboratory and warehouse uses without Landlord’s consent. Landlord’s consent shall be given only if Tenant (a) satisfactorily demonstrates to Landlord that such substances are necessary for Tenant’s business conducted at the Premises, and are contained, stored, used, and disposed of in a completely safe manner and strictly in accordance with all applicable laws, regulations and guidelines, and (b) agrees to indemnify Landlord and be fully liable for all costs incurred (whether by Landlord or otherwise) in cleaning, decontaminating or otherwise correcting the effects of any such introduction, placement, use, storage or disposal in or about the Premises, as well as all costs of complying with all applicable laws, rules, regulations or requirements applicable thereto, including payment of any fines or penalties levied on account thereof or arising therefrom, and the cost of discharging any lien on the Premises securing such costs of correction. However, further to Section 38(f) below, Landlord agrees to indemnify, defend and hold harmless Tenant from all claims made against and/or costs incurred by Tenant in cleaning, decontaminating or otherwise correcting the effects of any introduction, placement, use, storage or disposal of hazardous materials by Landlord, Landlord’s agents, contractors, or employees in or about the Building, including the costs of complying with all applicable laws, rules, regulations or requirements applicable thereto, to the extent that such claims and/or costs are (i) caused by Landlord (to the extent not caused or contributed to by Tenant) or (ii) existing as of the Commencement Date. The provisions of this Section shall survive the termination and/or expiration of this Lease.

12.                                 ALTERATIONS AND ADDITIONS: Tenant shall not make or suffer to be made any alterations, additions, or improvements (collectively, “Alterations”) to or of the Premises, or any part thereof, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld. Unless otherwise specified by Tenant in writing at the time a request for Alterations is submitted to Landlord and approved by Landlord at such time in writing, any Alterations to the Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work, but excepting movable furniture and trade fixtures, shall on the expiration of the Term become a part of the realty and belong to Landlord, and shall be surrendered with the Premises. Before Landlord’s consent to such Alterations will be given, Tenant shall submit detailed specifications, floor plans and necessary permits (if applicable) to Landlord for review. In no event shall any Alterations affect the structure of the Building or its façade without Landlord’s written consent, which consent may be withheld in Landlord’s sole and absolute discretion. As a condition to its consent, Landlord may request adequate assurance that all contractors who will perform such work have in force workman’s compensation and such other employee and public liability insurance as Landlord deems necessary, and where the Alterations are material, Landlord may require Tenant or its contractors to post adequate completion and performance bonds. In the event Landlord consents to the making of any Alterations to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, comply with all applicable laws, statutes and ordinances, be completed to the satisfaction of Landlord, and any architect, contractor or person selected by Tenant to make the same must first be approved in writing by Landlord. If Tenant makes any Alterations to the Premises, the Alterations shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the installation of the alterations is to commence so that Landlord can post and record an appropriate notice of nonresponsibility. Notwithstanding the foregoing, without the prior consent of Landlord, but with the prior notice to Landlord, Tenant shall be entitled to make Alterations within the Premises, provided that (i) the cost of the constructing such Alterations does not exceed Twenty Thousand and No/100ths Dollars ($20,000.00) per project in the aggregate, (ii) does not affect the structure or mechanical systems of the Building, and (iii) Tenant otherwise complies with the provisions of this Section. Tenant shall indemnify, defend and hold the Landlord, the Building and the Premises free and harmless from any liability, loss, damage, cost, attorneys’ fees and other expenses incurred on account of such construction, or claims by any person performing work or furnishing materials or supplies for Tenant or any persons claiming under Tenant.

13.                                 REPAIRS AND MAINTENANCE:

(a)                                  Tenant shall, at Tenant’s sole cost and expense, maintain the Premises in good, clean and safe condition and repair. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining and repairing all fixtures, electrical lighting, ceilings and floor coverings, windows, interior doors, interior plate glass, and interior walls within the Premises. In addition, Tenant shall be responsible for all repairs made necessary by Tenant, its employees, agents, contractors or invitees. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises except as specifically set forth in this Lease. Under no circumstances shall Tenant make any repairs to the Building or to the mechanical, electrical or heating, ventilating or air conditioning systems of the Premises or the Building, unless such repairs are previously approved in writing by Landlord, which shall not be unreasonably withheld.

(b)                                 Landlord shall be responsible for repairing any latent defects and making all structural repairs to the Building and Project, and shall maintain the roof, sidewalls, and foundations of the Building in good, clean and safe condition and repair. Landlord shall also maintain all landscaping, exterior windows, skylights, exterior doors, driveways, parking lots, fences, signs, sidewalks and other exterior Project Common Areas and interior Building Common Areas of the Project. Landlord shall be responsible for maintenance and repair of all plumbing, heating, electrical, air conditioning and ventilation systems. The foregoing obligations of Landlord contained in this Section 13(b) are collectively referred to as “Landlord’s Repairs”. If Landlord’s failure to fulfill its obligations relating to Landlord’s Repairs prevents Tenant from reasonably using a material portion of the Premises and Tenant in fact ceases to use such portion of the Premises, then Tenant shall be entitled to an abatement of Base Rent with respect to such material portion of the Premises that Tenant is prevented from using by reason of such failure, as follows: if Landlord’s failure persists for three (3) consecutive business days, then the abatement of Base Rent shall commence on the fourth (4th) business day and continue until Tenant is no longer so prevented from using such portion of the Premises. Except as otherwise provided in this Lease, Landlord shall have no

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liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenants’ lease or required by law to make in or to any portion of the Building or the Premises. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business at the Premises. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord may give Tenant thirty (30) days written notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work within such time period and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the “Reference Rate” (formerly, “Prime Rate”) then being charged by the San Francisco main office of Bank of America NT & SA plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum amount then allowed by law. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as the result of performing any such work.

14.                                 WASTE: Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance to owners or occupants of adjacent properties or to other tenants of the Building.

15.                                 LIENS: Tenant shall keep the Premises and the Project free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Landlord may require, at its sole option, that Tenant shall provide to Landlord, at Tenant’s sole cost and expense, labor and materials or a completion bond in an amount equal to one and one-half (1-1/2) times any and all estimated cost of any improvements, additions, or alterations to the Premises to be made by Tenant, to insure Landlord against any liability for mechanics’ and materialmen’s liens and to insure completion of work.

16.                                 ASSIGNMENT AND SUBLETTING: Tenant shall not assign, transfer, mortgage, pledge, hypothecate, or encumber this Lease or any interest therein, nor sublet the Premises or any part thereof, or any right or privilege appurtenant thereto or permit the use or occupancy by any other party without the prior, written consent of the Landlord first had and obtained, which consent shall not be unreasonably withheld or delayed. Any attempted assignment, transfer, mortgage, encumbrance, or subletting without such consent shall be void and shall constitute a breach of this Lease without the need for notice to Tenant. Tenant shall give Landlord written notice of Tenant’s desire to assign or sublet all or some portion of the Premises and the date on which Tenant wishes to make such assignment or sublease, at least fifteen (15) days prior to such date. Such written notice shall set forth the name of the proposed assignee or sublessee, the nature of the business to be carried on in the Premises, the space to be assigned or sublet, the material terms and provisions of the proposed sublease or assignment, and such financial information as Landlord may reasonably request. Landlord shall then have a period of ten (10) days following receipt of such notice and accompanying information within which to notify Tenant of its decision with respect to the proposed sublease or assignment. The withholding of Landlord’s consent to the assignment or subletting will be deemed to have been reasonable where based upon Landlord’s good faith determination of: (i) the inability of assignee or sublessee to fulfill the Lease terms; (ii) the financial irresponsibility of assignee or sublessee; (iii) the lack of suitability of assignee’s or sublessee’s intended use of the Premises; or (iv) the intended unlawful or undesirable use of the Premises by sublessee or assignee; provided, however, that the foregoing enumeration shall not be exclusive. If Landlord’s consent to the assignment or subletting cannot reasonably be withheld, Landlord shall then have a period of ten (10) days following receipt of such notice within which to notify Tenant in writing that Landlord elects either (i) to terminate this Lease as to that portion of the Premises so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such portions of the Premises, or (ii) Landlord permits Tenant to make such assignment or sublease, subject only to the following:

(a)                                  Any such assignment, sublease or the like must be pursuant to a written agreement in a form acceptable to Landlord in its reasonable discretion and must provide that such assignee, sublessee, or other transferee agrees not to violate the terms and conditions of this Lease. No sublease or assignment by Tenant shall relieve Tenant of any liability hereunder. Any sublease must provide that Tenant (Sublessor) has the right to reenter the Premises upon termination of such sublease. No sublessee or assignee shall further assign or sublet all or any part of the Premises without the consent of each of Landlord and Tenant, which consent by Landlord shall be within Landlord’s sole and absolute discretion.

(b)                                 One-half (1/2) of any sums or other economic consideration received by Tenant as a result of such subletting, which exceed in the aggregate the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease), shall be payable to Landlord as additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder. Notwithstanding the foregoing, prior to paying any such additional Rent, Tenant may deduct all reasonable expenses incurred as a result of such subletting, including but not limited to brokerage fees, rent abatement, subtenant improvement allowance, costs to demise the Premises, attorneys’ fees and advertising fees.

(c)                                  No assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord. Tenant shall have the duty and responsibility to take such actions as are necessary to ensure that such assignee or sublessee does not violate the terms and provisions of the Lease. In accordance with Section 37 below, in the event Tenant assigns or sublets one third or more of the entire Premises as permitted by this Lease, all options to renew this Lease at the end of the original term, which options, if any, are defined and explained herein or in an addendum to this Lease, shall terminate.

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(d)                                 Notwithstanding the foregoing, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, but with prior written notice, to any corporation, partnership, individual or other entity which controls, is controlled by or is under common control with Tenant, or to any corporation, partnership, individual or other entity, resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all of the assets of Tenant’s business as a going concern, provided that (i) the assignee or sublessee assumes, in full, the obligations of Tenant under this Lease, (ii) Tenant remains fully liable under this Lease to the extent it survives any merger or consolidation as a separate entity, and (iii) the use of the Premises remains unchanged, unless the reasonable consent of Landlord is obtained, No transfer of stock in the Tenant shall be considered an assignment, sublease or transfer under this Lease.

(e)                                  If Tenant requests Landlord to consent to a proposed assignment or subletting, Tenant shall pay Landlord, whether or not consent is ultimately given, Landlord’s reasonable costs, including attorneys’ fees (which attorneys’ fees shall not exceed Five Hundred and No/100ths Dollars ($500.00) for each proposed assignment or subletting) incurred in connection with evaluating such request and/or documenting such sublease or assignment up to a maximum of One Thousand and No/100ths Dollars ($1,000.00) per Tenant’s request for consent.

Notwithstanding any other provision of this Section 16 to the contrary, Landlord shall have no recapture right during the first thirty (30) months of the Term for any sublease or assignment which is, when aggregated together with any previous assignment or sublease, less than a total of ten thousand (10,000) rentable square feet for all subleased or assigned space.

17.                                 INDEMNITY: Tenant shall indemnify, defend, protect and hold Landlord, any partner, co-venturer, co-tenant, officer, director, employee, agent, or representative of Landlord (collectively, “Landlord Group”) harmless against and from all claims, damages and liabilities, arising from Tenant’s use of the Premises or the conduct of Tenant’s business or from any activity, work, or other thing done, permitted or suffered by Tenant in or about the Building, and shall further indemnify and hold the Landlord Group harmless against and from any and all claims, damages and liabilities, directly arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of the Tenant or any officer, agent, employee, guest, or invitee of Tenant, and from all and against all costs, attorneys’ fees, expenses, and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, in any case, action, or proceeding brought against Landlord by reason of any such claim. Tenant, as a material part of the consideration to Landlord under this Lease, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises, except that Tenant shall not assume any risk for damage resulting from the negligence or wrongful act of Landlord or its authorized representatives.

Landlord shall indemnify, defend, protect and hold Tenant and/or any officer, director, employee, agent, or representative of Tenant (collectively, “Tenant Group”) harmless against and from all claims, damages and liabilities arising from any activity, work, or other thing done, permitted or suffered by Landlord in or about the Building and shall further indemnify and hold the Tenant Group harmless against and from any and all claims, damages and liabilities directly arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease or arising from any gross negligence or willful misconduct of the Landlord or any officer, agent, employee, guest, or invitee of Landlord, and from all and against all costs, attorneys’ fees, expenses, and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, in any case, action, or proceeding brought against Tenant by reason of any such claim.

Except to the extent arising out of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects from pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or from other sources. If Landlord’s gross negligence or willful misconduct hereunder prevents Tenant from reasonably using a material portion of the Premises and Tenant in fact ceases to use such material portion of the Premises, then Tenant shall be entitled to an abatement of Base Rent with respect to the portion of the Premises that Tenant is prevented from using by reason of such failure, as follows: if Landlord’s failure persists for three (3) consecutive business days, then the abatement of Base Rent shall commence on the fourth (4th) business day and continue until Tenant is no longer so prevented from using such portion of the Premises. Landlord shall not be liable for any damages arising from any act or omission from any other tenant of the Building.

18.                                 DAMAGE TO PREMISES OR BUILDING: All injury to the Premises or the Building caused by moving the property of Tenant or its employees, agents, guests or invitees into, in or out of the Building and all breakage done by Tenant or the agents, servants, employees, and visitors of Tenant shall be repaired as determined by the Landlord at the expense of the Tenant.

19.                                 TENANT’S INSURANCE/WAIVER OF SUBROGATION:

(a)                                  All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies which are rated by Best Insurance Reports as A:VII or better and acceptable to Landlord and Landlord’s lender and licensed or authorized to do business in the State of California. Each policy shall name Landlord, and at Landlord’s request, any mortgagee of Landlord, as an additional insured, as their respective interests may appear. Each policy shall contain (i) a separation of insureds condition, (ii) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies

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carried by Landlord and that any coverage carried by Landlord shall be excess insurance for Landlord’s interest only, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A copy of each paid up policy (authenticated by the insurer) or certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is given possession of the Premises, and thereafter, within thirty (30) days after any demand by Landlord therefor. No such policy shall be cancelable, materially changed or reduced in coverage except after thirty (30) days’ written notice to Landlord and Landlord’s lender except for non-payment of premium, which shall be ten (10) days written notice only. Tenant shall furnish Landlord with renewals or “binders” of any such policy at least ten (10) days prior to the expiration thereof except that to the extent such binders are not available within the timeline contained herein, Tenant shall provide Landlord with evidence of Tenant’s payment of the premiums for all required policies within ten (10)-day period. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums, which shall be payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

(b)                                 Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term of the Lease, Tenant shall procure, pay for and maintain in effect policies of property insurance covering (i) all Tenant Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Section 12 hereof), and (ii) trade fixtures, merchandise and other personal property from time to time, in, on or about the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost as reasonably determined from time to time, providing protection against all risks of physical loss or damage. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, the proceeds under (i) shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant.

(c)                                  Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the term of the Lease, Tenant shall procure, pay for and maintain in effect workers’ compensation and employer’s liability insurance and commercial general liability insurance which includes coverage for personal injury, contractual liability and Tenant’s independent contractors. The commercial general liability should be procured and maintained with not less than Three Million Dollars ($3,000,000.00) per occurrence combined single limit for bodily injury, personal injury or property damage liability. If such insurance covers more than one location, and general aggregate limit shall apply on a per location basis.

(d)                                 Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the term of the Lease, Tenant shall pay for and maintain in effect business income insurance on a “Special Form” basis, which will provide recovery for a minimum of twelve (12) months of Tenant’s continuing Rent obligation to Landlord.

(e)                                  Whenever, in Landlord’s reasonable judgment, good business practice or change in conditions indicate a need for additional or different types of insurance, Tenant shall upon request of Landlord obtain such insurance at its own expense.

(f)                                    Tenant agrees to obtain certificates of insurance evidencing commercial general liability insurance, including completed operations, and workers’ compensation insurance and employer’s liability insurance from any contractors or subcontractors engaged in repairs or maintenance to the Premises during the term of the Lease. Such liability insurance must be for minimum limits of One Million Dollars ($1,000,000.00) per occurrence combined single limit for bodily injury including death and property damage liability.

(g)                                 Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against and payment is made under any “Special Form” insurance policy containing coverage of not less than coverage identified by ISO Form CP 10 30 in effect as of the date of this Lease, which either may have in force at the time of the loss or damage. Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation as contained in this Lease.

20.                                 WAIVER: No delay or omission in the exercise of any right or remedy of Landlord or Tenant on any default by Tenant or Landlord shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after breach by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent involved, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No act or conduct of Landlord, including without limitation the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Prior to the scheduled expiration of the term of the Lease, only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish an early termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease. The review,

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approval, or inspection by Landlord of any item to be reviewed, approved, or inspected by Landlord under the terms of this Lease shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.

21.                                 ENTRY BY LANDLORD: Landlord reserves, and shall at any and all reasonable times with at least twenty-four (24) hours written notice (except in the case of an emergency, for which no notice shall be required) have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants, to post notices of non-responsibility, and to maintain and repair the Premises and any portion of the Building that Landlord may deem necessary or desirable, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures, where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby and further providing that the business of the Tenant shall not be interfered with unreasonably. Except to the extent arising out of Landlord’s gross negligence or willful misconduct hereunder, Tenant hereby waives any claims for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in the event of an emergency (as determined by Landlord or its employees or representatives acting in good faith), in order to obtain entry to the Premises without liability to Landlord. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

22.                                 CASUALTY DAMAGE: During the term hereof, if the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged by such fire or other casualty), (i) if such damage cannot be repaired within ninety (90) days thereafter, as reasonably determined by Landlord, (ii) if any mortgagee under a mortgage or deed of trust covering the Building requires that the insurance proceeds payable as a result of said fire or other casualty be used to retire or reduce such mortgage debt, or (iii) if such damage is not covered by insurance carried by Landlord, Landlord may, at its option, terminate this Lease and the term and estate hereby granted by notifying Tenant in writing of such termination within sixty (60) days after the date of such damage, in which event the Rent shall be abated as of the date of such damage. If the damage does not require substantial alteration or reconstruction or if Landlord does not thus elect to terminate this Lease, Landlord shall, within thirty (30) days after the date of such damage, commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant’s furniture and furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building. Tenant shall not be entitled to any compensation or damages from Landlord, and Landlord shall not be liable, for any loss of the use of the whole or any part of the Premises, the Building, Tenant’s personal property, or any inconvenience or annoyance occasioned by such loss of use, damage, repair, reconstruction or restoration, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a diminution of Rent on a square footage basis during the time and to the extent the Premises are unfit or unavailable for occupancy. If the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the negligence of Tenant or any of Tenant’s agents, employees, or invitees, Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation to terminate the Lease by reason of casualty or damage to the Premises or Building, and the parties hereto specifically agree that the Lease shall not automatically terminate by law upon destruction of the Premises.

23.                                 CONDEMNATION:

(a)                                  If the whole of the Building or Premises should be condemned, this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than substantially the whole of the Building or the Premises is thus taken or sold, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by written notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (ii) Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant within sixty (60) days after the date of such taking, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If, upon any such condemnation of less than substantially the whole of the Building or the Premises, this Lease shall not be thus terminated, the Rent payable hereunder shall be diminished by an amount representing that part of the Rent as shall properly be allocable to the portion of the Premises which was so condemned, and Landlord shall, at Landlord’s sole expense, restore and reconstruct the remainder of the Building and the Premises to substantially their former condition to the extent that the same, in Landlord’s reasonable judgment, may be feasible, but such work shall not exceed the scope of the work done in originally constructing the Building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount

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received by Landlord as compensation awarded upon a taking of any part or all of the Building or the Premises. Subject to the rights of any mortgagee under a mortgage or deed of trust covering the Building, Landlord shall be entitled to and shall receive the total amount of any award made with respect to condemnation of the Premises or Building, regardless of whether the award is based on a single award or a separate award as between the respective parties, and to the extent that any such award or awards shall be made to Tenant or to any person claiming through or under Tenant, Tenant hereby irrevocably assigns to Landlord all of its rights, title and interest in and to any such awards. No portion of any such award or awards shall be allocated to or paid to Tenant for any so-called bonus or excess value of this Lease by reason of the relationship between the rental payable under this Lease and what may at the time be a fair market rental for the Premises, nor for Tenant’s unamortized costs of leasehold improvements. The foregoing notwithstanding, and if Tenant be not in default for any reason, Landlord shall turn over to Tenant, promptly after receipt thereof by Landlord, that portion of any such award received by Landlord hereunder which is attributable to Tenant’s fixtures and equipment which are condemned as part of the property taken but which Tenant would otherwise be entitled to remove, and the appraisal of the condemning authority with respect to the amount of any such award allocable to such items shall be conclusive. The foregoing shall not, however, be deemed to restrict Tenant’s right to pursue a separate award specifically for its relocation expenses or the taking of Tenant’s personal property or trade fixtures so long as such separate award does not diminish any award otherwise due Landlord as a result of such condemnation or taking. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation (including, without limitation, Sections 1265.120 and 1265.130 of the California Code of Civil Procedure), to terminate or petition to terminate this Lease upon partial condemnation of the Premises or Building, and the parties hereto specifically agree that this Lease shall not automatically terminate upon condemnation.

(b)                                 Landlord may, without any obligation or liability to Tenant and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor the Premises or portion thereof sought by the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without first requiring any trial or hearing thereof (and Landlord is expressly empowered to stipulate to judgment therein), free from this Lease and the rights of Tenant hereunder.

(c)                                  If all or any portion of the Premises is condemned or otherwise taken for a period (i) of less than ninety (90) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms and covenants of this Lease; provided, however, Rent shall abate during such limited period in proportion to the portion of the Premises that is rendered unusable as a result of such condemnation or other taking, or (ii) of ninety (90) days or more, Tenant shall have the right to terminate this Lease by providing written notice of such election within thirty (30) days of such condemnation, in which case Rent shall be abated as of the date of such condemnation.

(d)                                 The words “condemnation” or “condemned” as used herein shall mean the taking for any public or quasi-public use under any governmental law, ordinance, or regulation, or the exercise of, or the intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency, or authority having the right or power of eminent domain, and shall include a voluntary sale by Landlord to any such person, entity, body agency or authority, either under threat of condemnation expressed in writing or while condemnation proceedings are pending, and shall occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain.

24.                                 TENANT’S DEFAULT: The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a)                                  The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder as and when due, where such failure shall continue for a period of ten (10) days after written notice of failure to pay after the due date.

(b)                                 Tenant’s failure to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in subparagraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(c)                                  The making by Tenant of any general assignment or general arrangement for the benefit of creditors, or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days.

(d)                                 The filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease, and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligation under this Lease.

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25.                                 REMEDIES FOR TENANT’S DEFAULT: In the event of Tenant’s default, Landlord may:

(a)                                  Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:

(i)                                     the worth at the time of the award of any unpaid rent which had been earned at the time of such termination; plus

(ii)                                  the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided, plus

(iii)                               the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could be reasonably avoided, plus

(iv)                              any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (including, without limitation, the cost of recovering possession of the Premises, expenses of reletting including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and real estate commissions actually paid and that portion of the leasing commission paid by Landlord and applicable to the unexpired portion of this Lease), plus

(v)                                 such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in Subsections (1) and (2) above, the “worth at the time of the award” shall be computed by allowing interest at the lesser of ten percent (10%) per annum, or the maximum rate permitted by law per annum. As used in subsection (3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)                                 Continue this Lease in full force and effect, and the Lease will continue in effect, as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due. During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord reasonably incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the rent Landlord receives from any reletting. In no event shall Tenant be entitled to any excess rent received by Landlord. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability.

(c)                                  Cause a receiver to be appointed to collect Rent. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate the Lease.

(d)                                 Cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the lesser of ten percent (10%) per annum, or the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional Rent.

The foregoing remedies are not exclusive; they are cumulative, in addition to any remedies now or later allowed by law, to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditors’ rights generally.

26.                                 SURRENDER OF PREMISES: On expiration of this Lease or within five (5) days after the earlier termination of the Term, Tenant shall surrender to Landlord the Premises in good condition (except for ordinary wear and tear, repair and maintenance which is the obligation of Landlord, and destruction to the Premises). Tenant shall remove all its personal property within the above-stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property within the time periods stated in this paragraph.

27.                                 DEFAULT BY LANDLORD:

(a)                                  Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligations within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation, provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for

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its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. In no event shall Landlord be liable to Tenant for loss of profits, business interruption, or consequential damages if Landlord performs its obligations within the time periods specified in this paragraph.

(b)                                 Tenant agrees to give any mortgagee and/or trust deed holders, by registered mail, a copy of any Notice of Default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such mortgagee and/or trust deed holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within thirty (30) days mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while remedies are being so diligently pursued.

28.                                 PARKING: Tenant shall have the right to park in the Building’s parking facilities in common with other tenants of the Building upon terms and conditions as may from time to time be established by Landlord. In this regard, during the term of the Lease and any extensions thereof, Tenant shall be entitled to the non-exclusive use of up to 3.3 parking spaces for every 1,000 Rentable Area of the Premises, at no additional cost to Tenant. Landlord shall have the right, in addition to pursuing any other legal remedy available, to tow any vehicle belonging to Tenant or Tenant’s employees which is not in compliance with the regulations for the parking facility then in effect if a violation continues after the first notice of such violation, at the reasonable expense of Tenant; nothing in this Lease, however, shall require Landlord to tow parked cars or take other actions to free occupied unreserved spaces for Tenant’s use. Landlord shall not be liable for any claims, losses, damages, expenses or demands with respect to injury or damage to the vehicles of Tenant or Tenant’s customers or employees that park in the parking areas of the Project, except for such loss or damage as may be caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors and subcontractors.

29.                                 ESTOPPEL CERTIFICATE: Tenant shall at any time and from time to time upon not less than twenty (20) days’ prior written notice from Landlord execute, acknowledge, and deliver to Landlord a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as modified is in full force and effect) and the date to which the Rental and other charges are paid in advance, if any; (b) certifying that the Premises have been accepted by Tenant; (c) confirming the Commencement Date and the expiration date of the Lease; and (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults, if any are claimed. Any such statement may be relied upon by a prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

30.                                 SALE OF PREMISES: In the event of any sale of the Project, Landlord shall be and hereby is entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease and the purchaser, at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease. If any security deposit or prepaid Rent has been paid by Tenant, Landlord will transfer the security deposit and prepaid rent to Landlord’s successor and upon the successor’s assumption of Landlord’s obligations under this Lease as set forth in Section 6 above, Landlord shall be relieved of any and all further liability with respect thereto.

31.                                 SUBORDINATION, ATTORNMENT:

(a)                                  This Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the Building, other improvements, and land of which the Premises are a part. Such subordination is effective without any further act of Tenant. If any mortgagee, trustee, or ground lessor shall elect to have this Lease and any options granted hereby prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease and such options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such options are deeded prior or subsequent to the date of said mortgage, deed of trust, or ground lease, or the date of recording thereof.

(b)                                 In the event any proceedings are brought for foreclosure, or in the event of a sale or exchange of the real property on which the Building is located, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease. Tenant agrees to execute any documents required to effectuate an attornment or to make this Lease or any options granted herein prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be.

(c)                                  Landlord agrees that Tenant’s obligations to subordinate under this Section to any future ground lease, mortgage, or deed of trust shall be conditioned upon Tenant’s receipt of a non-disturbance agreement from the party requiring such subordination (which party is referred to for the purposes of this Section as the “Superior Lienor”). Such non-disturbance agreement shall provide, at a minimum, that Tenant’s possession of the Premises shall not be interfered with following a foreclosure, provided Tenant is not in default beyond any applicable cure periods. Landlord’s obligation with respect to such a non-disturbance agreement shall be limited to obtaining the non-disturbance agreement in such form as the Superior Lienor generally provides in connection with

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its standard commercial loans, however, Tenant shall have the right to negotiate, and Landlord shall use its good faith efforts and due diligence in assisting Tenant in the negotiation of, revisions to that non-disturbance directly with the Superior Lienor. Tenant agrees to use its good faith efforts to reach agreement with the Superior Lienor upon acceptable terms and conditions of a non-disturbance agreement.

32.                                 AUTHORITY OF PARTIES:

(a)                                  Tenant’s Authority: If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. If Tenant is a partnership, each individual executing this Lease on behalf of said partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said partnership under the terms of the partnership agreement of said partnership.

(b)                                 Landlord’s Authority: If Landlord is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. If Landlord is a partnership, each individual executing this Lease on behalf of said partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said partnership under the terms of the partnership agreement of said partnership.

33.                                 BROKER: Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agents in connection with the negotiation of this Lease except for the Brokers listed in the Basic Lease Information, and it knows of no other real estate broker or agent who is entitled to a commission in connection with the Lease. Landlord agrees to pay any commission to which Brokers are entitled in connection with this Lease. Tenant agrees to indemnify and defend Landlord and hold Landlord harmless from any claims for brokerage commissions arising out of any discussion allegedly had by Tenant with any broker other than Broker.

34.                                 HOLDING OVER: Upon termination of the Lease or expiration of the Term hereof, if Tenant retains possession of the Premises without Landlord’s written consent first had and obtained, then Tenant’s possession shall be deemed a month-to-month tenancy upon all of the terms and conditions contained in this Lease, except the base rent portion of the Rent which shall be increased to one hundred and twenty-five percent (125%) of the amount of the Base Rent at the expiration or earlier termination of the Lease, as the case may be. Rent, as adjusted pursuant to this Section, shall be payable in advance on or before the first day of each month. If either party desires to terminate such month-to-month tenancy, it shall give the other party not less than thirty (30) days’ advance written notice of the date of termination.

35.                                 RULES AND REGULATIONS: Tenant shall faithfully observe and comply with the reasonable rules and regulations that Landlord shall from time to time promulgate. Landlord reserves the right from time to time to make all reasonable nondiscriminatory modifications to said rules. The additions and modifications to those rules shall be binding upon Tenant upon delivery of a copy to them to Tenant (a copy of the present Rules and Regulations is attached hereto as Exhibit D). Landlord shall use its reasonable efforts to enforce compliance with such rules, but shall not be responsible to Tenant for the nonperformance of any of said rules by other tenants or occupants. If there is any conflict between the terms of this Lease and the then-current Rules and Regulations, this Lease shall govern and control.

36.                                 RIGHT OF FIRST OFFER: During the term of the Lease, including the Extended Term (as defined below), upon Landlord’s determination to lease the space currently identified as Vivarium Laboratory within the Building, constituting approximately seven thousand fifteen (7,015) rentable square feet as shown on the Space Plan for the Second Floor of the Building in Exhibit B attached hereto (the “ROFO Space”), Tenant shall have a right of first offer (“Right of First Offer”) to lease such ROFO Space. Landlord shall first deliver to Tenant a written notice of such availability containing the terms upon which Landlord intends to Lease the ROFO Space (“ROFO Notice”). For a period of ten (10) business days following delivery of the ROFO Notice, Tenant shall have the right to provide Landlord with written notice of Tenant’s acceptance of the offer to lease the ROFO Space. All terms not addressed in the ROFO Notice shall be consistent with the terms of this Lease. In the event that Tenant does not provide Landlord with its written acceptance of the terms set forth in the ROFO Notice within such ten (10) business day period for any reason, Landlord shall be free to negotiate with any third party concerning the lease of such space, and Landlord shall have no further obligation with regard thereto. Notwithstanding the foregoing, if (i) Landlord does not lease the ROFO Space within one hundred and twenty (120) days of any ROFO Notice or (ii) if Landlord leases the ROFO Space for a term that expires before the Term hereof, upon the expiration of such shorter term, Tenant’s Right of First Offer hereunder shall be reinstated in its entirety. If Tenant exercises its Right of First Offer as provided herein, the lease for such ROFO Space shall contain a provision stating that Landlord shall provide Tenant with a Thirty and No/100ths Dollars ($30.00) per rentable square foot tenant improvement allowance based on six thousand two hundred and ninety-one (6,291) rentable square feet. If Tenant exercises its Right of First Offer after the twenty-fourth (24th) month of the Term, the Term of this Lease shall automatically be extended one (1) additional year (“Additional Year”) and the Base Rent for the Additional Year shall be 3% greater than from the year immediately preceding the Additional Year. Tenant’s Proportionate Share of the Operating Expenses shall be appropriately increased.

As a further condition to Tenant’s right to exercise the Right of First Offer but subject to such Right of First Offer, prior to Tenant taking possession of the ROFO Space, if at all, Landlord shall have the right to market the leasing of the ROFO Space and to perform alterations thereto. Tenant shall be obligated to cooperate with

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Landlord in providing Landlord with reasonable access to the ROFO Space, and preparing demising schemes, shared space plans, and other alterations to the ROFO Space; provided, however, that said alterations shall not materially affect Tenant’s use of the Premises.

Should Tenant fail to exercise its Right of First Offer or take possession of the ROFO Space, Landlord shall have the right, but not the obligation to recapture (“Right to Recapture”) that specific portion of the Premises, which will be referred to as the “Window Line Space,” constituting of two thousand nine hundred forty-six (2,946) rentable square feet as shown on the Space Plan for the Second Floor of the Building in Exhibit B attached hereto. If Landlord exercises its Right to Recapture the Window Line Space, Tenant shall vacate and surrender the Window Line Space as set forth in Section 26 above. There shall be a pro rata reduction in Tenant’s Base Rent and Proportionate Share.

37.                                 OPTION TO EXTEND: Tenant shall have the right to extend this Lease (“Option to Extend”) for one (1) five (5) year period (“Extended Term”) by giving Landlord written notice of its intention to do so at least nine (9) months prior to the expiration of the original term, as extended for the Additional Year, if applicable, under Section 36 above (“Option Notice”); provided, however, that Tenant is not in material default beyond any applicable cure period under the Lease on the date of giving such notice or on the date of commencement of the Extended Term.

The Option to Extend is personal to Tenant and may not be exercised or assigned, voluntarily or involuntarily, by, or to, any person or entity other than Tenant. The Option to Extend is not assignable separate and apart from the Lease. In the event that, at the time the Option to Extend is exercisable by Tenant, the Lease has been assigned, or a sublease exists (as to thirty-three percent (33%) or more of the Premises) other than as permitted by the Lease, the Option to Extend shall be deemed null and void and Tenant, any assignee, or any subtenant, shall not have the right to exercise the Option to Extend.

The Extended Term shall be upon all of the terms and conditions of this Lease, except that the following rights of Tenant shall not apply during such extension terms: (a) any right to rent-free possession, (b) any right to further extension of the term of the Lease, and (c) the monthly Base Rent for the Premises shall be determined by Fair Market Rental Rate.

Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall use its good faith efforts to provide written notice of such amount within fifteen (15) days (but in no event later than thirty (30) days) after Tenant sends an Option Notice to Landlord exercising the Option to Extend. Tenant shall have thirty (30) days (the “Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below. Failure of Tenant to so elect in writing within Tenant’s Review Period shall conclusively be deemed its approval of the new rental determined by Landlord. In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Fair Market Rental Rate which triggers the negotiation period of this provision, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have ten (10) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of the new rental within which to accept such rental. In the event Landlord does not affirmatively in writing consent to Tenant’s proposed rental, such proposed rental shall be deemed rejected and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below.

(a)                                  Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, if Tenant does not revoke its Option Notice by providing written notice to Landlord within five (5) business days after the exchange and opening of the envelopes (in which event Tenant shall have no further right to extend the Lease and this Lease shall automatically terminate at the end of the Initial Term or initial Option Term, as applicable), within ten (10) business days after the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Premises is the closer to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section regarding same. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary.

(b)                                 The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant thereof.

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(c)                                  The decision of the arbitrator shall be binding upon Landlord and Tenant.

(d)                                 If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Alameda County Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(e)                                  The cost of arbitration shall be paid by Landlord and Tenant equally.

38.                                 HAZARDOUS MATERIALS:

(a)                                  For the purpose of this Section and this Lease, the following terms are defined as follows:

(1)                                  “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including for example only and without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including for example only and without limitation, gasoline, diesel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2)                                  “Environmental Requirements” shall mean all present and future governmental statutes, codes, ordinances, regulations, rules, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

(3)                                  “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storing, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials by Tenant or its officers, employees, contractors, assignees, sublessees, agents or invitees.

(4)                                  “Environmental Losses” shall mean all costs and expenses of any kind, damages, foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises, Building or Project.

(b)                                 No Hazardous Materials shall be Handled at or about the Premises, Building or Project without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those lawful Hazardous Materials customarily and lawfully used in Tenant’s conduct of its general office activities, for example, copier fluids and cleaning supplies, and its laboratory activities may be lawfully used and stored at the Premises by Tenant without Landlord’s prior written consent. Tenant’s activities at or about the Premises, Building or Project and the Handling of all Hazardous Materials shall comply at all times with all Environmental Requirements. At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises, Building or Project all Hazardous Materials Handled at the Premises, Building or Project (but Tenant shall not be required to remove, or have any liability whatsoever with respect to any Hazardous Materials not in any way Handled or disturbed by Tenant). Tenant shall keep Landlord fully and promptly informed of all Handling of Hazardous Materials.

(c)                                  Tenant covenants and warrants that it shall, at its own expense, promptly take all actions required by any governmental agency or entity in connection with the Handling of Hazardous Materials at or about the Premises, Building or Project, including without limitation, inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with Landlord’s use, operation, leasing and sale of the Project and other tenants’ quiet enjoyment of their premises in the Property. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling of Hazardous Materials at or about the Premises, Building or Project. Tenant shall remove at its own expense, by bond or otherwise, all liens or charges of any kind filed or recorded against the Premises, Building or Project in connection with the Handling of Hazardous Materials, within ten (10) days after the filing or recording of such lien or charge, and if Tenant fails to do so, Landlord shall have the right, but not the obligation, to remove the lien or charge at Tenant’s expense in any manner Landlord deems expedient.

(d)                                 Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time (i) to confirm Tenant’s compliance with the provisions of this Section, and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so. Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. If Tenant fails to perform its obligations

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under this Section, Tenant shall pay the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

(e)           Tenant agrees to indemnify, defend and hold harmless Landlord and its partners and their directors, officers, shareholders, employees and agents from all Environmental Losses and all other claims, losses, damages, liabilities, costs and expenses of every kind, including without limitation, reasonable attorneys’ and consultants’ fees and costs, incurred at any time by Landlord from or in connection with the Handling of Hazardous Materials at or about the Premises, Building or Project or Tenant’s failure to comply with all Environmental Requirements with respect to the Premises.

(f)            Landlord agrees to indemnify, defend and hold harmless Tenant from all Environmental Losses and all other claims, losses, damages, liabilities, costs and expenses of every kind, including without limitation, reasonable attorneys’ and consultants’ fees and costs, incurred at any time by Tenant resulting from claims, costs and liabilities with respect to Hazardous Materials that are either (i) caused by Landlord (to the extent not caused or contributed to by Tenant), or (ii) existing as of the Commencement Date.

(g)           To the best of Landlord’s actual and current knowledge, excluding constructive knowledge, the Project, as of the Lease Date, does not contain any Hazardous Materials. To Landlord’s actual knowledge as of the Lease Date, Landlord has received no written notice from any governmental authority that the Premises or the Building are in violation of any Environmental Requirements as of the Lease Date; Tenant hereby acknowledges and agrees that Landlord makes no representation or warranty concerning the contents of any third party reports which may be provided to Tenant.

(h)           The respective obligations of each party under this Section shall survive the expiration or termination of this Lease.

39.           PERSONAL PROPERTY. Tenant may use any FFE located in the Premises as of the Commencement Date for the duration of the Term (the “Landlord’s Personal Property”). An inventory of Landlord’s Personal Property to be used by tenant is attached as Exhibit E and is incorporated herein by this reference. Tenant may use Landlord’s Personal Property at its own risk and accepts Landlord’s Personal Property in its “AS IS” condition as of the first day of the Term without warranty (express or implied) of any kind, including, without limitation, merchantability or fitness for use or any particular purpose; (b) shall maintain and keep the Landlord’s Personal Property in reasonably good repair, wear and tear excepted, throughout the Term, and shall insure Landlord’s Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Lease applicable to insurance required to be carried by Subtenant shall be applicable to Landlord’s Personal Property); and (c) surrender Landlord’s Personal Property to Landlord upon the expiration or sooner termination of the Term in the same condition as at the first day of the Term, as the same may be affected by reasonable wear and tear after the date hereof, and subject to Tenant’s right to purchase Landlord’s Personal Property as provided below in this Section.

Tenant shall have the option at the expiration of the Term to purchase the Landlord’s Personal Property, pursuant to the form of the bill of sale attached as Exhibit F hereto, in its then “AS IS” condition at the then “Fair Market Value” by providing Landlord written notice at least ninety (90) days prior to the expiration of the Term of its intent to purchase all of such Landlord’s Personal Property. The parties shall have until the date that is sixty (60) days prior to the expiration of the Term to agree on a Fair Market Value for the Landlord’s Personal Property. If the parties are unable to agree on the Fair Market Value for the Landlord’s Personal Property, then the Fair Market Value shall be established by appraisal. Landlord and Tenant shall each appoint one appraiser at least forty five (45) days prior to the expiration of Term; provided, however, if either party fails to designate an appraiser within the time period specified, then the appraiser who is designated shall conclusively determine the Fair Market Value. If two (2) appraisers are designated, then they shall submit within fifteen (15) days after the second thereof has been designated their appraisals of the Fair Market Value of the Landlord’s Personal Property. For purposes hereof, “Fair Market Value” shall be deemed to mean the price that a bona-fide third party purchaser would be willing to pay for the Landlord’s Personal Property which shall be determined using for comparison personal property which is comparable in age, quality and condition to the Landlord’s Personal Property. Should the two appraisers be unable to agree within said fifteen (15) days, the two appraisers shall each submit an independent written appraisal and together they shall designate one (1) additional person as appraiser within five (5) days following the expiration of said fifteen (15) day period; provided, however, that if the difference between the two appraisals is five percent (5%) or less of the lowest appraisal, then an additional appraiser shall not be designated and the Fair Market Value shall equal the average of the two (2) appraisals that are submitted. The third appraiser shall submit an independent written appraisal within fifteen (15) days following his or her appointment. If the two appraisers cannot agree upon a third appraiser, then either party hereunder may request that the Presiding Judge of the Alameda County Superior Court appoint such third appraiser. The Fair Market Value shall be equal to the average of the two (2) written appraisals which are closest, and the third (3rd) appraisal shall be disregarded. Each party shall bear the cost of the appraiser appointed by it. If three (3) appraisers are appointed, each party shall bear the cost of the appraiser appointed by it and the parties shall share equally in the cost of the third appraiser.

40.           NOTICES: All notices and demands required to be sent to the Landlord or Tenant under the terms of this Lease shall be personally delivered (with written documentation of such delivery) or sent by certified mail, postage prepaid or by overnight courier (i.e. Federal Express), to the addresses indicated in the Basic Lease Information, or to such other addresses as the parties may from time to time designate by notice pursuant to this

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paragraph. Notices shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice (ii) if mailed, three (3) days following the date of posting by the U.S. Postal Service, and (iii) if by overnight courier, on the business day following the deposit of such notice with such courier.

41.           GENERAL PROVISIONS:

(a)           Plats and Riders: Clauses, plats, and riders, if any, signed by the Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

(b)           Joint Obligation: If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

(c)           Marginal Headings: The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(d)           Time: Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

(e)           Quiet Possession: Upon Tenant paying the Rent reserved hereunder, and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.

(f)            Prior Agreements: This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

(g)           Inability to Perform: This Lease and the obligations of Tenant hereunder shall not be affected or impaired because the Landlord is unable to fulfill any of its obligations or furnish services and utilities hereunder or is delayed in doing so, if such inability or delay is caused by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, governmental laws or regulations, governmental requests for the general public welfare, or other causes beyond the reasonable control of Landlord.

(h)           CC&Rs: Tenant shall comply with all conditions, covenants and restrictions recorded against the Project as of the Lease Date.

(i)            Jury Trial: The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

(j)            Landlord’s Personal Liability: The liability of Landlord (which, for purposes of this paragraph, shall include the owner of the Building if other than Landlord, affiliates, officers, employees, partners or principals) to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord or any of them in the Building, and neither Landlord nor any partner, co-venturer, co-tenant, officer, director, employee, agent, or representative of Landlord shall have any personal liability whatsoever with respect thereto. Tenant hereby waives, to the extent waivable under the law, any right to satisfy any money judgment against Landlord or any partner, co-venturer, co-tenant, officer, director, employee, agent, or representative of Landlord except from Landlord’s estate in the Building.

(k)           Separability: Any provisions of this Lease which shall prove to be invalid, void, and illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

(l)            Choice of Law: This Lease shall be governed by the laws of the State in which the Premises are located.

(m)          Signs: Tenant shall not place any sign upon the Premises or Building without Landlord’s prior written consent. Landlord, at Landlord’s expense, shall provide Tenant with Landlord’s standard strip signage in the Building’s main lobby. In addition to any other rights provided to Tenant pursuant to this subsection 41(m), with Landlord’s prior written consent, Tenant shall have the right to install, at Tenant’s sole cost and expense, such signage as is typically provided to other tenants of the Building, including such monument signage as is provided by the Harbor Bay Business Park Conditions, Covenants and Restrictions and, if available, building eyebrow signage. Any sign that Tenant has the right to place, construct, and maintain shall comply with all laws, and Tenant shall obtain any approval required by such laws. Landlord makes no representation with respect to Tenant’s ability to obtain such approval. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of any such signage and the repair of all damage to the Building caused by such removal.

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(n)           Project Name: Tenant may use the name of the Project in which the Premises are located in all Tenant’s advertising in connection with Tenant’s business at the Premises and for no other purpose, except with Landlord’s consent. Tenant shall not have or acquire any property right or interest in the name of the Project. Landlord reserves the right to change the name, title, or address of the Project or the address of the Premises at any time, and Tenant waives all claims for damages caused by such change.

(o)           Late Charges: Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing charges, accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any delinquent installment of Rent or other sums due from Tenant is not received by Landlord within three (3) days from the date the same are due, Tenant shall pay to Landlord an additional sum equal to three percent (3.00%) of such overdue amount as a late charge; provided that, notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to written notice of nonpayment of Rent and a five (5)-day cure period not more often than once each calendar year during the term hereof. The parties agree that this late charge represents a fair and reasonable estimate of the administrative and other costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(p)           Interest: Notwithstanding any other provisions of this Lease, any installment of Rent or other amounts due under this Lease not paid to Landlord when due shall bear interest from the date due or from the date of expenditure by Landlord for the account of Tenant, until the same have been fully paid, at a rate per annum which is the lesser of the “prime” or “reference” rate of interest announced or internally posted by the Bank of America, N.T. & S.A., plus two (2) percentage points, but not to exceed the highest rate permitted under applicable law. The payment of such interest shall not constitute a waiver of any default by Tenant hereunder.

(q)           Attorneys’ Fees: In the event any legal action is brought to enforce or interpret the provisions of this Lease, the prevailing party therein shall be entitled to recover all costs and expenses including reasonable attorneys’ fees. In addition, if either party becomes a party to any litigation concerning this Lease, the Premises, or the Building or other improvements, by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees and court costs incurred by it in the litigation.

(r)            Modification: This Lease contains the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed. Any oral representations or modifications concerning this Lease shall be of no force or effect, excepting a subsequent modification in writing signed by the party to be charged.

(s)           Execution: Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(t)            Successors and Assigns: Subject to the provisions of this Lease, this Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(u)           Waiver of California Code Sections: Notwithstanding any other provision of this Lease and in addition to any waivers which may be contained in this Lease, Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1932(1), 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right of repair; and Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises for public or quasi-public use by statute, by right of eminent domain, or by purchase in lieu of eminent domain; and any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including Code of Civil Procedure Section 473, 1174(c) and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the premises for any reason. This waiver applies to future statutes enacted in addition or in substitution to the statute specified herein, and this waiver shall apply even though Tenant may be the subject of a voluntary or involuntary petition in bankruptcy.

(v)           Government Energy or Utility Controls: In the event of imposition of federal, state or local governmental controls, regulations or restrictions on the use or consumption of energy or other utilities during the term, both Landlord and Tenant shall be bound thereby.

(w)          Accord and Satisfaction; Allocation of Payments: No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant which is then due or delinquent.

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(x)            Changes Requested by Lender: Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the basic business terms of this Lease or otherwise diminish any right or increase any obligations of the party for whom consent to such change or amendment is requested.

(y)           Furnishing Financial Statements: In order to induce Landlord to enter into this Lease, prior to the Commencement Date, Tenant agrees that it shall promptly furnish Landlord and Landlord’s lender, from time to time, but in no event more often than two (2) times in any single calendar year, upon Landlord’s written request, with financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord and Landlord’s lender in connection with the Lease are true, correct and complete in all respects. Landlord will maintain Tenant’s financial statements and other financial information in strict confidence, will not use that information for any purpose other than for review by Landlord or by any Lienholder or any prospective purchaser of the Building and/or Project that has agreed in writing to maintain Tenant’s financial statements and other financial information in strict confidence in connection with this Lease, and will not provide such information to any other third party without Tenant’s prior written consent and subject to the terms of this Section 41(y).

(z)            Objection to Statements: Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of sixty (60) days after receipt thereof shall constitute Tenant’s acquiesce with respect thereto and shall render such statement, invoice or billing an account stated between Landlord and Tenant.

(aa)         Recording: Tenant shall not record this Lease or a memorandum thereof, or any other reference to this Lease, without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

(bb)         Execution of Lease, No Options: The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to Lease, or otherwise created any interest of Tenant in the Premises or any other Premises within the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

(cc)         Provided that Tenant is not in default, an early vacation of the Premises by Tenant shall not constitute abandonment or a default.

IN WITNESS WHEREOF, this Lease is executed on the date and year first above written.

LANDLORD:		TENANT:

CN Bay View, LLC, a Delaware limited liability company		Singulex, Inc., a Delaware corporation

By:	[ILLEGIBLE]	By:	/s/ Philippe Goix

Its:	MANAGER	Its:

Date:	JAN 14, 2008	Date:

		By:	/s/ Kevin McGrath

		Its:	VP, FINANCE & ADMINISTRATION

		Date:	l/11/08

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EXHIBIT A

DESCRIPTION OF PREMISES

Exhibit “A”

Legal Description

Real property in the City of Alameda, County of Alameda, State of California, described as follows:

PARCEL ONE:

PARCEL 3, PARCEL MAP 7470, FILED JULY 19, 2001 IN BOOK 260, PAGES 13 AND 14 OF MAPS, ALAMEDA COUNTY RECORDS.

EXCEPTING THEREFROM THE FOLLOWING:

(A) ALL WATER RIGHTS INCLUDING, WITHOUT LIMITATIONS, THE RIGHT TO APPROPRIATE WATER AND DISTRIBUTE IT TO OTHER PROPERTIES WITHOUT ANY RIGHT TO THE USE OF OR RIGHTS IN OR TO ANY PORTION OF THE SURFACE OF SAID LAND. THE OWNER OF THE RESERVED WATER RIGHTS, HOWEVER, COVENANTS THAT IT WILL NOT EXERCISE THE RIGHTS RESERVED WITHIN THE SUBSURFACE OF SUCH PROPERTY ABOVE A DEPTH OF 500 FEET BELOW THE SURFACE OF SAID PROPERTY. BREACH OF THE FOREGOING COVENANT SHALL NOT, HOWEVER, TERMINATE OR FORFEIT THE RIGHTS SO RESERVED, BUT INJUNCTIVE RELIEF MAY BE SOUGHT AND OBTAINED TO PREVENT OR REMEDY ANY SUCH BREACH;

(B) ALL OIL, GAS, MINERAL, GEOTHERMAL AND HYDROCARBON SUBSTANCES IN AND UNDER OR THAT MAY BE PRODUCED BELOW A DEPTH OF 500 FEET BELOW THE SURFACE OF SAID PROPERTY WITHOUT ANY RIGHT OF ENTRY UPON THE SURFACE OF SAID LAND FOR THE PURPOSE OF MINING, DRILLING, EXPLORING OR EXTRACTING SUCH OIL, GAS, MINERAL, GEOTHERMAL OR HYDROCARBON SUBSTANCES, WITHOUT ANY RIGHT TO THE USE OF OR RIGHTS IN OR TO ANY PORTION OF THE SURFACE OF SAID LAND TO A DEPTH OF 500 FEET BELOW THE SURFACE THEREOF.

AS RESERVED IN THE GRANT DEED FROM HARBOR BAY ISLE ASSOCIATES TO CITY OF ALAMEDA, RECORDED DECEMBER 9, 1993, SERIES NO. 93-429726, OFFICIAL RECORDS, AND THE GRANT DEED FROM HARBOR BAY ISLE ASSOCIATES TO LNR HARBOR BAY, LLC, RECORDED OCTOBER 18, 1999, SERIES NO. 99390438, OFFICIAL RECORDS.

PARCEL TWO:

A NON-EXCLUSIVE EASEMENT, APPURTENANT TO PARCEL ONE, ABOVE, FOR INGRESS, EGRESS, RECIPROCAL PARKING AND UTILITIES, OVER THOSE PORTIONS OF PARCEL 1 AND 2 OF SAID PARCEL MAP 7470 DESIGNATED AND DELINEATED ON SAID PARCEL MAP 7470 AS “INGRESS/EGRESS, RECIPROCAL PARKING AND UTILITY EASEMENT” AS RESERVED IN THAT CERTAIN “GRANT OF EASEMENT” RECORDED SEPTEMBER 22, 2006 AS INSTRUMENT NO. 2006-359728 OF OFFICIAL RECORDS OF THE COUNTY OF ALAMEDA.

APN: 074-1339-050

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EXHIBIT B

SPACE PLAN FOR SECOND FLOOR OF PREMISES

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EXHIBIT C

FIRST AMENDMENT TO LEASE AND ACKNOWLEDGMENT

This First Amendment to Lease and Acknowledgment (“First Amendment”) is made as of                           , 2008 with reference to that certain Lease Agreement (“Lease”) by and between CN Bay View, LLC, a Delaware limited liability company, as “Landlord” therein, and Singulex, Inc., a Delaware Corporation, as “Tenant” therein, regarding that certain premises (“Premises”) located at 1650 Harbor Bay Parkway, Alameda, California 94502, and which is more particularly described in the Lease.

The undersigned hereby confirms the following and the provisions of the Lease are hereby amended by the following:

1.             That Tenant accepted possession of the Premises from Landlord on                                                      , 2008, and acknowledges that the Premises are as represented by Landlord, in good condition and repair; and that the improvements, if any, required to be constructed for Tenant by Landlord pursuant to the Lease, have been so constructed and are satisfactory completed in all respects, excepting                                      .

2.             That all conditions which are to be satisfied prior to the full effectiveness of the Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature, except                                          .

3.             That in accordance with the Lease, the Commencement Date is                            , 2008, and that, unless sooner terminated, the Expiration Date is                                 .

4.             That the Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning Tenant’s lease of the Premises.

5.             That there are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owed by Tenant pursuant to the Lease, except                                  .

6.             That Tenant’s obligations to pay the Rent is presently in effect and that all rentals, charges and other obligations on the part of Tenant under the Lease commences to accrue on                            , 20   .

7.             That Tenant has not made any prior assignment, hypothecation or pledge of the Lease or of the rents thereunder.

8.             Except as modified herein, the Lease remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below.

LANDLORD:	TENANT:

CN Bay View, LLC, a Delaware limited liability company	Singulex, Inc., a Delaware corporation

By:	By:

Its:	Its:

Date:	Date:

By:

Its:

Date:

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EXHIBIT D

RULES AND REGULATIONS

1.             Landlord shall have the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally. No tenant shall invite to the demised Premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and facilities of the Building by other tenants.

2.             Landlord reserves the right to close and keep locked all entrance and exit doors of the Building outside of normal business hours as Landlord may deem to be advisable for the protection of the property, so long as Landlord provides reasonable access to Tenant and its employees. All tenants, their employees, or other persons entering or leaving the Building at any time when it is so locked may be required to sign the Building register when so doing, and the watchman in charge may refuse to admit to the Building while it is so locked Tenant or any of Tenant’s employees, or any other person, without a pass previously arranged, or other satisfactory identification showing his right of access to the Building at such time. Landlord assumes no responsibility and shall not be liable for any damage resulting from any error in regard to any such pass or identification, or from the admission of any unauthorized person to the Building.

3.             Landlord reserves the right to exclude or expel from the Building or in regard to any such pass or identification, or from the admission of any unauthorized person to the Building, or any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building or in violation of any law, order, ordinance, or governmental regulation.

4.             The entries, corridors, stairways and elevators shall not be obstructed by any tenant, or used for any other purpose than ingress or egress to and from its respective offices. Tenant shall not bring into or keep within the Building any animal or vehicle.

5.             Freight, furniture, business equipment, merchandise and bulky matter of any description ordinarily shall be delivered to and removed from the demised Premises only in the designated the service entrances and corridors, but special arrangements will be made for moving large quantities or heavy items of equipment and supplies into or out of the Building.

6.             All entrance doors in the demised Premises shall be left locked when the demised Premises are not in use.

7.             Tenant shall not attach or permit to be attached additional locks or similar devices to any door, transom or window of the demised Premises; change existing locks or the mechanism thereof; or make or permit to be made any keys for any door thereof other than those provided by Landlord. (If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant). If, after obtaining written consent from Landlord and at Tenant’s sole cost and expense, Tenant installs an electronic locking mechanism to the doors to the Premises, Tenant shall provide Landlord with electronic key cards and/or other means to enter the Premises as set forth herein in this Lease and allow Landlord access, upon reasonable prior notice, to the ROFO Space and Window Line Space to market for leasing and to relocate the entrance to accommodate a potential new tenant.

8.             Canvassing, soliciting or peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

9.             Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto or use the name of the Building for any purpose other than the business address of the Tenant.

10.           The drinking fountains, lavatories, water closets and urinals shall not be used for any purpose other than those for which they were installed.

11.           No awnings or other projections over or around the windows or entrances of the demised Premises shall be installed by any tenant. Tenant shall not change the draperies or the color of induction unit enclosures in any manner which will alter the Building’s appearance from the outside of the Building.

12.           Rooms or other areas used in common by tenants shall be subject to such regulations.

13.           Landlord is not responsible to any tenant for the non-observance or violation of the Rules and Regulations by any other tenant.

14.           Landlord reserves the right by written notice to Tenant, to rescind, alter to waive any rule or regulation at any time prescribed for the Building when, in Landlord’s reasonable judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants.

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15.                                 The Tenant shall not exhibit, sell or offer for sale on the demised Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the demised Premises by the Tenant without the advance consent of the Landlord.

16.                                 The Tenant shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without the Landlord’s consent.

17.                                 The Tenant shall cooperate fully with the Landlord to assure the effective operation of the Building’s air conditioning system. If Tenant shall so use the demised Premises that noxious or objectionable fumes, vapors and odors exist beyond the extent to which they are discharged or eliminated by means of the flues and other devices contemplated by the various plans, specifications and leases, then Tenant shall provide proper ventilating equipment for the discharge of such excess fumes, vapors and odors so that they shall not enter into the air conditioning system or be discharged into other vents or flues of the Building or annoy any of the tenants of the Building or adjacent properties. The design, location and installation of such equipment shall be subject to Landlord’s approval.

18.                                 All loading and unloading of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators and at such times as the Landlord shall designate. In its use of the loading areas in the basement, the Tenant shall not obstruct or permit the obstruction of said loading area and at no time shall park or allow its officers, agents or employees to park vehicles therein except for loading or unloading.

19.                                 There shall not be used or kept anywhere in the Building by any tenant or persons or firms visiting or transacting business with a tenant any hand trucks, except those equipped with rubber tires and side guards, or other vehicles of any kind.

20.                                 The Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of the Landlord.

21.                                 No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the demised Premises without the prior written consent of the Landlord.

22.                                 No sign, advertisement notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the demised Premises or of the Building, without the prior written consent of Landlord. In the event of any violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant, Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a quality, quantity, type, design, color, size, style, composition, material, location and general appearance acceptable to Landlord.

23.                                 The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills, or in the public portions of the Building.

24.                                 Tenant shall not mark, paint, drill into or in any way deface any part of the demised Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

25.                                 No animal or bird of any kind shall be brought into or kept in or about the demised Premises or the Building.

26.                                 Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the demised Premises any inflammable, combustible or explosive fluid, chemical or substance.

27.                                 No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

28.                                 Landlord shall have the right to prohibit any advertising referring to the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a first-class building for offices, and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

29.                                 Tenant’s contractors shall, while in the Building or elsewhere in the complex of which the Building forms a part, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord).

30.                                 If the demised Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the demised Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant

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shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

31.                                 The requirements of Tenant will be attended to only upon application at the office of the Building. Building personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

32.                                 No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

33.                                 Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the demised Premises.

34.                                 Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the demised Premises, nor shall Tenant use any picture of the Building in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

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EXHIBIT E

INVENTORY OF LANDLORD’S PERSONAL PROPERTY

PERSONAL PROPERTY LIST

(1650 Harbor Bay Parkway — Second floor office area furniture inventory)

ITEM	DESCRIPTION	UNITS
Light Wood Office Furniture
Desk	u-layout with drawers	10
Hutch	70” multi-cabinet hutch	2
File cabinets	36” 2 drawer	5
File cabinets	36” 4 drawer	7
Book shelves	4 shelf – 36” wide	7
Mini Closet	18” wide w/door	2
Coffee table	2’ x 4’	1
End Table	21” round	1
Dark Wood Office Furniture
Desk	u-layout with drawers	3
Wall cabinet	48” section	2
Wall cabinet	33” section	4
Metal Furniture
Desk	u-layout	12
Wall cabinet	36” section	14
Cubicles
Cubicle seating stations	Various layouts	48
Office Chairs
Cloth chair	Gray, wheels	52
Cloth chair	Purple, wheels	22
Cloth chair	Purple, legs	16
Leather chair	High back, wheels, conf	16
Conf Furn & Accessories
Quarter Oval table	7’ section	4 sections
Table	8’ x 4’	1
Board room table	24’ table	1
File Cabinets
File cabinets	36” gray 5 drawer	8
Reception/lounge furniture
Leather Lounge chair	28”x28” sections	28
Reception desk
Kitchen Furniture
Table	42”x42” table	4
Chairs	Purple, plastic	16
Stool	Purple, plastic	6
GE Refrigerator	Stainless steel	1

EXHIBIT “1” to

EXHIBIT “C”

1

EXHIBIT F

BILL OF SALE

DATED:	, 2009

BETWEEN:	CN Bay View, LLC, a Delaware limited liability company	Grantor

AND:	Singulex, Inc., a Delaware corporation	Grantee

FOR VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, Grantor conveys to Grantee all tangible personal property owned by Grantor located within the Premises at the Building located at 1650 Harbor Bay Parkway, Alameda, California 94502, and described on the attached Exhibit A (the “Personal Property”).

TO HAVE AND TO HOLD such Personal Property unto Grantee and Grantee’s successors and assigns forever.

IN WITNESS WHEREOF, Grantor has executed this Bill of Sale as of the day and year first set forth above.

GRANTOR:

1

Exhibit A

To

Bill Of Sale

[INSERT LIST OF LANDLORD’S PERSONAL PROPERTY FROM EXHIBIT E]

1

Exhibit 10.5(b)

EXHIBIT C

FIRST AMENDMENT TO LEASE AND ACKNOWLEDGMENT

This First Amendment to Lease and Acknowledgment (“First Amendment”) is made as of 2-29, 2008 with reference to that certain Lease Agreement (“Lease”) by and between CN Bay View, LLC, a Delaware limited liability company, as “Landlord” therein, and Singulex, Inc., a Delaware Corporation, as “Tenant” therein, regarding that certain premises (“Premises”) located at 1650 Harbor Bay Parkway, Alameda, California 94502, and which is more particularly described in the Lease.

The undersigned hereby confirms the following and the provisions of the Lease are hereby amended by the following:

1.             That Tenant accepted possession of the Premises from Landlord on 2-1-08, 2008, and acknowledges that the Premises are as represented by Landlord, in good condition and repair; and that the improvements, if any, required to be constructed for Tenant by Landlord pursuant to the Lease, have been so constructed and are satisfactory completed in all respects, excepting N/A.

2.             That all conditions which are to be satisfied prior to the full effectiveness of the Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature, except N/A.

3.             That in accordance with the Lease, the Commencement Date is 2-1, 2008, and that, unless sooner terminated, the Expiration Date is 1-31-13.

4.             That the Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning Tenant’s lease of the Premises.

5.             That there are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owed by Tenant pursuant to the Lease, except N/A.

6.             That Tenant’s obligations to pay the Rent is presently in effect and that all rentals, charges and other obligations on the part of Tenant under the Lease commences to accrue on 2-1, 2008.

7.             That Tenant has not made any prior assignment, hypothecation or pledge of the Lease or of the rents thereunder.

8.             Except as modified herein, the Lease remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below.

LANDLORD:		TENANT:

CN Bay View, LLC, a Delaware limited liability company		Singulex, Inc., a Delaware corporation

By:	[ILLEGIBLE]	By:	/s/ Philippe Goix

Its:	Manager	Its:	PRESIDENT & CEO

Date:	12/02/08	Date:	11/21/08

		By:	/s/ Kevin McGrath

		Its:	VP, FINANCE

		Date:	11/24/08

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Exhibit 10.5(c)

MODIFICATION NO. I TO ORIGINAL NET LEASE

AGREEMENT DATED: JANUARY 14, 2008

Whereas, CN Bayview, LLC, as Landlord, and Singulex Inc., as Tenant, entered into a written Lease Agreement, dated January 14, 2008, concerning the leased premises consisting of 27,276 rentable square feet on the second floor of 1650 Harbor Bay Parkway, Alameda, California, 94502;

Whereas, CN Bayview, LLC’s interest in said Lease Agreement was thereafter transferred to Worthington California Investments, LLC;

Now therefore, Worthington California Investments, LLC (Landlord) and Singulex, Inc. (Tenant) desiring to modify the following terms and conditions of the Lease Agreement, do hereby agree as follows:

1.               Premises: The Premises shall consist of approximately 7,015 rentable square feet at 1650 Harbor Bay Parkway, and shall continue to be known as Suite 200 as shown on the floor plan attached as Exhibit A.

2.               Term: The lease term shall be for twenty-six (26) months commencing on December 1, 2010 and terminating on January 31, 2013.

3.               Rental Rate: The base rental rate shall be $1.50 per square foot per month. There shall be annual increases of three percent (3%) beginning in the second year of the term. The Tenant’s pro-rated share of the operating expenses shall increase from 42.6% to 53.6%.

4.               Tenant Improvements: Landlord shall provide a not-to-exceed tenant improvement (“TI”) allowance of $5.00 per rentable square foot for the Premises. Tenant’s data/telephone cabling and furniture are specifically excluded from this allowance. TI allowance must be used within ninety (90) days of the commencement of the lease for the Premises.

5.               Representation: Landlord and Tenant acknowledge that Licensees Mark Sweeney and Daniel Pivnick of Cornish & Carey Commercial NKF are the brokers for the Tenant, and that Licensee John Opinsky of Frampton & Opinsky, LLC is the broker for the Landlord. A commission shall be paid by the Landlord equal to six percent (6%) of the gross rents over the initial lease term to be split 50/50 between the brokers.

PG / CW
INITIAL

6.               No Other Changes: All other provisions of said Lease shall remain the same and shall continue in full force and effect.

By:	/s/ Philippe Goix	Date:	11-18-10
Philippe Goix
President and
Chief Executive Officer
Singulex, Inc.

By:	/s/ Cal Worthington	Date:	12-3-2010
Cal Worthington
Worthington California Investments, LLC

PG / CW
INITIALS

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EXHIBIT A

DESCRIPTION OF PREMISES

PG
INITIALS

Exhibit 10.9(a)

BIOPROFILE CORPORATION

2002 STOCK OPTION PLAN
FOR DIRECTORS, OFFICERS, EMPLOYEES AND INDEPENDENT
CONTRACTORS 1-28-03

SECTION 1.         PURPOSE.

The purpose of this Plan is to attract, retain, motivate and reward employees, officers, directors and independent contractors of the Company and its subsidiaries and affiliates with certain stock-related compensation arrangements.

SECTION 2.         MAXIMUM NUMBER OF SHARES.

(a)           The maximum number of shares of Stock which may be issued in the aggregate pursuant to Options under this Plan shall be 18,552 shares, subject to adjustment as provided in Section 7. For this purpose:

(i)            The number of shares underlying Options shall be counted against this Plan maximum (“used”) at the time of grant.

(ii)           Shares which underlie Options that (in whole or part) expire, terminate, are forfeited, or otherwise become non-payable, and shares which are recaptured by the Company in connection with a forfeiture, may be re-used in new grants to the extent of such expiration, termination, forfeiture, non-payability, or recapture.

(b)           In its discretion, the Company may issue treasury shares or authorized but unissued shares, but shall issue treasury shares to the extent required by the Committee or applicable law. Shares of Stock may be represented by certificates or may be issued in uncertificated form, as determined by the Company from time to time.

SECTION 3.         ELIGIBILITY.

Directors, officers, employees and independent contractors of the Company, Subsidiaries, or Affiliates shall be eligible to receive Options under this Plan (“Eligible Persons”).

SECTION 4.         GENERAL PROVISIONS RELATING TO OPTIONS.

(a)             Subject to the limitations in this Plan, the Committee may, from time to time, cause the Company to grant to Eligible Persons Incentive Stock Options, Non-qualified Stock Options, or any combination thereof, provided that the Committee may grant Incentive Stock Options only to eligible employees of the company or its Subsidiaries. The Committee may cause the Company to grant Options to such Eligible Persons, at such times, in such amounts, for such periods, becoming exercisable or otherwise vesting at such times, with such features, with such Option Prices, and subject to such other terms, conditions, and restrictions as the Committee deems appropriate.

(b)           It is the Company’s intent that Non-Qualified Stock Options granted under the Plan not be classified as Incentive Stock Options. That Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-Qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-Qualified Stock Plans.

(c)           To the extent that the aggregate Fair market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company exceeds $100,000 (within the meaning of Section 422 of the Code), such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the code, Treasury regulations and other administrative pronouncements, which of a participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitations and shall notify the participant of such determination as soon as practicable after such determination.

(d)           Each grant shall be evidenced by a written Option Document, which (as determined by the Committee) may be a formal agreement between the Company and the Optionee or a communication by the Company to the Optionee. The Option Document may be written and transmitted on paper, electronically, or using any other medium selected by the Committee, and may be set forth in a single document or in several documents. In granting an Option, the Committee may take into account any factor it deems appropriate and consistent with the purposes of this Plan. Options may be granted as additional compensation, or in lieu of other compensation. All or any portion of any issuance or payment to an Optionee of shares of Stock may be deferred to a later date if and as provided in the Option Document. Deferrals may be for such periods and upon such terms and conditions (including the provision of interest, dividend equivalents, or other return) as the Committee may determine.

(e)           Option Documents may contain any provision approved by the Committee relating to the period, if any, for exercise or vesting after termination of employment, service as a director, or service as an independent contractor and relating to the circumstances under which a termination is deemed to occur. Except to the extent otherwise expressly provided in the Option Document or determined by the Committee, termination of employment, termination of service as a director, or termination of service as an independent contractor includes the separation of an Optionee, directly or through the separation his or her Employer or entity with which he or she is contracting, from the group of companies comprised of the Company and its Subsidiaries and Affiliates for any reason, including: (i) separation of the Optionee by reason of death, permanent or indefinite disability, contract termination, resignation, removal, dismissal, failure to be reelected (in the case of a director), permanent or indefinite layoff, or other event having a similar effect; and (ii) separation of the Employer by any method which results in the Employer ceasing to be a Subsidiary or an Affiliate.

(f)            Option Documents may, in the discretion of the Committee, contain a provision permitting an Optionee to designate the person who may exercise Options after the Optionee’s death, either by will or by appropriate notice to the Company. The Committee may impose such conditions and limitations on such designations as it deems appropriate.

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(g)           An Optionee shall have none of the rights of a shareholder with respect to shares of Stock which underlie his or her Options until shares are issued in his or her name.

(h)           Except as otherwise provided in an Option Document pursuant to this Section, Options shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee or his or her guardian or legal representative, provide that ISO’s may be exercised by any legal guardian or legal representative only if permitted by Code and any regulations thereunder. The Committee may expressly provide in any Option Document that the related Options are transferable. Transferability (if permitted) may be subject to such conditions and limitations as the Committee deems appropriate.

(i)            In its discretion the Committee may provide in any Option Document for the acceleration of vesting or the termination of any condition or forfeiture provision upon the happening of any specified event.

(j)            Subject to any express limitations contained in the applicable Option Document: (i) the Committee may accelerate vesting or waive or terminate any condition or forfeiture provision of any Options at any time and for any reason; and (ii) the Committee may amend an Option Document after grant at any time and for any reason so long as such amendment is not inconsistent with this Plan.

(k)           The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The committee shall determine the date on which each option shall become vested and may provide that an option shall become vested in increments. The Shares constituting each increment may be purchased in whole or part at any time after such increment becomes vested, subject to such minimum exercise requirements as may be designated by the Committee.

(l)            Options shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Options upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Options or the issuance or purchase of shares thereunder, no Options may be granted or exercised, in whole or part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other Persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may at any time impose any limitations upon the exercise of an Option that in the Committee’s discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering or securities or otherwise, finds it

3

desirable because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee may, in its discretion and without the Participant’s consent, so reduce such period on not less than 15 days written notice to the holders thereof.

SECTION 5.         STOCK PRICE, ISSUANCE, PAYMENT, AND WITHHOLDING.

(a)           The purchase price per share of the Stock covered by the Options (the “Option Price”) shall be at least one hundred percent (100%) of the fair market value of the Stock on the Grant Date and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more that 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of the Stock as of the date of the grant of the option unless otherwise permitted by Section 422 of the code or any successor thereto.

(b)           An Optionee may pay the Option Price in cash, Stock (including shares of previously-owned Stock or Stock issuable in connection with the Options), or other property, to the extent permitted or required by the Option Document or the Committee from time to time.

(c)           Except to the extent prohibited by applicable law, the Committee or the Company may take any necessary or appropriate steps in order to facilitate the payment of an Option Price. The Committee may permit deemed or constructive transfers of shares in lieu of actual transfer and physical delivery of certificates. The Committee may require satisfaction of any rules or conditions in connection with paying the Option Price at any particular time or in any particular form, or the making of any loan.

(d)           If shares used to pay the Option Price of Options are subject to any transfer or other restrictions, an equal number of the shares of Stock purchased shall be made subject to such prior restrictions in addition to any further restrictions imposed on such purchased shares by the terms of the Option Document or Plan.

(e)           After the obligation arises to collect and pay Required Withholding Taxes, the Optionee shall reimburse the Company or Employer (as required by the Committee or Company) for the amount of such Required Withholding Taxes in cash, unless the Option Document or the Committee permits or requires payment in another form. In the discretion of the Committee or its delegate and at the Optionee’s request, the Committee or its delegate may cause the Company or Employer to pay to the appropriate taxing authority withholding taxes in excess of Required Withholding Taxes on behalf of an Optionee, which shall be reimbursed by the Optionee in any manner determined by the Company or the Committee from time to time.

SECTION 6.         FORFEITURES.

In its discretion, the Committee may adopt and amend any policies, and may include in any Option Document any provisions relating to forfeitures. Such forfeiture provisions may include, for example, prohibitions on competing with the Company and its Subsidiaries and Affiliates and on engaging in other detrimental conduct. Forfeiture provisions for one Option type may differ from those for another type, and also may differ among Options of the same type granted at different times or to different Optionees. As used in this Plan, a “forfeiture” of Options includes the recapture of Stock issued or other economic benefits derived from such Options, as well as the forfeiture of the Options themselves; however, the Committee may define the term more narrowly for specific Option Documents or situations.

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SECTION 7.         ADJUSTMENTS, ACQUISITIONS, AND REORGANIZATIONS.

(a)           In the event that the Committee shall determine that, as a result of any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or any other similar corporate transaction, change, or event, an adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under outstanding Options or under the Plan (an “Adjustment Event”), then the Committee may, in such manner as it may deem equitable, adjust any or all of:

(i)            the number and types of shares of Stock (or other securities or property) subject to outstanding Options;

(ii)           the maximum number of shares of Stock with respect to which Options may be issued set forth in Section 2(a) of this Plan (the “Share Limitations”); and

(iii)          the Option Price with respect to any Options.

Alternatively to (i) and (iii), if there is an Adjustment Event and the Committee deems it appropriate, it may provide for cash payments to holders of outstanding Options. Notwithstanding the foregoing, no adjustment shall be required solely because stock, warrants, or other securities of the Company are sold in any arm’s length transaction approved by the Board.

(b)           In the event of an acquisition by the Company by means of a merger, consolidation, acquisition of property or stock, reorganization or otherwise, the Committee shall be authorized:

(i)            to cause the Company to issue Options or assume stock options issued by the acquired company by means of issuance of new Options in substitution for, or an assumption of, previously issued options, but only if and to the extent that such issuance or assumption is consistent with the other provisions of this Plan and any applicable law, and/or

(ii)           to increase the Share Limitations to reflect such issuance or assumption.

(c)           If an Acquisition or Reorganization other than an IPO occurs, then one of the following shall occur:

(i)            the Committee may elect to cause outstanding Options to vest at least ten business days prior to the closing date of the Acquisition or Reorganization, and to terminate after such closing date; or

(ii)           the Committee or the Board may elect to approve arrangements to substitute stock options or other stock-based awards issued by the acquiring or surviving corporation for outstanding Options held by Optionees who are expected to be offered the opportunity to continue their employment with the acquiring or surviving corporation, on terms and conditions deemed by the Committee or Board to be equitable and fair to all parties and deemed to make minimal any dilution or enlargement of the actual and potential benefits to Optionees of having been granted the affected Options (but this provision shall not prohibit substantial dilution approved by the affected

5

Optionees or substantial enlargement approved by the acquiring or surviving corporation); or

(iii)         in the case of an Acquisition in which the Company survives the transaction, the Committee or Board may elect to leave outstanding Options in place, with or without amendment or accelerated vesting; or

(iv)        the Committee or Board may elect to terminate outstanding Options and to pay to each Optionee, in cash, the Spread on his or her Options.

The Committee may take different actions with respect to groups of Optionees in different circumstances. The Company shall notify each Optionee of the relevant action so taken not later than the third business day prior to the closing of the Acquisition or Reorganization. With respect to any Optionee, if none of the foregoing actions have been taken by the third business day prior to the closing date of the Acquisition or Reorganization, then the Company shall immediately notify such Optionee that all of his or her Options have automatically vested and will terminate after the Acquisition or Reorganization closes. If, by the third business day prior to closing the Acquisition or Reorganization, any Optionee has not been sent notification of the relevant action taken or (if none) of such automatic vesting, such Optionee shall be entitled to elect to receive payment of the Spread, as if the action in clause (v) were taken, in lieu of the action actually taken and in lieu of exercising his or her Options.

(d)           Definitions.

(i)            “Acquisition” means any transaction in which all or substantially all of the Company’s assets are acquired, or in which a controlling amount of the Company’s outstanding voting stock is acquired, directly or indirectly by any Person other than one or more of the Founders.

(ii)           “Person” means any single person or entity or any group of persons or entities who are affiliated with each other or otherwise are acting in concert.

(iii)          A “controlling amount” means more than 50% of the Company’s outstanding voting stock, or such higher percentage as may be required to elect a majority of the Board under the Company’s charter or bylaws or under applicable laws, assuming all Board members were to stand for election at the same time.

(iv)          A “Reorganization” means the dissolution or liquidation of the Company or a merger or consolidation which is not an Acquisition and in which the Company is not the surviving corporation.

(v)           An “IPO” occurs if all of the following occur: Stock is registered with the Securities and Exchange Commission under the Securities Act and the Exchange Act; the Commission declares such registrations to be effective; and, a majority of the shares of Stock governed by the Securities Act registration in fact are sold to investors other than Persons who owned Stock prior to the registration and other than the Company’s underwriter.

(vi)          The “Spread” on a single Option in connection with an Acquisition or Reorganization means the difference between (A) the net value of each share of Stock, and (B) the Option Price of the Option. For this purpose: (I) in an Acquisition or Reorganization which results in new or outstanding shares of Stock being sold, the net

6

value of a share of Stock is the amount per share paid for such Stock; and (II) in an Acquisition or Reorganization which results in the Company receiving cash or securities in exchange for the Company’s assets, the net value of a share of Stock is the amount (after payment of or provision for Company liabilities not paid or assumed by any acquiror, including taxes and other liabilities of the Company resulting from the Acquisition or Reorganization) per fully diluted share received by the Company, measured as if the Company liquidated promptly after the Acquisition or Reorganization. If payment to shareholders or the Company of such net value is made in installments or is subject to any conditions in whole or in part, then payment of the Spread to Optionees shall be similarly and proportionately delayed and/or made conditional.

SECTION 8.         ADMINISTRATION.

(a)           This Plan shall be administered by a “Committee” appointed by the Board from time to time, consisting of two or more persons, each of whom at all times shall be a member of the Board. The Committee may be comprised of the entire Board, if so determined by the Board from time to time, provided that no committee member shall also be an employee of the Company. Committee members may be eligible for selection to receive Options under this Plan, provided that no Committee member shall vote on his or her own grant and the Committee may request the full Board to ratify any grant to any Committee member. The initial Committee shall consist of three directors: Fred Vogt (Chairman), Greg Johnson, and Roy George.

(b)           During any time when one or more Committee members may not be qualified to serve under any rule or law which contains special qualifications for Committee members in order to avoid a penalty or to obtain a benefit, the Committee may form a sub-Committee from among its qualifying members. The sub-Committee may act, in lieu of the full Committee, with respect to all or any category of Options granted or to be granted to all or any group of Optionees, and may take other actions deemed appropriate and convenient to prevent, control, minimize, or eliminate any penalties, loss of benefits, or other adverse effects of such potential disqualification. Any such sub-Committee shall have the full authority of the full Committee under this Plan, except to the extent the full Committee limits the sub-Committee’s powers.

(c)           At the Committee’s request or on its own motion, the Board may ratify or approve grants, or any terms of any grants, made by the Committee during any time that any member of the Committee may not be qualified to approve such grants or terms under any rule or law.

(d)           A majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee. The Committee may meet in person, by telephone or television conference, or in any other manner (unless prohibited by applicable law). From time to time the Committee may adopt, amend, and rescind such rules and regulations for carrying out this Plan and implementing Option Documents, and the Committee may take such action in the administration of this Plan, as it deems proper. The interpretation of any provisions of this Plan or the Option Documents by the Committee shall be final and conclusive unless otherwise determined by the Board.

(e)           To the extent the Committee deems it convenient and appropriate, the Committee may delegate such of its powers and duties, including (among other things) its power to grant Options, to one or more officers of the Company. Any such delegation shall be subject to such limitations and conditions as the Committee deems appropriate. However, notwithstanding the

7

foregoing: (i) the power to grant Options may not be delegated to an officer who is not also a director of the Company except in conformity with applicable law; and, (ii) no officer may grant Options to himself or herself or to his or her superiors unless such grants are ratified by the Committee or the Board.

(f)            In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party for reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Committee member shall be entitled to the indemnification rights set forth in this paragraph (f) only if such member has acted in good faith and in manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provide that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

SECTION 9.         AMENDMENT, TERMINATION, SHAREHOLDER APPROVAL.

(a)           This Plan shall be approved by the Company’s shareholders (to the extent required by applicable commitments made by the company from time to time to its preferred shareholders or others).

(b)           The Board may amend or terminate this Plan at any time, except that without the approval of some or all of the Company’s shareholders (to the extent required by applicable commitments made by the Company from time to time to its preferred shareholders or others), no amendment shall (i) increase the maximum number of shares issuable under this Plan, or (ii) change the provisions of this Section 9(b).

(c)           No Options may be granted under this Plan after September 15, 2013.

(d)           Any approval by shareholders or by any class, or series of shareholders, shall consist of the approving vote of the holders of a majority of the outstanding shares of Stock, or of such class or series, present (in person or by proxy) and voted (for or against) at a meeting of the shareholders at which a quorum is present, unless a greater vote is required by the Company’s charter or by-laws, by the Board, or by applicable law. Nothing in this Section shall prevent the holders of Stock from expressing their approval by written consent or other means permitted by law or the Company’s by-laws.

SECTION 10.       DEFINITIONS.

(a)           “Acquisition” has the meaning given in Section 7(d).

(b)           “Adjustment Event” has the meaning given in Section 7(a).

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(c)           “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest (other than a Subsidiary), but only if expressly so designated by the Committee from time to time.

(d)           “Board” means the Board of Directors of the Company.

(e)           Options “cease to qualify as ISOs” when they fail or cease to qualify for the exclusion from income provided in Section 421 (or any successor provision) of the Code.

(f)            “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)           “Committee” means the committee of the Board described in Section 8 hereof and any sub-committee established by such committee pursuant to Section 8(b).

(h)           “Company” means BioProfile Corporation, a Delaware corporation, and its successors.

(i)            “Controlling amount” has the meaning given in Section 7(d).

(j)            “Eligible Person” has the meaning given in Section 3.

(k)           “Employer” means the Company, the Subsidiary, or the Affiliate which employs or engages the Optionee or, if Optionee is a non-employee director, on the board of which Optionee serves.

(1)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m)          “Forfeiture” has the meaning given in Section 6.

(n)           “IPO” has the meaning given in Section 7(d).

(o)           “ISO” or “Incentive Stock Option” means an option to purchase one share of Stock for a specified option price which is designated by the committee as an “Incentive Stock Option” and which qualifies as an “Incentive Stock Option” under Section 422 (or any successor provision) of the Code.

(p)           “NQSO” or “Non Qualified Stock Option” means an option to purchase one share of Stock for a specified option price which is designated by the Committee as a “Non Qualified Stock Option,” or which is designated by the Committee as an “ISO” but which ceases to qualify as an “ISO” under Section 322 (or any successor provision) of the Code.

(q)           “Option” means an option awarded under this plan to purchase one share of stock for a specified time at a specified price.

(r)            “Option Document” means the written agreement or other document referred to in Section 4(a) evidencing a grant of Options.

(s)           “Optionee” means an Eligible Person to whom Options are granted pursuant to this Plan.

(t)            “Person” has the meaning given in Section 7(d).

(u)           “Plan” means this BioProfile Corporation 2002 Stock Option Plan as amended from time to time.

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(v)           The Company will be a “Public Company” when it has registered its Stock under Section 12 or 15(d) of the Securities Exchange Act of 1934, as amended from time to time and the Board or Committee determines that an appropriately active market for Stock exists.

(w)          “Reorganization” has the meaning given in Section 7(d).

(x)            “Securities Act” means the Securities Act of 1933, as amended from time to time.

(y)           “Share Limitations” has the meaning given in Section 7(a).

(z)            “Spread” has the meaning given in Section 7(d).

(aa)         “Stock” means shares of the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 7.

(bb)         “Subsidiary” has the meaning of any company in which the Company owns a controlling interest.

(cc)         When Options “vest,” they become fully exercisable. Vesting does not mean that an Option becomes non-terminable or non-forfeitable, except to the extent provided in the Option Document or otherwise by the Committee pursuant to Sections 4(f) or 4(g) above.

(dd)         “Required Withholding Taxes” means, in connection with the exercise of or other taxable event relating to Options, the total amount of Federal and state income taxes, social security taxes, and other taxes which the Employer of the Optionee is required to withhold (if any).

SECTION 11.       MISCELLANEOUS.

(a)           Each provision of this Plan and the Option Documents relating to “ISOs” shall be construed so that all “ISOs” shall be “Incentive Stock Options” as defined in Section 422 of the Code or any statutory provision that may replace Section 422, and any provisions thereof which cannot be so construed shall be disregarded, subject however to Section 4(f) and provided that Option Documents are permitted to have provisions which cause Options to qualify as “ISOs” at the time or upon the happening of a later event. No discretion granted or allowed to the Committee under this Plan shall apply to “ISOs” after their grant except (i) to the extent the related Option Document shall so provide or (ii) to the extent that the application of such discretion would not cause such “ISOs” to cease to qualify as “ISOs”, so long as the Company and the Optionee shall consent to such amendment or action.

(b)           Without amending this Plan, Options may be granted to Eligible Persons who are foreign nationals or who are employed outside the United States or both, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan. Such different terms and conditions may be reflected in Addenda to this Plan. However, no such different terms or conditions shall be employed if such terms or conditions constitute, or in effect result in, an increase in the aggregate number of shares which may be issued under this Plan, a change in the definition of Eligible Person or a change in the number of shares which may be issued to Founders.

(c)           Nothing in this Plan or any Option Document shall confer on any person any expectation to continue in an employment, directorship, or independent contractor relationship

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with Company, or shall interfere in any manner with the absolute right of the Company (or the Board or the shareholders, as applicable) to change or terminate such relationship at any time for any reason or for no reason.

(d)           After an IPO, this Plan is intended to comply with Rule 16b-3 under the Exchange Act, and, to the extent that Section 16 of the Exchange Act is applicable to any Optionee under this Plan, the Committee shall interpret and administer the provisions of the Plan and any Option Document related to such Optionee in a manner consistent with Rule 16b-3 under the Exchange Act.

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AMENDMENT TO
SINGULEX, INC.
2002 STOCK OPTION PLAN

Singulex, Inc. (the “Company”) hereby adopts this amendment (this “Amendment”) to the Singulex, Inc. 2002 Stock Option Plan (the “Plan”) effective May 9, 2006.

RECITALS

A.            The Plan currently has 1,000,000 shares authorized under the Plan

B.            The Company desires to increase the number of shares authorized for issuance pursuant to the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Maximum Number of Shares. The first sentence of Section 2(a) of the Plan is hereby amended and restated as follows:

The maximum number of shares of Stock which may be issued in the aggregate pursuant to Options under this Plan shall be 2,500,000 shares, subject to adjustment as provided in Section 7.

2.             Ratification. Except as set forth above, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company adopts this Amendment to the Plan effective as of the date first written above.

SINGULEX, INC.

By:	/s/ Philippe Goix
Name: Philippe Goix
Title: President and Chief Executive Officer

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SECOND AMENDMENT TO
SINGULEX, INC.
2002 STOCK OPTION PLAN

Singulex, Inc. (the “Company”) hereby adopts this second amendment (this “Amendment”) to the Singulex, Inc. 2002 Stock Option Plan (the “Plan”) effective June 7, 2007.

RECITALS

A.            The Plan currently has 2,500,000 shares authorized under the Plan

B.            The Company desires to increase the number of shares authorized for issuance pursuant to the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Maximum Number of Shares. The first sentence of Section 2(a) of the Plan is hereby amended and restated as follows:

The maximum number of shares of Stock which may be issued in the aggregate pursuant to Options under this Plan shall be 4,329,259 shares, subject to adjustment as provided in Section 7.

2.             Ratification. Except as set forth above, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company adopts this Amendment to the Plan effective as of the date first written above.

SINGULEX, INC.

By:	/s/ Philippe Goix
Name: Philippe Goix
Title: President and Chief Executive Officer

AMENDMENT

TO THE SINGULEX, INC.

2002 STOCK OPTION PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Singulex, Inc., a corporation organized under the laws of State of Delaware (the “Company”), under the Company’s 2002 Stock Option Plan, as amended (the “Plan”), the Board hereby amends the Plan as follows.

1.             The first sentence of Section 2(a) of the Plan is hereby amended to read in its entirety as follows:

“2(a)       Maximum Number of Shares. The maximum number of shares of Stock which may be issued in the aggregate pursuant to Options under this Plan shall be 7,329,259 shares, subject to adjustment as provided in Section 7.”

2.             Except as set forth herein, all terms and conditions of the Plan shall remain in full force and effect.

* * * * *

I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Board effective as of December 18, 2008.

I hereby further certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Stockholders effective as of December 18, 2008.

Executed on this 19th day of December, 2008.

/s/ Philippe Goix
Philippe Goix, President

SIGNATURE PAGE TO OPTION PLAN AMENDMENT

AMENDMENT

TO THE SINGULEX, INC.

2002 STOCK OPTION PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Singulex, Inc., a corporation organized under the laws of State of Delaware (the “Company”), under the Company’s 2002 Stock Option Plan, as amended (the “Plan”), the Board hereby amends the Plan as follows.

1.             The first sentence of Section 2(a) of the Plan is hereby amended to read in its entirety as follows:

“2(a)       Maximum Number of Shares. The maximum number of shares of Stock which may be issued in the aggregate pursuant to Options under this Plan shall be 9,829,259 shares, subject to adjustment as provided in Section 7.”

2.             Except as set forth herein, all terms and conditions of the Plan shall remain in full force and effect.

* * * * *

I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Board effective as of October 13, 2011.

I hereby further certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Stockholders effective as of October 13, 2011.

Executed on this 13th day of October 2011.

/s/ Philippe Goix
Philippe Goix, President

SIGNATURE PAGE TO SINGULEX, INC.
AMENDMENT TO 2002 STOCK OPTION PLAN
OCTOBER 2011

AMENDMENT

TO THE SINGULEX, INC.

2002 STOCK OPTION PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Singulex, Inc., a corporation organized under the laws of State of Delaware (the “Company”), under the Company’s 2002 Stock Option Plan, as amended (the “Plan”), the Board hereby amends the Plan as follows.

1.             The first sentence of Section 2(a) of the Plan is hereby amended to read in its entirety as follows:

“2(a)       Maximum Number of Shares. The maximum number of shares of Stock which may be issued in the aggregate pursuant to Options under this Plan shall be 10,161,629 shares, subject to adjustment as provided in Section 7.”

2.             Except as set forth herein, all terms and conditions of the Plan shall remain in full force and effect.

* * * * *

I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Board effective as of February 16, 2012.

I hereby further certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Stockholders effective as of February 16th, 2012.

Executed on this 16th day of February 2012.

/s/ Philippe Goix
Philippe Goix, President

SIGNATURE PAGE TO SINGULEX, INC.
AMENDMENT TO 2002 STOCK OPTION PLAN
FEBRUARY 2012

Exhibit 10.9(b)

OPTIONEE	Grant Date	Vesting Start Date	Expiration Date	Number of Shares Granted	Option Price

INCENTIVE STOCK OPTION AGREEMENT

SINGULEX, INC.

2002 STOCK OPTION PLAN

Singulex, Inc., a Delaware corporation (the “Company”), and the employee of the Company or of one or more of its Subsidiaries named above (the “Optionee”), hereby agree as follows:

Section 1.   GRANT OF OPTIONS.  In conformity with the Singulex, Inc. 2002 Stock Option Plan (the “Plan”), the provisions of which are incorporated herein by this reference, and pursuant to authorization of the committee of the Board of Directors (the “Committee”) charged with the administration thereof, the Company hereby grants to Optionee an Incentive Stock Option (the “Option”), which is intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase all or any part of the number of shares of common stock of the Company, par value $0.001 per share , set forth above under the caption “Number of Shares Granted,” on the terms and conditions herein set forth.  The grant hereunder is made on the Grant Date set forth above (the “Grant Date”).  Capitalized terms not defined in this Incentive Stock Option Agreement (the “Option Agreement”) have the meanings given in the Plan.

Section 2.   OPTION PRICE.  The purchase price per share covered by the Option (the “Option Price”) shall be not less than one-hundred percent (100%) of the Fair Market Value of such shares on the Grant Date.  The Option Price shall be set forth above under the caption “Option Price.”  Fair Market Value for purposes of this Section 2 shall have the same meaning as such term is defined in Section 8(d).

Section 3.   EXERCISABILITY AND VESTING.  Except as otherwise provided in this Option Agreement, twenty-five percent (25%) of the shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Start Date set forth above (the “Vesting Start Date”), and one forty-eighth (1/48th) of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Start Date (and if there is no corresponding day, on the last day of the month), subject to Optionee continuing to be an employee, independent contractor, director or officer to the Company, any Company “parent corporation” (as defined in Code Section 424(e)) or any Company “subsidiary corporation” (as defined in Code Section 424(f)) (a “Service Provider”) through each such vesting date.  The term

CONFIDENTIAL

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“vest” means only that the shares subject to the Option become exercisable; vesting does not cause the shares subject to the Option to become non-terminable or non-forfeitable.  The date(s) of vesting of the Option may be accelerated to such extent as shall be determined by the Committee, for any reason which is satisfactory to the Committee.  Acceleration also may occur as provided in Section 7.

Section 4.   TERM AND EXERCISE OF OPTIONS.

(a)          The term of the Option shall be for a period which begins on the Grant Date and ends on the Expiration Date (set forth on the top of the first page of this Option Agreement under the caption “Expiration Date”), subject to earlier termination as provided below.  Notwithstanding the foregoing, in no event shall the Option be exercisable after the expiration of ten (10) years from the Grant Date.  Except as otherwise provided herein, during the term, the Optionee shall have the right to exercise the Option on and after the corresponding vesting dates set forth in Section 3 hereof.

(b)         The Option shall be exercisable for three (3) months after Optionee ceases to be a Service Provider, unless such termination is due to Optionee’s death or Permanent Disability, which case the Option shall be exercisable for twelve (12) months after Optionee ceases to be a Service Provider.  Notwithstanding the foregoing sentence, in no event may the Option be exercised after the Expiration Date and the Option may be subject to earlier termination as provided in Section 7(c) of the Plan.  For purposes hereof, “Permanent Disability” means the condition of being “disabled” within the meaning of Section 422(c)(6) of the Code.

(c)          Unless the Committee provides otherwise, vesting of the Option granted hereunder will be suspended during any unpaid leave of absence.  Optionee will not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any related corporation.  For purposes of Incentive Stock Options, or ISOs, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any ISO held by the Optionee will cease to be treated as an ISO and will be treated for tax purposes as a Non Qualified Stock Option, or a NQSO.

(d)           The Option may be exercised (to the extent then exercisable) only upon satisfaction of the conditions specified in Section 8.

(e)           The Option is intended to qualify as an ISO as defined in Section 422 of the Code.  Nevertheless, to the extent that they exceed the $100,000 rule of Code Section 422(d), the Option shall be treated as an NQSO.  Further, if for any reason the Option (or portion thereof) shall not qualify as ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as an NSQO granted under the Plan.  In no event shall the Option Administrator, the Company or any related corporation or any of their respective employees or directors have any liability to Optionee (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

Section 5.    TAX OBLIGATIONS.

(a)           Required Withholding Taxes.  Optionee agrees to make appropriate arrangements with the Company (or any Subsidiary or Affiliate employing or retaining Optionee) for the

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satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise.  Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the shares subject to the Option if such withholding amounts are not delivered at the time of exercise.

(b)           Notice of Disqualifying Disposition of ISO Shares.  If the Option granted to Optionee herein is intended to be an ISO, and if Optionee sells or otherwise disposes of any of the shares subject to the Option acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition.  Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee.

(c)           Section 409A.  Under Code Section 409A, options that vest after December 31, 2004 (or that vested on or prior to such date but which were materially modified after October 3, 2004) that was granted with an Option Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the per share Fair Market Value of the Company’s shares on the Grant Date (“discount options”) may be considered “deferred compensation.”  Options that are “discount options” may result in (i) income recognition by Optionee prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The “discount options” may also result in additional state income, penalty and interest tax to the Optionee.  Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per share exercise price of the Option equals or exceeds the per share Fair Market Value of the Company’s shares on the Grant Date in a later examination.  Optionee agrees that if the IRS determines that the Option was granted with an Option Price that was less than the per share Fair Market Value of the Company’s shares on the Grant Date, Optionee shall be solely responsible for Optionee’s costs related to such a determination.

Section 6.   NO RIGHT TO EMPLOYMENT.  Nothing contained herein shall confer upon Optionee any right or expectation to (i) continue in the service of the Company or any Subsidiary or Affiliate thereof; (ii) interfere in any manner with the absolute right of the Company or any Subsidiary or Affiliate thereof; or (iii) change or terminate the Optionee’s service at any time for any reason or no reason.

Section 7.   ADJUSTMENT AND SPECIAL ACCELERATION PROVISIONS.

(a)           In the event of any dividend or other distribution (whether in the form of cash, shares or other securities or other property), stock split, reverse stock split, shares dividend, recapitalization, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or any other similar corporate transaction, change, or event, the Committee will make such equitable adjustments as may be necessary to prevent the dilution or enlargement of (i) the shares which may be issued hereunder or (ii) the economic value of the Option, subject to the limitations and requirements of the Plan from time to time.  Such adjustments may be made to any or all of:

(i)            the number and types of shares subject to the Option;

(ii)           the Option Price.

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Notwithstanding the foregoing, no adjustment shall be required solely because any shares, warrants, or other securities of the Company are sold in any arm’s length transaction approved by the Board.

(b)           If an Acquisition or Reorganization other than an IPO occurs (as those terms are defined in the Plan), then one of the following shall occur:

(i)            the Committee may elect to cause the Option to vest at least ten (10) business days prior to the closing date of the Acquisition or Reorganization, and to terminate after such closing date; or

(ii)           the Committee or the Board may elect to approve arrangements to substitute stock options or other stock-based awards issued by the acquiring or surviving corporation for the Option held by Optionees who are expected to be offered the opportunity to continue their employment with the acquiring or surviving corporation, on terms and conditions deemed by the Committee or Board to be equitable and fair to all parties and deemed to make minimal any dilution or enlargement of the actual and potential benefits to Optionees of having been granted the affected Option (but this provision shall not prohibit substantial dilution approved by the affected Optionees or substantial enlargement approved by the acquiring or surviving corporation); or

(iii)          in the case of an Acquisition in which the Company survives the transaction, the Committee or Board may elect to leave the Option in place, with or without amendment or accelerated vesting; or

(iv)          the Committee or Board may elect to terminate the Option and to pay to each Optionee, in cash, the Spread on his or her Option.

The Committee shall be required to take one of the foregoing actions if an Acquisition or Reorganization other than an IPO occurs.  The Company shall notify the Optionee of the relevant action so taken not later than the tenth (10th) business day prior to the closing of the Acquisition or Reorganization.  With respect to any Optionee, if none of the foregoing actions have been taken by the tenth (10th) business day prior to the closing date of the Acquisition or Reorganization, then the Company shall immediately notify such Optionee that his or her Option has automatically vested and will terminate after the Acquisition or Reorganization closes.  If, by the fifth (5th) business day prior to closing the Acquisition or Reorganization, any Optionee is not notified of the relevant action taken or (if none) of such automatic vesting, such Optionee shall be entitled to elect to receive payment of the Spread, as if the action in clause (iii) were taken, in lieu of the action actually taken and in lieu of exercising his or her Option.

Section 8.   METHOD OF EXERCISING OPTIONS.

(a)           The Option may only be exercised by Optionee or his or her guardian or legal representative during Optionee’s lifetime, and only by Optionee’s Post-Death Representatives after Optionee’s death.  The term “Post-Death Representatives” means the executor(s) or administrator(s) of Optionee’s estate or the person(s) to whom Optionee’s rights under this Option Agreement shall pass by his or her will or the laws of descent and distribution.

(b)           The Option may be exercised (in whole or in part) at any time or from time to time after the date such shares subject to the Option become exercisable and before termination of said right.  Any exercise of the Option shall be made by delivering to Option Administrator:

4

(i)            a written notice of exercise in the form attached as Exhibit A, or in a manner and pursuant to such procedures as the Committee may determine, designating the number of shares to be purchased, signed by Optionee or the person acting under Section 8(a) hereof; and

(ii)           payment to the Company on the date of exercise of the Option of either:

(A) cash or check in the full amount of the Option Price of the shares exercised; or

(B) surrender of other shares which (i) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such shares, in the sole discretion of the Committee, shall not result in any adverse accounting consequences to the Company; or

(C) following an IPO, to the extent permitted by the Committee, delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Option Price of the shares exercised, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or

(D) a combination of (A), (B) or (C).

Concurrently with the exercise of all or any portion of the Option, Optionee shall deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B, to the extent that the shares being acquired pursuant to the exercise of the Option have not been registered under the Securities Act.  The “Option Administrator” shall be that person(s) or firm(s) designated by the Company or the Committee at the time of exercise as authorized to process the exercise of options under the Plan; the initial Option Administrator shall be the President of the Company.  Delivery of cash or shares in lieu of cash, and all other exercise matters, shall be subject to such policies, practices, and restrictions as the Committee or the Company may impose at the time of exercise, including (among other things) the satisfaction of any holding period for the shares used in lieu of cash.  As of the Grant Date, the Committee’s policy is to require that any such shares originating from Company stock options be “mature” (held for more than six (6) months) as required by applicable accounting rules and practice at the time of exercise; that policy may be changed without notice to Optionee.

(c)           If the written notice of exercise and payment are delivered by mail, registered or otherwise, or by any other means of delivery, the date of delivery and the date of exercise shall be the date the written notice and payment are actually received by the Option Administrator.

(d)           The “Fair Market Value” of the Company’s shares used for purposes of payment to the Company on the date of exercise of the Option shall be:  (i) that value then determined by the Committee to be applicable to such payment; or, if no such value then has been determined, (ii) that value determined by a formula then selected by the Committee to be applicable to such payment; or, if no such formula then has been selected, (iii) that Fair Market Value then most recently determined by the Committee for purposes of setting the option price of options granted under the Plan.  Notwithstanding the foregoing, if at the time of exercise the Company is a

5

Public Company, “Fair Market Value” for purposes of payment on the date of exercise means the average of the highest and lowest selling prices per share as reported for such valuation date on the principal stock exchange or quotation system in the U.S. on which the Company’s shares are listed or quoted (as determined by the Committee).

Section 9.    GENERAL PROVISIONS.  The Company shall not be required to issue or deliver any certificates for shares pursuant to an exercise of the Option prior to:

(a)           if requested by the Company, the filing with the Company by the person exercising the Option of a representation in writing that at the time of such exercise it is his or her then present intention to acquire the shares received for investment and not for resale, and/or the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, or any exemption from registration or qualification, which the Company shall determine to be necessary or advisable, and

(b)           the listing, or approval for listing upon notice of issuance, of such shares on any securities exchange or national market system as may at the time be the principal market for the common stock of the Company, and

(c)           the obtaining of any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

It is understood that any such investment representation made pursuant to subsection (a) of this Section 9 shall become inoperative upon the effective date of any registration and/or qualification made pursuant to said subsection (a).

Section 10.   LIMITATION OF RIGHTS IN OPTION STOCK.  Neither Optionee nor his or her executor or administrator, legatees, or distributees, as the case may be, shall have any of the rights of a stockholder with respect to shares covered by the Option until shares are issued to him, her, or them upon exercise of the Option.

Section 11.   LIMITATIONS ON TRANSFERS.  The Option shall not be transferable by Optionee otherwise than by will or by the laws of descent and distribution and may be exercised, during his or her lifetime, only by Optionee or his or her guardian or legal representative.

Section 12.   INTERPRETATION.  It is intended that the Option shall in all respects be subject to and governed by the provisions of the Plan and that, when granted, they shall meet the requirements of the “incentive stock option” provisions presently embodied in Section 422 of the Code.  This Option Agreement shall in all respects be so interpreted and construed as to be consistent with this intention.

Section 13.   GOVERNING LAW; VENUE FOR DISPUTES.  This Option Agreement and any other document delivered hereunder shall be construed in accordance with and governed by the laws of the state of California without regard to the principles of conflicts of law.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objections that either party may now or hereafter have to the aforesaid venue, including without limitation any claim that any such proceeding brought in either such court has been brought in an

6

inconvenient forum, provided however, this provision shall not limit the ability of either party to enforce the other provisions of this section.

Section 14.   AMENDMENTS.  This Option Agreement may be amended in writing by the Company and Optionee, provided that the Company may amend this Option Agreement unilaterally if the Company determines that the amendment does not adversely affect or impair the substantive rights of the Optionee.  The Company shall give notice to Optionee of any such unilateral amendment either before or after the effective date thereof.

Section 15.   SEVERABILITY.  In case any provision of this Option Agreement or portion thereof shall be held by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Option Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, so long as the remaining provisions shall be sufficient, as determined by such court, to carry out the overall intent of the parties as expressed herein.

Section 16.   LOCK-UP PERIOD.  Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of shares (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of the shares (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 16 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period.  Optionee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 16.

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Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions thereof.  Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option Agreement.  Optionee further agrees to notify the Option Administrator upon any change of his or her residence address.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement in duplicate to be effective as of the Grant Date.

SINGULEX, INC.

By:
Philippe Goix, President and Chief Executive Officer

OPTIONEE

«OPTIONEE»

Address:
«Address_1»
«Address_2»

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EXHIBIT A

2002 STOCK OPTION PLAN

EXERCISE NOTICE

Singulex, Inc.

1650 Harbor Bay Parkway, Suite 200

Alameda, CA 94502-3012

Attention: Option Administrator

1.     Exercise of Option.  Effective as of today,                                 ,         , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option (the “Option”) to purchase                                  shares (the “Shares”) of Singulex, Inc. (the “Company”) under and pursuant to the 2002 Stock Option Plan (the “Plan”) and the Incentive Stock Option Agreement with a Grant Date of «Grant_Date» (the “Option Agreement”).

2.     Delivery of Payment.  Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3.     Representations of Optionee.  Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.     Rights as Stockholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  The Shares shall be issued to Optionee as soon as practicable after the Option is exercised in accordance with the Option Agreement.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 7 of the Plan.

5.     Company’s Right of First Refusal.  Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

(a)   Notice of Proposed Transfer.  The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

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(b)   Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)   Purchase Price.  The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d)   Payment.  Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e)   Holder’s Right to Transfer.  If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee.  If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f)    Exception for Certain Family Transfers.  Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during the Optionee’s lifetime or on the Optionee’s death by will or intestacy to the Optionee’s immediate family or a trust for the benefit of the Optionee’s immediate family shall be exempt from the provisions of this Section 5.  “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.  In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.

(g)   Termination of Right of First Refusal.  The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Shares of the Company to the general public, or (ii) an Acquisition in which the successor corporation has equity securities that are publicly traded.

6.     Tax Consultation.  Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares.  Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in

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connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

7.     Restrictive Legends and Stop-Transfer Orders.

(a)   Legends.  Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b)   Stop-Transfer Notices.  Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)   Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to

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vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.     Successors and Assigns.  The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9.     Interpretation.  Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Option Administrator, which shall review such dispute at its next regular meeting.  The resolution of such a dispute by the Option Administrator shall be final and binding on all parties.

10.   Governing Law; Severability.  This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

11.   Entire Agreement.  The Plan and Option Agreement are incorporated herein by reference.  This Exercise Notice, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE	SINGULEX, INC.

By:
«OPTIONEE»
Title:
Address:

Date Received

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EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE:	«OPTIONEE»

COMPANY:	Singulex, Inc.

SECURITY:	COMMON STOCK

AMOUNT:	_________________________

DATE:	_________________ , ________

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

1.     Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.  Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.     Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein.  In this connection, Optionee understands that, in the view of the SEC, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one (1) year or any other fixed period in the future.  Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

3.     Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.  Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Optionee, the exercise shall be exempt from registration under the Securities Act.  In the event the Company becomes subject to the

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reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.  In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

4.     Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.  Optionee understands that no assurances can be given that any such other registration exemption shall be available in such event.

OPTIONEE

«OPTIONEE»

Date

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Exhibit 10.9(c)

OPTIONEE	Grant Date	Vesting Start Date	Expiration Date	Number of Shares Granted	Option Price

NON-QUALIFIED STOCK OPTION AGREEMENT

SINGULEX, INC.

2002 STOCK OPTION PLAN

Singulex, Inc., a Delaware corporation (the “Company”), and the person named above (the “Optionee”), hereby agree as follows:

Section 1.  GRANT OF OPTIONS.  In conformity with the Singulex, Inc. 2002 Stock Option Plan (the “Plan”), the provisions of which are incorporated herein by this reference, and pursuant to authorization of the committee of the Board of Directors (the “Committee”) charged with the administration thereof, the Company hereby grants to Optionee a Non-Qualified Stock Option (the “Option”), which is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase all or any part of the number of shares of common stock of the Company, par value $0.001 per share, set forth above under the caption “Number of Shares Granted,” on the terms and conditions herein set forth.  The grant hereunder is made on the Grant Date set forth above (the “Grant Date”).  Capitalized terms not defined in this Non-Qualified Stock Option Agreement (the “Option Agreement”) have the meanings given in the Plan.

Section 2.  OPTION PRICE.  The purchase price per share covered by the Option (the “Option Price”) shall be not less than one-hundred percent (100%) of the Fair Market Value of such shares on the Grant Date.  The Option Price shall be set forth above under the caption “Option Price.”  Fair Market Value for purposes of this Section 2 shall have the same meaning as such term is defined in Section 8(d).

Section 3.   EXERCISABILITY AND VESTING.  Except as otherwise provided in this Option Agreement, twenty-five percent (25%) of the shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Start Date set forth above (the “Vesting Start Date”), and one forty-eighth (1/48th) of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Start Date (and if there is no corresponding day, on the last day of the month).  The vesting of the Option is subject to Optionee continuing to be an employee, independent contractor, director or officer to the Company, any Company “parent corporation” (as defined in Code Section 424(e)) or any Company “subsidiary corporation” (as defined in Code Section 424(f)) (a “Service Provider”) through each such vesting date.  The term “vest” means only that the shares subject to the Option become exercisable; vesting does not cause the shares subject to the Option to become non-terminable or non-forfeitable.  The date(s) of vesting of the Option may be accelerated to such

1

extent as shall be determined by the Committee, for any reason which is satisfactory to the Committee.  Acceleration also may occur as provided in Section 7.

Section 4.  TERM AND EXERCISE OF OPTIONS.

(a)           The term of the Option shall be for a period which begins on the Grant Date and ends on the Expiration Date (set forth on the top of the first page of this Option Agreement under the caption “Expiration Date”), subject to earlier termination as provided below.  Notwithstanding the foregoing, in no event shall the Option be exercisable after the expiration of ten (10) years from the Grant Date.  Except as otherwise provided herein, during the term, the Optionee shall have the right to exercise the Option on and after the corresponding vesting dates set forth in Section 3 hereof.

(b)         The Option shall be exercisable for three (3) months after Optionee ceases to be a Service Provider, unless such termination is due to Optionee’s death or Permanent Disability, which case the Option shall be exercisable for twelve (12) months after Optionee ceases to be a Service Provider.  Notwithstanding the foregoing sentence, in no event may the Option be exercised after the Expiration Date and the Option may be subject to earlier termination as provided in Section 7(c) of the Plan.  For purposes hereof, “Permanent Disability” means the condition of being “disabled” within the meaning of Section 422(c)(6) of the Code.

(c)           Unless the Committee provides otherwise, vesting of the Option granted hereunder will be suspended during any unpaid leave of absence.  Optionee will not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any related corporation.

(d)           The Option may be exercised (to the extent then exercisable) only upon satisfaction of the conditions specified in Section 8.

Section 5.    TAX OBLIGATIONS.

(a)           Required Withholding Taxes.  Optionee agrees to make appropriate arrangements with the Company (or any Subsidiary or Affiliate employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise.  Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the shares subject to the Option if such withholding amounts are not delivered at the time of exercise.

(b)           Section 409A.  Under Code Section 409A, options that vest after December 31, 2004 (or that vested on or prior to such date but which were materially modified after October 3, 2004) that was granted with an Option Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the per share Fair Market Value of the Company’s shares on the Grant Date (“discount options”) may be considered “deferred compensation.”  Options that are “discount options” may result in (i) income recognition by Optionee prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The “discount options” may also result in additional state income, penalty and interest tax to the Optionee.  Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per share exercise price of the Option equals or exceeds the per-share Fair Market Value of the Company’s shares on the Grant Date in a later examination.  Optionee agrees that if the IRS determines that the Option was granted with an Option Price that was less than the per share Fair Market Value of the Company’s shares on the

2

Grant Date, Optionee shall be solely responsible for Optionee’s costs related to such a determination.

Section 6.    NO RIGHT TO CONTINUE AS A SERVICE PROVIDER.  Nothing contained herein shall confer upon Optionee any right or expectation to (i) continue as a Service Provider of the Company; (ii) interfere in any manner with the absolute right of the Company or any Subsidiary or Affiliate thereof; or (iii) change or terminate the Optionee’s service at any time for any reason or no reason.

Section 7.    ADJUSTMENT AND SPECIAL ACCELERATION PROVISIONS.

(a)           In the event of any dividend or other distribution (whether in the form of cash, shares or other securities or other property), stock split, reverse stock split, shares dividend, recapitalization, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or any other similar corporate transaction, change, or event, the Committee will make such equitable adjustments as may be necessary to prevent the dilution or enlargement of (i) the shares which may be issued hereunder or (ii) the economic value of the Option, subject to the limitations and requirements of the Plan from time to time.  Such adjustments may be made to any or all of:

(i)            the number and types of shares subject to the Option;

(ii)           the Option Price.

Notwithstanding the foregoing, no adjustment shall be required solely because any shares, warrants, or other securities of the Company are sold in any arm’s length transaction approved by the Board.

(b)           If an Acquisition or Reorganization other than an IPO occurs (as those terms are defined in the Plan), then one of the following shall occur:

(i)            the Committee may elect to cause the Option to vest at least ten (10) business days prior to the closing date of the Acquisition or Reorganization, and to terminate after such closing date; or

(ii)           the Committee or the Board may elect to approve arrangements to substitute stock options or other stock-based awards issued by the acquiring or surviving corporation for the Option held by Optionees who are expected to be offered the opportunity to continue their service with the acquiring or surviving corporation, on terms and conditions deemed by the Committee or Board to be equitable and fair to all parties and deemed to make minimal any dilution or enlargement of the actual and potential benefits to Optionees of having been granted the affected Option (but this provision shall not prohibit substantial dilution approved by the affected Optionees or substantial enlargement approved by the acquiring or surviving corporation); or

(iii)          in the case of an Acquisition in which the Company survives the transaction, the Committee or Board may elect to leave the Option in place, with or without amendment or accelerated vesting; or

(iv)          the Committee or Board may elect to terminate the Option and to pay to each Optionee, in cash, the Spread on his or her Option.

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The Committee shall be required to take one of the foregoing actions if an Acquisition or Reorganization other than an IPO occurs.  The Company shall notify the Optionee of the relevant action so taken not later than the tenth (10th) business day prior to the closing of the Acquisition or Reorganization.  With respect to any Optionee, if none of the foregoing actions have been taken by the tenth (10th) business day prior to the closing date of the Acquisition or Reorganization, then the Company shall immediately notify such Optionee that his or her Option has automatically vested and will terminate after the Acquisition or Reorganization closes.  If, by the fifth (5th) business day prior to closing the Acquisition or Reorganization, any Optionee is not notified of the relevant action taken or (if none) of such automatic vesting, such Optionee shall be entitled to elect to receive payment of the Spread, as if the action in clause (iii) were taken, in lieu of the action actually taken and in lieu of exercising his or her Option.

Section 8.    METHOD OF EXERCISING OPTIONS.

(a)           The Option may only be exercised by Optionee or his or her guardian or legal representative during Optionee’s lifetime, and only by Optionee’s Post-Death Representatives after Optionee’s death.  The term “Post-Death Representatives” means the executor(s) or administrator(s) of Optionee’s estate or the person(s) to whom Optionee’s rights under this Option Agreement shall pass by his or her will or the laws of descent and distribution.

(b)           The Option may be exercised (in whole or in part) at any time or from time to time after the date such shares subject to the Option become exercisable and before termination of said right.  Any exercise of the Option shall be made by delivering to Option Administrator:

(i)            a written notice of exercise in the form attached as Exhibit A, or in a manner and pursuant to such procedures as the Committee may determine, designating the number of shares to be purchased, signed by Optionee or the person acting under Section 8(a) hereof; and

(ii)           payment to the Company on the date of exercise of the Option of either:

(A) cash or check in the full amount of the Option Price of the shares exercised; or

(B) surrender of other shares which (i) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such shares, in the sole discretion of the Committee, shall not result in any adverse accounting consequences to the Company; or

(C) following an IPO, to the extent permitted by the Committee, delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Option Price of the shares exercised, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or

(D) a combination of (A), (B) or (C).

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Concurrently with the exercise of all or any portion of the Option, Optionee shall deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B, to the extent that the shares being acquired pursuant to the exercise of the Option have not been registered under the Securities Act.  The “Option Administrator” shall be that person(s) or firm(s) designated by the Company or the Committee at the time of exercise as authorized to process the exercise of options under the Plan; the initial Option Administrator shall be the President of the Company.  Delivery of cash or shares in lieu of cash, and all other exercise matters, shall be subject to such policies, practices, and restrictions as the Committee or the Company may impose at the time of exercise, including (among other things) the satisfaction of any holding period for the shares used in lieu of cash.  As of the Grant Date, the Committee’s policy is to require that any such shares originating from Company stock options be “mature” (held for more than six (6) months) as required by applicable accounting rules and practice at the time of exercise; that policy may be changed without notice to Optionee.

(c)           If the written notice of exercise and payment are delivered by mail, registered or otherwise, or by any other means of delivery, the date of delivery and the date of exercise shall be the date the written notice and payment are actually received by the Option Administrator.

(d)           The “Fair Market Value” of the Company’s shares used for purposes of payment to the Company on the date of exercise of the Option shall be:  (i) that value then determined by the Committee to be applicable to such payment; or, if no such value then has been determined, (ii) that value determined by a formula then selected by the Committee to be applicable to such payment; or, if no such formula then has been selected, (iii) that Fair Market Value then most recently determined by the Committee for purposes of setting the option price of options granted under the Plan.  Notwithstanding the foregoing, if at the time of exercise the Company is a Public Company, “Fair Market Value” for purposes of payment on the date of exercise means the average of the highest and lowest selling prices per share as reported for such valuation date on the principal stock exchange or quotation system in the U.S. on which the Company’s shares are listed or quoted (as determined by the Committee).

Section 9.    GENERAL PROVISIONS.  The Company shall not be required to issue or deliver any certificates for shares pursuant to an exercise of the Option prior to:

(a)           if requested by the Company, the filing with the Company by the person exercising the Option of a representation in writing that at the time of such exercise it is his or her then present intention to acquire the shares received for investment and not for resale, and/or the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, or any exemption from registration or qualification, which the Company shall determine to be necessary or advisable, and

(b)           the listing, or approval for listing upon notice of issuance, of such shares on any securities exchange or national market system as may at the time be the principal market for the common stock of the Company, and

(c)           the obtaining of any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

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It is understood that any such investment representation made pursuant to subsection (a) of this Section 9 shall become inoperative upon the effective date of any registration and/or qualification made pursuant to said subsection (a).

Section 10.  LIMITATION OF RIGHTS IN OPTION STOCK.  Neither Optionee nor his or her executor or administrator, legatees, or distributees, as the case may be, shall have any of the rights of a stockholder with respect to shares covered by the Option until shares are issued to him, her, or them upon exercise of the Option.

Section 11.  LIMITATIONS ON TRANSFERS.  The Option shall not be transferable by Optionee otherwise than by will or by the laws of descent and distribution and may be exercised, during his or her lifetime, only by Optionee or his or her guardian or legal representative.

Section 12.  INTERPRETATION.  It is intended that the Option shall in all respects be subject to and governed by the provisions of the Plan.  This Option Agreement shall in all respects be so interpreted and construed as to be consistent with this intention.

Section 13.  GOVERNING LAW; VENUE FOR DISPUTES.  This Option Agreement and any other document delivered hereunder shall be construed in accordance with and governed by the laws of the state of California without regard to the principles of conflicts of law.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objections that either party may now or hereafter have to the aforesaid venue, including without limitation any claim that any such proceeding brought in either such court has been brought in an inconvenient forum, provided however, this provision shall not limit the ability of either party to enforce the other provisions of this section.

Section 14.  AMENDMENTS.  This Option Agreement may be amended in writing by the Company and Optionee, provided that the Company may amend this Option Agreement unilaterally if the Company determines that the amendment does not adversely affect or impair the substantive rights of the Optionee.  The Company shall give notice to Optionee of any such unilateral amendment either before or after the effective date thereof.

Section 15.  SEVERABILITY.  In case any provision of this Option Agreement or portion thereof shall be held by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Option Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, so long as the remaining provisions shall be sufficient, as determined by such court, to carry out the overall intent of the parties as expressed herein.

Section 16.  LOCK-UP PERIOD.  Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of shares (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of

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the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of the shares (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 16 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period.  Optionee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 16.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions thereof.  Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option Agreement.  Optionee further agrees to notify the Option Administrator upon any change of his or her residence address.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement in duplicate to be effective as of the Grant Date.

SINGULEX, INC.

By:
Philippe Goix, President and Chief Executive Officer

OPTIONEE

Address:

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EXHIBIT A

2002 STOCK OPTION PLAN

EXERCISE NOTICE

Singulex, Inc.

1650 Harbor Bay Parkway, Suite 200

Alameda, CA 94502-3012

Attention: Option Administrator

1.     Exercise of Option.  Effective as of today,                                 ,         , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option (the “Option”) to purchase                                  shares (the “Shares”) of Singulex, Inc. (the “Company”) under and pursuant to the 2002 Stock Option Plan (the “Plan”) and the Non-Qualified Stock Option Agreement dated                       ,              (the “Option Agreement”).

2.     Delivery of Payment.  Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3.     Representations of Optionee.  Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.     Rights as Stockholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  The Shares shall be issued to Optionee as soon as practicable after the Option is exercised in accordance with the Option Agreement.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 7 of the Plan.

5.     Company’s Right of First Refusal.  Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

(a)   Notice of Proposed Transfer.  The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

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(b)   Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)   Purchase Price.  The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d)   Payment.  Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e)   Holder’s Right to Transfer.  If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee.  If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f)    Exception for Certain Family Transfers.  Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during the Optionee’s lifetime or on the Optionee’s death by will or intestacy to the Optionee’s immediate family or a trust for the benefit of the Optionee’s immediate family shall be exempt from the provisions of this Section 5.  “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.  In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5.

(g)   Termination of Right of First Refusal.  The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Shares of the Company to the general public, or (ii) an Acquisition in which the successor corporation has equity securities that are publicly traded.

6.     Tax Consultation.  Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares.  Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in

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connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

7.     Restrictive Legends and Stop-Transfer Orders.

(a)   Legends.  Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b)   Stop-Transfer Notices.  Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)   Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to

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vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.     Successors and Assigns.  The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9.     Interpretation.  Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Option Administrator, which shall review such dispute at its next regular meeting.  The resolution of such a dispute by the Option Administrator shall be final and binding on all parties.

10.   Governing Law; Severability.  This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

11.   Entire Agreement.  The Plan and Option Agreement are incorporated herein by reference.  This Exercise Notice, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE	SINGULEX, INC.

Signature	Signature

Print Name	Print Name

Address:
Title

Date Received

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EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	Singulex, Inc.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:	,

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

1.     Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.  Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.     Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein.  In this connection, Optionee understands that, in the view of the SEC, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one (1) year or any other fixed period in the future.  Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable state securities laws.

3.     Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.  Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Optionee, the exercise shall be exempt from registration under the Securities Act.  In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the

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applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

4.     Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.  Optionee understands that no assurances can be given that any such other registration exemption shall be available in such event.

OPTIONEE

Signature

Print Name

Date

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Exhibit 10.11

Singulex, Inc. Amended and Restated

Employment, Confidentiality and Noncompete Agreement

Singulex, Inc., a Delaware corporation (“Company”), and Philippe Goix, a California resident (“Executive”), enter into this Amended and Restated Employment, Confidentiality and Noncompete Agreement (the “Agreement”) as of March 3, 2009 (the “Effective Date”).

Recitals

A.            Company and Executive previously entered into an Employment, Confidentiality and Noncompete Agreement as of September 1, 2004, which agreement was previously amended effective as of October 25, 2006 and September 1, 2007 (as amended, the “Prior Agreement”), which set forth the terms and conditions of Executive’s employment with the Company.

B.            Company is engaged in, among other things, the business of researching, developing and selling molecular detection devices and diagnostic assays, and Company conducts business throughout the United States.

C.            Executive desires to continue his employment as Company’s President and Chief Executive Officer, and Executive recognizes and acknowledges that Executive’s position with Company will provide Executive with access to Company’s Confidential Information (as defined herein).

D.            Company and Executive wish to amend and restate the Prior Agreement as set forth herein, and intend that the Prior Agreement be replaced in all respects by this Agreement.

Agreements

NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment by Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and Company agree as follows:

Section 1.               Employment Services.

1.1      Executive shall continue to be employed by Company upon the terms and conditions hereinafter set forth.  Executive shall continue to serve as President and Chief Executive Officer on a full-time basis.  This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during his employment, and in the event his employment with the Company terminates under circumstances described herein.

1.2      Executive agrees that throughout Executive’s employment with Company, Executive will (a) faithfully render such services as may be delegated to Executive by Company’s Board of Directors (“Board of Directors”), (b) devote substantially all of Executive’s entire business time, good faith, best efforts, ability, skill and attention to Company’s business, and (c) follow and act in accordance with all of the rules, policies and procedures of Company.

1.3      “Employment Period” means the period commencing upon the Effective Date and ending on the date that the Executive’s employment with the Company is terminated.

1.4      “Subsidiary” means any corporation, joint venture or other business organization in which the Company now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) interest.

Section 2.               Term of Employment.  Executive’s employment with the Company will be for no specified term, and may be terminated by Executive or the Company at any time, with or without cause, subject to the provisions of Section 4 below.

Section 3.               Compensation.  During the Employment Period:

3.1      Company shall pay Executive as compensation for his services an annual base salary of not less than Three Hundred Thirty-Five Thousand Dollars ($335,000) (the “Base Salary”), payable in accordance with Company’s usual payroll practices, but retroactive to January 1, 2009.  Executive’s Base Salary shall be reviewed annually by the Board of Directors with adjustments to be made retroactive to January 1 of each year.  Company agrees that, in light of the fact that Executive commenced full-time employment as Company’s President and Chief Executive Officer in June 2007 and has not received an adjustment in base salary since that time, Company will pay Executive, within five (5) business days of the date Executive executes and delivers this Agreement, the sum of $5,000 to compensate Executive for the delay in Company performing its review of his compensation.  Company and Executive agree that such payment shall be made this time only, and that, commencing January 1, 2010, Executive’s compensation shall be reviewed annually effective January 1 of each year regardless of Executive first day of employment.

3.2      Executive shall be eligible to receive an annual bonus (the “Bonus”) of up to thirty-five percent (35%) of Base Salary.  The Board of Directors or the compensation committee thereof (the “Compensation Committee”), in its sole discretion, shall determine the amount, if any, of the Bonus, based upon performance against any applicable milestones, the Company’s financial condition, and any other factors which the Board of Directors or Compensation Committee deem appropriate.  Bonuses, if any, shall be awarded and paid on or prior to March 31 of the year following the end of the applicable calendar year.

3.3      Each stock option previously granted to Executive shall continue to be subject to the terms and conditions of the plan under which the option was granted and the applicable stock option agreement.  In addition to other amounts payable hereunder, the Board of Directors (or the Compensation Committee) may grant Executive additional stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors or the Compensation Committee may determine as of the date of any such grant.  Any additional stock options granted to Executive after the Effective Date shall be at the sole discretion of the Board of Directors (or the Compensation Committee), and unless otherwise specified by the Board of Directors (or the Compensation Committee) at the time of grant shall:  (a) be incentive stock options to the maximum extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”), (b) have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, and (c)

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be subject to the terms and conditions of the Company’s 2002 Stock Option Plan and the Company’s standard form of stock option agreement.

3.4      During the Employment Period, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Company policies relating to the reimbursement of business expenses.

3.5      Executive shall be entitled to fifteen (15) days per calendar year of paid vacation, and paid sick leave on the same basis as may from time to time apply to other Company executive employees generally.

3.6      Executive shall be eligible for such other benefits and perquisites as may from time to time be awarded to Executive by Company, payable at such times and in such amounts as Company, in its sole discretion, may determine.  Executive shall also be eligible for any benefits for which Executive may be eligible under any benefit plans, including group life, medical, health, dental and/or disability insurance, 401(k) or other benefits which are provided to other employees of Company.

3.7      All compensation payable by Company to Executive hereunder shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.

Section 4.               Termination of Employment.

4.1      This Agreement and Executive’s employment may be terminated by Company as follows:

(a)           upon the death of Executive.

(b)           in the event Executive, by reason of physical or mental disability, shall with reasonable accommodation be unable to perform a material portion of the services required of Executive hereunder for a continuous ninety (90) day period.  In the event of a disagreement concerning the existence of any such disability; the matter shall be resolved by a disinterested licensed physician chosen by Company or its insurers with approval by Executive.

(c)           for “good cause”, which for the purposes of this Agreement shall mean:  (i) the failure or inability of Executive to perform material duties assigned to Executive by Board of Directors (other than any such failure resulting from Executive’s physical or mental disability) after thirty (30) days after receiving a written demand by the Board of Directors identifying the manner in which it believes Executive has not performed his duties; (ii) a material breach of this Agreement by Executive; or (iii) Executive’s commission of fraud or dishonesty against Company or gross negligence or willful conduct involving a third party or conviction of a felony which significantly impairs the reputation of, or otherwise harms, Company or its affiliates.

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(d)           for any other cause or without cause.

4.2      This Agreement and Executive’s employment may be terminated by Executive as follows:

(a)           for “good reason,” which for the purposes of this Agreement shall mean: (i) any failure by the Company to comply with the material terms of this Agreement; (ii) any request by the Company that Executive perform any act which is illegal; (iii) any material reduction in Executive’s responsibilities, duties or authority which is not consented to by Executive; (iv) any reduction in Executive’s base salary as in effect on the date hereof, or as the same may be increased from time to time, which is not consented to by Executive; or (v) any relocation of Executive by the Company to a location outside California which is not consented to by Executive.

(b)           for any other reason or without reason.

4.3      Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease except that termination of employment pursuant to this Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Section 4 through Section 13.

4.4      If, on the Date of Termination, as defined below, the Executive is a member of the Board of Directors of the Company or any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries (other than the position described in Section 1.1), the Executive shall resign from all such positions as of the Date of Termination.

4.5      Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to Section 4.1(a)) must be communicated by a written Notice of Termination to the other party hereto.  “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  “Date of Termination” means the last day the Executive is employed by the Company, provided that the Executive’s employment is terminated in accordance with this Section 4.5.

4.6      The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this Section 4.6, subject to Section 4.7 below:

(a)           the Company shall pay to the Executive:

(i)            in accordance with Company’s usual payroll practices and applicable law, the Base Salary up to and including the Date of Termination;

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(ii)           in accordance with Company’s usual payroll practices and applicable law, payment for unused vacation days;

(iii)          in accordance with the Company’s policy and regular business practice, payment for all documented business expenses;

(iv)          if the Date of Termination occurs after January 1 but prior to March 31 of a given year, the Executive shall be paid such Bonus, if any, at the regularly scheduled time as determined by the Board of Directors (which shall not be later than March 31 of the year in which the Date of Termination occurs); and

(v)           any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

Except as may be otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Date of Termination.

(b)           if the Date of Termination occurs as a result of circumstances described in Section 4.1(a) (relating to the Executive’s death) or Section 4.1(b) (relating to the Executive’s disability), except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Date of Termination.

(c)           similarly, if the Date of Termination occurs as a result of circumstances described in Section 4.1(c) (relating to termination by the Company for good cause) or Section 4.2(b) (relating to termination by the Executive for other than good reason) then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Date of Termination.

(d)           if the Date of Termination occurs as a result of circumstances described in Section 4.1(d) (relating to termination by the Company for other than good cause) or Section 4.2(a) (termination by the Executive for good reason), then, in addition to the amounts payable in accordance with Section 4.6(a):

(i)            the Executive shall receive from the Company for the period continuing through twelve (12) months after the Date of Termination (the “Severance Period”), an aggregate amount equal to seventy five percent (75%) of the Base

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Salary, as in effect on his Date of Termination, with such severance payments paid in equal increments in accordance with Company’s usual payroll practices.  The Severance Period, and the Company’s obligation to make payments under this Section 4.6(d)(i) shall cease with respect to periods after the date, if any, of the breach by the Executive of the provisions of Section 5 through Section 13.

(ii)           during the following twelve (12) months after the Date of Termination or such lesser period as Executive is eligible for and elects COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) under any Company group health plan, the Company shall pay 100% of the premiums necessary to maintain such COBRA continuation coverage at the same level of coverage Executive has in effect on the Date of Termination.

(iii)          for any stock options granted to Executive more than one year prior to the Date of Termination, the exercise restrictions with respect to such stock options shall lapse, and such options shall become fully vested and exercisable as of the Date of Termination.  The portion of any stock option granted to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this Section 4.6(d)(iii), shall remain exercisable for a maximum of ninety (90) days after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to the Date of Termination).

In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this Section 4.6(d) unless he executes a release of claims against the Company (in a form which the Company shall deliver to the Executive within five (5) days following his Date of Termination), and such release is delivered to the Company and becomes non-revocable within sixty (60) days following the Date of Termination.

4.7      Code Section 409A.

(a)           Separation from Service.  Notwithstanding anything in the Agreement to the contrary, any compensation or benefits payable under the Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (“Deferred Compensation”) and which are designated in Section 4 as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”).

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(b)           Specified Employee.  If the Company determines that the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s Separation from Service, any Deferred Compensation to which the Executive is entitled under the Agreement in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  To the extent that the payment of any compensation is delayed in accordance with this Section, such compensation shall be paid to the Executive in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, or (ii) the date of the Executive’s death, and any compensation or benefits that are payable under the Agreement following such delay shall be paid as otherwise provided in the Agreement.

(c)           Expense Reimbursement.  To the extent that any reimbursements payable to Executive pursuant to the Agreement are deemed to be Deferred Compensation, (i) such amounts shall be paid to Executive pursuant to the terms of the Agreement, but in no event later than December 31 of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) Executive’s right to reimbursement under the Agreement will not be subject to liquidation or exchange for another benefit.

(d)           Installments.  Executive’s right to receive any installment payments under the Agreement, including, without limitation, any post-termination Base Salary payments pursuant to Section 4.6(d)(i), shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

Section 5.               Confidential Information.

5.1      Both during the Employment Period and following termination of employment, Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Executive to perform Executive’s employment responsibilities for Company, any of Company’s proprietary Confidential Information (as defined below).

5.2      Executive acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and that was obtained from Company, or obtained by Executive for or on behalf of Company, and that is identified herein (“Confidential Information”) is the secret, confidential property of Company.  This Confidential Information includes, but is not limited to:  (a) lists or other identification of customers or prospective customers of Company (and key individuals employed by or engaged by such parties); (b) lists or other identification of sources or prospective sources of Company’s products or components thereof, its landlords and prospective landlords and its current and prospective alliance, marketing and media partners (and key individuals employed

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or engaged by such parties); (c) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, schematics, specialized or technical data, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of Company’s products; (d) financial, sales and marketing data relating to Company or to the industry or other areas pertaining to Company’s activities and contemplated activities (including, without limitation, leasing, manufacturing, transportation, distribution and sales costs and non-public pricing information); (e) equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of Company’s products and services; (f) Company’s relations with its past, current and prospective customers, suppliers, landlords, alliance, marketing and media partners and the nature and type of products or services rendered to, received from or developed with such parties or prospective parties; (g) Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and (h) any other information designated by Company to be confidential, secret and/or proprietary (including without limitation, non-public information provided by customers, suppliers and alliance partners of Company).  Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any data or other information which has been made publicly available or otherwise placed in the public domain other than by Executive in violation of this Agreement; (ii) information that Executive already knew prior to commencement of his employment with the Company, other than by disclosure to him by the Company; (iii) information that Executive lawfully receives from someone outside the Company who is not obligated to keep the information confidential; or (iv) information that is explicitly approved in writing for release by the Chairman of the Board of Directors.

5.3      During the Employment Period, Executive will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by Company except (i) as expressly permitted by Company in writing or (ii) as required for the proper performance of his duties on behalf of Company.  Executive will promptly notify Company if he is legally compelled to disclose any Confidential Information by the order of any court or governmental investigative or judicial agency pursuant to proceedings over which such court or agency has jurisdiction.

Section 6.               Restrictions.  Executive recognizes that (i) Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers, suppliers, landlords and alliance partners and in developing its Confidential Information; (ii) long-term customer, landlord, supplier and partner relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) Company has paid its employees to, among other things, develop and preserve business information, customer, landlord, vendor and partner goodwill, customer, landlord, vendor and partner loyalty and customer, landlord, vendor and partner contacts for and on behalf of Company; and (iv) Company is hereby agreeing to employ and pay Executive based upon Executive’s assurances and promises not to divert goodwill of customers, landlords, suppliers or partners of Company, either individually or on a combined basis, or to put himself in a position following Executive’s employment with Company in which the confidentiality of Company’s

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Confidential Information might somehow be compromised.  Accordingly, Executive agrees that he will not, directly or indirectly (whether as owner, partner, consultant, employee, or otherwise):

(a)           During the Employment Period, provide any labor, services, advice or assistance to, or have an interest in, any person or entity engaged in, or planning to engage in, the development, manufacture, supply or sale of products or services relating to individual molecule detection (“Restricted Activity”); or

(b)           During the Employment Period and for twelve (12) months immediately following the Date of Termination (regardless of the reason for his termination of employment), induce or attempt to induce any employee, consultant, partner or advisor of Company to accept employment or an affiliation with any entity engaged in Restricted Activity.

Section 7.               Acknowledgment Regarding Restrictions.  Executive recognizes and agrees that the restraints contained in Section 6 (both separately and in total), are reasonable and enforceable in view of Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 6.

Section 8.               Inventions.

8.1           Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, “Inventions”), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Executive, whether individually or otherwise, during the time that Executive is employed by Company, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Company, (ii) the current and anticipated research or development of Company, or (iii) any work performed by Executive for Company, shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions.  Executive assigns, and agrees to assign to Company whenever so requested by Company, any and all right, title and interest in and to any such Invention, at Company’s expense, and Executive agrees to execute any and all applications, assignments or other instruments which Company deems reasonably necessary to protect such interests; provided, however, that Executive need not assign Inventions that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either:

(a)           Related at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(b)           Result from any work performed by the Executive for the Company.

All Inventions must be disclosed to the Company to permit the Company to determine whether such Inventions do in fact qualify fully for exclusion from assignment to the Company as

9

provided for above.  Information regarding Inventions that qualify fully for exclusion from assignment to the Company as provided for above will be received in confidence by the Company.

8.2      Executive acknowledges that as part of his work for Company he may be asked to create, or contribute to the creation of, computer programs, documentation or other copyrightable works.  Executive hereby agrees that any and all computer programs, documentation and other copyrightable materials that he has prepared or worked on for Company, or is asked to prepare or work on by Company, shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws.  Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. §§106 and 106A, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated.  Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Executive hereby irrevocably assigns, transfers and conveys to Company and its successors and assigns any and all right, title and interest that Executive may now or in the future have in or to the copyrightable works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present and future infringement and moral, attribution and integrity rights.  Executive hereby expressly and forever irrevocably waives any and all rights he has arising under 17 U.S.C. §106A, rights that may arise under any federal, state or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. §106, and any other type of moral right or droit moral.

Section 9.               Company Property.  Executive acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to Company obtained by or provided to Executive, or otherwise made, produced or compiled during the Employment Period, regardless of the type of medium in which they are preserved, are the sole and exclusive property of Company and shall be surrendered to Company upon Executive’s termination of employment and on demand at any time by Company.

Section 10.             Non-Waiver of Rights.  Company’s or Executive’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company or Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

Section 11.             Right to Injunctive Relief.  In the event of a breach or threatened breach of any rights, duties or obligations under the terms and provisions of Section 5 “Confidential Information”, Section 6 “Restrictions”, or Section 8 “Inventions”, either Company or Executive shall be entitled, in addition to any other legal or equitable remedies the party may have in connection therewith (including any right to damages that the party may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.  The

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parties hereby expressly acknowledge that the harm which might result to the Executive or to the Company’s business as a result of any noncompliance with any of the provisions of Section 5, Section 6 or Section 8 might be largely irreparable.  The parties specifically agree that if there is a question as to the enforceability of any of the provisions of Section 5, Section 6 or Section 8, the parties will not engage in any conduct inconsistent with or contrary to such sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.  Executive and Company agree that the running of the periods set forth in Section 6 shall be tolled during any period of time in which Executive violates that section.

Section 12.             Judicial Enforcement.  If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions ions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction.  To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.  The parties expressly acknowledge and agree that this Section 12 is reasonable in view of the parties’ respective interests.

Section 13.             Executive Representations.  Executive represents that the execution and delivery of the Agreement and Executive’s employment with Company do not violate any previous employment agreement or other contractual obligation of Executive.  Executive agrees that Executive will not, during Executive’s employment with the Company, bring onto Company premises or improperly use or disclose any confidential or proprietary information or trade secrets of any former employer without the explicit written consent of such employer.  If, at any time during Executive’s employment with the Company, Executive is requested by the Company to perform work which Executive believes may cause Executive to violate a duty he has to a third party, Executive will immediately inform the Board of Directors so that an assessment of the situation may be made.

Section 14.             Right to Recover Costs and Fees.  In any action to enforce, or arising out of, this Agreement, the prevailing party shall be entitled to be awarded allowable costs and reasonable attorney’s fees incurred.

Section 15.             Amendments; Entire Agreement.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.  This Agreement is intended as the complete, final and exclusive agreement between the parties regarding Executive’s terms of employment, Confidential Information, ownership of and assignment of Inventions, and dispute resolution, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof.

Section 16.             Assignments.  This Agreement shall be freely assignable by Company to and shall inure to the benefit of, and be binding upon, Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Company.  Being a contract for personal services, Executive cannot assign or transfer any of Executive’s obligations under this Agreement.

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Section 17.             Choice of Forum and Governing Law.  The parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in Alameda County, California; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard for any conflict of law principles.

Section 18.             Arbitration.  Any controversy or claim arising out of, or relating to this Agreement, the breach thereof, or Executive’s employment by Company, shall, at Company’s sole option, be settled by binding arbitration in Alameda County, State of California, in accordance with the rules then in force of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.  The controversies or claims subject to arbitration at Company’s option under this Agreement include, without limitation, those arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, local laws governing employment, and the statutory and/or common law of contract and tort.  In the event Executive commences any action in court which Company has the right to submit to binding arbitration, Company shall have sixty (60) days from the date of service of a summons and complaint upon Company to direct in writing that all or any part of the dispute be arbitrated.  Any remedy available in any court action shall also be available in arbitration.

Section 19.             Headings.  Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

PLEASE NOTE:  BY SIGNING THIS AGREEMENT, EXECUTIVE IS HEREBY CERTIFYING THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY COMPANY.

/s/ Philippe Goix
Philippe Goix

Address:

Singulex, Inc.

By:	/s/ Fred K. Vogt

Title:	Illegible

13

Exhibit 10.12

April 19, 2012

Mr. Michael Bell

Dear Mike,

Singulex, Inc. (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer (CFO) beginning May 7, 2012.  You will report directly to me.

You represent that you will not be employed with any other employer on or after your start date with the Company, and that you are not a party to any employment contract or agreement which contains restrictive covenants, including but not limited to, non-compete, non-solicit, or non-disclosure covenants.  If you become aware of any such employment obligation(s), you agree to disclose the terms and restricted period(s) immediately and provide the Company with the terms of such other employment and/or copies of any such contracts or agreements.

Your annual base salary will be $275,000, payable bi-weekly, less payroll deductions and all required withholdings.  You will also be entitled to participate in a discretionary revenue-based bonus incentive plan (prorated the first year of your employment) based upon the terms of the Short-Term Incentive Plan (STIP) approved by the Board of Directors for 2012.  Your target award opportunity under the Plan is 40%.  Any bonus awarded to you will be payable after the close of fiscal year 2012, and be weighted against 70% corporate goals and 30% individual goals.  Fiscal 2012 corporate metrics are revenue and EBITDA (each weighted 50%).  Your individual objectives will be used for measuring the individual component of your 2012 bonus opportunity.  The STIP requires a minimum performance level be achieved prior to any award of a bonus.  If threshold performance is missed, any payout will be discretionary. The STIP also provides for increased bonuses should we exceed our plan of record in revenue and EBITDA.

The Company will reimburse you (in accordance with the Company’s standard expense reimbursement policy) for any reasonable, pre-approved out-of-pocket expenses incurred by you in the normal performance of your job duties, including but not limited to cell phone and remote access costs, plus a per-mile reimbursement for actual miles traveled for Company business purposes (as determined from time-to-time by the Company’s Finance Department, currently $0.55).  The Company will provide you with a laptop computer to use during the term of your employment for the sole purpose of conducting Company business.  Any out-of-pocket expenditure exceeding $500 must be preapproved by your direct supervisor.

1650 Harbor Bay Parkway, Suite 200	Office: 510.814.9000
Alameda, California 94502 USA	Fax: 510.995-9095
www.singulex.com

You will be eligible on June 1, 2012, to participate in the Company’s health and welfare programs, as well as the Company’s 401(K) Plan.  You will also be eligible to accrue 15 days of paid time off each year (accrued at the rate of ten hours per month starting with your first full payroll period).  The Company currently has ten paid holidays.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 400,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws.  The actual price of the option will be set at the Board Meeting.  Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment.  Continued employment is a condition to vesting.

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire.  To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work.  You also need to be prepared to provide documents that satisfy the requirements of Part 2 of the I-9 Form; either one from List A or one from List B and one from List C.  The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with a Confidential Information and Employee Invention Assignment Agreement.

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party.  In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company.  You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with the Company will be at will.  This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

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Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules.  You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims.  This arbitration shall be held in the San Francisco Bay Area.  In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party.  Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the other provisions of this paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

If you accept employment at the Company under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement.  This offer will remain open until April 23, 2012, at which time it will expire if not previously accepted.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Philippe Goix

Philippe Goix
President and CEO

Accepted:

/s/ Michael Bell	22 April 2012
Michael Bell	Date

3

Exhibit 10.13

September 27, 2011

F. Steven Feinberg

Dear Steve,

Singulex, Inc. (the “Company”) is pleased to offer you the full-time position of Senior Vice President of Sales and Marketing (Chief Commercial Officer) beginning October 17, 2011.  You will report directly to me.

Your annual base salary will be $310,000, payable bi-weekly, less payroll deductions and all required withholdings.  You will also be entitled to participate in a discretionary revenue-based bonus incentive plan of up to 50% of your base salary, the structure of which will be agreed upon in writing prior to your start date.

You will also be reimbursed (in accordance with the Company’s standard expense reimbursement policy) for any reasonable, pre-approved out-of-pocket expenses incurred by you in the normal performance of your job duties, including but not limited to cell phone and remote access costs.  The Company will provide you with a laptop computer to use during the term of your employment for the sole purpose of conducting Company business.

You will be eligible on November 1, 2011, to participate in the Company’s health and welfare programs, as well as the Company’s 401(K) Plan.  You will also be eligible to accrue 15 days of paid time off each year (accrued at the rate of ten hours per month starting with your first full payroll period).  The Company currently has ten paid holidays.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 275,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws.  Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment.  Continued employment is a condition to vesting. However, in the event that your services are terminated without cause within 12 months from your date of hire, Singulex will accelerate the vesting of the first 12 months of options that would normally vest on your one year anniversary date.

1650 Harbor Bay Parkway, Suite 200	Office: 510.814.9000
Alameda, California 94502 USA	Fax: 510.995-9095
www.singulex.com

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire.  To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work.  You also need to be prepared to provide documents that satisfy the requirements of Part 2 of the I-9 Form; either one from List A or one from List B and one from List C.  The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with a Confidential Information and Employee Invention Assignment Agreement.

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party.  In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company.  You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with the Company will be at will.  This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules.  You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims.  This arbitration shall be held in the San Francisco Bay Area.  In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party.  Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the other provisions of this

2

paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

If you accept employment at the Company under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement.  This offer will remain open until September 30, 2011, at which time it will expire if not previously accepted.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Philippe Goix

Philippe Goix
President and CEO

Accepted:

/s/ F. Steven Feinberg	9/28/2011
F. Steven Feinberg	Date

3

Exhibit 10.14

	Singulex, Inc.	singulex.com

December 19, 2007 Guido Baechler	3507 Breakwater Ave Hayward, CA 94545 T) 510.259.1000 F) 510.259.1581 singulex.com

Dear Guido,

Singulex, Inc. is pleased to offer you the position of Vice President, Diagnostics reporting to Philippe Goix, President and CEO.

Your annual base salary will be paid at the rate of $220,000 less payroll deductions and all required withholdings. You will be eligible to receive an incentive bonus of up to 25% of your annual salary divided equally into 50% stock options and 50% cash. In addition, you will receive a signing bonus of $10,000 payable at the end of your first week at Singulex. You will be eligible to participate in the Company’s health and welfare programs, as well as the Company’s 401(K) Plan. You will be eligible to accrue 15 days of vacation per year and will be allowed 5 days of paid time off for illness as well as Company paid holidays.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 220,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws. The actual price of the option will be set at the Board Meeting. Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment. Continued employment is a condition to vesting.

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work. You will also need to be prepared to provide documents that satisfy the requirements of Part 2 of the I-9 Form; either one from List A (or one from List B and one from List C). The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with the enclosed Confidential Information and Employee Invention Assignment Agreement.

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party. In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company. You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with Singulex, Inc. will be at will. This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with Singulex Inc. or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims. This arbitration shall be held in the San Francisco Bay Area. In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the other provisions of this paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

If you accept employment at Singulex Inc. under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement. This offer will remain open until December 31, 2007, at which time it will expire if not previously accepted. If you accept our offer, your start date as discussed will be February 11, 2008.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Philippe Goix

President and CEO

/s/ Philippe Goix

Accepted:

/s/ Guido Baechler	Feb 11, 2008	12-19-07
Signature	Start Date	Date of Signature

Exhibit 10.15

April 1, 2010

Mr. William Hammack

Dear Bill,

Singulex, Inc. is pleased to offer you the part-time position of Vice President of Human Resources beginning April 1, 2010. You will be a non-exempt employee reporting directly to me and work approximately 16 hours per week.

You will receive pay at the rate of $135.00 per hour, less payroll deductions and all required withholdings. You will be eligible to participate in the Company’s 401(K) Plan, and accrue 48 hours of paid time off each year (accrued at the rate of four hours per month starting with your first full payroll period). The Company currently has ten paid holidays, for which you will be eligible for pay if you are regularly scheduled to work on the day on which the holiday is observed.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 90,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws. The actual price of the option will be set at the Board Meeting. Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment. Continued employment is a condition to vesting.

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work. You also need to be prepared to provide documents that satisfy the requirements of Part 2 of the 1-9 Form; either one from List A or one from List B and one from List C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with a Confidential Information and Employee Invention Assignment Agreement.

1650 Harbor Bay Parkway, Suite 200 Alameda, California 94502 USA www.singulex.com	Office: 510.995.9000 Fax: 510.995-9095

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party. In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company. You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with Singulex, Inc. will be at will. This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with Singulex Inc. or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims. This arbitration shall be held in the San Francisco Bay Area. In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the other provisions of this paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

2

If you accept employment at Singulex Inc. under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Philippe Goix
Philippe Goix
President and CEO

Accepted:

/s/ William Hammack	4/5/10
William Hammack	Date

3

Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 1, 2012, in the Registration Statement (Form S-1) and related Prospectus of Singulex, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California
August 1, 2012

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the reference in this Registration Statement on Form S-1 of our report dated July 30, 2012 relating to the consolidated financial statements of Singulex, Inc., as of December 31, 2010 and for the years ended December 31, 2010 and 2009, appearing in the Prospectus which is part of this Registration statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
August 1, 2012